As filed with the Securities and Exchange Commission on October 26, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Consolidated Communications Illinois Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	02-0636095 (I.R.S. Employer Identification No.)

Consolidated Communications Texas Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	22-3899252 (I.R.S. Employer Identification No.)

Homebase Acquisition, LLC

(Exact name of registrant as specified in its charter)

Delaware	4813	36-4504003
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

121 South 17th Street
Mattoon, Illinois 61938-3987
(217) 235-3311
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Steven L. Childers
Chief Financial Officer
Homebase Acquisition, LLC
121 South 17th Street
Mattoon, Illinois 61938-3987
(217) 235-3311
(Name, address, including zip code, and telephone number including area code, of agent for service)

With a copy to:
Alexander A. Gendzier, Esq.
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
(212) 556-2100

     Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price per	Aggregate Offering	Amount of
Title of Class of Securities to be Registered	Registered	Unit (1)	Price (1)	Registration Fee
9¾ % Senior Notes due 2012	$200,000,000	100%	$200,000,000	$25,340

Homebase Acquisition, LLC Limited Non-Recourse Guarantee of the 9¾ % Senior Notes due 2012	—	—	—	None (2)

Consolidated Communications Illinois Holdings, Inc. Senior Unsecured Guarantee of the 9¾% Senior Notes due 2012 (3)	—	—	—	None (2)

Consolidated Communications Texas Holdings, Inc. Senior Unsecured Guarantee of the 9¾% Senior Notes due 2012 (3)	—	—	—	None (2)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable for the guarantees.

(3)	Each of Consolidated Communications Illinois Holdings, Inc. and Consolidated Communications Texas Holdings, Inc. will guarantee the payment obligations of the other under the 9¾% Senior Notes due 2012 on a senior unsecured basis.

     The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2004

$200,000,000

Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.

Offer to exchange all outstanding 9¾% Senior Notes due 2012 for an equal amount of 9¾% Senior
Notes due 2012, which have been registered under the Securities Act of 1933, as amended.

The Exchange Offer

•	Consolidated Communications Illinois Holdings, Inc., or Illinois Holdings, and Consolidated Communications Texas Holdings, Inc, or Texas Holdings, will exchange all 9¾% Senior Notes due 2012, referred to as the outstanding notes, that are validly tendered and not validly withdrawn for an equal principal amount of 9¾% Senior Notes due 2012, referred to as the exchange notes, that are freely tradeable in integral multiples of $1,000.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 P.M., New York City time, on , 2004, unless extended.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	We issued the outstanding notes on April 14, 2004, in a transaction not requiring registration under the Securities Act of 1933, as amended, referred to as the Securities Act. We are offering you exchange notes in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with that transaction.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes.

•	We do not intend to list the exchange notes on any securities exchange or automated dealer quotation system.

Broker-Dealers and Affiliates

•	If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an “underwriter” under the Securities Act. Broker-dealers may use this prospectus, as it may be amended from time to time, in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to such broker-dealers for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution”.

•	If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the SEC and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

     See “Risk Factors” beginning on page 15 for a discussion of the factors that you should consider before participating in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2004.

SHORTHAND REFERENCES	i
FORWARD-LOOKING STATEMENTS	ii
MARKET AND INDUSTRY DATA	iii
WHERE YOU CAN FIND MORE INFORMATION	iv
SUMMARY	1
RISK FACTORS	15
THE TRANSACTIONS	34
USE OF PROCEEDS	37
CAPITALIZATION	37
SELECTED HISTORICAL AND OTHER FINANCIAL DATA — CCI	38
SELECTED HISTORICAL AND OTHER FINANCIAL DATA — CCV	40
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — CCI ILLINOIS AND CCI TEXAS	42
BUSINESS	83
REGULATION	104
MANAGEMENT	112
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	119
THE EXCHANGE OFFER	122
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	132
DESCRIPTION OF OTHER INDEBTEDNESS	140
DESCRIPTION OF NOTES	144
BOOK ENTRY; DELIVERY AND FORM	190
PLAN OF DISTRIBUTION	192
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	193
LEGAL MATTERS	194
EXPERTS	194
INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS	P-1
INDEX TO FINANCIAL STATEMENTS	F-1
STOCK PURCHASE AGREEMENT
RESTATED CERTIFICATE OF INCORPORATION
RESTATED CERTIFICATE OF INCORPORATION
CERTIFICATE OF FORMATION
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
INDENTURE
FORM OF 9 3/4% SENIOR NOTE
REGISTRATION RIGHTS AGREEMENT
OPINION OF KING & SPALDING LLP
CREDIT AGREEMENT
PLEDGE & GUARANTEE AGREEMENT
PLEDGE AGREEMENT
SECURITY AGREEMENT
CCI ILLINOIS BORROWER GROUP GUARANTEE
CCI TEXAS BORROWER GROUP GUARANTEE
PROFESSIONAL SERVICES FEE SUBORDINATION AGREEMENT
PROFESSIONAL SERVICES FEE AGREEMENT
PROFESSIONAL SERVICES FEE AGREEMENT
SERVICES AND FACILITIES AGREEMENT
LEASE AGREEMENT
LEASE AGREEMENT
MASTER LEASE AGREEMENT
AMENDMENT NO.1 TO MASTER LEASE AGREEMENT
MASTER LEASE AGREEMENT
AMENDMENT NO.1 TO MASTER LEASE AGREEMENT
HOMEBASE ACQUISITION, LLC 2003 RESTRICTED SHARE PLAN
FORM OF GRANT OF RESTRICTED SHARE AWARD
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
LIST OF SUBSIDIARIES
CONSENT OF ERSNT & YOUNG LLP
CONSENT OF DELOITTE & TOUCHE LLP
FORM T-1
EX-99.1: FORM OF LETTER OF TRANSMITTAL
EX-99.2: FORM OF NOTICE OF GUARANTEED DELIVERY
EX-99.3: FORM LETTER TO BROKER-DEALERS
EX-99.4: FORM OF LETTER TO CLIENTS
EX-99.5: FORM OF EXCHANGE AGENT AGREEMENT

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

SHORTHAND REFERENCES

     In this prospectus, we use the following terms for ease of reference, unless stated otherwise or it is otherwise evident from the context:

•	“our company”, the “companies”, “we”, “us” and “our” each refer to Homebase and its subsidiaries on a consolidated basis;

•	“CCI Illinois” refers to Illinois Holdings and its subsidiaries on a consolidated basis;

•	“CCI Texas” refers to Texas Holdings and its subsidiaries on a consolidated basis;

•	“CCI” refers to Consolidated Communications, Inc., a wholly owned subsidiary of Illinois Holdings, and its consolidated subsidiaries;

•	“CCV” refers to Consolidated Communications Ventures Company, a wholly owned subsidiary of Consolidated Communications Texas, Inc. and its consolidated subsidiaries, which we refer to as “Texas Acquisition”. Prior to the closing of the transactions, CCV was known as TXU Communications Ventures Company, which we refer to in this prospectus as “TXUCV”;

i

•	our “equity investors” refers to:

•	Central Illinois Telephone, LLC, an entity affiliated with our chairman Richard Lumpkin, and its affiliates, or Central Illinois Telephone,

•	Providence Equity Partners IV, L.P. and its affiliates, or Providence Equity, and

•	Spectrum Equity Investors IV, L.P. and its affiliates, or Spectrum Equity; and

•	“notes” refers to the exchange notes and outstanding notes, collectively.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are contained throughout this prospectus, for example in “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois and CCI Texas”, “Business”, “Regulation” and the Unaudited Pro Forma Condensed Combined Financial Statements and the related notes. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Any statements contained in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words, “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, regarding, among other things:

•	our substantial amount of debt and our need for a significant amount of cash to service and repay our debt, including the exchange notes;

•	our ability to incur more debt, including secured debt, some or all of which may effectively rank senior to the exchange notes and the guarantees;

•	restrictive covenants in the indenture and the credit agreement, dated April 14, 2004, as amended and restated on October 22, 2004, which we refer to as the new credit facility;

•	the limitations on Homebase’s guarantee of the notes;

•	the effective subordination of the exchange notes to our secured debt to the extent of the value of the collateral securing the debt and to the liabilities and any preferred stock of our subsidiaries;

•	U.S. bankruptcy or fraudulent conveyance laws that may interfere with the payment of the exchange notes;

•	our ability to repurchase the exchange notes upon a change of control as required by the indenture;

•	that none of Homebase’s owners or their respective affiliates will have any liability for payments on the exchange notes;

•	the absence of an active trading market for the exchange notes;

•	competition in our industry;

•	our ability to successfully adapt to new technologies, respond effectively to customer requirements or provide new services;

•	the acquisition of TXUCV and any other acquisitions we make;

•	the economic conditions of our service areas in Illinois and Texas;

•	system failures;

•	loss of major customers and the risks of government contracts;

•	risks associated with rights-of-way for our network;

•	dependence on third party vendors for our information and billing systems;

•	our ability to repurchase the shares of Homebase as required by the Second Amended and Restated Limited Liability Company Agreement of Homebase, or the LLC agreement;

•	deadlock among the board of managers of Homebase;

•	control by our equity investors, whose interests may differ from yours or from each other, who may decide to exit their investment in Homebase or who may themselves experience a change of control;

•	our ability to attract and retain qualified management and other personnel; and

•	extensive government legislation and regulations that apply to us and the telecommunications industry.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.

     Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update any such forward-looking information, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

     Market and industry data and other information used throughout this prospectus are based on independent industry publications, government publications, publicly available information, reports by market research firms or other published independent sources. Some data is also based on estimates of our management, which are derived from their review of internal surveys and industry knowledge. Although we believe these sources are reliable, we have not independently verified the information, and we cannot guarantee its accuracy or completeness.

WHERE YOU CAN FIND MORE INFORMATION

     Illinois Holdings and Texas Holdings, which we refer to as the issuers, and Homebase have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the offering of the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, you should refer to the registration statement. Statements made in this prospectus as to the content of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions of such exhibit.

     As a result of the exchange offer, the issuers and Homebase will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

     So long as the notes are outstanding, the issuers and Homebase have agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to file with the SEC information that would be required to be furnished by Section 13(a) or Section 15(d) of the Exchange Act. However, if Homebase is permitted under generally accepted accounting principles and applicable SEC rules and regulations to provide consolidated financial statements for itself and the issuers in filings made under the Exchange Act on behalf of the issuers, the issuers will be relieved of their obligations to file information with the SEC in the manner described above.

     You may request a copy of the issuers’ and Homebase’s filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.
Homebase Acquisition, LLC
121 South 17th Street
Mattoon, Illinois 61938-3987
Attention: Secretary
Telephone: (217) 235-3311

     To obtain timely delivery of this information, you must request it no later than five business days before      , 2004, the expiration date of the exchange offer.

SUMMARY

     This summary highlights some of the information contained elsewhere in this prospectus. It may not include all the information that is important to you. Before participating in the exchange offer you should read the entire prospectus carefully, including the more detailed information in the financial statements and the related notes included elsewhere in this prospectus. See “Risk Factors—Risks Related to the Exchange Offer” for factors that you should consider before participating in the exchange offer and “Forward-Looking Statements” for information relating to statements contained in this prospectus that are not historical facts.

     The outstanding notes are, and any exchange notes issued in the exchange offer will be, the several obligations of Illinois Holdings and Texas Holdings, respectively, and not of CCI or CCV, respectively. Illinois Holdings was incorporated in Delaware on March 22, 2002 as a holding company for CCI, which was incorporated on August 6, 2002 for the sole purpose of acquiring our Illinois RLEC, Illinois Consolidated Telephone Company, or ICTC, and the related businesses from McLeodUSA Incorporated, or McLeodUSA. Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries. Texas Holdings was incorporated in Delaware on January 29, 2004 as a holding company for Texas Acquisition, which was incorporated in Delaware on October 8, 2003 for the sole purpose of acquiring TXUCV, which now operates as CCV. Texas Holdings operates its business through, and receives all of its income indirectly from, its wholly owned subsidiary CCV. Throughout this prospectus, unless otherwise indicated or the context otherwise requires, all historical financial statements and other financial data are of CCI and its consolidated subsidiaries and CCV and its consolidated subsidiaries, respectively. By contrast, references to pro forma financial statements are of CCI Illinois and CCI Texas.

The Company

     We are an established rural local exchange company that provides communications services to residential and business customers in Illinois and Texas. As of June 30, 2004, we were the 16th largest local telephone company in the United States, based on industry sources, with approximately 259,170 local access lines and approximately 21,159 digital subscriber lines, or DSL lines, in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. We also operate a number of complementary businesses. In Illinois, we provide additional services such as telephone services to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services. In Texas, we publish telephone directories and offer wholesale transport services on a fiber optic network.

     Each of the subsidiaries through which we operate our local telephone businesses is classified as a rural telephone company, commonly referred to as an RLEC, under the Telecommunications Act of 1996, or the Telecommunications Act. Our RLECs are ICTC, Consolidated Communications of Fort Bend Company and Consolidated Communications of Texas Company. RLECs are typically characterized by stable operating results and consistently strong cash flow and operate in generally supportive regulatory environments. In addition, because our RLECs primarily provide service in rural areas, competition for local telephone service has been limited due to the generally unfavorable economics of constructing and operating competitive systems in these areas.

     In 2003, after giving effect to the transactions, we would have had $327.1 million of revenues and $104.0 million of cash flows from operating activities. For the six months ended June 30, 2004, after giving effect to the transactions, we would have had $160.5 million of revenues and $37.8 million of cash flows from operating activities.

CCI Illinois

     CCI Illinois operates its business in two segments, which we refer to as Illinois Telephone Operations and Other Illinois Operations.

   Illinois Telephone Operations

     Illinois Telephone Operations consists of local telephone, long distance and data and Internet services and serves residential and business customers in central Illinois. As of June 30, 2004, our Illinois Telephone Operations had approximately:

•	89,077 local access lines in service, of which approximately 64% served residential customers and 36% served business customers;

•	59% long distance penetration of Illinois Telephone Operations’ local access lines;

•	8,655 dial-up Internet customers; and

•	9,029 DSL lines, which represented an approximately 10% penetration of total local access lines. Approximately 87% of Illinois Telephone Operations’ total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.

In 2003, our Illinois Telephone Operations generated $90.3 million of revenues and $28.2 million of cash flows from operating activities. For the six months ended June 30, 2004, our Illinois Telephone Operations generated $46.4 million of revenues and $10.6 million of cash flows from operating activities.

   Other Illinois Operations

     CCI Illinois also includes the following complementary businesses, which we collectively refer to as our Other Illinois Operations:

•	Public Services–provides local and long distance service and automated collect calling from county jails and state prisons in Illinois;

•	Operator Services–offers both live and automated local and long distance operator assistance and national directory assistance on a wholesale and retail basis;

•	Market Response–provides telemarketing and order fulfillment services to customers nationwide;

•	Business Systems–sells, installs and maintains telecommunications equipment and wiring to residential and business customers in and around our Illinois RLEC’s service area; and

•	Mobile Services–provides one-way messaging service to residential and business customers.

In 2003, our Other Illinois Operations generated $42.0 million of revenues and $0.7 million of cash flows from operating activities. For the six months ended June 30, 2004, our Other Illinois Operations generated $20.7 million of revenues and $(0.6) million of cash flows from operating activities.

CCI Texas

     CCI Texas serves residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of June 30, 2004, CCI Texas had approximately:

•	170,093 local access lines in service, of which approximately 68% served residential customers and 32% served business customers;

•	39% long distance penetration of CCI Texas’ local access lines;

•	17,349 dial-up Internet customers; and

•	12,130 DSL lines, which represented an approximately 7% penetration of total local access lines. Approximately 90% of CCI Texas’ total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.

     CCI Texas also includes the following complementary businesses:

•	Directory Publishing — sells directory advertising and publishes yellow and white pages directories in and around Consolidated Communications of Fort Bend Company’s and Consolidated Communications of Texas Company’s, which we refer to as our Texas RLECs, service areas. The directories are each published once per year and have a combined circulation in excess of 400,000.

•	Transport Services — provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports CCI Texas’ long distance, Internet access and data services and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers.

In 2003, CCI Texas generated $194.8 million of revenues and $75.1 million of cash flows from operating activities. For the six months ended June 30, 2004, CCI Texas generated $93.4 million of revenues and $27.8 million of cash flows from operating activities.

Our Strengths

We believe our strengths include, among others:

•	our consistently strong cash flows from operating activities;

•	our technologically advanced network;

•	our attractive markets;

•	our broad service offerings and service bundles;

•	our experienced management team; and

•	our favorable regulatory environment.

Business Strategy

Our current business strategy includes:

•	improving operating efficiencies and free cash flow;

•	increasing average revenues per customer;

•	continuing capital expenditure discipline; and

•	continuing to provide high quality service and increasing our community presence.

The Transactions

     The offering of the outstanding notes was part of a series of simultaneous transactions that closed on April 14, 2004, which we refer to collectively as the transactions. When the transactions were consummated, Homebase, the parent of the issuers, through its indirect, wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV.

Recent Developments

TXUCV Integration

     Promptly following the closing of the TXUCV acquisition on April 14, 2004, a dedicated integration project management team started integrating CCI Texas’ and CCI Illinois’ operations. Our objective is to improve our profitability by reducing individual company costs through centralization, standardization and the sharing of best practices. Projects already completed include corporate name changes, common advertising and branding, operating on a common Internet platform and a single email platform. Additional projects are ongoing, including integrating systems for billing, financial reporting, supply chain and human resources. We currently have over 40 integration projects identified, funded and staffed, and have designated an executive sponsor for each project.

     We currently expect to incur approximately $11.2 million in costs associated with the integration process in 2004 and 2005. As of June 30, 2004, $0.7 million and $0.4 million had been spent on integration in Texas and Illinois, respectively. These integration costs will be in addition to certain ongoing costs we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV acquisition.

     Approximately $5.2 million in severance expenses were incurred in connection with the separation of approximately 70 TXUCV employees at the closing of the TXUCV acquisition. The full year impact of the cost savings of the headcount reduction is currently expected to be approximately $8.0 million.

Amended and Restated Credit Facility

     On October 22, 2004, we entered into an amended and restated credit facility to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 is 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans. Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility will be 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans.

     As of October 22, 2004, CCI and Texas Acquisition had borrowed $119.6 million and $194.4 million, respectively, under the term loan C facility and had no borrowings outstanding under the term loan B facility. The amended and restated credit agreement also permits us, subject to certain exceptions, to repurchase or redeem up to $50.0 million of the notes.

Organizational Chart

     The following chart illustrates our current organizational structure:

Information About Us

     The address of the principal executive office of Homebase and the issuers is located at 121 South 17th Street, Mattoon, Illinois 61938-3987. Our telephone number at that address is (217) 235-3311, and our website address is www.consolidated.com. Information on our website is not deemed to be a part of this prospectus.

Summary of Terms of the Exchange Offer

     On April 14, 2004, we completed the offering of $200,000,000 aggregate principal amount of the outstanding notes in a transaction exempt from registration under the Securities Act. In connection with that offering, the issuers and Homebase entered into a registration rights agreement with the initial purchasers of the outstanding notes in which they agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes that are substantially identical to the outstanding notes except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes:

     The following is a summary of the exchange offer. For a more detailed description of the terms of the exchange offer, see the section in this prospectus entitled “The Exchange Offer”.

The Exchange Offer	We are offering to exchange up to $200,000,000 aggregate principal amount of the issuers’ exchange notes issued on a several, and not a joint, basis and registered under the Securities Act, for up to $200,000,000 aggregate principal amount of the issuers’ outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of either issuer, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution”.

Any holder of outstanding notes who:

• is an affiliate of either issuer;

• does not acquire exchange notes in the ordinary course of business; or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation

(available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991) as interpreted in the SEC’s letter to Sherman & Sterling (dated July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirement of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Tenders; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, or such later date and time to which the issuers extend it, referred to in this prospectus as the expiration date. The issuers do not currently intend to extend the exchange offer. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration date of the exchange offer. The issuers will accept any and all outstanding notes validly tendered and not validly withdrawn before the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration and termination of the exchange offer. See “The Exchange Offer—Procedures for Tendering” and “—Withdrawal of Tenders” for a more detailed description of the tender and withdrawal procedures.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures by DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of business;

• you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes within the meaning of the Securities Act;

•   you are not an “affiliate”, as defined in Rule 405 of the Securities Act, of either issuer or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•   if you are a broker-dealer, that you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activity, and that you will deliver a prospectus, in connection with any resale of such exchange notes; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures”.

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes will likely be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Material United States Federal Income Tax Consequences	Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” for a summary of U.S. federal income tax consequences associated with the exchange of outstanding notes for exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. The address and telephone number of the exchange agent for the exchange offer are set forth in the section entitled “The Exchange Offer—Exchange Agent” of this prospectus.

Shelf Registration	If (i) because of any change in law or in applicable interpretations of the staff of the SEC, we are not permitted to effect the exchange offer, (ii) the exchange offer is not consummated within 300 days after the issuance of the outstanding notes, (iii) under certain circumstances, upon the request of any initial purchaser of the outstanding notes with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer or (iv) because of any applicable law or interpretation thereof, any holder (other than a broker-dealer that acquired outstanding securities for its own account as a result of market making activities) of outstanding notes is not eligible to participate in the exchange offer or any such holder does not receive freely tradeable exchange notes in the exchange offer, we will be required to use our reasonable best efforts to file and to cause to become effective a shelf registration statement under the Securities Act that would cover resales of outstanding notes.

The Exchange Notes

     The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuers	Illinois Holdings and Texas Holdings on a several, and not joint, basis.

Securities Offered	$200,000,000 aggregate principal amount of exchange notes.

Maturity Date	April 1, 2012.

Interest Payment Dates	Interest will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2005.

Obligations of Illinois Holdings	Illinois Holdings will be severally liable with respect to the payment of, and interest on, 37.5% of each $1,000 principal amount of the exchange notes.

Obligations of Texas Holdings	Texas Holdings will be severally liable with respect to the payment of, and interest on, 62.5% of each $1,000 principal amount of the exchange notes.

Homebase Guarantee	Homebase will provide a guarantee of the several obligations of each of the issuers, which will be limited in recourse to a second priority pledge of the common stock of the issuers on the terms and conditions provided in the indenture.

Cross-Guarantees	Each issuer will guarantee the other issuer’s payment obligations under the exchange notes on a senior unsecured basis on the terms and conditions provided in the indenture.

Ranking	The exchange notes will be each issuer’s senior unsecured obligations. Accordingly, the exchange notes and the related guarantees will rank:

• equal in right of payment to any of such issuer’s existing and future senior unsecured indebtedness;

• senior in right of payment to any of such issuer’s existing and future subordinated indebtedness; and

• effectively junior in right of payment to all of such issuer’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

In addition, the exchange notes will be effectively subordinated to the existing and future liabilities, including trade payables and any preferred stock, of such issuer’s subsidiaries.

As of June 30, 2004:

• CCI Illinois and CCI Texas had approximately $639.6 million of senior indebtedness, including the outstanding notes and the cross-guarantees, $439.6 million of which was secured indebtedness;

• CCI Illinois and CCI Texas had no subordinated indebtedness; and

• the issuers’ subsidiaries had total indebtedness, including such subsidiaries’ obligations under the new credit facility and the guarantees thereof, of approximately $439.6 million.

Optional Redemption	The issuers may redeem the exchange notes at any time on or after April 1, 2008, in whole or in part, in cash, at the redemption prices described in this prospectus, plus accrued and unpaid interest to, and including, the date of redemption.

Any such partial redemption may be made by the two issuers concurrently on a pro rata basis (based on the relative proportions of such issuer’s obligations under the exchange notes) or in disproportionate amounts. Any such partial redemption made in disproportionate amounts will reduce the respective, several liability of the two issuers disproportionately.

At any time prior to April 1, 2007, the issuers may, at their option and subject to certain requirements, redeem up to 35.0% of the aggregate principal amount of the exchange notes issued under the indenture with the net proceeds of certain equity offerings at a redemption price equal to 109.750% of the principal amount of the exchange notes plus accrued and unpaid interest thereon, if any, to the date of redemption.

Special Redemption	At any time prior to October 6, 2005, the issuers may redeem the exchange notes in whole but not in part with all or a portion of the net proceeds of an offering of a qualified income depository security at the redemption prices described in this prospectus, plus accrued and unpaid interest thereon, if any, to and including the date of redemption.

Change of Control	If we experience a Change of Control (as defined under “Description of Notes — Change of Control”), we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Certain Covenants	The exchange notes contain restrictive covenants that are identical to those contained in the outstanding notes.

See “Description of Notes — Certain Covenants”.

No Prior Market	The exchange notes will be new securities for which there is no market. Although the initial purchasers in the private offering of the outstanding notes have informed us that they intend to make a market in the outstanding notes and, if issued, the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the outstanding notes or exchange notes will develop or be maintained.

Risk Factors

     Investing in the exchange notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the notes.

Summary Unaudited Combined Pro Forma Financial and Other Data

     The combined pro forma statement of operations data, other combined pro forma financial data and combined pro forma financial data summarized below have been derived from the Unaudited Pro Forma Condensed Combined Financial Statements of CCI Illinois and CCI Texas. The Unaudited Pro Forma Condensed Combined Financial Statements of CCI Illinois and CCI Texas have been prepared to give pro forma effect to the transactions as if they had occurred on January 1, 2003. The cash flow data and combined balance sheet data as of and for the year ended December 31, 2003 and as of and for the six months ended June 30, 2004 summarized below have been derived from the financial statements of each of CCI and CCV, the results of which have been combined. The other combined data referred to below are approximations as of the end of the indicated periods. You should read the information summarized below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois and CCI Texas”, the Unaudited Pro Forma Condensed Combined Financial Statements of CCI Illinois and CCI Texas and the related notes and the financial statements of each of CCI and its subsidiaries and CCV and the related notes included elsewhere in this prospectus.

	Year Ended	Six Months Ended
	December 31, 2003	June 30, 2004
	Unaudited	Unaudited
	(dollars in	(dollars in
	millions)	millions)
Combined Pro Forma Statement of Operations Data:
Total operating revenues	$327.1	$160.5
Cost of revenues	88.5	41.0
Selling, general and administrative	129.1	65.1
Restructuring, asset impairment and other charges	0.2	—
Goodwill impairment charges	13.2	—
Depreciation and amortization	66.6	33.5

Income from operations	29.5	20.9
Interest expense, net	(45.1)	(22.5)
Other, net	0.8	1.9

Income/(loss) before income taxes	(14.8)	0.3
Income taxes	3.1	0.9

Net income/(loss)	$(17.9)	$(0.6)

Other Combined Pro Forma Financial Data:
Total Telephone Operations revenues(1)	$285.1	$139.7
Other Combined Data:
Local access lines in service
Residential	175,323	172,518
Business	87,206	86,652

Total local access lines	262,529	259,170
DSL subscribers	16,619	21,159
Combined Pro Forma Data:
Cash interest expense	$41.8	$20.8

	Year Ended			Six Months Ended
	December 31, 2003			June 30, 2004
			Unaudited			Unaudited
			Combined			Combined
	CCI	CCV	Historical	CCI	CCV	Historical
	(dollars in millions)
Cash Flow Data:
Cash flows from operating activities	$28.9	$75.1	$104.0	$10.0	$27.8	$37.8
Cash flows from investing activities	(296.1)	(14.3)	(310.4)	(6.3)	(533.8)	(540.1)
Cash flows from financing activities	277.4	(61.8)	215.6	(0.1)	531.3	531.2
Capital expenditures	11.3	18.2	29.5	6.1	10.3	16.4

Six Months Ended
June 30, 2004
Unaudited
(dollars in
millions)
Combined Balance Sheet Data:
Cash and cash equivalents	$40.6
Total current assets	96.5
Net plant, property & equipment	355.5
Total assets	1,049.1
Total long-term debt (including current portion)	639.6
Shareholders’ equity	189.9

(1)	Total Telephone Operations revenues consist of the sum of the revenues from Illinois Telephone Operations of $90.3 million and all CCI Texas’ revenues of $194.8 million for 2003 (approximately $5.9 million of which related to exited services) and revenues from Illinois Telephone Operations of $46.4 million and all CCI Texas’ revenues of $93.4 million for the six months ended June 30, 2004. We present this data to show the most comparable results of telephone operations of CCI Illinois and CCI Texas. Whereas CCI Illinois has two segments, Illinois Telephone Operations and Other Illinois Operations, CCI Texas has one reportable segment, which includes its RLEC, transport and directory publishing businesses.

Ratio of Earnings to Fixed Charges

     The following table shows the ratio of earnings to fixed charges of CCI and CCV and their respective subsidiaries on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	income before income taxes plus fixed charges, by

•	fixed charges.

     Fixed charges include interest, whether expensed or capitalized, amortization of deferred financing costs, and the portion of rental expense that is representative of interest or financing charges. For the years ended December 31, 2000, 2001 and 2002, CCV's earnings were insufficient to cover fixed charges by $7.8 million, $27.1 million and $132.0 million, respectively.

	Fiscal Year					Six Months Ended
						June 30,	June 30,
	1999	2000	2001	2002	2003	2003	2004
CCI ratio of earnings to fixed charges	3.37x	2.18x	4.81x	7.79x	2.66x	2.58x	1.89x
CCV ratio of earnings to fixed charges	11.04x	0.25x	—	—	3.08x	3.25x	2.52x

RISK FACTORS

     You should carefully consider the following factors in addition to the other information contained in this prospectus before deciding to tender your outstanding notes for exchange notes pursuant to the exchange offer.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

     If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the confidential offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “The Exchange Offer” for information about how to tender your outstanding notes.

     The tender of outstanding notes in the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

An active trading market for the exchange notes may not develop, which could reduce their value.

     We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in April 2004 to a relatively small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market. We do not intend to apply to have the exchange notes listed on any securities exchange or automated dealer quotation system. Although the initial purchasers of the outstanding notes have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the exchange notes may develop, and any market that develops may not last. Thus, we cannot ensure you that you will be able to sell any of the exchange notes at a particular time, at attractive prices, or at all. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. To the extent that an active trading market does not develop, the price at which you may be able to sell the exchange notes may be less than the price you paid for the outstanding notes.

Risks Relating to Our Indebtedness and Our Capital Structure

We will have a substantial amount of debt outstanding and will have significant interest payments.

     We have a significant amount of debt outstanding. As of June 30, 2004, we had $639.6 million of debt outstanding and shareholders’ equity of $189.9 million.

     Our substantial debt could have important consequences for you, including the following:

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, future business opportunities and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt obligations;

•	limit our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates;

•	limit noteholders’ rights to receive payments under the notes if lenders whose rights are senior have not been paid;

•	place us at a competitive disadvantage compared to our competitors which have less debt; and

•	prevent us from raising the funds necessary to repurchase notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the notes and the new credit facility.

     We cannot assure that we will generate sufficient revenues to service and repay our debt and have sufficient funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs or compete successfully in our markets.

We may be able to incur more debt, including secured debt, and some or all of this debt may effectively rank senior to the notes and the guarantees.

     Subject to the restrictions in the new credit facility and the indenture, we may be able to incur additional debt, including secured and guaranteed debt that would effectively rank senior to the notes. As of June 30, 2004, we expect to be able to incur approximately $112.5 million of additional debt. Although the terms of the new credit facility and the indenture contain restrictions on our ability to incur additional debt, these restrictions are subject to a number of important exceptions. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would likely increase.

We will require a significant amount of cash to service and repay our debt, including the notes, and our ability to generate cash depends on many factors beyond our control.

     Our ability to make payments on and repay our debt, including the notes, will depend on our ability to generate cash in the future. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service and repay our debt and to fund working capital and planned capital expenditures;

•	future borrowings will be available under our current or future credit facilities in an amount sufficient to enable us to repay our debt; or

•	we will be able to refinance any of our debt on commercially reasonable terms or at all.

Factors beyond our control will affect our ability to generate cash in the future and to make these payments.

     If we cannot generate sufficient cash from our operations to meet our debt service and repayment obligations, we may need to reduce or delay capital expenditures, the development of our business generally and any acquisitions. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms or at all.

     If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow the lenders under the new credit facility to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the notes. If the amounts outstanding under the new credit facility or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

The indenture and the new credit facility contain covenants that limit the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking other corporate actions.

     The indenture and the new credit facility impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our and our restricted subsidiaries’ ability to:

•	incur additional debt and issue preferred stock;

•	make restricted payments, including paying dividends on, redeeming, repurchasing or retiring our capital stock;

•	make investments and prepay or redeem debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions;

•	make capital expenditures;

•	engage in business other than telecommunications businesses; and

•	consolidate or merge.

     In addition, the new credit facility requires, and any future credit facilities may require, us to comply with specified financial ratios, including regarding interest coverage, total leverage, senior secured leverage and fixed charge coverage. Our ability to comply with these ratios may be affected by events beyond our control. The restrictions contained in the indenture and the new credit facility:

•	limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, enter into acquisitions or to engage in other business activities that would be in our interest.

In the event of a default under the new credit facility, the lenders could foreclose on the assets and capital stock pledged to them.

     A breach of any of the covenants contained in the new credit facility, or in any future credit facilities, or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the notes. If the amounts outstanding under the new credit facility or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

Homebase’s guarantee is limited to a pledge of the common stock of each issuer.

     Homebase provided a guarantee of the several obligations of each of the issuers that is limited in recourse to a second priority pledge of the common stock of the issuers. The guarantee is not a guarantee of payment or performance on the notes. If the issuers fail to fulfill their obligations under the notes or the indenture, you will not have the right to recover against any of Homebase’s assets, other than the common stock of the issuers, after the lenders under the new credit facility exercise any rights they will have against that guarantee. In addition, your rights under the pledge to foreclose on and sell the stock of the issuers would be subject to receipt of federal and Illinois regulatory commission approvals, which could be delayed, withheld or denied.

The notes are effectively subordinated to our secured debt to the extent of the value of the collateral securing the debt.

     The indebtedness evidenced by the notes is our senior unsecured obligations. The notes rank equal in right of payment with all of our existing and future senior indebtedness, and senior to all of our existing and future subordinated indebtedness. Debt outstanding under the new credit facility is secured by a first priority security interest, subject to certain exceptions, in substantially all of our assets and, through secured guarantees, the assets of our subsidiaries. As of June 30, 2004, the total amount of our secured debt was $439.6 million, excluding $30.0 million in revolving credit availability and no outstanding letters of credit. In addition, in the future we may incur additional secured debt. The notes are also effectively subordinated to all of our secured indebtedness, including our obligations under the new credit facility, to the extent of the value of the assets securing such secured indebtedness.

     If any of the following events were to occur, the holders of the secured debt could have the right to foreclose on their collateral to the exclusion of the holders of the notes even if an event of default were then to exist under the indenture governing the notes:

•	a bankruptcy, liquidation, reorganization or other winding up involving us or any of our subsidiaries;

•	a default in the payment under the new credit facility, the notes or other secured debt; or

•	an acceleration of any debt under the new credit facility, the notes or other secured debt.

Upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes.

     The indebtedness evidenced by the Homebase guarantee and the cross-guarantees of the issuers is senior unsecured indebtedness of the applicable guarantor. Such guarantees rank equal in right of payment with all existing and future senior indebtedness of such guarantor, and senior to all existing and future subordinated indebtedness of such guarantor. The guarantees are also effectively subordinated to any secured indebtedness of such guarantor, including the obligations of such guarantor under the new credit facility, to the extent of the value of the assets securing such secured indebtedness.

     At June 30, 2004:

•	CCI Illinois and CCI Texas had approximately $639.6 million of senior indebtedness, including the notes and the cross-guarantees, $439.6 million of which was secured indebtedness of the issuers;

•	CCI Illinois and CCI Texas had no subordinated indebtedness; and

•	the issuers’ subsidiaries had total indebtedness, including such subsidiaries’ obligations under the new credit facility and the guarantees thereof, of approximately $439.6 million.

Each of the issuers is a holding company, and they may not have access to sufficient cash to make payments on the notes. In addition, the notes are effectively subordinated to the liabilities and any preferred stock of the issuers’ subsidiaries.

     Each of the issuers is a holding company with no direct operations. The principal assets of each of the issuers are the equity interests it holds in its respective subsidiaries. As a result, the issuers are dependent upon dividends and other payments from their subsidiaries to generate the funds necessary to meet their outstanding debt and other obligations. The issuers’ subsidiaries are legally distinct from the issuers and have no obligation to pay amounts due on the issuers’ debt or to make funds available to the issuers for such payment. The issuers’ subsidiaries may not generate sufficient cash from operations to enable the issuers to make principal and interest payments on their indebtedness, including the notes.

     The notes are the several obligations of the issuers. Since all of the operations of the issuers are conducted through their respective subsidiaries, none of which have guaranteed the notes, each issuer’s ability to service its indebtedness, including the notes, will be dependent upon the earnings of its subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those subsidiaries to such issuer. The payment of dividends and the making of loans and advances to each issuer by its subsidiaries may be subject to various restrictions, including restrictions under the new credit facility more fully described below. In addition, the ability of each issuer’s subsidiaries to make such payments or advances to such issuer may be limited by the laws of the relevant states in which such subsidiaries are organized or located, including, in some instances, by requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such subsidiaries to such issuer is required from such regulatory bodies or other governmental entities.

     The notes will not be guaranteed by the issuers’ subsidiaries. The new credit facility is, and future credit facilities may be, guaranteed by some of the issuers’ subsidiaries. In addition, claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of such issuer. The notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the subsidiaries of such issuer. Although the indenture contains limitations on the amount of additional indebtedness that the issuers and their restricted subsidiaries may incur, the amounts of such indebtedness could be substantial and such indebtedness may be secured indebtedness. In addition, each of the issuers’ subsidiaries have other liabilities, including contingent liabilities (including the cross-guarantee obligations under the new credit facility), that may be significant. As of June 30, 2004, the issuers’ subsidiaries had total indebtedness and other liabilities of $657.0 million.

     The Illinois Commerce Commission, or ICC, and the Public Utility Commission of Texas, or the PUCT, may require our RLECs to make minimum amounts of capital expenditures and could limit the amount of cash available to transfer from our RLECs to the issuers. In connection with ICTC’s guarantee of the credit agreement, dated December 31, 2002, among CCI, CoBank and the lenders party to the credit agreement from time to time, which we refer to as the old credit facility, in December 2002 the ICC issued an order that imposed a minimum capital expenditure requirement on our Illinois RLEC of $9.0 million per year and $30.0 million for the three years ending December 31, 2005, and restricted the amount of cash that our Illinois RLEC could transfer to its parent company, CCI, to its free cash flow, as defined in the order. In 2003, both of our Texas RLECs elected to be governed under an incentive regulatory regime that obligated each of them to fulfill certain network infrastructure requirements in exchange for immunity from adjustment to many of their rates. The ICC’s minimum capital expenditure requirements and the restrictions on cash transfers terminated upon repayment and termination of the old credit facility in connection with the acquisition of TXUCV, and we believe our Texas RLECs have met the current requirements for capital expenditures on network infrastructure. However, the ICC and the PUCT could impose additional or other restrictions of this type in the future. In particular, under the new credit facility, we agreed to use our reasonable efforts promptly after the closing of the acquisition of TXUCV to obtain the consent of the ICC for ICTC to guarantee $195.0 million of the obligations of the borrowers under the new credit facility and grant a security interest in its properties securing $195.0 million of borrowings. That consent has not yet been requested from the ICC. Although any order granted by the ICC approving the guarantee will likely place conditions and/or limits on any such guarantee and security, if such an order is granted, it will also likely require ICTC to make a minimum dollar amount of capital expenditures and limit its ability to pay dividends to CCI based on a dollar amount tied to ICTC’s free cash flow. As a result of the above, any requirements or restrictions imposed by the ICC or PUCT could limit the amount of cash that is available to be transferred from our RLECs to the issuers and could adversely impact our ability to meet our obligations under the notes.

     In addition, the new credit facility restricts all payments to the issuers during the continuance of a payment default and also restricts payments to the issuers for a period of up to 180 days during the continuance of a non-payment default. The new credit facility also limits the amounts CCI Illinois and CCI Texas may spend on capital expenditures between 2004 and 2011. CCI Illinois and CCI Texas are limited to aggregate capital expenditures of $40.0 million in 2004 and $45.0 million in each following year. In the event the full amount allotted to capital expenditures is not spent during a fiscal year, the remaining balance may be carried forward to the following year only. However, the carried forward balance may not be utilized until such time as the amount originally established as the capital expenditure limit for such year has been fully-utilized.

     The issuers’ subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from the issuers’ subsidiaries to the issuers. We cannot assure you that agreements governing current and future indebtedness of the issuers’ subsidiaries will permit those subsidiaries to provide the issuers with sufficient cash to fund payments on the notes when due.

U.S. bankruptcy or fraudulent conveyance law may interfere with the payment of the notes.

     The incurrence by the issuers of debt, such as the notes, may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy proceeding or lawsuit is commenced by or on behalf of unpaid creditors of the issuers. Under these laws, if in such a proceeding or lawsuit a court were to find that, at the time either of the issuers incurred debt (including debt represented by the notes),

•	either of the issuers incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	either of the issuers received less than reasonably equivalent value or fair consideration for incurring this debt and either of the issuers:

•	were insolvent or were rendered insolvent by reason of any of the transactions;

•	were engaged, or about to engage, in a business or transaction for which the assets remaining with the applicable issuer constituted unreasonably small capital to carry on their business;

•	intended to incur, or believed that they would incur, debts beyond their respective ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statues); or

•	were defendants in an action for money damages or had a judgment for money damages docketed against them (if, in either case, after final judgment the judgment is unsatisfied),

then that court could avoid or subordinate the amounts owing under the notes to presently existing and future debt of the applicable issuer and take other actions detrimental to you.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt,

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot predict what standards a court would use to determine whether either issuer was solvent at the relevant time, or whether the notes would not be avoided or further subordinated on another of the grounds set forth above. In rendering their opinions in connection with the transactions, counsel for the issuers did not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

     We believe that at the time the issuers initially incurred debt represented by the notes:

•	neither issuer was:

•	insolvent or rendered insolvent by the incurrence;

•	lacking sufficient capital to run its businesses effectively; or

•	unable to pay obligations on the notes as they mature or become due; and

•	each had sufficient assets to satisfy any probable money judgment against it in any pending action.

     In reaching the foregoing conclusions, we relied upon our analyses of internal cash flow projections and estimated values of assets and liabilities of the issuers. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

We may be unable to repurchase the notes upon a change of control as required by the indenture.

     Upon the occurrence of a change of control as specified in “Description of Notes”, we will be required to make an offer to repurchase all notes then outstanding. In this circumstance, we cannot assure you that we will have sufficient funds available to repay all of our senior debt and any other debt that would become payable upon a change of control and to repurchase the notes. Our failure to purchase the notes would be a default under the indenture, which would in turn trigger a default under the new credit facility, which we would need to cure or refinance the new credit facility, before making the change of control offer.

     Agreements governing future senior indebtedness of the issuers may contain prohibitions of certain events that would constitute a change of control or require such senior indebtedness to be repurchased or repaid upon a change of control. Moreover, the exercise by the holders of their right to require the issuers to repurchase the notes could cause a default under such agreements, even if the change of control itself does not, due to the financial effect of such repurchase on the issuers. Finally, an issuer’s ability to pay cash to the holders upon a repurchase may be limited by such issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of Homebase’s or an issuers’ assets. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Homebase or the issuers, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require the issuers to repurchase such notes.

None of Homebase’s owners or their affiliates will have any liability for payments on the notes.

     Our ability to make payments on the notes will be solely dependent upon our ability to generate sufficient cash from our operations. If we fail to fulfill our obligations under the notes or the indenture, you will not have the right to recover against any of Homebase’s owners or against their respective parents or other affiliates.

Risk Factors Relating to Our Business

We are subject to competition that may adversely impact us.

     The telecommunications industry has been, and we believe will continue to be, characterized by several trends, including the following:

•	substantial regulatory change due to the passage and implementation of the Telecommunications Act, which included changes designed to stimulate competition for both local and long distance telecommunications services;

•	rapid development and introduction of new technologies and services;

•	increased competition within established markets from current and new market entrants that may provide competing or alternative services;

•	the blurring of traditional dividing lines between, and the bundling of, different services, such as local dial tone, long distance, wireless, cable, data and Internet services; and

•	the increase in mergers and strategic alliances that allow one telecommunications provider to offer increased services or access to wider geographic markets.

     We historically have experienced limited competition in our rural telephone company markets. Nevertheless, the market for telecommunications services is highly competitive. Regulatory changes and technological innovations occur regularly in the telecommunications industry, and changes in these factors historically have had, and may in the future have, a significant impact on competitive dynamics. We face competition for basic voice service from wireless telephone system operators (particularly in suburban areas around Houston), which may increase as wireless technology improves. In addition, under new FCC wireless number portability rules, as of May 2004, our RLECs are now required to allow consumers to move a phone number from a wireline phone to a wireless phone, which may result in increased competition from wireless providers. We also expect to face competition from new market entrants, such as cable television and electric utility companies. Furthermore, as a result of recent technological advances and enhancements to equipment, voice over the Internet services, commonly referred to as VOIP, are increasingly becoming an alternative to traditional telephone services. VOIP services essentially involve the routing of voice calls, at least in part, over the Internet through packets of data instead of transmitting the calls over the existing telephone system. While current VOIP applications typically complete calls using incumbent local exchange carrier, or ILEC, infrastructure and networks, as VOIP services obtain acceptance and market penetration and technology advances further, a greater quantity of communication may be placed without the use of the telephone system, thereby resulting in a loss of network access fees. The Internet services market is also highly competitive, and we expect that competition will intensify. In addition, we could face increased competition from competitive local exchange carriers, or CLECs.

     Our ability to compete successfully in our markets will depend on several factors, including the following:

•	how well we market our existing services and develop new technologies;

•	the quality and reliability of our network and service; and

•	our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including a changing regulatory environment that may affect us differently from our competitors, pricing strategies and the introduction of new competitive services by our competitors, changes in consumer preferences, demographic trends and economic conditions.

     We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. In addition, we believe that the traditional dividing lines between, and bundling of, different telecommunications services will be blurred and that mergers and strategic alliances may allow one telecommunications provider to offer increased services or access to wider geographic markets. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate to keep existing, and attract new, customers.

     Many of our voice and data competitors, such as cable providers, Internet access providers, wireless service providers and long distance carriers such as AT&T Corp., MCI Communications Corporation, and Sprint Corp., have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the telecommunications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. Increased competition from existing and new entities could lead to price reductions, loss of customers, reduced operating margins or loss of market share.

We may not be able to successfully adapt to new technologies, respond effectively to customer requirements or provide new services.

     The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. Technological developments may reduce the competitiveness of our services and require unbudgeted upgrades, significant capital expenditures and the procurement of additional services that could be expensive and time consuming. New services arising out of technological developments may reduce the competitiveness of our services. If we fail to respond successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers or sell new services to our existing customers. The successful development of new services, which is an element of our business strategy, is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services. We cannot predict the effect of these changes on our competitive position or our profitability. The failure to generate anticipated revenues from new services could have a material adverse effect on our business, financial condition and results of operations.

     In addition, part of our marketing strategy is based on market acceptance of DSL. We expect that an increasing amount of our revenues will come from providing DSL service. The market for high-speed Internet access is still developing, and we expect current competitors and new market entrants to introduce competing services and to develop new technologies. The markets for our DSL services could fail to develop, grow more slowly than anticipated or become saturated with competitors with superior pricing or services. In addition, our DSL offerings may become subject to newly adopted laws and regulations. We cannot predict the outcome of these regulatory developments or how they may affect our regulatory obligations or the form of competition for these services. The failure to generate anticipated revenues from DSL services could have a material adverse effect on our business, financial condition and results of operations.

We face several risks in connection with the acquisition.

     Our future success, and thus our ability to pay interest and principal on the notes, will depend in part on our ability to integrate TXUCV into our business. We currently expect to incur approximately $11.2 million in costs associated with the integration of TXUCV in 2004 and 2005. These integration costs will be in addition to certain ongoing costs we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance and, do not take into account other potential cost savings and expenses of the TXUCV acquisition. The integration of TXUCV involves numerous risks, including the following:

•	greater demands on our management and administrative resources;

•	difficulties and unexpected costs in integrating the operations, personnel, services, technologies and other systems of CCI Illinois and CCI Texas;

•	possible unexpected loss of key employees, customers and suppliers;

•	unanticipated liabilities and contingencies of TXUCV and its business;

•	unexpected costs of integrating the management and operation of the two businesses; and

•	failure to achieve expected cost savings.

These challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the acquisition. To the extent that we make any additional acquisitions in the future, these risks would likely be exacerbated.

     We may become responsible for unexpected liabilities or other contingencies that we did not discover in the course of performing due diligence in connection with the acquisition. Under the stock purchase agreement, the parent company of TXUCV agreed to indemnify us against certain undisclosed liabilities. We cannot assure you, however, that any indemnification will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any possible liabilities associated with the acquisition. Any of these contingencies, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

The successful operation and growth of our business is primarily dependent on the economic conditions of our service areas in Illinois and Texas.

     Substantially all of our customers and operations are located in Illinois and Texas. The customer base for telecommunications services in each of our RLECs’ service areas in Illinois and Texas is small and geographically concentrated, particularly for residential customers. Due to our geographical concentration, the successful operation and growth of our business is primarily dependent on economic conditions in our RLECs’ service areas. The economies of these areas, in turn, are dependent upon many factors, including:

•	demographic trends;

•	in Illinois, the strength of the agricultural markets and the light manufacturing and services industries, continued demand from universities and hospitals and the level of government spending; and

•	in Texas, the strength of the manufacturing and retail industries and continued demand from schools and hospitals.

Poor economic conditions and other factors beyond our control in our RLECs’ service areas could have a material adverse effect on our business, financial condition and results of operations.

     In 2003 and during the six months ended June 30, 2004, our number of local access lines declined in Illinois by approximately 2.3% and 2.0%, respectively. We believe the principal reasons we lost access lines in these periods was due to the weak economy in our Illinois service areas, as well as the seasonal trend of college students disconnecting service for the summer. In addition, we believe our Illinois RLEC lost local access lines due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL service for dial-up Internet access and wireless services for wireline service. In Texas, in 2003 our number of local access lines declined by approximately 0.3% in the aggregate, although local access lines for business customers grew by approximately 3.3%. During the six months ended June 30, 2004, our Texas local access lines declined by approximately 0.9% in the aggregate, although local access lines for business customers remained relatively stable. The decline in CCI Texas’ local access lines was caused by factors similar to those of CCI Illinois. In addition, CCI Texas changed its credit policies in 2003, which resulted in the removal of a greater number of non-paying customers than in previous years. We believe that due to the maturity of the Illinois market, we may continue to lose local access lines in Illinois.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

     To be successful, we will need to continue to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

•	physical damage to our central offices or local access lines;

•	disruptions beyond our control;

•	power surges or outages; and

•	software defects.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur unexpected expenses.

Loss of major customers could reduce our revenues. In addition, a significant portion of our revenues from the State of Illinois is based on contracts that are favorable to the government.

     Our success depends in part upon the retention of our major customers such as AT&T, McLeodUSA and the State of Illinois. AT&T accounted for 4.8% and the State of Illinois accounted for 6.7% of our revenues during 2003, after giving effect to the transactions, and 4.2% and 6.8% for the six months ended June 30, 2004, respectively. McLeodUSA, which in 2002 completed a bankruptcy restructuring, accounted for 8.2% and the State of Illinois’s various relationships with CCI Illinois accounted for 16.5% of CCI Illinois’ revenues during 2003 and 7.7% and 16.4% for the six months ended June 30, 2004, respectively. In general, telecommunications companies such as ours face the risk of losing customers as a result of a contract expiration, merger or acquisition, business failure or the selection of another provider of voice or data services. In addition, we generate a significant portion of our local service revenues from originating and terminating long distance and international telephone calls for carriers such as AT&T and MCI, many of which recently have experienced substantial financial difficulties. We cannot assure you that we will be able to retain long-term relationships or secure renewals of short-term relationships with our customers in the future.

     In 2003 and for the six months ended June 30, 2004, virtually all of the revenues of the Public Services business and 55.1% and 47.4%, respectively, of the revenues of the Market Response business of our Other Illinois Operations were derived from our relationships with various agencies of the State of Illinois, principally the Department of Corrections and the Toll Highway Authority and various county governments in Illinois. Obtaining contracts from government agencies is challenging, and government contracts, like our contracts with the State of Illinois, often include provisions that are favorable to the government in ways that are not standard in private commercial transactions. Specifically, each of our contracts with the State of Illinois:

•	includes provisions that allow the respective state agency to terminate the contract without cause and without penalty under some circumstances;

•	is subject to decisions of state agencies that are subject to political influence on renewal;

•	gives the State of Illinois the right to renew the contract at its option but does not give us the same right; and

•	could be cancelled if state funding becomes unavailable.

The failure of the State of Illinois to perform under the existing agreements for any reason, or to renew the agreements when they expire, could have a material adverse effect on the revenues of CCI Illinois. See “Business—CCI Illinois—Other Illinois Operations—Market Response” for a discussion of the State of Illinois’ recent decision to award the renewal of our contract with the Illinois State Toll Highway Authority with respect to electronic toll transponders to another provider.

We have risks associated with obtaining and maintaining necessary rights-of-way for our network.

     We need to obtain and maintain the necessary rights-of-way for our network from governmental and quasi-governmental entities and third parties, such as railroads, utilities, state highway authorities, local governments and transit authorities. We may not be successful in obtaining and maintaining these rights-of-way or obtaining them on acceptable terms whether in existing or new service areas. Some of the agreements relating to these rights-of-way may be short-term or revocable at will, and we cannot be certain that we will continue to have access to existing rights-of-way after they have expired or terminated. Although we believe that alternative rights-of-way will be available, if any of these agreements were terminated or could not be renewed, we may be forced to remove our network elements from under the affected rights-of-way or relocate or abandon our networks.

     Our utility right-of-way agreements are subject to conditions and limitations on access and use and are subject to termination upon customary default provisions. In some cases, these agreements require our fiber network to be moved or removed in the event that the utility needs its right-of-way for public utility purposes or no longer owns its right-of-way. For example, CCI Texas is a party to several facilities license agreements with TXU Electric Delivery Company, or TXUEDC, the electric power utility subsidiary of TXU Corp. Pursuant to these agreements, CCI Texas has the right to place the fiber cables that comprise parts of its transport network on the poles and towers owned by TXUEDC and to make use of the underlying rights-of-way and easements that are owned by TXUEDC. The terms of the agreements are highly restrictive and the license fees associated with them are increasingly burdensome as prices for fiber optic cable and capacity continue to decline. Furthermore, to the extent that CCI Texas uses fiber that is placed pursuant to TXUEDC license agreements, CCI Texas relies on the underlying rights-of-way and easements used by TXUEDC. We cannot assure you that in all cases the easements used by TXUEDC also allow for the transport of video or digital communications to our CCI Texas transport customers over fiber cable as, in many cases, these easements were established many years ago specifically for power distribution and transmission lines. If we discover that a particular easement lacks the appropriate authorization for video or digital communications circuits, we may be unsuccessful in establishing a provision that allows for this type of transport on that easement and would be forced to relocate our fiber cable. In addition, in some cases, these agreements require CCI Texas’ fiber network to be moved or removed in the event that TXUEDC needs its right-of-way for public utility purposes or no longer uses its right-of-way. In the event CCI Texas must move the fiber cable, it must do so at its own cost. If it is unable to find an alternate location for such fiber cable, in which case it would not be able to transport video or digital communications, CCI Texas may default on agreements with its transport customers. While the TXUEDC license agreements are renewable by CCI Texas for several successive five year terms, the costs and terms of continuing the license agreements may become increasingly difficult to sustain.

     We may not be able to maintain all of our existing rights-of-way and permits or obtain and maintain the additional rights-of-way and permits needed to implement our business plan. In addition, our failure to maintain the necessary rights-of-way, franchises, easements, licenses and permits may result in an event of default under the new credit facility and other credit facilities we may enter into in the future.

     As a result of the above, our operations may be interrupted and we may need to find alternative rights-of-way and make unexpected capital expenditures.

We are dependent on third party vendors for our information and billing systems.

     Sophisticated information and billing systems are vital to our ability to monitor and control costs, bill customers, process customer orders, provide customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide all of our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. In addition, our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third party vendors. Our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements are cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could be costly and affect operating efficiencies.

We may be unable to repurchase the shares of Homebase as required by the Limited Liability Company Agreement of Homebase.

     After December 31, 2007, each of our equity investors will have the right to require Homebase to repurchase all of its shares of Homebase, subject to certain regulatory approvals. In this circumstance, we cannot assure you that we will have sufficient funds available to repurchase all of the shares or even be permitted to do so under the indenture or the terms of the new credit facility. Our failure to repurchase the shares would result in the commencement of a sale process of our company.

We cannot predict how a change in control of our equity investors or an exit of any of them could affect our operations or business.

     Subject to certain restrictions, our equity investors may transfer their interests in Homebase or engage in other business combination transactions with a third party or with the other investors that could result in a change in control of any one of them or Homebase. Therefore, any transfer of an interest in Homebase or change of control of any one of our equity investors could affect our governance. We cannot predict how a change of equity investors would affect our operations or business.

     Unless waived by each of our equity investors, the LLC agreement provides that a direct, and in the case of Central Illinois Telephone an indirect, transfer of an interest in Homebase generally may occur only after a certain date and only if the other equity investors are first offered the opportunity to purchase the interest. We cannot be certain that our equity investors will not sell, transfer or otherwise modify their ownership interest in us, whether in transactions involving third parties or the other investors.

Our equity investors control important decisions affecting our governance and our operations and their interests may differ from our and your interests.

     Circumstances may arise in which the interests of our equity investors could be in conflict with yours as a holder of exchange notes. In particular, our equity investors may have an interest in pursuing certain strategies or transactions that, in their judgment, enhance the value of their investment in Homebase even though these strategies or transactions may involve risks to you as a holder of exchange notes. Further conflicts of interest may arise between you and our equity investors when we are faced with decisions that could have different implications for you and our equity investors, including financial budgets, potential competition, the issuance or disposition of securities, the payment of distributions by Homebase, regulatory and legal positions and other matters. Because our equity investors control Homebase, these conflicts may be resolved in a manner adverse to, or that imposes more risks on, the noteholders.

     In addition, conflicts of interest may arise between Homebase and one or more of our equity investors when we are faced with decisions that could have different implications for Homebase and our equity investors. Although our LLC agreement provides certain procedural protections and requires that any transaction or dealing between Homebase and an equity investor or one of its affiliates be approved on Homebase’s behalf by a majority vote of the disinterested members of our board of managers, this does not address all conflicts of interest that may arise. For example, Homebase’s equity investors and their affiliates are permitted to compete with us. Because our equity investors control us, conflicts of interest arising because of competition between Homebase and an equity investor could be resolved in a manner adverse to Homebase. It is possible that there will be situations where our equity investors’ interests are in conflict with Homebase’s interests, and Homebase’s equity investors acting through the board of managers or through our executive officers could resolve these conflicts in a manner adverse to Homebase.

Important decisions require the approval of our board of managers that are appointed by our equity investors and a failure to agree could result in deadlock.

     Under the terms of the LLC agreement, our board of managers manages and controls our business, property and affairs, including the determination and implementation of our strategic direction. Our board of managers consists of four directors, with one currently appointed by each of Providence Equity and Spectrum Equity and two currently appointed by Central Illinois Telephone. If, and after the date the ICC approves the new governance structure, which is summarized under “Certain Relationships and Related Party Transactions — Limited Liability Company Agreement — Action by the Board of Managers — Action by the Board of Managers Following ICC Approval of Governance Change”, each equity investor will effectively control one-third of our board of managers subject to specified rights of Mr. Lumpkin, as a director, or the other director designated by Central Illinois Telephone, as applicable, to approve certain actions. Prior to ICC approval of our new governance structure by the ICC, each of the directors will have one vote. While the directors appointed by Central Illinois Telephone are required to vote in favor of matters that do not affect CCI Illinois, or Homebase’s interest in CCI Illinois, that are approved by the directors appointed by Providence Equity and Spectrum Equity, with regard to matters relating to CCI Illinois and Homebase’s interest in CCI Illinois, it is possible that the board of managers may not reach agreement regarding matters that are important to us, which could result in a deadlock. The majority vote of the directors does not include procedures for resolving deadlocks. If deadlocks cannot be resolved, inaction may result, which could, among other things, result in us losing business opportunities.

Our success depends on our ability to attract and retain qualified management and other personnel.

     Our success depends upon the talents and efforts of key management personnel, many of whom have been with our company and our industry for a long time, including Mr. Lumpkin, Robert J. Currey, Steven Childers, Joseph Dively, Steven Shirar, C. Robert Udell, Jr. and Christopher Young. There are no employment agreements with any of these senior managers. The loss of any such management personnel, due to retirement or otherwise, and the inability to attract and retain highly qualified technical and management personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.

Regulatory Risks

The telecommunications industry in which we operate is subject to extensive federal, state and local regulation that could change in a manner adverse to us.

     Our main sources of revenues are our local telephone businesses in Illinois and Texas. These businesses operate in a generally supportive regulatory environment, with subsidized revenues pursuant to federal and state statutes and regulations, including those designed to promote widely available, quality telephone service at affordable prices in rural areas. Primarily due to legislative and regulatory provisions, competitive alternatives to many of our services are limited. These laws and regulations may be, and in some cases have been, challenged in the courts, and could be changed by Congress, state legislatures or regulators at any time. In addition, new regulations could be imposed by federal or state authorities increasing our operating costs or capital requirements or that are otherwise adverse to us. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes may have on us. Adverse rulings, legislation or changes in governmental policy on issues material to us could have a material adverse effect on our business, results of operations, financial condition and prospects.

     Furthermore, any of the following related risks could have a significant impact on us:

    Our RLECs could lose their protected status under interconnection rules.

     The Telecommunications Act imposes a number of interconnection and other requirements on local communications providers, including ILECs. Each of the subsidiaries through which we operate our local telephone businesses is an ILEC and is also classified as an RLEC under the Telecommunications Act. The Telecommunications Act exempts RLECs from some of the more burdensome interconnection requirements such as unbundling of network elements and sharing information and facilities with other communications providers. These requirements would otherwise require our RLECs to lease to CLECs unbundled network elements, or UNEs, to enable the delivery of services to the competitor’s customers in our service area, either in combination with CLEC’s network or as a recombined service offering on an unbundled network element platform, or UNEP. These unbundling requirements, and the obligation to offer UNEs to competitors, impose substantial costs on, and result in customer attrition for, the ILECs that must comply with these requirements. The ICC or the PUCT can terminate the applicable rural exemption for each of our RLECs if the RLEC receives a bona fide request for full interconnection from other telecommunications carriers and the state commission determines that the request is technically feasible, not unduly economically burdensome and consistent with universal service requirements. None of our RLECs are currently subject to an interconnection request inconsistent with their status as a rural telephone company. Although state regulators have been traditionally very protective of this status, we cannot assure you that they will continue to be so disposed. If the ICC or PUCT terminates the applicable rural exemption in whole or in part for any of our RLECs, or if the applicable state commission does not allow us adequate compensation for the costs of providing the interconnection or UNEs, our administrative and regulatory costs could increase significantly and we could suffer a significant loss of customers to existing or new competitors. These events could have a material adverse effect on our business, revenues and profitability.

    Revenues from network access charges may be reduced or lost.

     A significant portion of our RLECs’ revenues come from network access charges paid by long distance and other carriers for originating or terminating calls in our RLECs’ service areas. The amount of network access charge revenues that our RLECs receive is based on interstate rates set by the Federal Communications Commission, or the FCC, and intrastate rates set by the ICC and PUCT, as applicable. These rates are subject to change. The FCC has reformed, and continues to reform, the federal network access charge system and the states, including Illinois and Texas, often establish intrastate network access charges that mirror or otherwise interrelate with the federal rules.

     Traditionally, regulators have allowed network access rates to be set higher in rural areas than the actual cost of originating or terminating calls as an implicit means of subsidizing the high cost of providing local service in rural areas. In 2001, the FCC promulgated an order implementing the beginning phases of the plan of the Multi Association Group to reform the network access charge system for rural carriers. The Multi Association Group is a consortium of various telecommunications industry groups. The 2001 order reduced network access charges and shifted a portion of cost recovery, which historically was based on minutes of use and imposed on long distance carriers, to flat-rate, monthly per line charges imposed on end-user customers. While the FCC simultaneously increased subsidies to RLECs from the federal universal service fund, the aggregate amount of network access charges paid by long distance and other carriers to access providers, such as our RLECs, decreased. In the future, they may continue to decrease. The FCC currently is considering further changes in both access charges and federal universal service fund subsidies. It is unknown at this time what additional changes, if any, the FCC may eventually adopt and we cannot assure you that the federal universal service fund subsidies our RLECs receive will remain at current levels.

     The FCC’s 2001 access charge reform order had a negative impact on the intrastate network access revenues of our Illinois RLEC. Under Illinois network access regulations, our Illinois RLEC’s intrastate network access rates mirror interstate network access rates. Illinois does not provide, however, an explicit subsidy in the form of a universal service fund applicable to our Illinois RLEC. As a result, while subsidies from the federal universal service fund have offset Illinois Telephone Operations’ decrease in revenues resulting from the reduction in interstate network access rates, there was not a corresponding offset for the decrease in revenues from the reduction in intrastate network access rates. The reforms did not have an impact on the intrastate network access rates of our Texas RLECs because the regime applicable to our Texas RLECs does not mirror the FCC regime. But, both the ICC and the PUCT are continuing to investigate possible changes to the structure for intrastate network access charges in their respective states and we cannot predict the effect any changes they make to network access charges and their respective subsidies regimes will have on us.

     To the extent any of our RLECs become subject to competition, and CLECs increase their operations in the areas served by our RLECs, a portion of long distance and other carriers’ network access charges will be paid to our competitors rather than to our RLECs. In addition, the compensation our RLECs receive from network access charges could be reduced due to competition from wireless carriers.

     In addition, VOIP services are increasingly being embraced by many industry participants, including AT&T, SBC Communications Inc., or SBC, and Time Warner Inc., or Time Warner. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to issues relating to services and applications of IP-enabled services. Among other things, the FCC is considering whether VOIP services are regulated telecommunications services or unregulated information services. The FCC is also considering whether, and to what extent, providers of VOIP services are obligated to pay access charges for calls originating or terminating on ILEC facilities. Many carriers, including ILECs, long distance carriers and cable companies are increasingly deploying VOIP services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our RLECs. The proliferation of

VOIP, particularly to the extent such communications do not utilize our RLECs’ networks, may have a material adverse effect on our business, revenues and profitability.

     Regulatory developments, related competitive developments and reductions in network access charges resulting from these developments could have a material adverse effect on our business, revenue and profitability.

We believe long distance carriers are disputing their obligation to pay network access charges to ILECs for use of their networks.

     In recent years, long distance carriers, such as AT&T, MCI and Sprint, have become more aggressive in disputing interstate access charge rates set by the FCC and the applicability of network access charges to their telecommunications traffic. We believe that these disputes have increased in part due to advances in technology that have rendered the identity and jurisdiction of traffic more difficult to ascertain and that have afforded carriers an increased opportunity to assert regulatory distinctions and claims to lower access costs for their traffic. For example, in October 2002, AT&T filed a petition with the FCC challenging its current and prospective obligation to pay network access charges to local exchange carriers for the use of their networks. AT&T’s petition sought to clarify whether its phone-to-phone, VOIP service was subject to the access charges of local exchange carriers. Although the FCC rejected AT&T’s petition, we cannot predict other actions that other long distance carriers may take before the FCC or with their local exchange carriers, including our RLECs, to challenge the applicability of access charges. To date, no long distance or other carrier has made a claim to us contesting the applicability of network access charges billed by our RLECs. We cannot assure you, however, that long distance or other carriers will not make such claims to us in the future nor, if such a claim is made, can we predict the magnitude of the claim. As a result of the increasing deployment of VOIP services and other technological changes, we believe that these types of disputes and claims will likely increase.

     A decrease in network access revenues could have a material adverse effect on our business, financial condition and results of operation.

    Government subsidies we receive could be reduced or lost.

     In general, telecommunications service in rural areas is more costly to provide than service in urban areas. By supporting the high cost of operations in our rural markets, the federal and state subsidy payments our RLECs receive are intended to promote widely available, quality telephone service at affordable prices in rural areas. In 2003, CCI Illinois received $6.0 million from the federal universal service fund and CCI Texas received an aggregate of $41.4 million from the federal universal service fund and the Texas universal service fund. Of the $41.4 million received by CCI Texas, $6.4 million represented the recovery of additional subsidy payments from the federal universal service fund for prior periods which was a larger out-of-period adjustment than in prior years. In the aggregate, the $47.4 million comprised 14.5% of our revenues in 2003, after giving effect to the transactions. For the six months ended June 30, 2004, CCI Illinois received $1.9 million from the federal universal service fund, $0.6 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods and CCI Texas received an aggregate $11.0 million from the federal universal service fund and the Texas universal service fund, $1.3 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods. In the aggregate, the $12.9 million comprised 8.0% of revenues for the six months ended June 30, 2004.

     Under the Telecommunications Act, our competitors can obtain the same level of federal universal service fund subsidies as we do if the ICC or PUCT, as applicable, determines that granting these subsidies to competitors would be in the public interest and the competitors offer and advertise certain telephone services as required by the Telecommunications Act and the FCC. One such application by a potential competitor in Illinois was recently dismissed by the ICC due to the applicant’s lack of appropriate ICC certifications and one other such application is presently pending before the ICC. We are not aware of any having been filed in Texas. Under current rules, any such payments to our competitors would not affect the level of subsidies received by our RLECs, but they would facilitate competitive entry into our RLECs’ service areas and our RLECs may not be able to compete as effectively or otherwise continue to operate as profitability. In addition, any changes in legislative and regulatory provisions relating to federal universal service fund subsidies could have an adverse effect on our business, revenues or profitability.

     During the last two years, the FCC has made modifications to the federal universal service fund system that changed the sources of support and the method for determining the level of support recipients of federal universal service fund subsidies receive. These changes, which, among other things, removed certain implicit support from network access charges and made it explicit support, have been, generally, revenue neutral to our RLECs’ operations in terms of federal support. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our RLECs and whether we will continue to receive the same amount of federal universal service fund support that our RLECs have received in the past. In addition, several parties have raised objections to the size of the federal universal service fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the federal universal service fund need to be resolved in the near future. For example, the FCC is considering adopting a recommendation from the Federal-State Joint Board on Universal Service, that, if adopted in its current form, could make it harder for competitors to qualify for federal universal service fund subsidies, but could also reduce the amount of subsidies available to our RLECs if a competitor does qualify. The Federal-State Joint Board on Universal Service was established in March 1996 to make recommendations to implement the universal service provisions of the Telecommunications Act and is comprised of FCC Commissioners, State Utility Commissioners and a consumer advocate representative. Furthermore, the Texas universal service fund’s funding is subject to adjustment during the next comprehensive review of the Texas state statutes governing the regulation and obligations of telecommunications carriers which is scheduled to occur during the first six months of 2005. The outcome of any of these proceedings or other legislative or regulatory changes will not be fully known until mid-2005, but could affect the amount of federal universal service fund and Texas universal service fund support received by our applicable RLECs.

     We cannot predict the outcome of any FCC, PUCT or ICC rulemaking or similar proceedings. If our RLECs do not continue to receive federal and state subsidies, or if these subsidies are reduced, our RLECs may not be able to operate as profitably as they have historically. In addition, if the number of local access lines that our RLECs serve increases, under the rules governing the federal universal service fund, the rate at which we can recover certain federal universal service fund payments may decrease. This may have an adverse effect on our business, revenues and profitability.

    Our business could be adversely affected as a result of the high costs of regulatory compliance.

     Regulatory compliance results in significant costs for us and diverts the time and effort of management and our officers away from running our business. In addition, because regulations differ from state to state, we could face significant costs in obtaining information necessary to compete effectively if we try to provide services, such as long distance services, in markets in different states. These information barriers could cause us to incur substantial costs and to encounter significant obstacles and delays in entering these markets. Compliance costs and information barriers could also affect our ability to evaluate and compete for new opportunities to acquire local access lines or businesses as they arise.

     Our intrastate services are also generally subject to certification, tariff filing and other ongoing state regulatory requirements. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses. If successful, these challenges could adversely affect the rates that we are able to charge to customers. Any changes in legislative and regulatory provisions relating to these rates could have a material adverse effect on our business, revenues and profitability.

Regulatory changes in the telecommunications industry could adversely affect our business by facilitating greater competition against us, reducing potential revenues or raising our costs.

     Legislative and regulatory changes in the telecommunications industry could adversely affect our business by facilitating greater competition against us, reducing our revenues or raising our costs. For example, federal or state legislatures or regulatory commissions could impose new requirements relating to standards or quality of service, credit and collection policies, or obligations to provide new or enhanced services such as high-speed access to the Internet or number portability, whereby consumers can keep their telephone number when changing carriers. Any such requirements could increase operating costs or capital requirements.

     The Telecommunications Act provides for significant changes and increased competition in the telecommunications industry. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, as well as to implementing actions by state commissions. As a result, we cannot predict what effect the legislation and its implementation by regulators and courts will have on the business and operations of our RLECs. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, addressing matters affecting the operations of our RLECs and those of our competitors. We also believe that Congress may consider potential amendments to the Telecommunications Act in its 2005 session. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us. In addition, the Illinois General Assembly and the Texas Legislature have each made major revisions and added significant new provisions to the portions of their respective state statutes governing the regulation and obligations of telecommunications carriers on a number of occasions in recent years. The next comprehensive review of, and potential revision to, the provisions of each of these state statutes is scheduled to occur during the first six months of 2005. We cannot predict the nature or extent of the legislative changes that may result from the 2005 review or the resulting impact on the business and operations of our RLECs.

     In addition, our Internet access offerings may become subject to newly adopted laws and regulations. Currently, there exists only a small body of law and regulation applicable to access to, or commerce on, the Internet. As the significance of the Internet expands, federal, state and local governments may adopt new rules and regulations or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing high speed access to the Internet through telephone and cable providers’ communications networks. We cannot predict the outcome of these proceedings. They may affect our regulatory obligations and the form of competition for these services which could have a material adverse effect on our business, revenue and profitability.

“Do not call” registries may limit our ability to market our services.

     Our Market Response business is subject to various federal and state “do not call” list requirements. Recently, the FCC and the Federal Trade Commission, or FTC, amended their rules to provide for a national “do not call” registry. Under these new federal regulations, consumers may have their phone numbers added to the national registry and telemarketing companies, such as our Market Response business, are prohibited from calling anyone on that registry other than for limited exceptions. In September 2003, telemarketers were given access to the registry and are now required to compare their call lists against the national “do not call” registry at least once every 90 days. We are required to pay a fee to access the registry on a quarterly basis. In addition, the rule provides for fines of up to $11,000 per violation and other possible penalties. This rule may restrict our ability to market our services effectively to new customers. Furthermore, compliance with this new rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities. A recent decision by the court of appeals for the Tenth Circuit rejected challenges to several aspects of the “do not call” rules, but we cannot predict whether there will be any further appeal of this decision or what the outcome of such appeals might be. In addition, under the Consolidated Appropriations Act of 2004, the FTC voted to amend the rules, effective January 1, 2005, to require that telemarketers access the registry and purge numbers from their call lists every 31 days. We cannot predict the outcome of these proceedings. They may affect our regulatory obligations and the form of competition for these services which could have a material adverse effect on our business, revenue and profitability.

We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

     Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources and worker health and safety, including laws and regulations governing and creating liability relating to, the management, storage and disposal of hazardous materials, asbestos, petroleum products and other regulated materials. We also are subject to environmental laws and regulations governing air emissions from our fleets of vehicles. As a result, we face several risks, including the following:

•	Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any actual or threatened environmental contamination at currently and formerly owned or operated properties, and those of our predecessors, and for contamination associated with disposal by us or our predecessors of hazardous materials at third party disposal sites. Hazardous materials may have been released at certain current or formerly owned properties as a result of historic operations.

•	The presence of contamination can adversely affect the value of our properties and our ability to sell any such affected property or to use it as collateral.

•	We could be held responsible for third party property damage claims, personal injury claims or natural resource damage claims relating to any such contamination.

•	The cost of complying with existing environmental requirements could be significant.

•	Adoption of new environmental laws or regulations or changes in existing laws or regulations or their interpretations could result in significant compliance costs or as yet identified environmental liabilities.

•	Future acquisitions of businesses or properties subject to environmental requirements or affected by environmental contamination could require us to incur substantial costs relating to such matters.

•	In addition, environmental laws regulating wetlands, endangered species and other land use and natural resource issues may increase costs associated with future business or expansion opportunities, delay, alter or interfere with such plans, or otherwise adversely affect such plans.

     As a result of the above, we may face significant liabilities and compliance costs in the future.

THE TRANSACTIONS

     We summarize below the transactions and the principal terms of the stock purchase agreement and other agreements that relate to the transactions. This summary is not a complete description of the terms of these agreements.

Overview

     The offering of the outstanding notes was part of a series of simultaneous transactions. Upon consummation of the transactions on April 14, 2004, Homebase, the parent of the issuers, through its indirect, wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV and continued to own all of the capital stock of CCI Illinois. The transactions included the following:

•	the contribution by our equity investors of $89.0 million in cash in exchange for additional class A preferred shares of Homebase, the distribution by CCI of $63.4 million to Homebase and the contribution by Homebase of $152.4 million to Texas Acquisition of the aggregate proceeds of such distribution and contribution;

•	the offering of the outstanding notes;

•	the borrowing by CCI and Texas Acquisition of $437.0 million under a new credit facility;

•	the repayment of all the outstanding debt of CCI under its old credit facility;

•	the acquisition, pursuant to the stock purchase agreement, by Texas Acquisition of TXUCV from Pinnacle One Partners L.P., or Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., for $527.0 million in cash, subject to adjustment as described below; and

•	the payment of fees and expenses.

     The purchase price was subject to adjustment as described under “— Stock Purchase Agreement” for, among other things, our assumption of the outstanding principal amount of the capital leases entered into by TXUCV with GECC and for TXUCV’s working capital on the closing date. The cash purchase price was reduced by the outstanding principal amount of these capital leases and increased to account for TXUCV’s working capital on the closing date. On August 10, 2004, we made an additional cash payment to TXU Corp. of $5.1 million, including interest, as a result of the final working capital adjustment. See “Description of Other Indebtedness — GECC Capital Leases”.

Our Equity Investors

     Homebase is a Delaware limited liability company that was formed on June 26, 2002. In connection with the acquisition of TXUCV, our equity investors made additional cash investments in Homebase in an aggregate amount of $89.0 million in exchange for additional class A preferred shares of Homebase. As a result of these and prior cash contributions, they each beneficially own 3,000,000 common shares and approximately 60,666.7 class A preferred shares of Homebase, accounting for approximately 90% of the issued and outstanding common shares and 100% of the issued and outstanding class A preferred shares. The remainder of the common shares are owned by members of our management.

   Central Illinois Telephone

     Central Illinois Telephone is a limited liability company managed by our Chairman, Mr. Lumpkin. Mr. Lumpkin, members of his family and their respective affiliates beneficially own 90.9% of the equity interests in Central Illinois Telephone, and the remainder is owned by members of our management and other investors.

   Providence Equity

     Providence Equity is a private investment firm specializing in equity investments in telecommunications and media companies around the world. Providence Equity manages funds with over $5.0 billion in equity commitments, including Providence Equity Partners IV, a private equity fund of approximately $2.8 billion, and has invested in more than 70 companies. Providence Equity’s investment professionals are located in North America and Europe, with offices in Rhode Island, New York and London, England. Some of its recent investments include eircom ltd, Madison River Telephone Company, LLC, Brooks Fiber Properties, Inc., Bresnan Broadband Holdings, LLC, VoiceStream Wireless Corp. and Yankees Entertainment and Sports Network, LLC.

   Spectrum Equity

     Spectrum Equity is a private equity firm specializing in investments in the media and communications industries on a global basis. Based in Boston, Massachusetts and Menlo Park, California, Spectrum Equity has over $3.0 billion in capital under management and its investment professionals have invested in more than 90 companies since the firm’s inception. Some of its investments include American Cellular Corporation, American Tower Corporation, CBD Media LLC, Illuminet Holdings, Inc., Jazztel, p.l.c., and Patriot Media and Communications LLC.

Stock Purchase Agreement

     On January 15, 2004, Texas Acquisition and Pinnacle One entered into a stock purchase agreement pursuant to which Texas Acquisition acquired, effective as of April 14, 2004, all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of acquiring TXUCV. By acquiring the stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp.’s telecommunications business, consisting of the following:

•	Consolidated Communications of Fort Bend Company (formerly known as Fort Bend Telephone Company) and Consolidated Communications of Texas Company (formerly known as TXU Communications Telephone Company, which was formerly known as Lufkin-Conroe Telephone Exchange, Inc.), which together serve markets in Conroe, Katy and Lufkin, Texas;

•	a telephone directory publishing business; and

•	a transport services business.

     The cash purchase price for the sale of TXUCV’s capital stock was $527.0 million, subject to the following adjustments:

•	The cash purchase price was reduced by $2.8 million, the outstanding principal amount of the capital leases between TXUCV and GECC. For a description of these capital leases, see “Description of Other Indebtedness — GECC Capital Leases”; and

•	The cash purchase price assumed $4.6 million of cash on the balance sheet of TXUCV and a negative $2.8 million of working capital at closing and is adjusted upward (or downward) if the amount of cash on the balance sheet or working capital at closing is greater than (or less than) these amounts.

     All of TXUCV’s outstanding indebtedness as of the closing date, other than the GECC capital leases described above and inter-company amounts relating to contracts that continued following the closing of the transactions, has been paid. In addition, Pinnacle One will bear the first $5.1 million of any severance and similar expenses associated with work force reductions occurring between the signing the stock purchase agreement on January 15, 2004 and the closing on April 14, 2004. Texas Acquisition is responsible for any amount in excess thereof. We currently expect such severance and similar expenses to be $5.9 million, of which we expect to bear approximately $0.8 million. See

Note 9 (Accrued Liabilities) to the Unaudited Pro Forma Condensed Combined Financial Statements — CCI Illinois and CCI Texas.

     The stock purchase agreement contains customary representations and warranties, covenants and indemnification provisions. Most representations and warranties will expire on April 30, 2005. In general, Pinnacle One may be liable to us for any breaches of representations and warranties to the extent that our losses, in the aggregate, exceed $7.5 million, and then only up to $131.8 million, in the aggregate, subject to specified exceptions.

     TXU Corp. has agreed to guarantee the payment obligations of Pinnacle One for up to the purchase price and has further agreed to guarantee certain tax indemnification obligations up to, and in excess of, the purchase price.

Other Agreements

     In connection with the closing of the acquisition, Homebase and/or its subsidiaries entered into several agreements including the following:

•	Post-Closing Guaranty, dated as of April 14, 2004, pursuant to which TXU Corp., subject to defined limitations, guaranteed Pinacle One’s obligations to indemnify Texas Acquisition under the stock purchase agreement following the closing of the transactions;

•	Trademark Assignment, dated as of 14, 2004, between TXUCV and TXU Corp., pursuant to which TXUCV assigned specified trademarks to TXU Corp.;

•	Internet Domain Name License Agreement, dated as of April 14, 2004, between TXUCV and TXU Corp, pursuant to which TXU Corp. licensed specified domain names to TXUCV for a transition period of two years;

•	Software License and Services Agreement, dated as of December 24, 2003, between PeopleSoft USA, Inc. and TXUCV and Partial Assignment, Assumption and Release Agreement, dated as of December 22, 2003, by and between PeopleSoft USA, Inc., TXUCV and TXU Business Services Company, an indirect, wholly owned subsidiary of TXU Corp., pursuant to which TXUCV obtained the right to continue to use PeopleSoft’s applications for financial, human resources and inventory purposes following the closing of the transactions;

•	Professional Services Fee letter, dated April 14, 2004, pursuant to which CCI agreed to pay a professional services fee to our equity investors in the aggregate amount of $2.0 million per year, as described under “Certain Relationships and Related Party Transactions—Professional Services Fee Agreements”; and

•	Professional Services Fee letter, dated as of April 14, 2004, pursuant to which Texas Acquisition agreed to pay a professional services fee to our equity investors in the aggregate amount of $3.0 million per year, as described under “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”.

     In addition, we may modify the Services and Facilities Agreement as described under “Certain Relationships and Related Party Transactions — Services and Facilities Agreement” to permit the allocation of common costs and expenses among CCI Illinois, CCI Texas and their subsidiaries. The modification may require prior filing with or approval of the ICC.

USE OF PROCEEDS

     This exchange offer is intended to satisfy the obligations of the issuers and Homebase under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. You will receive, in exchange for outstanding notes validly tendered and accepted for exchange pursuant to the exchange offer, exchange notes in the same principal amount as such outstanding notes. Outstanding notes validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase of our outstanding debt.

CAPITALIZATION

     The following table sets forth as of June 30, 2004, the cash, cash equivalents and capitalization of each of CCI Illinois and CCI Texas and CCI Illinois and CCI Texas on a combined basis. You should read this table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Illinois and CCI Texas”, the financial statements and the related notes of each of CCI and its subsidiaries and CCV and its subsidiaries and the Unaudited Pro Forma Condensed Combined Financial Statements of CCI Illinois and CCI Texas included elsewhere in this prospectus.

	As of June 30, 2004
			CCI Illinois and
			CCI Texas
	CCI Illinois	CCI Texas	Combined
	(in thousands)
Cash and cash equivalents	$13,761	$26,854	$40,615

Long-term debt (including current portion):
New credit facility:
Revolving credit facility(1)	$—	$—	$—
Term loan A(2)	50,000	72,000	122,000
Term loan B(2)	120,000	195,000	315,000

Total credit facilities	170,000	267,000	437,000
Capital lease obligations(3)	—	2,604	2,604
9¾ Senior Notes due 2012	75,000	125,000	200,000

Total long term debt (including current portion)	245,000	394,604	639,604
Shareholders’ equity	35,066	154,873	189,939

Total capitalization	$280,066	$549,477	$829,543

(1)	The new credit facility contains a $30.0 million revolving credit facility with a maturity of six years. See “Description of Other Indebtedness — New Credit Facility”.

(2)	The new credit facility contains a $122.0 million term loan A facility with a maturity of six years and a $315.0 million term loan B facility with a maturity of seven years and six months. The term loan facilities were drawn in full on the closing of the transactions on April 14, 2004. See “Description of Other Indebtedness — New Credit Facility”.

(3)	The capital lease obligations represent the outstanding balance under the GECC capital leases. See “Description of Other Indebtedness — GECC Capital Leases”.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — CCI

     Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of CCI. As a result, we have not provided separate financial results for Illinois Holdings and present only the financial results of CCI. CCI acquired ICTC and the related businesses on December 31, 2002. We believe the operations of ICTC and the related businesses prior to December 31, 2002 represent the predecessor of CCI.

     The selected consolidated financial information set forth below have been derived from the unaudited combined financial statements of ICTC and related businesses as of and for the years ended December 31, 1999 and 2000, the audited combined financial statements of ICTC and related businesses as of and for the years ended December 31, 2001 and 2002, the audited consolidated financial statements of CCI as of and for the year ended December 31, 2003 and the unaudited consolidated financial statements of CCI as of and for the six months ended June 30, 2003 and 2004. The unaudited combined financial statements of ICTC and related businesses, the predecessor of CCI, as of and for the years ended December 31, 1999 and 2000 and the unaudited consolidated financial statements of CCI as of and for the six months ended June 30, 2003 and 2004 reflect all adjustments which management believes to be of a normal and recurring nature and necessary for a fair presentation of the results for the referenced unaudited periods. Operating results for the six months ended June 30, 2003 and 2004 are not necessarily indicative of the results for the full year.

     The following selected historical combined consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition — CCI Illinois and CCI Texas” and the Consolidated Financial Statements of CCI and the audited and unaudited Combined Financial Statements of ICTC and related businesses and the related notes included elsewhere in this prospectus.

	Year Ended December 31, 2003					Six Months Ended

	Predecessor of CCI					June 30,

	1999	2000	2001	2002	2003	2003	2004
	(dollars in millions)					(unaudited)
Consolidated Statement of Operations Data:
Total operating revenues	$104.9	$117.1	$115.6	$109.9	$132.3	$65.0	$67.1
Cost of services and products	18.9	20.0	19.7	17.9	30.1	14.8	14.7
Selling, general and administrative	50.6	61.1	55.2	53.6	58.7	28.5	30.8
Depreciation and amortization(1)	30.3	33.6	31.8	24.5	22.5	11.4	11.5

Income from operations	5.1	2.4	8.9	13.9	21.0	10.3	10.2
Interest expense, net(2)	(1.8)	(1.8)	(1.8)	(1.6)	(11.9)	(6.1)	(11.0)
Other, net (3)	0.5	0.5	5.8	0.4	0.1	–	0.1

Income (loss) before income taxes	3.8	1.1	12.9	12.7	9.2	4.2	(0.7)
Income tax (expense) benefit	1.7	3.7	(6.3)	(4.7)	(3.7)	(1.7)	0.3

Net income (loss)	$5.5	$4.8	$6.6	$8.0	$5.5	$2.5	$(0.4)

Other Financial Data:
Illinois Telephone Operations revenues	$72.5	$82.0	$79.8	$76.7	$90.3	$44.9	$46.4
Other Data:
Local access lines in service
Residential	62,884	63,064	62,249	60,533	58,461	59,533	57,232
Business	30,428	32,933	33,473	32,475	32,426	32,573	31,845

Total local access lines (3)	93,312	95,997	95,722	93,008	90,887	92,106	89,077
DSL subscribers	—	—	2,501	5,761	7,951	6,403	9,029
Consolidated Cash Flow Data:
Cash flows from operating activities	$29.5	$36.1	$34.3	$28.5	$28.9	$11.1	$10.0
Cash flows from investing activities	(14.9)	(21.8)	(13.1)	(14.1)	(296.1)	(291.6)	(6.3)
Cash flows from financing activities	(10.5)	(21.5)	(18.9)	(16.6)	277.4	288.5	(0.1)
Capital expenditures	14.0	20.7	13.1	14.1	11.3	6.9	6.1

	As of December 31, 2003					As of June 30,

	Predecessor of CCI
	1999	2000	2001	2002	2003	2003	2004
			(dollars in millions)			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$8.1	$0.9	$3.3	$1.1	$10.1	$7.9	$13.8
Total current assets	29.2	27.1	26.7	23.2	39.6	33.6	41.6
Net plant, property & equipment(4)	96.9	102.6	100.5	105.1	100.4	103.5	98.2
Total assets	284.0	270.0	248.9	236.4	317.6	318.9	317.1
Total long-term debt (including current portion)(5)	22.0	21.3	21.1	21.0	180.4	185.2	245.0
Shareholders’ equity	206.8	191.3	178.1	174.5	98.0	95.3	35.1

(1)	On January 1, 2002, CCI Illinois adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, CCI ceased amortizing goodwill on January 1, 2002 and instead tests for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $17.6 million from 1999 through 2001, $10.1 million in 2002 and $7.0 million in 2003. Depreciation and amortization excludes amortization of deferred financing costs.

(2)	Interest expense includes amortization of deferred financing costs totaling $504,000 in 2003.

(3)	On September 30, 2001, ICTC sold two exchanges of approximately 2,750 access lines, received proceeds from the sale of $7.2 million and recorded a gain on the sale of assets of approximately $5.2 million.

(4)	Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expenses. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with composite group life remaining methodology used for regulated telephone plant assets.

(5)	In connection with the TXUCV acquisition on April 14, 2004, CCI Illinois and CCI Texas incurred, severally and not jointly, an aggregate of $637.0 million of new long-term debt, of which CCI Illinois is severally responsible for $75.0 million in outstanding notes and $170.0 million in term loans under the new credit facility.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — CCV

     Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Texas Acquisition. Each of Texas Holdings and Texas Acquisition was formed for the sole purpose of acquiring TXUCV, which was renamed CCV after the closing of the acquisition. As a result, we have not provided separate financial results for Texas Holdings or Texas Acquisition and present only the financial results of CCV. We believe that the operations of TXUCV prior to April 14, 2004 represent the predecessor of CCV. In addition, TXU Corp. contributed the parent company of Fort Bend Telephone Company on August 11, 2000 to TXUCV. We believe the operations of Fort Bend Telephone Company prior to August 11, 2000 represent the predecessor of TXUCV.

     The selected consolidated financial information set forth below have been derived from the audited consolidated financial statements of Fort Bend Telephone Company, the predecessor of TXUCV, as of and for the year ended December 31, 1999 and as of and for the period ended August 10, 2000, the audited consolidated financial statements of TXUCV, the predecessor of CCV, as of and for the years ended December 31, 2000, 2001, 2002 and 2003 and as of and for the period ended April 13, 2004 and the unaudited consolidated financial statements of CCV as of and for the six months ended June 30, 2003 and as of and for the period ended June 30, 2004. The unaudited consolidated financial statements of CCV as of and for the six months ended June 30, 2003 and as of and for the period ended June 30, 2004 reflect all adjustments which management believes to be of a normal and recurring nature and necessary for a fair presentation of the results for the referenced unaudited periods. Operating results for the six months ended June 30, 2003 and for the period ended June 30, 2004 are not necessarily indicative of the results for the full year.

     The following selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition — CCI Illinois and CCI Texas” and the audited and unaudited consolidated financial statements of TXUCV and the unaudited consolidated financial statements of CCV and the related notes included elsewhere in this prospectus.

	Year Ended December 31, 2003						Six Months Ended June 30

	Predecessor to						Predecessor to
	TXUCV						CCV
		Period						Period	Period
		from	Period					from	from
		1/1/00	from					1/1/04	4/14/04
		to	8/11/00 to					to	to	Combined
	1999	8/10/00	12/31/00	2001	2002	2003	2003	4/13/04	6/30/04	2004

					(dollars in millions)
Consolidated Statement of Operations Data:
Total operating revenues	$126.3	$93.2	$67.9	$207.5	$214.7	$194.8	$101.3	$53.9	$39.5	$93.4
Network operating costs	48.7	38.7	29.9	95.6	76.9	58.4	29.3	15.3	11.0	26.3
Selling, general and administrative(1)	35.9	31.8	32.1	88.7	109.4	75.4	45.8	24.2	11.3	35.5
Depreciation and amortization(2)	22.8	19.3	17.1	50.2	41.0	32.9	16.7	8.1	9.1	17.2
Restructuring, asset impairment and other charges(3)	—	—	—	—	101.4	0.2	(0.1)	—	—	—
Goodwill impairment charges	—	—	—	—	18.0	13.2	—	—	—	—

Income (loss) from operations	18.9	3.4	(11.2)	(27.0)	(132.0)	14.7	9.6	6.3	8.1	14.4
Interest expense, net(4)	(1.8)	(3.6)	(4.9)	(11.1)	(7.5)	(5.4)	(2.9)	(3.2)	(5.7)	(8.9)
Other, net(5)	2.4	5.8	10.9	9.9	11.4	0.8	(0.3)	1.2	0.7	1.9

Income (loss) before income taxes	19.5	5.6	(5.2)	(28.2)	(128.1)	10.1	6.4	4.3	3.1	7.4
Income taxes (expense) benefit	(9.3)	(3.8)	(0.3)	6.3	38.3	(12.4)	(1.9)	(2.5)	(1.1)	(3.6)

Net income (loss)	$10.2	$1.8	$(5.5)	$(21.9)	$(89.8)	$(2.3)	$4.5	$1.8	$2.0	$3.8

Other Data:
Local access lines in service
Residential	80,182	—	117,130	119,488	119,060	116,862	118,779	n/a	115,286	115,286
Business	36,394	—	49,292	50,406	53,023	54,780	53,934	n/a	54,807	54,807

Total local access lines	116,576	—	166,422	169,894	172,083	171,642	172,713	n/a	170,093	170,093
DSL subscribers	—	—	1,593	4,069	5,423	8,668	6,580	n/a	12,130	12,130
CLEC access lines	3,656	—	18,541	58,591	26,088	n/a	n/a	n/a	n/a	n/a
Consolidated Cash Flow Data:
Cash flows from (used in) operating activities	$56.8	$(16.5)	$37.4	$6.8	$34.7	$75.1	$21.8	$5.3	$22.5	$27.8
Cash flows used in investing activities	(53.0)	(27.3)	(48.3)	(59.9)	(21.3)	(14.3)	(7.4)	(6.3)	(527.5)	(533.8)
Cash flows from (used in) financing activities	20.0	34.2	(3.8)	46.3	(4.4)	(61.8)	(22.9)	(0.6)	531.9	531.3
Capital expenditures	54.9	36.0	59.2	67.0	27.4	18.2	8.0	6.7	3.6	10.3

	Year Ended December 31, 2003						Six Months Ended June 30

	Predecessor to						Predecessor to
	TXUCV						CCV
		Period						Period	Period
		from	Period					from	from
		1/1/00	from					1/1/04	4/14/04
		to	8/11/00 to					to	to
	1999	8/10/00	12/31/00	2001	2002	2003	2003	4/13/04	6/30/04
				(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$34.6	—	$10.3	$3.4	$12.4	$11.5	$4.1	$9.9	$26.9
Total current assets	69.7	—	63.8	44.3	86.4	34.5	70.2	37.1	54.9
Net plant, property & equipment(6)	198.8	—	332.4	363.4	240.8	231.4	231.2	230.0	257.3
Total assets	555.5	—	787.0	800.4	700.1	647.9	675.0	625.2	732.0
Total long-term debt (including current portion)(7)	56.1	—	157.5	172.8	166.2	100.4	119.8	2.8	394.6
Shareholder’s equity	354.3	—	490.5	496.6	407.6	410.9	416.4	513.3	154.9

(1)	Prior to 2003, TXUCV incurred significant bad debt and established reserves accordingly. In 2003, after exiting the CLEC business, TXUCV re-evaluated its bad debt reserves. As a result, TXUCV recognized a bad debt expense benefit of $803,000 in 2003. However, the actual write off for 2003 was approximately $2.3 million.

(2)	On January 1, 2002, TXUCV adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, TXUCV ceased amortizing goodwill on January 1, 2002, and instead tests for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $5.3 million in 1999, $8.7 million in 2000, and $13.7 million in 2001. Depreciation and amortization excludes amortization of debt issuance expenses. In accordance with SFAS 142, TXUCV recognized goodwill impairments of $13.2 million and $18.0 million in 2003 and 2002, respectively.

(3)	During 2002, TXUCV recognized restructurings, asset impairment and other charges of $101.4 million due to write down of assets relating to TXUCV’s CLEC and transport businesses.

(4)	Interest expense prior to the transactions was from the TXU revolving credit facility, GECC capital leases, mortgage notes and is reduced by allowance for funds used during construction.

(5)	Other, net includes equity earnings from the cellular partnerships, dividend income and recognizing the minority interests of investors in East Texas Fiber Line, Inc.

(6)	Property, plant and equipment items are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense.

(7)	In connection with the TXUCV acquisition on April 14, 2004, CCI Texas and CCI Illinois incurred, severally and not jointly, an aggregate of $637.0 million of new long-term debt, of which CCI Texas is severally responsible for $125.0 million in outstanding notes and $267.0 million in term loans under the new credit facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — CCI ILLINOIS AND CCI TEXAS

     We present below Management’s Discussion and Analysis of Financial Condition and Results of Operations of each of CCI Illinois and CCI Texas followed by a discussion of liquidity and capital resources of CCI Illinois and CCI Texas on a combined basis after giving effect to the transactions. The following discussion should be read in conjunction with the historical consolidated financial statements and notes and other financial information related to CCI Illinois and CCI Texas appearing elsewhere in this prospectus.

CCI Illinois

Overview

   CCI Illinois’ Business

     CCI Illinois is an established rural local exchange company that provides communications services to residential and business customers in Illinois. As of June 30, 2004, CCI Illinois would have been the 25th largest local telephone company in the United States had it been a separate company, based on industry sources, with approximately 89,077 local access lines and 9,029 DSL lines in service. CCI Illinois’ main sources of revenues are our local telephone businesses in Illinois, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. We also operate a number of complementary businesses, such as telephone service to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services.

   Segments

     In accordance with the reporting requirement of Statement of Financial Accounting Standards, or SFAS, No. 131, Disclosure about Segments of an Enterprise and Related Information, CCI Illinois has two reportable business segments, Illinois Telephone Operations and Other Illinois Operations. The results of operations discussed below reflect the consolidated results of CCI Illinois.

   Acquisition from McLeodUSA

     CCI Illinois began operations in its present form with the acquisition from McLeodUSA of ICTC and several related businesses on December 31, 2002. As a result, period-to-period comparisons of CCI Illinois’ financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance due to the following factors:

•	Revenues and expenses in the first six months of 2004 and in 2003 for certain long distance services and data and Internet services include services that were not part of the financial results of our Illinois Telephone Operations segment when it was owned by McLeodUSA in 2002 and 2001. These services were provided, and revenues were recognized, by McLeodUSA as part of its CLEC operations. In order for McLeodUSA to provide these services to customers in our Illinois RLEC’s service area, ICTC provided McLeodUSA’s CLEC operations access to its network and billing and collection services for which it received network access charges and billing and collection fees. Following the acquisition by Homebase of ICTC and the related businesses, Illinois Telephone Operations launched its own business providing similar long distance and data and Internet services to customers primarily located in our Illinois RLEC’s service area. As a result, the results of operations of Illinois Telephone Operations in 2003 include businesses that were not included in 2002 and 2001 when ICTC and the related operations were owned by McLeodUSA.

•	Expenses for the first six months of 2004 and for the calendar year 2003 included $1.0 million and $2.0 million, respectively, in aggregate professional services fees paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to a professional services agreement. This is in addition to a professional services fee that will be payable by CCI Texas to these parties under a separate professional services fee agreement, entered at the closing of the transactions. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”.

•	In 2001 and 2002 McLeodUSA encountered financial difficulties and, as a result, initiated cost-cutting initiatives and reduced financial support for all operations other than ICTC. Although certain expenses were reduced as a result of these initiatives, revenues and income from operations also declined in these periods. In connection with its bankruptcy proceeding in 2002, McLeodUSA identified ICTC and the related businesses as assets held for sale and as discontinued operations.

   Revenues

     To date, CCI Illinois’ revenues have been derived primarily from the sale of voice and data communications services to residential and business customers in our Illinois RLEC’s service area. For the six months ended June 30, 2004, approximately 69.2%, or $46.4 million, of our operating revenues came from Illinois Telephone Operations and approximately 30.8%, or $20.7 million, came from Other Illinois Operations. For the six months ended June 30, 2003, approximately 69.1%, or $44.9 million, of our operating revenues came from Illinois Telephone Operations and approximately 30.9%, or $20.1 million, came from Other Illinois Operations. For the year ended December 31, 2003, approximately 68.3%, or $90.3 million, of our operating revenues came from Illinois Telephone Operations and 31.7%, or $42.0 million, came from Other Illinois Operations. For the year ended December 31, 2002, approximately 69.8%, or $76.7 million, of our operating revenues came from Illinois Telephone Operations and 30.2%, or $33.2 million, from Other Illinois Operations.

     We intend to focus on continuing to generate increasing revenues in our Illinois Telephone Operations from our local telephone, long distance, and data and Internet businesses. We expect that the sale of DSL lines and the bundling of local service, custom calling features, voicemail and Internet access will continue to be our primary focus. We anticipate that the sale of communications services to customers in our Illinois RLEC’s service area will continue to provide the predominant share of CCI Illinois’ revenues for the foreseeable future.

     We are currently experiencing a decline in the number of local access lines in service in our Illinois RLEC’s service area. As of June 30, 2004, CCI Illinois had approximately 89,077 local access lines in service, which is a decrease of 1,810 local access lines from approximately 90,887 local access lines in service at December 31, 2003. We believe the principal reasons we lost local access lines in this period was due to the weak economy in our Illinois service areas, as well as the seasonal trend of college students disconnecting service for the summer. In addition, we believe our Illinois RLEC lost local access lines due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL service for dial-up Internet access and wireless services for wireline service.

     The number of DSL subscribers we serve grew substantially for the year ended 2003 and during the six months ended June 30, 2004, compared to the same periods in 2002 and 2003, respectively. This increase is primarily due to our continued focus on selling DSL service and the success of bundling DSL with local service, custom calling features and voicemail. DSL lines in service increased 13.6% to approximately 9,029 lines as of June 30, 2004 from approximately 7,951 lines as of December 31, 2003, which was a 38% increase from approximately 5,761 lines as of December 31, 2002. Our penetration rate for DSL lines in service was approximately 10% and 9% of our Illinois RLEC’s local access lines at June 30, 2004 and December 31, 2003, respectively.

     We have also been successful in growing our revenues in Illinois Telephone Operations by bundling local service, custom calling features, voicemail and Internet access. The number of these bundles, which we refer to as service bundles, increased 12% to over 7,500 service bundles at June 30, 2004 from approximately 6,700 service bundles at December 31, 2003, which itself was a 43% increase from approximately 4,700 service bundles at December 31, 2002.

     Illinois Telephone Operations added revenues in 2003 and in the six months ended June 30, 2004, from long distance and Internet services provided primarily to our Illinois RLEC’s customers that had been provided previously by McLeodUSA. At June 30, 2004, Illinois Telephone Operations had approximately 52,141 long distance customers, which represented approximately a 58.5% penetration of local access lines. At December 31, 2003, Illinois Telephone Operations had approximately 49,699 long distance customers, which represented approximately a 54.7% penetration of local access lines. We do not anticipate significant growth in revenues for Illinois Telephone Operations due to its primarily rural service area, but expect to continue to have consistently strong cash flows due to relatively consistent customer demand as a result of a generally supportive regulatory environment and limited competition.

     Other Illinois Operations revenues increased significantly in 2003 primarily due to a renewed focus by management on growing this segment among other reasons. We had success in growing revenues between 2002 and 2003 for several reasons. Due to its financial difficulties and bankruptcy in 2002, McLeodUSA initiated cost-cutting initiatives and reduced financial support for all operations other than ICTC and, as a result, revenues for Other Illinois Operations suffered. In 2003, following the acquisition from McLeodUSA, management renewed its focus on growing this segment. In addition, revenue growth was driven by the award to Public Services by the State of Illinois of an extension to the prison contract in December 2002 that nearly doubled the number of prison sites served. In the near term, we anticipate that Other Illinois Operations’ revenues will continue to grow as it builds on the successes from the renewed focus by management in 2003.

   Expenses

     Historically, Illinois Telephone Operations had reported fairly consistent operating expenses. In 2003, following the acquisition from McLeodUSA, Illinois Telephone Operations expenses increased substantially, however, due to the start-up of the long distance and data and Internet businesses, the need to build new information technology and systems and the cost of hiring and retaining the senior management team.

     In 2003, Other Illinois Operations also experienced increased operating expenses. The increase was primarily due to the increase in cost of sales due to the success of Other Illinois Operations in generating new revenues.

     CCI Illinois’ primary operating expenses consist of cost of services, selling, general and administrative expenses and depreciation and amortization.

   Cost of Services and Products

     CCI Illinois’ cost of services includes the following:

•	operating expenses relating to plant costs, including those related to the network and general support costs, central office switching and transmission costs and cable and wire facilities;

•	general plant costs, such as testing, provisioning, network, administration, power and engineering;

•	the cost of transport and termination of long distance and private lines outside our Illinois RLEC’s service area.

     Illinois Telephone Operations has agreements with McLeodUSA and other carriers to provide long distance transport and termination services. These agreements contain various commitments and expire at various times. Illinois Telephone Operations believes it will meet all commitments in the agreements and believes it will be able to procure services for future periods. We are currently procuring services for future periods, and at this time, the costs and related terms under which we will purchase long distance transport and termination services have not been determined. We, however, do not expect any material adverse changes from any changes in any new service contract.

   Selling, General and Administrative Expenses

     Selling, general and administrative expenses include:

•	selling and marketing expenses;

•	expenses associated with customer care;

•	billing and other operating support systems; and

•	corporate expenses.

     Illinois Telephone Operations incurs selling and marketing and customer care expenses from its customer service centers and commissioned sales people. Our Illinois customer service centers are the primary sales channels for residential and business customers with one or two phone lines, whereas commissioned sales representatives provide customized proposals to larger business customers. In addition, we use customer retail centers for various communications needs, including new telephone, Internet and paging service purchases.

     Each of our Other Illinois Operations businesses primarily use an independent sales and marketing team comprised of dedicated field sales account managers, management teams and service representatives to execute our sales and marketing strategy.

     CCI Illinois has operating support and other back office systems that are used to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the local access lines in our operations. We are in the process of migrating key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through centralization, standardization and sharing of best practices. We expect that our operating support systems and customer care expenses will increase as we integrate CCI Illinois’ and CCI Texas’ back office systems. As of June 30, 2004, $0.7 million and $0.4 million had been spent on integration in Texas and Illinois, respectively.

   Depreciation and Amortization Expenses

     CCI Illinois recognizes depreciation expenses for our regulated telephone plant using rates and lives approved by the ICC. The provision for depreciation on nonregulated property and equipment is recorded using the straight-line method based upon the following useful lives:

Years
Buildings	5-20
Network and outside plant facilities	5-15
Furniture, fixtures, and equipment	3-10

     Amortization expenses are recognized primarily for our intangible assets considered to have finite useful lives on a straight-line basis. In accordance to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. Because tradenames have been determined to have indefinite lives, they are not amortized. Software and customer relationships are amortized over their useful lives of five and ten years, respectively.

     The following summarizes the revenues and operating expenses from continuing operations for ICTC and related business, the predecessor of CCI, for the years ended December 31, 2001 and 2002, and for CCI on a consolidated basis for the year ended December 31, 2003 and for the six months ended June 30, 2003 and 2004, from these sources:

	Predecessor				CCI
	Year Ended December 31,						Six Months Ended June 30,
	2001		2002		2003		2003		2004
								(unaudited)
		% of		% of		% of		% of		% of
	$	Total	$	Total	$	Total	$	Total	$	Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues
Revenues:
Illinois Telephone Operations(1)
Local calling services	$34.4	29.8%	$33.4	30.4%	$34.4	26.0%	$17.0	26.2%	$17.2	25.6%
Network access services	33.8	29.2	29.0	26.4	26.8	20.3	13.6	20.9	13.5	20.1
Subsidies	0.9	0.8	4.1	3.7	6.0	4.5	2.9	4.5	4.6	6.8
Long distance services	2.1	1.8	1.4	1.3	10.3	7.8	5.0	7.7	4.7	7.0
Data and Internet services	4.0	3.5	4.3	3.9	8.7	6.6	4.4	6.8	4.3	6.4
Other services	4.6	4.0	4.5	4.1	4.1	3.1	2.0	3.1	2.1	3.1

Total Illinois Telephone Operations	79.8	69.0	76.7	69.8	90.3	68.3	44.9	69.1	46.4	69.2
Other Illinois Operations	35.8	31.0	33.2	30.2	42.0	31.7	20.1	30.9	20.7	30.8

Total operating revenues	$115.6	100.0%	$109.9	100.0%	$132.3	100.0%	$65.0	100.0%	$67.1	100.0%

Expenses:
Operating expenses(2)
Illinois Telephone Operations	$47.8	41.4%	$46.9	42.7%	$54.7	41.3%	$27.0	42.0%	$29.6	44.1%
Other Illinois Operations	27.1	23.4	24.6	22.4	34.1	25.8	16.4	24.8	15.8	23.5
Depreciation and amortization	31.8	27.5	24.5	22.3	22.5	17.0	11.4	17.5	11.5	17.1

Total operating expenses	106.7	92.3	96.0	87.4	111.3	84.1	54.8	84.3	56.9	84.8

Income from operations	8.9	7.7	13.9	12.6	21.0	15.9	10.2	15.7	10.2	15.2
Interest expense	1.8	1.6	1.6	1.5	11.9	9.0	6.1	9.4	11.1	16.5
Other income, net	5.8	5.0	0.4	0.4	0.1	0.1	0.1	0.2	0.2	0.3
Income taxes expense (benefit)	6.3	5.4	4.7	4.3	3.7	2.8	1.7	2.6	(0.3)	(0.4)

Net income (loss)	$6.6	5.7%	$8.0	7.3%	$5.5	4.2%	$2.5	3.8%	$(0.4)	(0.6)%

(1)	This category corresponds to the line items presented under “Business — CCI Illinois — Overview — Illinois Telephone Operations” and provides more detail than that presented in the consolidated statement of income of CCI. See Consolidated Financial Statements of CCI and audited Combined Financial Statements of ICTC and related businesses.

(2)	This category reflects costs of services and products and selling, general and administrative expenses line items set forth in the Consolidated Financial Statement of Income of CCI and the audited Combined Statements of Income for ICTC.

Results of Operations

   Six Months Ended June 30, 2004 compared to June 30, 2003

   CCI Illinois Revenues

     CCI Illinois revenues increased by 3.2%, or $2.1 million, to $67.1 million in 2004 from $65.0 million in 2003.

     Illinois Telephone Operations’ revenues increased 3.3%, or $1.5 million, to $46.4 million in 2004 from $44.9 million in 2003. The increase was primarily due to the increase in subsidy revenue as well as recognition of prior period subsidy settlements revenue received in the first six months of 2004.

     Other Illinois Operations’ revenues increased 3.0%, or $0.6 million, to $20.7 million in 2004 from $20.1 million in 2003. The increase was primarily due to growth in telemarketing revenues from new clients and the timing effect of the start up of the additional prison sites during the first six months of 2003. The new sites covered under the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 came on-line ratably over the first six months of 2003.

   Illinois Telephone Operations Revenues

     Local calling services revenues increased 1.2%, or $0.2 million, to $17.2 million in 2004 from $17.0 million in 2003. The increase was primarily due to the increase in sales of our service bundles, which was offset by a decline in local access lines.

     Network access services revenues decreased 0.7%, or $0.1 million, to $13.5 million in 2004 from $13.6 million in 2003. During the last two years, the FCC instituted modifications to our Illinois RLEC’s cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. The ICC similarly decreased intrastate network access charges but did not offset these reductions with state universal service fund subsidies.

     Subsidies revenues increased 58.6%, or $1.7 million, to $4.6 million in 2004 from $2.9 million in 2003. The increase was primarily a result of an increase in universal service fund support due in part to normal subsidy settlement processes and in part due to the FCC modifications to our Illinois RLEC’s cost recovery mechanisms described above in network access services revenues. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the regulatory regime of the ICC. Since our Illinois RLEC is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return and, therefore, the subsidies our Illinois RLEC will receive. In 2004, our Illinois RLEC analyzed its regulated assets and associated expenses and reclassified some of these for purposes of regulatory filings. The net effect of this reclassification was that our Illinois RLEC was able to recover additional subsidy payments for prior years and for 2004.

     Long distance services revenues decreased 6.0%, or $0.3 million, to $4.7 million in 2004 from $5.0 million in 2003. The decrease resulted primarily from high volume long distance customers switching to service bundles. This decrease was offset by an increase in our long distance penetration from approximately 52.8% to 58.5% as of June 30, 2003 and 2004, respectively.

     Data and Internet services revenues decreased 2.3%, or $0.1 million, to $4.3 million in 2004 from $4.4 million in 2003. The slight revenue decline is primarily due to a decline in dial-up Internet and private line revenues, which more than offset an increase in DSL revenues.

     Other services revenues increased 5.0%, or $0.1 million, to $2.1 million in 2004 from $2.0 million in 2003. The increase was due primarily to an increase in directory advertising revenues.

   Other Illinois Operations Revenues

     Other Illinois Operations revenues increased 3.0%, or $0.6 million, to $20.7 million in 2004 from $20.1 million in 2003. The increase was due primarily to growth in telemarketing revenues from new clients and the timing effect of the start up of additional prison sites during the first six months of 2003.

     Public Services revenues increased 9.4%, or $0.8 million, to $9.3 million in 2004 from $8.5 million in 2003. The increase was primarily due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled. The new prison sites were implemented during the first few months of 2003.

     Operator Services revenues decreased 18.4%, or $0.9 million to $4.0 million in 2004 from $4.9 million in 2003. The decrease was primarily due to a general decline in demand for these services.

     Market Response revenues increased 32.3%, or $1.0 million, to $4.1 million in 2004 from $3.1 million in 2003. The increase was primarily due to new client growth and volume increases from existing telemarketing and fulfillment programs.

     Business Systems revenues decreased 6.9%, or $0.2 million, to $2.7 million in 2004 from $2.9 million in 2003. The decrease was primarily due to the weakened economy and general indecision or delay in equipment purchases.

     Mobile Services revenues decreased 14.3%, or $0.1 million, to $0.6 million in 2004 from $0.7 million in 2003. This decrease was primarily due to a continuing erosion of the customer base for one-way paging products as competitive alternatives are increasing in popularity.

   CCI Illinois Operating Expenses

     CCI Illinois operating expenses increased 4.6%, or $2.0 million, to $45.4 million in 2004 from $43.4 million in 2003. The increase was primarily due to expenses incurred to generate new services. In addition, expenses increased compared to 2003 due to expenses incurred in connection with our integration activities. In the first six months of 2004, integration costs were $0.4 million. Due in part to higher medical claims, overall benefit expenses increased $0.8 million in 2004 compared to 2003.

   Illinois Telephone Operations Operating Expenses

     Operating expenses for Illinois Telephone Operations increased 9.6%, or $2.6 million, to $29.6 million in 2004 from $27.0 million in 2003. Total labor costs, including salaries, employee benefits and payroll taxes rose by $1.4 million to $15.1 million. The increase in labor costs was a result of increased time charged to maintenance projects in the first six months of 2004 compared to the first six months of 2003. Other increases in operating expenses included an increase of $0.2 million in sales and marketing expenses, an increase of $0.3 million in fees paid for accounting, legal and consulting services and integration costs of $0.4 million.

   Other Illinois Operations Operating Expenses

     Operating expenses for Other Illinois Operations decreased 3.7%, or $0.6 million, to $15.8 million in 2004 from $16.4 million in 2003. Charges paid to Illinois Telephone Operations for services decreased by $0.8 million, which was partially offset by an increase in benefits expense of $0.2 million. In addition, bad debt and collection expenses rose by $0.3 million because of an adjustment to our allowance for doubtful accounts for prison systems customers.

   Depreciation and Amortization

     Depreciation and amortization increased 0.9%, or $0.1 million, to $11.5 million in 2004 from $11.4 million in 2003. The increase is due to an increase in depreciable property, plant and equipment.

   Income from Operations

     Income from operations remained constant at $10.2 million in 2004 as compared to 2003.

   Interest Expense

     Interest expense increased 82.0%, or $5.0 million, to $11.1 million in 2004 from $6.1 million in 2003. In connection with the acquisition of TXUCV, CCI Illinois refinanced its old credit facility resulting in a charge of $4.2 million to write-off unamortized deferred financing costs. The remaining increase is primarily due to an increase in long-term debt and an increase in interest rates.

   Other Income (Expense)

     Other income increased 100.0%, or $0.1 million, to $0.2 million in 2004 from $0.1 million in 2003 due to an increase in cash balances and higher average interest rates in 2004 compared to 2003.

   Income Taxes

     Provision for income taxes decreased 117.6%, or $2.0 million, to a net benefit of $0.3 million in 2004 from an expense of $1.7 million in 2003. The effective income tax rate for both six months periods was approximately 40%.

   Net Income

     Net income decreased 116.0%, or $2.9 million, to a net loss of $0.4 million in 2004 from net income of $2.5 million in 2003. The decrease is primarily attributable to a charge of $4.2 million to write-off debt issuance costs upon refinancing CCI Illinois’ old credit facility and to increased interest expense that resulted from our borrowings under the new credit facility.

   Year Ended December 31, 2003 compared to December 31, 2002

   CCI Illinois Revenues

     CCI Illinois revenues increased by 20.4%, or $22.4 million, to $132.3 million in 2003 from $109.9 million in 2002.

     Illinois Telephone Operations’ revenues increased 17.7%, or $13.6 million, to $90.3 million in 2003 from $76.7 million in 2002. The increase was due primarily to the inclusion of long distance and data and Internet revenues previously recognized by McLeodUSA.

     Other Illinois Operations’ revenues increased 26.5%, or $8.8 million, to $42.0 million in 2003 from $33.2 million in 2002. The increase was due primarily to a significant growth in Public Services revenues as a result of the inclusion of additional prisons when the applicable contract to provide telecommunications services to the State of Illinois Department of Corrections was renewed.

   Illinois Telephone Operations Revenues

     Local calling services revenues increased 3.0%, or $1.0 million, to $34.4 million in 2003 from $33.4 million in 2002. The increase was due to an increase in fees paid to our Illinois RLEC by wireless carriers for local access. In addition, revenues from custom calling features and voicemail increased $0.3 million due primarily to the success of selling service bundles. These increases were partially offset by the impact of a reduction in local access lines of 2,121 lines.

     Network access services revenues decreased 7.6%, or $2.2 million, to $26.8 million in 2003 from $29.0 million in 2002. During the last two years, the FCC instituted modifications to our Illinois RLEC’s cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. The ICC similarly decreased intrastate network access charges but did not offset these reductions with state universal service fund subsidies.

     Subsidies revenues increased 46.3%, or $1.9 million, to $6.0 million in 2003 from $4.1 million in 2002. The increase was a result of an increase in federal universal service fund support due in part to normal subsidy settlement processes and in part due to the FCC modifications to our Illinois RLEC’s cost recovery mechanisms described above in network access services revenues. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the ICC for regulatory purposes. Since our Illinois RLEC is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return, and thus the extent to which our Illinois RLEC will receive subsidy payments. In 2003, our Illinois RLEC analyzed its regulated assets and reclassified some of these assets for purposes of regulatory filings. The net effect of this reclassification was that our Illinois RLEC was able to recover additional subsidy payments for prior years and for 2003.

     Long distance services revenues increased 635.7%, or $8.9 million, to $10.3 million in 2003 from $1.4 million in 2002. Illinois Telephone Operations did not provide interLATA long distance service in 2002, and instead this service was offered by other divisions of McLeodUSA. The only long distance service revenues included in 2002 was for intraLATA long distance services offered by our Illinois RLEC. At December 31, 2003 Illinois Telephone Operations’ long distance penetration was approximately 54.6%. LATAs are the 161 local access transport areas created to define the service areas of the RBOCs by the judgment breaking up AT&T. References to interLATA long distance service mean long distance service provided between LATAs and intraLATA refers to service within the applicable LATA.

     Data and Internet services revenues increased 102.3%, or $4.4 million, to $8.7 million in 2003 from $4.3 million in 2002. As with long distance services, while certain portions of revenues for DSL and non-local private lines was attributed to our Illinois Telephone Operations, the remainder of revenues from data and Internet services was included in other McLeodUSA divisions for 2002. Revenues from DSL service increased 70.0%, or $0.7 million, in 2003. Total DSL lines in service increased 38.7% to approximately 7,951 lines as of December 31, 2003 from approximately 5,761 lines as of December 31, 2002.

     Other services revenues decreased 8.9%, or $0.4 million, to $4.1 million in 2003 from $4.5 million in 2002. The decrease was due primarily to a reduction in billing and collection revenues.

   Other Illinois Operations Revenues

     Other Illinois Operations revenues increased 26.5%, or $8.8 million, to $42.0 million in 2003 from $33.2 million in 2002. The increase was primarily due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled and, secondarily, a more concerted commitment from management in 2003 to developing these services.

     Public Services revenues increased 78.8%, or $7.8 million, to $17.7 million in 2003 from $9.9 million in 2002. The increase was due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled.

     Operator Services revenues decreased 20.4%, or $2.3 million to $9.0 million in 2003 from $11.3 million in 2002. The decrease was due primarily to decreases in revenues from general declines in demand.

     Market Response revenues increased 62.2%, or $2.8 million, to $7.3 million in 2003 from $4.5 million in 2002. The increase was due to a renewed commitment from management to serving third party customers and a $500,000 investment in technology that allowed a larger sales team to be more competitive in pursuing additional business opportunities.

     Business Systems revenues increased 13.6%, or $0.8 million, to $6.7 million in 2003 from $5.8 million in 2002. The increase was due in part to the ability to secure performance bonds necessary to bid on certain structured wiring business opportunities which CCI Illinois was previously unable to secure due to McLeodUSA’s financial difficulties. The increase was also due to a general improvement in the demand for telecom equipment spending in CCI Illinois’ markets.

     Mobile Services revenues decreased 6.6%, or $0.1 million, to $1.4 million in 2003 from $1.5 million in 2002. This decrease was due to a continuing shift in demand from residential customers for one-way paging services to business customers who generate lower average revenues per customer.

   CCI Illinois Operating Expenses

     CCI Illinois operating expenses increased 24.2%, or $17.3 million, to $88.8 million in 2003 from $71.5 million in 2002. The increase was due primarily to expenses incurred to generate new services. In addition, expenses increased compared to 2002 due to the growth in its continuing operations, expenses related to the acquisition of ICTC and the related businesses, including the re-establishment of the CCI brand, systems and other related separation expenses, the hiring and retention of the management team and $2.0 million in professional services fees paid to our equity investors.

   Illinois Telephone Operations Operating Expenses

     Operating expenses for Illinois Telephone Operations for 2003 increased 16.6%, or $7.8 million, to $54.7 million in 2003 from $46.9 million in 2002. Expenses associated with the initiation of our Illinois Telephone Operations’ long distance services accounted for the majority of the variance resulting in $6.5 million of direct costs associated with long distance services revenues and data and Internet services revenues that were not included in 2002. Information technology and systems expenses increased $1.3 million in 2003 from $4.3 million in 2002, as ICTC and the related businesses were separated from McLeodUSA and Illinois Telephone Operations invested in new systems and software. Executive compensation increased $0.9 million primarily due to the hiring and retention of the management team. In addition, 2003 results include professional services fees paid to our equity investors. Other expenses, primarily equipment maintenance and office equipment rents, decreased from prior year results slightly offsetting the increases described above.

   Other Illinois Operations Operating Expenses

     Operating expenses for Other Illinois Operations increased 38.6%, or $9.5 million, to $34.1 million in 2003 from $24.6 million in 2002. The increase was due principally to increased direct cost of sales associated with a higher revenues and an increase in expenses due to management’s efforts to grow these other operations. Total commissions paid to the State of Illinois Department of Corrections in connection with the renewed prison contract increased $4.7 million in 2003. In addition, due to the credit characteristics of the prison population served pursuant to the prison contracts, the increase in the number of prisons served under the contract also had a corresponding impact on bad debt expenses, which increased proportionately, $1.3 million from 2002. In addition, expenses relating to the telemarketing and order fulfillment business increased by $2.3 million to $6.1 million in 2003 from $3.8 million in 2002 as a result of management’s effort to grow this business.

   Depreciation and Amortization

     Depreciation and amortization decreased 8.2%, or $2.0 million, to $22.5 million in 2003 from $24.5 million in 2002. The majority of the decrease was due to the sale and leaseback of five buildings on December 31, 2002, as further described in “Certain Relationships and Related Party Transactions — LATEL Sale/Leaseback”. McLeodUSA’s decision not to invest in the Other Illinois Operations resulted in a reduction in capital expenditure in 2001 and 2002 which decreased depreciation expenses proportionately in 2003.

   Income from Operations

     Income from operations increased 51.1%, or $7.1 million, to $21.0 million in 2003 from $13.9 million in 2002. The increase was due to the addition of long distance and data and Internet services of the type which had previously been attributable to other McLeodUSA divisions, resulting in $8.5 million of incremental income from operations for Illinois Telephone Operations in 2003. The increase was offset by the expenses related to the acquisition of ICTC and the related businesses, as well as the $2.0 million of professional services fees paid to our equity investors, increased costs associated with the hiring and retention of the management team and additional information technology expenses of $1.3 million relating to the investment in information technology infrastructure necessary to transition from McLeodUSA to CCI Illinois.

   Interest Expense

     Interest expense increased 644.0%, or $10.3 million, to $11.9 million in 2003 from $1.6 million in 2002. The increase was due to the increased interest incurred from borrowing under the old credit facility to fund, in part, the acquisition of ICTC and the related businesses from McLeodUSA on December 31, 2002.

   Other Income (Expense)

     Other income decreased 75.0%, or $0.3 million, to $0.1 million in 2003 from $0.4 million in 2002 due to a general reduction in, and intercompany elimination of, intrastate billing and collection fees revenues.

   Income Taxes

     Provision for income taxes decreased $1.0 million, to $3.7 million, in 2003 from $4.7 million in 2002. The effective income tax rate for CCI increased to 40.3% in 2003 from 36.8% in 2002. The effective income tax rate for 2003 for CCI approximated the combined federal and state rate of approximately 40%. In conjunction with the acquisition on December 31, 2002, CCI Illinois made an election under the Internal Revenue Code that resulted in approximately $172.5 million of goodwill and other intangibles, which are deductible ratably over a 15-year period.

   Net Income

     Net income decreased 31.2%, or $2.5 million, to $5.5 million in 2003 from $8.0 million in 2002. The decrease is primarily attributable to increased interest expense due to the borrowings incurred in connection with the acquisition of the predecessor of CCI, offset by revenues growth and additional income from operations.

   Year Ended December 31, 2002 compared to December 31, 2001

   CCI Illinois Revenues

     CCI Illinois’ total revenues decreased 4.9%, or $5.7 million, to $109.9 million in 2002 from $115.6 million in 2001. The decrease was due to the following three principal factors:

•	decreased implicit support from network access revenues to explicit subsidies which negatively impacted intrastate revenues;

•	the sale by ICTC of two non-contiguous and non-strategic exchanges with approximately 2,750 local access lines in the third quarter of 2001; and

•	a decrease in the revenues of Other Illinois Operations resulting from the effects of cost cutting initiatives by McLeodUSA due to its bankruptcy and financial difficulties and a corresponding reduction in its operations.

     Illinois Telephone Operations’ revenues decreased 3.9%, or $3.1 million, to $76.7 million in 2002 from $79.8 million in 2001. The decrease was due primarily to a decline in network access revenues of $4.8 million during 2002, which was partially offset by increased federal universal service fund subsidies of $3.2 million. In addition, as a result of the sale of the two exchanges, the full year impact in 2002 decreased revenues by approximately $1.0 million.

     Other Illinois Operations’ revenues decreased 7.3%, or $2.6 million, to $33.2 million in 2002 from $35.8 million in 2001. The decrease was due to McLeodUSA significantly reducing spending and staffing in Other Illinois Operations during the bankruptcy and sale process described above, which directly impacted revenues throughout 2002.

   Illinois Telephone Operations Revenues

     Local calling services revenues decreased 2.9%, or $1.0 million, to $33.4 million from $34.4 million in 2001. The decrease was due to the local access line loss caused by the sale on September 30, 2001 of the two exchanges, which had a full year impact of approximately $1.0 million, which was partially offset by an increase in sale of custom calling features and voicemail that increased revenues by $0.2 million.

     Network access services revenues decreased 14.2%, or $4.8 million, to $29.0 million in 2002 from $33.8 million in 2001. During the last two years, the FCC instituted modifications to our Illinois RLEC’s cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. The ICC similarly decreased intrastate network access charges, but did not offset these reductions with state universal service fund subsidies.

     Subsidies revenues increased 355.6%, or $3.2 million, to $4.1 million in 2002 from $0.9 million in 2001. The increase was due primarily to ICTC qualifying for additional federal universal service fund support of $1.6 million in 2002 that it did not qualify for in 2001. The remaining increase was due, in part, to normal subsidy settlement processes and, in part, due to the FCC modifications to our Illinois RLEC’s cost recovery mechanisms described above in network access services revenues.

     Long distance services revenues decreased 33.3%, or $0.7 million, to $1.4 million in 2002 from $2.1 million in 2001. The decrease was due primarily to a reduction in rates resulting from competitive pricing pressure and a decline in long distance minutes of use associated with the sale of the two exchanges. The only long distance service revenues included in 2002 and 2001 was for intraLATA long distance services offered by our Illinois RLEC.

     Data and Internet services revenues increased 7.5%, or $0.3 million, to $4.3 million in 2002 from $4.0 million in 2001. The increase was due to success in selling new DSL services. The only revenues included in 2002 and 2001 for data and Internet services were revenues for DSL non-local private lines offered by our Illinois RLEC. Total DSL lines in service increased by 130.3% to approximately 5,761 lines at December 31, 2002 from approximately 2,501 lines at December 31, 2001.

     Other services revenues were essentially unchanged in 2002 compared to 2001.

   Other Illinois Operations Revenues

     Other Illinois Operations revenues decreased 7.3%, or $2.6 million, to $33.2 million in 2002 from $35.8 million in 2001. The decrease was due to McLeodUSA reducing its spending and staffing in these operations during 2002 due to its bankruptcy and the preparation of ICTC and the related businesses for sale.

     Public Services revenues decreased 12.4%, or $1.4 million, to $9.9 million in 2002 from $11.3 million in 2001. The decrease was due primarily to the removal of approximately 700 unprofitable public payphones from service. Although revenues decreased as a result, gross margins improved to 36.0% in 2002 from 32.3% in 2001.

     Operator Services revenues increased 23.1%, or $2.1 million, to $11.3 million in 2002 from $9.2 million in 2001. The increase was primarily due to increased demand generated by McLeodUSA and by other customers.

     Market Response revenues decreased 19.7%, or $1.1 million, to $4.5 million in 2002 from $5.6 million in 2001. The decrease was due to McLeodUSA shifting its efforts to maintaining existing contracts rather than growing the business as evidenced by significant headcount reductions, including the removal of the sales staff.

     Business Systems revenues decreased 25.3%, or $2.0 million, to $5.8 million in 2002 from $7.8 million in 2001. The decrease was due to the general business decline, cost reduction efforts relating to the closure in 2002 of two sales offices in markets outside our Illinois RLEC’s service area and the inability to bid on certain structured wiring business due to the failure to secure performance bonds as a result of the bankruptcy and financial difficulties of McLeodUSA.

     Mobile Services revenues decreased 16.7%, or $0.3 million, to $1.5 million in 2002 from $1.8 million in 2001. This decrease was due to a continuing shift in demand from residential customers for one way paging services to business customers who generally generate lower average revenues per customer.

   CCI Illinois Operating Expenses

     CCI Illinois operating expenses decreased 4.5%, or $3.4 million, to $71.5 million in 2002 from $74.9 million in 2001. The decrease was a direct result of the cost-cutting initiatives in 2002 by McLeodUSA due to its bankruptcy and financial difficulties.

   Illinois Telephone Operations Operating Expense

     Operating expenses for Illinois Telephone Operations decreased 1.9%, or $0.9 million, to $46.9 million in 2002 from $47.8 million in 2001. While McLeodUSA was committed to maintain certain levels of investment in ICTC, as a direct result of their cost cutting initiatives corporate services provided to ICTC were reduced.

   Other Illinois Operations Operating Expenses

     Operating expenses for Other Illinois Operations decreased 9.2%, or $2.5 million, to $24.6 million in 2002 from $27.1 million in 2001. The decrease was a direct result of the cost-cutting initiatives in 2002 by McLeodUSA due to its bankruptcy and financial difficulties. Market Response closed one of its two call centers in the second half of 2001 which had a full year effect in 2002, and made staff reductions. Business Systems closed two sales offices during 2002 and reduced headcount by approximately 32%, or 11 people, in the first quarter of 2002.

   Depreciation and Amortization

     Depreciation and amortization decreased 23.0%, or $7.3 million, to $24.5 million in 2002 from $31.8 million in 2001. The majority of the decrease related to the amortization of intangible assets resulting from the adoption of SFAS 142, at which time goodwill amortization ceased. Depreciation on tangible assets was not impacted because the consolidated base of depreciable assets had remained fairly consistent over the previous years.

   Income from Operations

     Income from operations increased 56.2%, or $5.0 million, to $13.9 million in 2002 from $8.9 million in 2001. The increase was primarily due to the elimination of goodwill amortization.

   Other Income (Expense)

     Other income decreased 93.1%, or $5.4 million, to $0.4 million in 2002 from $5.8 million in 2001. In 2001, our Illinois Telephone Operations recognized a $5.2 million pre tax gain on the sale of the two exchanges.

   Income Taxes

     Provision for income taxes decreased $1.6 million to $4.7 million in 2002 from $6.3 million in 2001. The effective income tax rate was 36.8% in 2002 compared to 49% in 2001. The decrease in the effective income tax rate was primarily the result of a corresponding decrease in non-deductible goodwill amortization of prior acquisitions.

   Net Income

     Net income increased 21.2%, or $1.4 million, to $8.0 million in 2002 from $6.6 million in 2001. This increase is a result of the factors discussed above.

Critical Accounting Policies

   Regulatory Accounting

     ICTC, as an ILEC, follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, or SFAS 71, which permits rates (or tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS 71 requires our Illinois RLEC to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. We believe that management is consistent in its application of these provisions and does not foresee regulatory, economic, or competitive changes in the near future that would necessitate a change in its method of accounting. In analyzing the effects of discontinuing the application of SFAS 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with accounting principles generally accepted in the United States and, therefore, any adjustments to the telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.

   Revenue Recognition

     Revenues are recognized when the corresponding services are provided regardless of the period in which they are billed. Recurring local service revenues are billed in advance and recognition is deferred until the service has been provided. Nonrecurring revenues, such as long distance toll charges and other usage based billings, are billed in arrears and are recognized when earned.

     Revenues from billing and collection services provided to long distance and other carriers, and commissions from advertising sold in yellow and white pages directories are recorded as miscellaneous revenues. These revenues are recognized when the service has been provided or over the life of the contract, as appropriate.

     Long distance and data services, Internet access provider charges, telemarketing and order fulfillment, operator services and paging services are recognized monthly as services are provided. Revenues from the sale and maintenance of customer premise equipment are recognized when the service is provided or over the life of the contract, as appropriate.

     In accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, nonrecurring installation revenues are deferred upon service activation and recognized over the expected life of the customer relationship.

   Allowance for Uncollectible Accounts

     We evaluate the collectibility of CCI Illinois’ accounts receivable based on a combination of factors. When CCI Illinois is aware of a specific customer’s inability to meet its financial obligations, such as a bankruptcy filing or substantial down-grading of credit scores, CCI Illinois records a specific allowance against amounts due to set the net receivable to an amount we believe reasonable to be collected. For all other customers, CCI Illinois reserves a percentage of the remaining outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, CCI Illinois’ trends and experience with prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, CCI Illinois will review the adequacy of the allowance and its estimates of the recoverability of amounts due it which could be reduced by a material amount.

   Goodwill and Intangible Assets

     During 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS 142, which requires that effective January 1, 2002, goodwill recorded in business combinations cease amortizing. SFAS 142 requires that goodwill be reviewed for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify potential impairment by comparing the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. If the fair value of the reporting unit is less than the carrying value, the second step of the goodwill impairment test calculation is performed to measure the amount of the impairment charge. This step compares the implied fair value of the reporting unit’s goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.

     Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit, including unrecognized intangible assets, under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. We perform internal valuation analyses and consider other market information that is publicly available. Estimates of fair value are primarily determined using discounted cash flows. This approach uses significant estimates and assumptions including projected future cash flows, including timing, and the selection of a discount rate that reflects the risk inherent in future cash flows.

     If CCI Illinois’ review indicates that an impairment of goodwill exists, as determined based on a comparison of the implied fair value of goodwill to its carrying value, CCI Illinois will reduce the carrying value by the difference.

   Useful Life of Property, Plant and Equipment

     We estimate the useful lives of property, plant and equipment in order to determine the amount of depreciation expense to be recorded during any reporting period. The majority of our telecommunications plant, property and equipment is depreciated using the group method, which develops a depreciation rate based on the average useful life of a specific group of assets, rather than the individual asset as would be utilized under the unit method. The estimated life of the group is based on historical experience with similar assets as well as taking into account anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation expense in future periods. Likewise, if the anticipated technological or other changes occur more slowly than anticipated, the life of the group could be extended based on the life assigned to new assets added to the group. This could result in a reduction of depreciation expense in future periods. We review these types of assets for impairment when events or circumstances indicate that the carrying amount may not be recoverable over the remaining lives of the assets. In assessing impairment, we follow the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144, utilizing cash flows that take into account management’s estimates of future operations.

Liquidity and Capital Resources

   General

     Historically, the operating requirements of CCI Illinois and the predecessor business of CCI acquired from McLeodUSA, have been funded from cash flow generated from its business and borrowings under credit facilities. As of and for the six months ended June 30, 2004, CCI Illinois had $245.0 million of debt, exclusive of unused commitments.

   Operating, Investing & Financing Activities

   Operating Activities

     For the six months ended June 30, 2004 and 2003, CCI Illinois generated new cash from operating activities of $10.0 million and $11.1 million, respectively, a decrease of $1.1 million. The decrease was primarily due to a $2.9 million change in net income from $2.5 million in 2003 to a loss of $0.4 million in 2004. In addition, a reduction in accrued liabilities resulted in a use of $0.6 million in 2004 after providing $8.8 million of operating cash in 2003. Partially offsetting these uses of funds was a decrease in our outstanding account receivables, favorable changes in accounts payable as well as advance billings and customer deposits.

     For the years ended December 31, 2003, 2002 and 2001, CCI Illinois generated net cash from operating activities of $28.9 million, $28.5 million and $34.3 million, respectively. Comparing 2003 to 2002, the change in net cash flows from operating activities increased $0.4 million. For 2003, our net income before non-cash charges for depreciation and amortization and other long-term deferred credits reflect net cash provided of $2.4 million, a $4.6 million decrease from $7.0 million provided in 2002. In 2003, CCI Illinois made estimated income tax payments of $2.0 million for which no comparable payments were made in 2002 and 2001. Net cash flows from operating activities decreased $5.8 million when comparing 2002 to 2001. Net income before non-cash charges for depreciation and amortization and other long-term deferred credits in 2002 decreased $0.8 million to $7.0 million from the $7.8 million comparable in 2001. The primary difference in 2002 net cash from operating activities compared to 2001 is the change in accounts receivable. In 2001, that decrease in accounts receivable generated cash of $4.2 million whereas the change in accounts receivable in 2002 resulted in a net use of cash of $0.7 million.

   Investing Activities

     For the six months ended June 30, 2004 and June 30, 2003, net cash used in investing activities was $6.3 million and $291.6 million, respectively, a decline of $285.3 million. The decrease was primarily due to the $271.2 million cash portion of the purchase price and $13.6 million of transaction fees and other expenses paid in 2003 in connection with the ICTC acquisition.

     For the year ended December 31, 2003, net cash used in investing activities was $296.1 million, primarily due to the acquisition from McLeodUSA. For the year ended December 31, 2003, capital expenditures accounted for $11.3 million in cash used by investing activities. For the year ended December 31, 2002, CCI Illinois used $14.1 million in cash for investing activities, all of which was due to capital expenditures. Over the three years ended December 31, 2003, CCI Illinois used $38.5 million in cash for capital investments. Of that total, 73.2%, or $28.2 million, was for the expansion or upgrade of outside plant facilities and switching assets.

   Financing Activities

     For the six months ended June 30, 2004, net cash used in financing activities was $0.1 million compared to $288.5 million of net cash provided by financing activities for the six months ended June 30, 2003. In connection with the TXUCV acquisition in April 2004, CCI Illinois incurred $245.0 of new long-term debt, repaid $178.2 million of existing debt and distributed $63.4 million in dividends to Homebase that was in turn contributed to Texas Acquisition. In addition, $2.2 million was used to retire debt prior to the TXUCV acquisition. To fund the ICTC acquisition in 2003, CCI Illinois received $292.2 million from equity and debt issuances and approximately $9.2 million in proceeds from the sale of the building subject to the LATEL sale/leaseback described under “Certain Relationships and Related Party Transactions — LATEL Sale/Leaseback”. Long-term debt of $4.8 million was also repaid in the first six months of 2003.

     For the year ended December 31, 2003, net cash provided by financing activities was $277.4 million. The majority was from financing obtained to fund the ICTC acquisition during the six months ended June 30, 2003 described above. After settling the purchase consideration, funds from financing activities were also used to repay $10.2 million of outstanding borrowings under the old credit facility in 2003. For the years ended December 31, 2002, and December 31, 2001, net cash used in financing activities was $16.6 and $18.9 million, respectively. 2002 and 2001 financing activities were primarily attributable to funds required to settle intercompany net receivables with McLeodUSA.

   Debt and Capital Leases

     In connection with the acquisition by Homebase of ICTC and the related businesses, CCI entered into the old credit facility. The old credit facility provided for aggregate borrowings of $195.0 million, consisting of a $5.0 million revolving credit facility, a $120.0 million term loan A facility and a $70.0 million term loan B facility. Borrowings under the old credit facility were secured by substantially all of the assets of CCI and its subsidiaries. In connection with the closing of the transactions, all of CCI’s debt outstanding under the old credit facility was repaid and replaced with the new credit facility that provided financing of $467.0 million, consisting of: (a) $122.0 million term loan A facility; (b) $315.0 million term loan B facility; and (c) a 30.0 million revolving credit facility. See “Description of Other Indebtedness—New Credit Facility”.

     On April 14, 2004, CCI and Texas Acquisition entered into the new credit facility pursuant to which CCI borrowed an aggregate of $170.0 million, $50.0 million under the term loan A facility and $120.0 million under the term loan B facility. In addition, the new credit facility also provides for a $30.0 million revolving credit facility, that is available to both CCI and Texas Acquisition in the same proportion as borrowings under the term loan facilities, none of which had been drawn as of June 30, 2004. Borrowings under the new credit facility are secured by substantially all of the assets of CCI (except ICTC, which is contingent upon obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings) and Texas Acquisition. For a detailed description of the collateral and guarantees securing borrowings under the new credit facility, see “Description of Other Indebtedness—Collateral and Guarantees” elsewhere in this prospectus.

     The borrowings under the new credit facility bear interest at a rate equal to an applicable margin plus, at the borrowers’ election, either a “base rate” or the London Interbank Offered Rate, or LIBOR. The applicable margin is based upon the borrowers’ total leverage ratio. As of June 30, 2004, the applicable margin for interest rates on LIBOR based loans was 2.5% on the term loan A facility and 2.75% on the term loan B facility. At June 30, 2004 the weighted average rate, including swaps, of interest on CCIs’ term debt facilities was 4.74% per annum. See “Description of Other Indebtedness – New Credit Facility” elsewhere in this prospectus.

     On April 14, 2004, Illinois Holdings issued $75.0 million of outstanding notes, which we are offering to exchange for exchange notes in this offering. The outstanding notes pay, and the exchange notes will pay, interest semi-annually on April 1 and October 1. See “Description of Notes” for a detailed discussion of the terms and conditions of the existing notes and the exchange notes.

     CCI has two operating leases with its affiliates. For a description of these leases and other related party transactions, see “Certain Relationships and Related Party Transactions — LATEL Sale/Leaseback” and “— MACC, LLC”. The LATEL lease is recorded as an operating lease but, if specified events occur, it would be recorded as a capital lease.

   Capital Requirements

      During the six months ended June 30, 2004, CCI Illinois’ capital expenditures were incurred primarily to maintain, upgrade and expand its outside plant facilities and network switching components.

     In 2003 and 2002, CCI Illinois’ principal capital requirements were for capital expenditures of approximately $11.3 million and $14.1 million, respectively. These capital expenditures were allocated principally between those for CCI Illinois’ network and switching assets and those for central offices. Capital expenditures for the network and facilities accounted for approximately 76.3% of the total capital expenditures and were made to maintain, repair, expand and upgrade CCI Illinois’ network, particularly to enable CCI Illinois to expand its capacity to deliver DSL service. Capital expenditures for central offices were made for customary maintenance and to add equipment, particularly for switching equipment. In addition, capital expenditures were made for normal needs regarding other facilities, fleet, office services and information technology. In addition, in 2003, CCI repaid outstanding borrowings under the old credit facility of $9.6 million.

     In connection with the acquisition by Homebase of ICTC and the related businesses on December 31, 2002, we were required to receive ICC approval for the acquisition, the entering into and borrowing under the old credit facility and related matters. The ICC granted us an order regarding these matters and required CCI Illinois to, among other things, maintain minimum capital expenditures of $9.0 million per year and total minimum capital expenditures of $30.0 million over a three year period ending on December 31, 2005. This requirement was terminated upon repayment of the old credit facility on April 14, 2004.

   Surety Bonds

     In the ordinary course of business, CCI Illinois enters into surety, performance and similar bonds. As of June 30, 2004, CCI Illinois had approximately $1.0 million of these types of bonds outstanding.

   Table of Contractual Obligations & Commitments

     As of June 30, 2004, the following table contains a summary of CCI Illinois’ material contractual cash obligations and commitments, on an historical basis, were as follows:

	Payments Due by Period
	(in thousands)
	Total	2004	2005	2006	2007	2008	Thereafter
Long-term debt	$245,000	$3,532	$7,277	$8,884	$9,397	$10,934	$204,977
Operating leases	3,589	1,709	419	364	312	88	697
Pension and other post-retirement obligations	10,334	1,774	1,867	2,807	1,964	1,922	—

Total contractual cash obligations and commitments	$258,923	$7,015	$9,563	$12,055	$11,673	$12,944	$205,674

     Pension funding is an estimate of our minimum contribution requirements through 2004 to provide pension benefits for employees. Obligations relating to other postretirement benefits are based on estimated future benefit payments.

     Our estimates are based on forecasts of future benefit payments which may change over time due to a number of factors, including life expectancy, medical costs and trends and on the actual rate of return on the plan assets, discount rates, discretionary pension contributions and regulatory rules. For more information, see Note 7 (Pension Costs and Other Postretirement Benefits) to the audited Consolidated Financial Statements of CCI for the year ended December 31, 2003.

Impact of Inflation

     The effect of inflation on CCI Illinois’ financial results has not been significant in the periods presented.

Recent Accounting Pronouncements

     In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights, defined as variable interest entities, and to determine when and which business enterprise should consolidate the variable interest entity as the “primary beneficiary”. This new model applies when either (1) the equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without additional financial support. In addition, FIN 46 requires additional disclosures. CCI Illinois does not expect FIN 46 to have a material impact on its investment in unconsolidated subsidiaries.

     In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, which provides guidance on the accounting and disclosure for the effects of this Act. We have determined that our post-retirement prescription drug plan is actuarially equivalent and intend to reflect the impact beginning on July 1, 2004.

Quantitative and Qualitative Disclosures About Market Risk

     CCI Illinois is exposed to market risk from changes in interest rates on its long-term debt obligations. CCI Illinois estimates its market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to hypothetical adverse change in interest rates and the potential change in interest expense on variable rate long-term debt obligations due to a change in market interest rates. The fair value on long-term debt obligations is determined based on discounted cash flow analysis, using the rates and the maturities of these obligations compared to terms and rates currently available in long-term debt markets. The potential change in interest expense is determined by calculating the effect of the hypothetical rate increase on the portion of CCI Illinois’ variable rate debt that is not hedged through the interest swap agreements described below and does not assume changes in our capital structure. As of June 30, 2004, approximately 65.3% of CCI Illinois’ long-term debt obligations were fixed rate and approximately 34.7% were variable rate obligations that were not subject to interest rate swap agreements.

     At June 30, 2004, CCI Illinois had $170.0 million, including $7.1 million of current maturities, of variable rate debt outstanding under the new credit facility. We have limited our exposure to fluctuations in interest rates by entering into interest rate swap agreements that effectively convert a portion of the variable rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expenses. At June 30, 2004, CCI Illinois had interest rate swap agreements covering $85.0 million of aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007 and December 31, 2007. The fair value of the interest rate swaps amounted to an asset of $0.6 million at June 30, 2004. The accumulated gain on derivative instruments of $0.4 million net of tax, is included in other comprehensive income at June 30, 2004.

     At June 30, 2004, CCI Illinois had $75.0 million of aggregate principal amount of fixed rate long-term debt obligations and the fair market value of these obligations was estimated to be $76.1 million based on the overall weighted average interest rate of CCI Illinois’ fixed rate long-term debt obligations of 9.75% and an overall weighted maturity of 7.8 years, compared to rates and maturities currently available in long-term debt markets. Market risk is estimated as the potential loss in fair value of CCI Illinois’ fixed rate long-term debt resulting from a hypothetical increase of 10% in interest rates. Such an increase in interest rates would result in an approximately $3.4 million decrease in the fair value of CCI Illinois’ fixed rate long-term debt. At June 30, 2004, CCI Illinois had $85.0 million of variable rate debt not covered by interest rate swap agreements. If market interest rates average 1% higher than the average rates that prevailed from January 1, 2004 through June 30, 2004, interest expense would increase by approximately $0.4 million for the period.

CCI Texas

Overview

   CCI Texas’ Business

     CCI Texas is an established rural local exchange company that provides communications services to residential and business customers in Texas. As of June 30, 2004, CCI Texas would have been the 18th largest local telephone company in the United States had it been a seperate company, based on industry sources, with approximately 170,093 local access lines and approximately 12,130 DSL lines in service. CCI Texas’ main source of revenues is its local telephone businesses in Texas, which offers an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. CCI Texas also operates complementary businesses, including publishing telephone directories and offering wholesale transport services on a fiber optic network.

     Beginning in 1999, CCI Texas began operating a CLEC business in a number of local markets in Texas. The CLEC business grew to more than 58,000 lines in service by the end of 2001, at which time CCI Texas reevaluated its strategic direction and decided to refocus on its RLEC business. During the subsequent 18 months, CCI Texas systematically exited certain of its less profitable CLEC markets, ceased service to residential customers and concentrated on making the CLEC profitable by focusing solely on business customers within a limited number of geographic markets. In late 2002, CCI Texas decided to exit the CLEC business entirely, placed its CLEC assets and customer base for sale and classified all CLEC assets and liabilities as held for sale. In 2003, CCI Texas continued to rationalize its business plan and, in March 2003, CCI Texas sold the majority of its remaining CLEC customer base and assets to Grande Communications. By the end of March 2003, with the exception of a small number of remaining CLEC customers who were in the process of transitioning to other carriers, CCI Texas had effectively exited the CLEC business.

     CLEC revenues, reflected in Exited Operations, represent primarily local access revenues and features attributable to CLEC customers. In addition, some CLEC customers also subscribed to other CCI Texas services including long distance and dial-up Internet. For the relevant periods, the revenues from CLEC customers associated with these products are included in the relevant product categories listed above.

     In 2002, as a part of CCI Texas’ refocus on its Texas RLECs, CCI Texas initiated a process to sell its transport business. The transport assets were consequently classified as held for sale at the end of 2002. In early 2003, it became apparent that a sale of the entire company was likely and the decision was made to cease efforts to sell the transport network as a separate entity. Consequently, in June 2003, the transport assets were reclassified as held and used.

   The Transactions

     Prior to the closing of the transactions, TXUCV had been a direct, wholly owned subsidiary of Pinnacle One, which is owned by TXU Corp. When the transactions were consummated on April 14, 2004, Homebase, the parent of the issuers of the notes, through its indirect, wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV. Texas Holdings and Texas Acquisition were each formed solely for the purpose of acquiring TXUCV. TXUCV was subsequently renamed to CCV.

   Revenues

     For the six months ended June 30, 2004, 88.2% of CCI Texas’ $93.4 million of revenues were derived from local and long distance voice and data services, associated carrier access fees and subsidies associated with customers within CCI Texas’ RLEC’s service areas. Of the remaining 11.8% of revenues, $5.5 million, or 5.9%, was derived from directory advertising and publishing, and $5.5 million, or 5.9%, was derived from transport services, primarily to other carriers.

     For the year ended December 31, 2003, 85.1% of CCI Texas’ $194.8 million of revenues were derived from local and long distance voice and data services and associated carrier access fees and subsidies associated with customers within CCI Texas’ Texas RLECs’ service areas. Of the remaining 14.9% of revenues, $10.4 million, or 5.3%, was derived from directory advertising and publishing, $12.8 million, or 6.6%, was derived from transport services, primarily to other carriers, and $5.9 million, or 3.0%, was associated with products or services that CCI Texas no longer offers.

     For the six months ended June 30, 2004, CCI Texas experienced a slight decline in its number of local access lines of 0.9%, or 1,549 from approximately 171,642 local access lines to 170,093 local access lines. This decline was primarily comprised of a 1.3% decrease in residential access lines to approximately 115,286 lines. Business access lines were essentially flat, ending the period at approximately 54,807 lines. In 2003, CCI Texas experienced a slight decline in its number of local access lines of 0.3%, or 441 from approximately 172,083 local access lines to approximately 171,642 local access lines. This decline was comprised of a 1.8% decline in residential access lines to approximately 116,862 access lines partially offset by business line growth of 3.3% to approximately 54,780 business access lines at the end of the year. We believe that the principal reason our Texas RLEC lost local access lines in this period was due to the weak economy in Texas. In addition, we believe we lost local access lines due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL service for dial-up Internet access and wireless service for wireline service. Furthermore, CCI Texas implemented a more stringent disconnect policy for non-paying customers in July 2003 following the consolidation of CCI Texas’ two local billing systems. Partially offsetting some of this residential decline was an increase in housing starts in the suburban parts of our Texas RLECs’ service areas.

     CCI Texas’ number of DSL subscribers grew substantially in 2003 and during the six months ended June 30, 2004, compared to the same periods in 2002 and 2003, respectively. We believe this growth was due to CCI Texas’ strong focus on selling DSL service, including the deployment of a customer self-installation kit. DSL lines in service increased 39.9% to approximately 12,130 lines as of June 30, 2004 from approximately 8,668 lines as of December 31, 2003. DSL lines in service increased 59.8% to approximately 8,668 lines as of December 31, 2003 from approximately 5,423 lines as of December 31, 2002. CCI Texas’ penetration rate for DSL lines in service was 7.1% and 5.1% of our Texas RLECs’ local access lines at June 30, 2004 and December 31, 2003, respectively.

     In October 2003, CCI Texas initiated a new campaign to market service bundles. While CCI Texas offered limited service bundles prior to 2003, this initiative was subsequently marketed more aggressively and took advantage of increased pricing flexibility associated with the change from a Chapter 59 to Chapter 58 state regulatory election. See “Regulation — State Regulation of CCI Texas”. Between the introduction of five service bundles in October 2003 and December 31, 2003, CCI Texas sold over 7,500 service bundles, and has sold over 6,500 service bundles during the six months ended June 30, 2004.

     In 2002, CCI Texas began to sell and publish its yellow and white pages directories in-house. Until then, CCI Texas had contracted with a third party provider to sell, publish and distribute its directories. As compensation for selling and publishing the directories, CCI Texas had previously paid this contractor a portion of the directory revenues on a revenue share basis of between 32.5% and 35.5%. The first directory that CCI Texas produced in-house was the Lufkin directory published in August 2002, which was followed by the Conroe directory in February 2003 and the Katy directory in April 2003.

     CCI Texas’ transport business has remained relatively stable despite the general pricing pressure in the wholesale transport business nationwide. This stability is partly due to the relative lack of competition on some of CCI Texas’ routes and CCI Texas having built fiber routes directly to some significant carrier customers. In 2002, CCI Texas began to investigate selling the transport network and, consequently did not focus on aggressively growing this part of its business. In light of TXU Corp.’s decision to sell the entire company in 2003, CCI Texas continued to manage the transport network in a maintenance mode and did not make any significant investments in the network. We intend to continue to evaluate the opportunities for growing the transport business going forward.

     We intend to focus on continuing to increase the average revenues per access line in our Texas RLECs’ service areas primarily generated from local dial tone, long distance, custom calling features and data and Internet services. Our primary focus will be to increase our DSL penetration and the bundling of local access, custom calling features, long distance, voicemail and DSL. We expect that the sale of communications services to customers in our Texas RLECs’ service areas will continue to provide the predominant share of CCI Texas’ revenues.

   Expenses

     Operating expenses include Network Operating Cost and Selling, General and Administrative expenses. They have fluctuated over the past three years because CCI Texas’ business strategy has undergone several significant changes. The exit from the CLEC line of business contributed to a significant reduction in the size of the company and led to expense reductions primarily in employee expenses and network circuit and operating costs. Several significant systems projects contributed to higher costs historically than we anticipate will be the case. These projects included a financial system restructuring and conversion, the integration of the Fort Bend Communications Company billing and operations systems and projects designed to automate procedures and processes. The establishment of a more significant headquarters presence in Irving, Texas and the relocation of many functions from the field to Irving also generated incremental cost.

   Network Operating Costs

     CCI Texas’ cost of services includes:

•	expenses related to plant costs, including those related to network and general support costs, central office switching and transmission costs, and cable and wire facilities;

•	general plant costs, such as testing, provisioning, network, administration, power and engineering; and

•	the cost of transport and termination of long distance and private lines outside our Texas RLECs’ service areas.

     CCI Texas operates a dedicated long distance switch in Dallas and transports the majority of its long distance traffic to this switch over its transport network. Historically, CCI Texas was a party to several long distance contracts for the purchase of wholesale long distance minutes that involved minimum volume commitments and that, at times, resulted in above market rate average costs per minute for long distance services. CCI Texas has since terminated all such contracts requiring minimum volume commitments and now has considerably greater flexibility in its ability to select long distance carriers for its traffic and to manage a variety of carriers in order to minimize its cost of long distance minutes. CCI Texas’ cost of providing long distance service is currently significantly lower than the average in 2003, and CCI Texas believes that it will be able to continue providing long distance services to its subscribers more profitably than it has been able to do historically.

   Selling, General and Administrative Expenses

     Selling, general and administrative expenses include:

•	selling and marketing expenses;

•	expenses associated with customer care;

•	billing and other operating support systems; and

•	corporate expenses.

     CCI Texas markets to residential customers and small business customers primarily through its customer service centers and to larger business customers through a dedicated, commissioned sales force. The transport and directory divisions use dedicated sales forces.

     CCI Texas has operating support and other back office systems that are used to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the local access lines in our Texas RLECs’ operations. We maintain an information technology staff based in Irving, Conroe and Lufkin who maintain and update our various systems.

     We are in the process of migrating key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through centralization, standardization and sharing of best practices. We expect that our operating support systems costs will increase temporarily as we integrate CCI Illinois’ and CCI Texas’ back office systems. As of June 30, 2004, $0.7 million and $0.4 million has been spent on integration in Texas and Illinois, respectively.

   Depreciation and amortization expenses

     CCI Texas recognizes depreciation expenses for our regulated telephone plant and equipment and nonregulated property and equipment using the straight-line method. The depreciation rates and depreciable lives for regulated telephone plant and equipment are approved by the PUCT. CCI Texas’ depreciable assets have the following useful lives:

Years
Buildings	15-35
Network and outside plant facilities	5-30
Furniture, fixtures, and equipment	3-17

     Amortization expenses were recognized on goodwill over its useful life, normally 15 to 40 years prior to January 1, 2002. Beginning January 1, 2002, CCI Texas implemented SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized, but rather be tested annually for impairment. CCI Texas conducted impairment tests and recorded impairment losses of $13.2 million and $18.0 million respectively for 2003 and 2002.

     The following summarizes revenues and operating expenses from continuing operations for (i) TXUCV, the predecessor of CCV, for the years ended December 31, 2001, 2002 and 2003, for the six months ended June 30, 2003, for the period from January 1, 2004 to April 13, 2004, (ii) CCV for the period from April 14, 2004 to June 30, 2004 from these sources and (iii) the combined operations of TXUCV for the period from January 1, 2004 to April 13, 2004 and of CCV for the period from April 14, 2004 to June 30, 2004. CCI Texas believes the combined results for the six months ended June 30, 2004 are useful to compare to the operations and financial results of TXUCV in the prior year period. The results of operations presented herein for all periods prior to the acquisition are sometimes referred to as the results of operations of the Predecessor.

	Year Ended December 31,
	2001		2002		2003
		% of Total	$	% of Total	$	% of Total
	$ (millions)	Revenues	(millions)	Revenues	(millions)	Revenues
Revenues (1)
Local calling services	$52.5	25.3%	$54.3	25.3%	$56.2	28.9%
Network access services	37.0	17.8	36.2	16.9	35.2	18.1
Subsidies	28.6	13.8	31.8	14.8	41.4	21.2
Long distance services	23.4	11.3	20.1	9.4	13.4	6.9
Data and Internet services	14.9	7.2	14.1	6.6	14.7	7.5
Directory publishing	8.3	4.0	9.6	4.4	10.4	5.3
Transport services	10.3	5.0	12.6	5.8	12.8	6.6
Other services	8.4	4.0	6.0	2.8	4.8	2.5
Exited services	24.1	11.6	30.0	14.0	5.9	3.0

Operating Revenues	$207.5	100.0%	$214.7	100.0%	$194.8	100.0%

Expenses
Operating expenses (2)	$184.3	88.8%	$186.3	86.8%	$133.8	68.7%
Depreciation and amortization	50.2	24.2	41.0	19.1	32.9	16.9
Other charges (3)	—	—	119.4	55.6	13.4	6.9

Total operating expenses	234.5	113.0	346.7	161.5	180.1	92.5
Operating (loss) income	(27.0)	(13.0)	(132.0)	(61.5)	14.7	7.5
Total other (expense) income, net	(1.2)	(0.6)	3.9	1.8	(4.6)	(2.3)
(Loss) income before income taxes	(28.2)	(13.6)	(128.1)	(59.7)	10.1	5.2
Income tax (benefit) expense	(6.3)	(3.0)	(38.3)	(17.9)	12.4	6.4

Net (loss) income	$(21.9)	(10.6)%	$(89.8)	(41.8)%	$(2.3)	(1.2)%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Six Months Ended June 30,
	Predecessor to CCI Texas				CCI Texas

	2003		1/1/04 to 4/13/04		4/14/04 to 6/30/04		Combined 2004
		% of		% of		% of		% of
	$	Total	$	Total	$	Total	$	Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues
Revenues (1)
Local calling services	$27.9	27.5%	$17.0	31.5%	$12.5	31.6%	$29.5	31.6%
Network access services	17.3	17.1	10.6	19.7	7.3	18.5	17.9	19.1
Subsidies	21.5	21.2	11.0	20.4	8.6	21.8	19.6	21.0
Long distance services	7.2	7.1	3.4	6.3	2.3	5.8	5.7	6.1
Data and Internet services	7.1	7.0	3.9	7.2	3.0	7.6	6.9	7.4
Directory publishing	5.0	5.0	3.1	5.8	2.4	6.1	5.5	5.9
Transport services	6.9	6.8	3.2	5.9	2.3	5.8	5.5	5.9
Other services	2.5	2.5	1.7	3.2	1.1	2.8	2.8	3.0
Exited services	5.9	5.8	—	0.0	—	—	—	0.0

Operating Revenues	$101.3	100.0%	$53.9	100.0%	$39.5	100.0%	$93.4	100.0%

Expenses
Operating expenses (2)	$75.0	74.1%	$39.5	73.3%	$22.3	56.5%	$61.8	66.2%
Depreciation and amortization	16.7	16.5	8.1	15.0	9.1	23.0	17.2	18.4
Other charges (3)	—	—	—	—	—	—	—	—

Total operating expenses	91.7	90.5	47.6	88.3	31.4	79.5	79.0	84.6
Operating (loss) income	9.6	9.5	6.3	11.7	8.1	20.5	14.4	15.4
Total other (expense) income, net	(3.2)	(3.2)	(2.0)	(3.7)	(5.0)	(12.7)	(7.0)	(7.5)
(Loss) income before income taxes	6.4	6.3	4.3	8.0	3.1	7.8	7.4	7.9
Income tax (benefit) expense	1.9	1.9	2.5	4.5	1.1	2.8	3.6	3.9

Net (loss) income	$4.5	4.4%	$1.8	3.5%	$2.0	5.0%	$3.8	4.0%

(1)	This category corresponds to the line items presented under “Business — CCI Texas” and provides more detail than that presented in the consolidated statement of operations and comprehensive loss of TXUCV. See the Consolidated Financial Statements of TXUCV and CCV.

(2)	This line item includes network operating costs and selling, general and administrative expenses.

(3)	This line item includes restructuring, asset impairment and other charges and goodwill impairment charges.

Results of Operations

   Six months ended June 30, 2004 compared to June 30, 2003

   Revenues

     CCI Texas’ total revenues decreased by 7.8%, or $7.9 million, to $93.4 million in 2004 from $101.3 million in 2003. The decrease was primarily due to CCI Texas’ exit of the CLEC and wholesale long distance businesses in 2003 and a $4.7 million one-time subsidy payment in 2003.

     Local services revenue increased 5.7%, or 1.6 million, to $29.5 million in 2004 from $27.9 million in 2003 despite a slight decrease in access lines. The increase was primarily due to the success of targeted promotions of service bundles.

     Network access revenues increased 3.5%, or $0.6 million, to $17.9 million in 2004 from $17.3 million in 2003. During the last two years, the FCC instituted certain modifications to our Texas RLECs’ cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. This decrease was more than offset by an increase in the end user access charge in July 2003. In addition, Wireless Local Number Portability, or LNP, was established in June 2003. Wireless LNP is a wireless consumer’s ability to change service providers within the same local area and still keep the same phone number.

     Subsidies revenues decreased 8.8%, or $1.9 million, to $19.6 million in 2004 from $21.5 million in 2003. The decrease was due in part to the subsidy settlement processes that resulted in the recovery of additional subsidy payments in 2003. This additional recovery was associated with the requirement that RLECs separately identify assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the regulatory regime of the PUCT. Since our Texas RLECs are regulated under a rate of return mechanism for interstate revenues, the value of assets in the interstate rate base is critical to calculating this rate of return and therefore, the subsidies our Texas RLECs will receive. In 2003, our Texas RLECs analyzed their regulated assets and reclassified some of these assets for purposes of regulatory filings. The net effect of the reclassification was that our Texas RLECs were able to recover additional one-time subsidy payments for prior years and for 2003. Of the decrease, $4.7 million relates to subsidies received in the second quarter of 2003 which were related to prior years. Offsetting this decrease, there was an increase in the normal monthly reimbursement rate as a result of the settlement process.

     Long distance services revenues decreased by 20.8%, or $1.5 million, to $5.7 million in 2004 from $7.2 million in 2003 primarily due to decreased minutes of use and a decrease in the average rate per minute due to customers selecting lower rate plans.

     Data and Internet services revenues decreased by 2.8%, or $0.2 million, to $6.9 million in 2004 from $7.1 million in 2003. The decrease was caused primarily by a decrease in dial-up Internet service as customers substituted high speed Internet access for dial-up Internet access. This was partially offset by increased sales of DSL service. DSL lines increased by 84.3% compared to 2003 to a penetration rate of 7.1%, or 12,130 DSL lines in service as of June 30, 2004.

     Directory Publishing revenues increased by 7.8%, or $0.4 million, to $5.5 million in 2004 from $5.1 million in 2003. The increase was in part due to the transition from a third-party sales force to an internal sales force for the sale of advertising for yellow and white pages directories, beginning with the publication of the Lufkin directory in August 2002, followed by Conroe in February 2003 and Katy in April 2003. This resulted in increased sales productivity and higher revenue due to the addition of the approximately 35.5% of revenue previously shared with the prior publisher. Since CCI Texas recognizes the revenue from each directory over the 12-month life of the directory, 2003 revenue still reflects a combination of outsourced and in-house directory operations.

     Transport services revenues decreased by 20.3%, or $1.4 million, to $5.5 million in 2004 from $6.9 million in 2003 primarily due to higher revenues received from our non-recurring fiber agreements in 2003 and customer losses and lowered demand for our transmission services in 2004.

     Other services revenues increased by 12.0%, or $0.3 million, to $2.8 million in 2004 from $2.5 million in 2003. The increase was primarily due to an increase in the rate charged to customers for our inside wire maintenance contracts.

     Exited services revenue from exited operations was $5.9 million in 2003 compared to $0 in 2004. CCI Texas exited both the CLEC and the wholesale long distance service business in 2003. Of the $5.9 million amount, $3.9 million was related to the local service revenue from the CLEC business and $2.0 million was related to the wholesale long distance service.

   Operating Expenses

     Operating expenses decreased by 17.6%, or $13.2 million, to $61.8 million in 2004 from $75.0 million in 2003. Network costs decreased primarily as a result of having exited in 2003 the wholesale long distance and the CLEC businesses. Exiting these businesses led to the removal of leased circuit costs from SBC Communications and other providers. Total employee head count decreased from 684 at June 30, 2003 to 551 at June 30, 2004 as a result of the CLEC exit and the TXUCV acquisition, resulting in savings in salaries and benefits. These savings were offset by $5.7 million in severance, $1.9 million in retention and project bonuses, $0.7 million in integration costs and $0.6 million in transaction costs related to the TXUCV acquisition in 2004, compared to $5.3 million in severance and retention costs in the comparable period of 2003.

     Severance expenses for 2004 included $5.2 million in severance expenses for approximately 70 TXUCV employees separated at the closing of the acquisition. The full year impact of the cost saving of these headcount reductions is currently expected to be approximately $8.0 million, exclusive of other potential cost savings and expenses of the acquisition and current and future integration plans.

      We also expect to incur approximately $11.2 million in costs associated with the integration process in 2004 and 2005. As of June 30, 2004, CCI Texas had spent $0.7 million on integration. We have over 40 integration projects identified, funded and staffed, and have designated an executive sponsor for each project. The expected integration cost of approximately $11.2 million will be in addition to certain ongoing costs we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance.

   Depreciation and Amortization

     Depreciation and amortization expense increased 3.0%, or $0.5 million, to $17.2 million in 2004 from $16.7 million in 2003. The increase was primarily due to the amortization expense associated with intangibles acquired in the TXUCV acquisition. Partially offsetting this was the reclassification of transport assets to held in use from held for sale.

   Other Income (Expense)

     Other income (expense) increased 118.8%, or $3.8 million, to $(7.0) million in 2004 from $(3.2) million in 2003. The increase is due to a $1.9 million prepayment penalty incurred in connection with the termination of the old credit facility, the increased interest associated with CCI Texas’ incurrence of $392.0 million in debt and the debt issuance costs of $0.3 million, each incurred in connection with the TXUCV acquisition. The six months ended June 30, 2003 also included $0.5 million loss on the sale of the CLEC business, a $0.5 million write-down of Fibernet assets in connection with CCI Texas’ reevaluation of transport assets and $0.3 million in due diligence costs to prepare TXUCV for sale. Offsetting the decrease was an increase in partnership income, primarily derived from a minority interest in two wireless partnerships, increased in 2004 by approximately $0.9 million.

   Income Tax Expense

     Income tax expense increased by 89.5%, or $1.7 million, to $3.6 million in 2004 from $1.9 million in 2003. The increase was primarily due to differences in the recognition of certain income and expense items for financial reporting and tax purposes, an increase in the valuation reserve and other one-time charges in 2004. The largest of the permanent differences between 2004 and 2003 was the tax effect of goodwill impairment and investment tax credit amortization.

   Year ended December 31, 2003 compared to December 31, 2002

   Revenues

     CCI Texas’ total revenues decreased by 9.3%, or $19.9 million, to $194.8 million in 2003 from $214.7 million in 2002. The decrease was primarily due to CCI Texas’ exit from the CLEC business.

     Local services revenues increased 3.5%, or $1.9 million, to $56.2 million in 2003 from $54.3 million in 2002. The increase was primarily due to the success of targeted promotions of custom calling features.

     Network access revenues decreased 2.8%, or $1.0 million, to $35.2 million in 2003 from $36.2 million in 2002. During the last two years, the FCC instituted certain modifications to our Texas RLECs’ cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund.

     Subsidies revenues increased 30.2%, or $9.6 million, to $41.4 million in 2003 from $31.8 million in 2002. The increase was due in part to the subsidy settlement processes resulting in the recovery of additional subsidy payments associated with prior years and 2003. Since our Texas RLECs are regulated under a rate of return mechanism for interstate revenues, the value of assets in the interstate rate base is critical to calculating this rate of return and therefore, the subsidies our Texas RLECs will receive. During 2003, the Texas RLECs recognized revenues of $6.4 million of receipts from the federal universal service fund that were attributable to 2002 and 2001, which was a larger out-of-period adjustment than in prior years. The receipts were the result of filings CCI Texas made in 2003 that updated prior year cost studies and reclassified certain asset and expense categories for regulatory purposes. The increase was also due to the FCC modifications to our Texas RLECs cost recovery mechanisms described above in network access service revenues.

     Long distance services revenues decreased by 33.3%, or $6.7 million, to $13.4 million in 2003 from $20.1 million in 2002 due to decreased minutes of use and a change in the average rate per minute due to customers selecting lower rate plans.

     Data and Internet services revenues increased by 4.3%, or $0.6 million, to $14.7 million in 2003 from $14.1 million in 2002. The increase was primarily due to increased sales of DSL service. Growth in sales of DSL lines of 59.8% in 2003 contributed to a penetration of 5.1%, or approximately 8,668 DSL lines in service, as of December 31, 2003. The increase was offset by a decrease in dial-up Internet service driven by the substitution by customers of high speed Internet access and a decrease in dial-up and DSL customers as a result of CCI Texas exiting the CLEC business.

     Directory Publishing revenues increased by 8.3%, or $0.8 million, to $10.4 million in 2003 from $9.6 million in 2002. The increase was in part due to the transition from a third party sales force to an internal sales force for the sale of advertising for yellow and white pages directories, beginning with the publication of the Lufkin directory in August 2002 and followed by Conroe in February 2003 and Katy in April 2003. This transition resulted in increased sales productivity and higher revenues due to the termination of revenue sharing with the previous publisher of between 32.5% and 35.5%. Since CCI Texas recognizes the revenues from each directory over the 12-month life of the directory, 2003 revenues still reflect a combination of outsourced and in-house directory operations.

     Transport services revenues remained flat in 2003 with no significant customer gains or losses.

     Other services revenues decreased by 20.0%, or $1.2 million, to $4.8 million in 2003 from $6.0 million in 2002. The decrease was due to a reduction in equipment sales to our CLEC customers and the termination of the pager product line.

     Exited services revenues decreased 80.3%, or $24.1 million, to $5.9 million in 2003 from $30.0 million in 2002. The decrease was due to decreases in revenues from the exit of the CLEC business and from lower revenues from wholesale long distance service. Of this amount, $19.6 million was related to the local service revenues from the CLEC business and $4.5 million was related to the wholesale long distance service resulting from the exit from these businesses.

   Operating Expenses

     Operating expenses decreased by 28.2%, or $52.5 million, to $133.8 million in 2003 from $186.3 million in 2002. The decrease was due principally to the following factors.

•	Network costs decreased primarily as a result of CCI Texas having substantially exited the CLEC business by the end of March 2003, which led to the removal of leased circuit costs from SBC and other carriers.

•	Related to the exit from the CLEC business, total headcount decreased by 161 to 644 as of December 31, 2003. CCI Texas estimates that the actual expense of salaries and benefits for these employees was approximately $4.4 million in addition to the $4.4 million in severance costs CCI Texas incurred in connection with these terminations.

•	Bad debt expense decreased by $11.0 million from $10.2 million in 2002 to a $0.8 million benefit in 2003. This was primarily due to (1) a re-evaluation of the bad debt reserve from $5.0 million at year-end 2002, which included a $2.7 million reserve for MCI accounts receivable due to the bankruptcy of MCI’s parent, Worldcom, Inc., to $1.5 million at year-end 2003 and (2) a decrease in bad debt write-offs to $2.3 million in 2003, which decrease primarily related to the exit from the CLEC business.

•	Non-CLEC network costs decreased due to process improvements and network optimization projects. Process improvements were related to implementation of an automated system for tracking circuit costs payable to other carriers, including a monthly feed to the general ledger. Network optimization projects included renegotiation of contracts with long distance and other carriers, which eliminated monthly minimum usage fees. In addition, network costs decreased due to the removal of circuits in connection with the exit from the wholesale long distance business.

•	Operating expenses decreased due to one-time system consolidation projects in 2002 that were not experienced in 2003. This decrease, however, was partially offset by expenses associated with a one-time software development project to enhance CCI Texas’ customer billing system in connection with the sale process.

•	The incurrence of $1.4 million of one-time transaction costs, including financial and legal expenses associated with preparing TXUCV for sale.

•	In addition, $2.4 million in retention bonuses that were paid to key employees to facilitate the sales transaction process while running the day to day operations of the business.

   Depreciation and Amortization

     Depreciation and amortization expense decreased 19.8%, or $8.1 million, to $32.9 million in 2003 from $41.0 million in 2002 primarily due to the decrease in depreciable asset base resulting from the impairment write-down of the transport and CLEC assets. In connection with the impairment, TXUCV recorded a $90.3 million write-down of the net book value of its transport and CLEC depreciable assets from $98.3 million to $8.0 million.

   Other Charges

     Other charges decreased 88.8%, or $106.0 million, to $13.4 million in 2003 from $119.4 million in 2002. This decrease is primarily due to asset impairment and restructuring charges for the CLEC and transport business of $0.2 million in 2003 compared to $101.4 million in 2002. In accordance with SFAS 142, CCI Texas conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU’s decision in 2003 to sell TXUCV for a known price and CCI Texas’ decision to exit the CLEC and transport businesses, recognized on its consolidated financial statements, goodwill impairment losses of $13.2 million and $18.0 million, respectively for the years ended December 31, 2003 and 2002.

   Other Income (Expense)

      Other income (expense) decreased 217.9%, or $8.5 million, to $(4.6) million from $3.9 million. The decrease was primarily due to a decrease in interest expense of $2.1 million (net of allowance for funds used during construction), a decrease in minority interest of $8.9 million which resulted from the large transport impairment charges recorded in 2002, which was offset by an increase in partnership income of $0.4 million. Partnership income is primarily derived from a minority interest in two wireless partnerships as further described in “Business — CCI Texas — Overview — Cellular Partnerships”.

   Income Tax Expense (Benefit)

     Income tax expense increased by 132.4%, or $50.7 million, to $12.4 million in 2003 from $(38.3) million in 2002. Of this increase, $48.3 million was due to the federal income tax effect of the increase in income before income taxes of $138.2 million primarily due to the significant one-time charges in 2002 discussed above. Related to this increase was the increase in state franchise tax of $4.8 million and the tax effect on minority interest of $3.1 million. The remaining $(5.5) million of the change was primarily due to permanent differences and a change in the valuation reserve. See Note D (Income Taxes) to the audited Consolidated Financial Statements of TXUCV.

   Year ended December 31, 2002 compared to December 31, 2001

   Revenues

     CCI Texas’ total operating revenues increased by 3.5%, or $7.2 million, to $214.7 million in 2002 from $207.5 million in 2001. The increase was primarily due to an increase in average CLEC access lines from 40,930 to 43,023. As described above, all CLEC operations were substantially sold or exited by the end of March 2003.

     Local calling services revenues increased 3.4%, or $1.8 million, to $54.3 million in 2002, from $52.5 million in 2001. The increase was due to an increase in sales of custom calling features and a 1.3% increase in total local access lines to 172,083 lines for the year ended December 31, 2002 from 169,894 lines for the year ended December 31, 2001.

     Network access services revenues decreased by 2.2%, or $0.8 million, to $36.2 million in 2002 from $37.0 million in 2001. The decrease was the result of a decrease in minutes of use, which was partially offset by an increase in end user subscriber line charges. In addition, during 2001 and 2002, the FCC instituted certain modifications to our Texas RLECs’ cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and providing explicit support through subsidy payments from the federal universal service fund.

     Subsidies increased by 11.2%, or $3.2 million, to $31.8 million in 2002 from $28.6 million in 2001. The increase was due in part to the FCC modifications to our Texas RLECs’ cost recovery mechanisms described above in network access services revenues and due to an increase in federal universal service fund payments due to higher operating expenses and plant investment in 2002 compared with the national average.

     Long distance services revenues decreased by 14.1%, or $3.3 million, to $20.1 million in 2002 from $23.4 million in 2001. The decrease was due to a decrease in minutes of use.

     Data and Internet services revenues decreased by 5.4%, or $0.8 million, to $14.1 million in 2002 from $14.9 million in 2001 due to a change in sales focus to higher margin products which was partially offset by an increase in DSL sales and a modest increase in dial-up Internet service.

     Directory Publishing revenues increased 15.7%, or $1.3 million, to $9.6 million in 2002 from $8.3 million in 2001. The increase was due to increased advertising sales. The improvement was partially attributable to bringing the sales and production functions in-house during 2002 as described above, resulting in a partial year recognition of higher revenues on the Lufkin directory from its publication in August 2002 through the end of the year.

     Transport services revenues increased by 22.3%, or $2.3 million, to $12.6 million in 2002 from $10.3 million in 2001. The increase was primarily due to an increase in one-time revenues associated with new service orders by existing customers and some incremental recurring revenues from existing and new customers.

     Other services revenues decreased by 28.6%, or $2.4 million, to $6.0 million in 2002 from $8.4 million in 2001. The decrease was primarily due to non-recurring equipment sales in 2001.

     Exited services revenues increased by 24.5%, or $5.9 million, to $30.0 million in 2002 from $24.1 million in 2001. The increase was due to increased CLEC sales.

   Operating Expenses

     Total operating expenses increased by 1.1%, or $2.0 million, to $186.3 million in 2002 from $184.3 million in 2001. The increase was due to the following factors: Selling, general and administrative expenses increased due to increased expenditures made in anticipation of future RLEC acquisitions and expenses related to the relocation of the TXUCV corporate headquarters, including costs for employee severance and relocation expenses. Informational technology costs increased due to systems consolidation projects, including the consolidation of select billing systems. Bad debt expense increased as the result of a $2.7 million reserve for MCI receivables and a more stringent policy for calculating reserves. Offsetting the above were large cost reductions during 2002 related to CLEC activities due to exiting non-profitable markets and holding the CLEC operations for sale. As a result of these activities, net headcount dropped by 397, to 823 employees at December 31, 2002 from 1,220 employees at December 31, 2001.

   Depreciation and Amortization

     Depreciation and amortization expense decreased by 18.3%, or $9.2 million, to $41.0 million in 2002 from $50.2 million in 2001. The decrease was primarily due to the elimination of goodwill amortization of $13.7 million recorded in 2001. SFAS 142 was adopted by CCI Texas on January 1, 2002 requiring the discontinuation of goodwill amortization.

   Other Income (Expense)

     Other income (expense) decreased 425.0%, or $5.1 million, to $3.9 million from $(1.2) million. The decrease was primarily due to a decrease in interest expense of $3.6 million (net of an allowance for funds used during construction), an increase in minority interest of $7.5 million which resulted from the transport impairment charges recorded in 2002 and a decrease in partnership income of $0.8 million which was offset by a decrease in the gain on sale of property and investments of $5.6 million primarily related to the sale of an 18.0% interest in a cellular partnership other than CCI Texas’ continuing investment in GTE Mobilnet of South Texas, L.P. and GTE Mobilnet

of Texas RSA #17, L.P. in December 2001. See Note H (Investments in Nonaffiliated Companies) to the audited Consolidated Financial Statements of TXUCV and Subsidiaries. Partnership income is primarily derived from a minority interest in the two continuing wireless partnerships.

   Income Tax Expense (Benefit)

     Income tax benefit increased 507.9%, or $32.0 million, to $(38.3) million in 2002 from $(6.3) million in 2001. Of this increase, $34.7 million was associated with the federal income tax effect of the decrease in income before taxes of $99.9 million. Related to this was the decrease in state franchise tax of $3.5 million and the tax effect on minority interest of $2.6 million. The remaining $(8.8) million of the increase was primarily due to permanent differences and a decrease in the valuation reserve.

Critical Accounting Policies and Use of Estimates

   Regulatory Accounting

     Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, as ILECs, follow the accounting for regulated enterprises prescribed by SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, which permits rates (or tariffs) to be set to levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS 71 requires our Texas RLECs to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. Management believes the company is consistent in the application of these provisions and does not foresee regulatory, economic, or competitive changes in the near future that would necessitate a change in its method of accounting. In analyzing the effects of discontinuing the application of SFAS 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with accounting principles generally accepted in the United States and, therefore, any adjustments to telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.

   Revenue Recognition

     Revenues are recognized when the corresponding services are provided regardless of the period in which they are billed. Recurring local service revenues are billed in advance, and recognition is deferred until the service has been provided. Nonrecurring revenues, such as long distance toll charges and other usage based billings, is billed in arrears and is recognized when earned.

     Revenues from billing and collection services provided to long distance and other carriers, and advertising sold in telephone directories is recorded as miscellaneous revenues. These revenues are recognized when the service has been provided or over the life of the contract, as appropriate.

     Long distance and data and Internet services are recognized monthly as services are provided. Revenues from the sale and maintenance of customer premise equipment is recognized when the service is provided or over the life of the contract as appropriate.

   Allowance for Uncollectible Accounts

     We evaluate the collectibility of CCI Texas’ accounts receivable based on a combination of factors. When we are aware of a specific customer’s inability to meet its financial obligations, such as a bankruptcy filing or substantial down-grading of credit scores, CCI Texas’ records a specific allowance against amounts due to set the net receivable to an amount it believes reasonable to be collected. For all other customers, CCI Texas reserves a percentage of the remaining outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, company trends and experience with prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, CCI Texas will review the adequacy of the allowance, and its estimates of the recoverability of amounts due it could be reduced by a material amount.

   Goodwill and Intangible Assets

     During 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS 142, which requires that effective January 1, 2002, goodwill recorded in business combinations cease amortizing. SFAS 142 requires that goodwill be reviewed for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the fair value of the reporting unit is less than the carrying value, the second step of the goodwill impairment test calculation is performed to measure the amount of the impairment charge. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.

     Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. We perform internal valuation analyses and consider other market information that is publicly available. Estimates of fair value are primarily determined using discounted cash flows. This approach uses significant estimates and assumptions including projected future cash flows (including timing) and the selection of a discount rate that reflects the risk inherent in future cash flows.

     Upon completion of our initial assessment in January 2002, we determined that no write-down in the carrying value of goodwill was required. CCI Texas conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU Corp.’s decision in 2003 to sell TXUCV for a known price and CCI Texas’ decision to exit the CLEC and transport businesses recognized on its consolidated financial statements, impairment losses of $13.2 million and $18.0 million, respectively, for the years ended December 31, 2003 and 2002.

   Pension and Postretirement Benefits

     The amounts recognized in the financial statements related to pension and postretirement benefits are determined on an actuarial basis utilizing several critical assumptions.

     A significant assumption used in determining our pension and postretirement benefit expense is the expected long-term rate of return on plan assets. In 2003, we used an expected long-term rate of return of 8.5%. We continue to believe that 8.5% is an appropriate rate of return for our plan assets given our investment strategy and will continue to use this assumption for 2004. The projected portfolio mix of the plan assets is developed in consideration of the expected duration of related plan obligations and as such is balanced between equity investments and fixed income securities. Our investment policy is to invest approximately 50% of the pension assets in equity funds with the remainder being invested in fixed income funds and cash equivalents. The expected return on plan assets is determined by applying the expected long-term rate of return to the market-related value of plan assets. The actual return on our equity portfolio has been significantly below expected return levels due to overall equity market conditions in 2001 and 2002.

     Another significant estimate is the discount rate used in the annual actuarial valuation of pension and postretirement benefit plan obligations. In determining the appropriate discount rate at year-end, we considered the current yields on high quality corporate fixed-income investments with maturities corresponding to the expected duration of the benefit obligations. As of December 31, 2003, the discount rate utilized was 6.25%.

     In connection with the acquisition of TXUCV, TXU Corp. contributed $2.9 million to TXUCV’s pension plan. We expect to contribute $3.2 million to the pension plan and $1.0 million to our other post-retirement benefits plan in 2005.

   Useful Life of Property, Plant and Equipment

     We estimate the useful lives of property, plant and equipment in order to determine the amount of depreciation expense to be recorded during any reporting period. The majority of our telecommunications plant, property and equipment is depreciated using the group method, which develops a depreciation rate based on the average useful life of a specific group of assets, rather than the individual asset as would be utilized under the unit method. The estimated life of the group is based on historical experience with similar assets as well as taking into account anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation expense in future periods. Likewise, if the anticipated technological or other changes occur more slowly than anticipated, the life of the group could be extended based on the life assigned to new assets added to the group. This could result in a reduction of depreciation expense in future periods. We review these types of assets for impairment when events or circumstances indicate that the carrying amount may not be recoverable over the remaining lives of the assets. In assessing impairment, we follow the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144, utilizing cash flows which take into account management’s estimates of future operations.

Liquidity and Capital Resources

     Historically, the operating requirements of TXUCV have been funded from cash flow generated from its business, borrowings under a credit facility provided by its parent, TXU Corp., other debt and capital contributions from a subsidiary of TXU Corp. All TXU Corp. debt was paid in full at the closing of the acquisition of TXUCV. As of and for the six months ended June 30, 2004, CCI Texas had $394.6 million of debt, exclusive of unused commitments. See “Description of Other Indebtedness—New Credit Facility”.

   Operating, Investing & Financing Activities

   Operating Activities

     For the six months ended June 30, 2004 and 2003, CCI Texas generated net cash from operating activities of $27.8 million and $21.8 million, respectively, an increase of $9.2 million. This increase primarily resulted from differences in the timing of accounts payable payments in 2004 compared to 2003.

     CCI Texas generated net cash from operating activities of $75.1 million, $34.7 million and $6.8 million for the years ended December 31, 2003, 2002 and 2001 respectively. The net loss of $2.3 million, $89.8 million and $21.9 million for the years ended December 31, 2003, 2002 and 2001, respectively, were offset by non cash items of depreciation and amortization, $32.9 million, $41.0 million, and $50.2 million, long-lived asset impairments of $0.2 million, $101.4 million and $0.0 million, goodwill impairment charges of $13.2 million, $18.0 million and $0.0 million, and decrease in deferred income tax assets of $22.4 million for the year ended December 31, 2003 and an increase in deferred income tax assets of $38.9 million and $9.4 million for the years ended December 31, 2002 and 2001.

   Investing Activities

     CCI Texas’ net cash used in investing activities, after giving effect to the transactions, was $533.8 million and $7.4 million for the six months ended June 30, 2004 and 2003, respectively. Acquisition costs, which include the purchase price and fees and expenses totaled $534.6 million for the six months ended June 30, 2004. See “Description of Other Indebtedness—New Credit Facility”. Capital expenditures were $10.3 million and $8.0 million for the six months ended June 30, 2004 and 2003, respectively.

     CCI Texas’ net cash used in investing activities was $14.3 million, $21.3 million and $59.9 million for the years ended December 31, 2003, 2002 and 2001 primarily due to capital expenditures of $18.2 million, $27.4 million and $67.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. Significant capital expenditures were made related to CLEC operations during 2001. The CLEC operations were exited in the first quarter of 2003.

   Financing Activities

      For the six months ended June 30, 2004 and 2003, net cash provided by financing activities was $531.3 million while we used $22.9 million during the first half of 2003. In connection with the TXUCV acquisition, CCI Texas borrowed an aggregate of $392.0 million and received $152.5 million in equity contributions from Homebase. The balance related to TXUCV’s debt and outstanding liabilities as of the closing, which were treated as paid-in-capital.

     Cash used in financing activities were $61.8 million and $4.4 million for the year ended December 31, 2003 and 2002. Cash received from financing activities was $46.3 million for the year ended December 31, 2001. Net reductions in debt of $65.8 million, and $11.4 million occurred for the years ended December 31, 2003 and 2002. Net increases in debt of $16.0 million occurred for the year ended December 31, 2001. Equity contributions from TXU Corp. were $4.3 million, $7.0 million and $27.8 million for the years ended December 31, 2003, 2002 and 2001.

   Working Capital

      At June 30, 2004, CCI Texas had working capital of $5.7 million compared to working capital of $37.4 million as of June 30, 2003. At December 31, 2003, CCI Texas had working capital of $(102.1) million compared to working capital of $39.8 million at December 31, 2002. Pursuant to the stock purchase agreement for the acquisition of CCI Texas, all debt except the GECC capital leases was required to be retired prior to the closing of the acquisition on April 14, 2004. This resulted in $95.7 million of debt, which would have been classified as long term, absent the stock purchase agreement, being classified as short term at December 31, 2003. In addition, the change in treatment of transport assets from held for sale to held and used resulted in a transfer of approximately $24.5 million of deferred tax assets from current to noncurrent. Also, assets held for sale at December 31, 2002 of $8.0 million were characterized as property plant and equipment during 2003.

   Debt and Capital Leases

     On April 14, 2004, CCI and Texas Acquisition entered into the new credit facility pursuant to which Texas Acquisition borrowed an aggregate of $267.0 million, $72.0 million under the term loan A facility and $195.0 million under the term loan B facility. In addition, the new credit facility also provides for a $30.0 million revolving credit facility, that is available to both Texas Acquisition and CCI in the same proportion as borrowings under the term loan facilities, none of which had been drawn as of June 30, 2004. Borrowings under the new credit facility are secured by substantially all of the assets of Texas Acquisition and CCI (except ICTC, which is contingent upon obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings). For a detailed description of the collateral and guarantees securing borrowings under the new credit facility, see “Description of Other Indebtedness—Collateral and Guarantees” elsewhere in this prospectus.

     The borrowings under the new credit facility bear interest at a rate equal to an applicable margin plus, at the borrowers’ election, either a “base rate” or the LIBOR. The applicable margin is based upon the borrowers’ total leverage ratio. As of June 30, 2004, the applicable margin for interest rates on LIBOR based loans was 2.5% on the term loan A facility and 2.75% on the term loan B facility. At June 30, 2004 the weighted average rate, including swaps, of interest on Texas Acquisitions’ term debt was 4.61% per annum. See “Description of Other Indebtedness – New Credit Facility” elsewhere in this prospectus.

     On April 14, 2004, Texas Holdings issued $125.0 million of outstanding notes, which we are offering to exchange for exchange notes in this offering. The outstanding notes pay, and the exchange notes will pay, interest semi-annually on April 1 and October 1. See “Description of Notes” for a detailed discussion of the terms and conditions of the outstanding notes and the exchange notes.

     CCI Texas is a party to two Master Lease Agreements with GECC, as further described in “Description of Other Indebtedness—GECC Capital Leases” elsewhere in this prospectus.

  Capital Requirements

      CCI Texas’ primary use of capital during the six months ended June 30, 2004 consisted of capital expenditures of $10.3 million. In 2002 and 2003, CCI Texas’ principal use of capital was capital expenditures of approximately $27.4 million and $18.2 million. These expenditures were primarily made to upgrade and expand CCI Texas’ network facilities and plant. Additional capital was required for normal recurring facilities, fleet, office services and computing needs.

     Capital contributions to TXUCV primarily came from TXU Investment Company, a subsidiary of TXU Corp., in the amount of 35.0% of TXUCV’s budgeted capital spending. The contributions, usually due on the first day of each month, were used to repay the TXUCV revolving facility. Contributions were suspended after June 1, 2003 as a result of TXU Corp.’s decision to sell TXUCV.

  Surety Bonds

     In the ordinary course of business, CCI Texas enters into surety, performance and similar bonds. As of June 30, 2004, CCI Texas has approximately $1.8 million of these types of bonds outstanding.

  Table of Contractual Obligations & Commitments

     The following table contains a summary of CCI Texas’ material contractual cash obligations and commitments as of June 30, 2004:

	Payments Due by Period
	(in thousands)
	Total	2004	2005	2006	2007	2008	Thereafter
Long-term debt	$392,000	$5,234	$10,719	$13,016	$13,753	$15,966	$333,312
Operating leases	11,508	1,494	2,499	1,737	1,372	1,368	3,038
Capital leases	2,604	1,417	527	563	97	—	—
Minimum purchase contracts	1,371	216	396	396	363	—	—
Pension and other post-retirement obligations	15,499	457	4,212	1,095	1,139	1,239	7,357

Total contractual cash obligations and commitments	$422,982	$8,818	$18,353	$16,807	$16,724	$18,573	$343,707

     As of June 30, 2004, the minimum purchase contracts were as follows:

•	On November 25, 2002, CCI Texas entered into a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell Telephone Company. The agreement requires CCI Texas to make monthly purchases of at least $33,000 from Southwestern Bell Telephone Company on a take-or-pay basis. The agreement also provides for an early termination charge of 45% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of June 30, 2004, the potential early termination charge was approximately $0.6 million.

•	CCI Texas was also a party to another take-or-pay agreement with Grande Communications Networks, Inc. to provide certain directory assistance-related services to CCI Texas. The agreement, which was entered into on August 28, 2001, for an initial 12-month term, has an automatic 12-month renewal provision with a minimum monthly commitment of $8,950. This agreement expired on August 28, 2004 and those services are now being provided by CCI Illinois.

     Pension funding is an estimate of our minimum funding requirements through 2005 to provide pension benefits for employees based on service through 2004. Obligations relating to other post retirement benefits are based on estimated future benefit payments. Our estimates are based on forecasts of future benefit payments and the value of the related portfolio, which may change over time due to a number of factors, including life expectancy, medical costs and trends, the actual rate of return on the plan assets, discount rates, discretionary pension contributions and regulatory rules. For more information, see Note E (Post Retirement Benefit Plans) to the audited Consolidated Financial Statements of TXUCV.

Impact of Inflation

     The effect of inflation on CCI Texas financial results has not been significant in the periods presented.

Recent Accounting Pronouncements

     In January 2003, the FASB issued FIN 46. Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest in after that date. In December 2003, the FASB revised and re-released FIN 46 as “FIN 46(R)”. The provisions of FIN 46(R) are effective for CCI Texas beginning in the first quarter of 2004. FIN 46 did not have a material impact on the financial position, results of operations or cash flows of CCI Texas.

     In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits.

In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” that provides guidance on the accounting and disclosure for the effects of this Act. We have determined that our post-retirement prescription drug plan is actuarially equivalent and intend to reflect the impact beginning on July 1, 2004.

Quantitative and Qualitative Disclosures About Market Risk

     CCI Texas is exposed to market risk from changes in interest rates on its long-term debt obligations. CCI Texas estimates its market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to hypothetical adverse change in interest rates and the potential change in interest expense on variable rate long-term debt obligations due to a change in market interest rates. The fair value on long-term debt obligations is determined based on discounted cash flow analysis, using the rates and the maturities of these obligations compared to terms and rates currently available in long-term debt markets. The potential change in interest expense is determined by calculating the effect of the hypothetical rate increase on the portion of CCI Texas’ variable rate debt that is not hedged through the interest swap agreements described below and does not assume changes in our capital structure. As of June 30, 2004, approximately 65.8% of CCI Texas’ long-term debt obligations were fixed rate and approximately 34.2% were variable rate obligations that were not subject to interest rate swap agreements.

     At June 30, 2004, CCI Texas had $267.0 million, including $10.5 million of current maturities, of variable rate debt outstanding under the new credit facility. We have limited our exposure to fluctuations in interest rates by entering into interest rate swap agreements that effectively convert a portion of the variable rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expenses. At June 30, 2004, CCI Texas had interest rate swap agreements covering $135.0 million of aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 3.26% to 3.31%. The swap agreements expire on May 19, 2007. The fair value of the interest rate swaps amounted to an asset of $0.7 million at June 30, 2004. The accumulated gain on derivative instruments of $0.4 million, net of tax, is included in other comprehensive income at June 30, 2004.

     At June 30, 2004, CCI Texas had $125.0 million of aggregate principal amount of fixed rate long-term debt obligations and the fair market value of these obligations was estimated to be $126.9 million based on the overall weighted average interest rate of CCI Texas’ fixed rate long-term debt obligations of 9.75% and an overall weighted maturity of 7.8 years, compared to rates and maturities currently available in long-term debt markets. Market risk is estimated as the potential loss in fair value of CCI Texas’ fixed rate long-term debt resulting from a hypothetical increase of 10% in interest rates. Such an increase in interest rates would result in an approximately $5.6 million decrease in the fair value of CCI Texas’ fixed rate long-term debt. At June 30, 2004, CCI Texas had $132.0 million of variable rate debt not covered by interest rate swap agreements. If market interest rates average 1% higher than the average rates that prevailed from January 1, 2004 through June 30, 2004, interest expense would increase by approximately $0.7 million for the period.

Pro Forma Liquidity and Capital Resources

  General

     Following the closing of the transactions, the principal liquidity requirements of CCI Illinois and CCI Texas became to service and repay debt, integrate the operations of CCI Illinois and CCI Texas, and meet our capital expenditure needs. After the closing of the transactions, CCI Illinois and CCI Texas became significantly leveraged. As of June 30, 2004, CCI Illinois and CCI Texas had outstanding $639.6 million in total debt, excluding unused capacity of $30.0 million under the new credit facility, and total stockholders’ equity of $189.9 million.

  Debt and Capital Leases

     On the closing of the transactions, CCI terminated the old credit facility, Texas Acquisition and CCI severally entered into, and borrowed under, the new credit facility, CCI Illinois and CCI Texas severally issued the outstanding notes and CCI Texas assumed the former TXUCV capital leases.

     On April 14, 2004, CCI and Texas Acquisition entered into a new credit facility pursuant to which CCI borrowed an aggregate of $170.0 million, $50.0 million under the term loan A facility and $120.0 million under the term loan B facility, and Texas Acquisition borrowed an aggregate of $267.0 million, $72.0 million under the term loan A facility and $195.0 million under the term loan B facility. In addition, the new credit facility also provides for a $30.0 million revolving credit facility, that is available to both CCI and Texas Acquisition in the same proportion as borrowings under the term loan facilities, none of which had been drawn as of June 30, 2004. Borrowings under the new credit facility are secured by substantially all of the assets of CCI (except ICTC, which is contingent upon obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings) and Texas Acquisition. For a detailed description of the collateral and guarantees securing borrowings under the new credit facility, see “Description of Other Indebtedness—Collateral and Guarantees” elsewhere in this prospectus.

     The borrowings under the new credit facility bear interest at a rate equal to an applicable margin plus, at the borrowers’ election, either a “base rate” or LIBOR. The applicable margin is based upon the borrowers’ total leverage ratio. As of June 30, 2004, the applicable margin for interest rates on LIBOR based loans was 2.5% on the term loan A facility and 2.75% on the term loan B facility. The applicable margin for the alternative base rate loans was 1.50% per year for the revolving loan facility and term loan A facility and 1.75% for the term loan B facility. At June 30, 2004, the weighted average interest rate, including swaps, of interest on CCI’s term debt was 4.74% per annum and on Texas Acquisition term debt was 4.61% per annum. See “Description of Other Indebtedness—New Credit Facility” elsewhere in this prospectus.

     In connection with the transactions, Illinois Holdings and Texas Holdings initially and severally issued $200.0 million in aggregate principal amount of the outstanding notes. The outstanding notes are each issuer’s senior unsecured obligation. Each issuer guaranteed the other issuer’s obligations on a senior unsecured basis. Homebase provided a non-recourse guarantee of the several obligations of each of the issuers, which is limited in recourse to a second priority pledge of the common stock of the issuers. The indenture contains customary covenants that restrict our, and our restricted subsidiaries’ ability to, incur debt and issue preferred stock, make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock), enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us, create liens, sell or otherwise dispose of assets, including capital stock of subsidiaries, engage in transactions with affiliates, engage in sale and leaseback transactions, engage in business other than telecommunications businesses and consolidate or merge. See “Description of Notes” elsewhere in this prospectus.

     CCI Texas is a party to two Master Lease Agreements with GECC, as further described in “Description of Other Indebtedness—GECC Capital Leases” elsewhere in this prospectus.

  Capital Requirements

     In 2004, CCI Illinois and CCI Texas currently expect that their primary capital requirements will consist of the following:

•	capital expenditures for CCI Illinois of approximately $12.1 million for network, central offices and other facilities and information technology for operating support and other systems;

•	capital expenditures for CCI Texas of approximately $21.9 million for network, central offices and other facilities and information technology for operating support and other systems;

•	approximately $11.2 million in aggregate to integrate the operations of CCI Illinois and CCI Texas following the acquisitions, a portion of which we expect to be expended in 2005;

•	scheduled principal and interest payments on its long-term debt; and

•	real estate expenses in connection with CCI Illinois’ and CCI Texas’ network facilities and operations.

     The expected integration costs of $11.2 million in aggregate for 2004 and 2005 will be in addition to certain additional ongoing costs we will incur to expand certain administrative functions, such as those relating to SEC reporting and compliance.

     Beyond 2004 and 2005, CCI Illinois and CCI Texas will require significant capital to service and repay debt, and make capital expenditures. In the future, CCI Illinois and CCI Texas will assess the need to expand their network and facilities based on several criteria, including the expected demand for access lines and communications services, the cost and expected return on investing to develop new services and technologies and competitive and regulatory factors. In the future, we also expect to assess the cost and benefit of selected acquisitions, joint ventures and strategic alliances as market conditions and other factors warrant. Absent major changes in the technology that CCI Illinois and CCI Texas employs, CCI Illinois and CCI Texas believe that their current network is capable of providing the next generation of broadband service with minimum capital investment.

     The ICC and the PUCT could require us to make minimum amounts of capital expenditures and could limit the amount of cash available to transfer from our RLECs to the issuers. In connection with ICTC’s guarantee of the old credit facility of CCI in December 2002, the ICC issued an order which imposed a minimum capital expenditure requirement on our Illinois RLEC of $9.0 million per year and $30.0 million for the three years ending December 31, 2005 and restricted the amount of cash that our Illinois RLEC can transfer to its parent company, CCI to its free cash flow, as defined in the order. In 2003, both of our Texas RLECs elected to be governed under an incentive regulatory regime, which obligated each of them to make capital expenditures for network infrastructure in exchange for immunity from adjustment to many of their rates. The ICC’s minimum capital expenditure requirements and restrictions on cash transfers terminated upon repayment and termination of the old credit facility in connection with the acquisition of TXUCV, and we believe our Texas RLECs have met the current requirements for capital expenditures on network infrastructure. However, the ICC and the PUCT could impose additional or other restrictions of this type in the future. In particular, under the new credit facility, we agreed to use our reasonable efforts as promptly as reasonably practicable after the closing of the acquisition of TXUCV to obtain the consent of the ICC for ICTC to guarantee $195 million of the obligations of the borrowers under the new credit facility and grant a security interest in its respective properties securing $195.0 million of borrowings. That consent has not yet been requested from the ICC. Although any order granted by the ICC will likely place conditions and/or limits on any such guarantee and security, if such an order is granted, it will also likely require ICTC to make a minimum dollar amount of capital expenditures and limit its ability to pay dividends to CCI based on a dollar amount tied to free cash flow. As a result of the above, any requirements or restrictions imposed by the ICC or PUCT could limit the amount of cash that is available to be transferred from our RLECs to the issuers.

     In addition, the new credit facility restricts all payments to the issuers during the continuance of a payment default and also restricts payments to the issuers for a period of up to 180 days during the continuance of a non-payment default. The new credit facility also limits the amounts CCI Illinois and CCI Texas may spend on capital expenditures between 2004 and 2011. CCI Illinois and CCI Texas are limited to aggregate capital expenditures of $40.0 million in 2004 and $45.0 million in each following year. In the event the full amount allotted to capital expenditures is not spent during a fiscal year, the remaining balance may be carried forward to the following year only. However, the carried forward balance may not be utilized until such time as the amount originally established as the capital expenditure limit for such year has been fully utilized.

     We believe that, following the closing of the transactions, cash flow from operating activities, together with our existing cash and borrowings available under the new credit facility, will be sufficient for approximately the next twelve months to fund our currently anticipated requirements for debt service and repayments, capital expenditures and the costs of integrating TXUCV into our business. After 2004, our ability to fund these requirements and to comply with the financial covenants under our debt agreements will depend on the results of future operations, performance and cash flow. Our ability to do so will be subject to prevailing economic conditions and to financial, business, regulatory, legislative and other factors, many of which are beyond our control.

     We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends or making intercompany loans and investments, and those subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements that our subsidiaries may enter into governing the terms of indebtedness may restrict our subsidiaries’ ability to pay dividends or advance cash in any other manner to us.

     To the extent that our business plans or projections change or prove to be inaccurate, we may require additional financing or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, other strategic debt financing, sales of nonstrategic assets, vendor financing or the private or public sales of equity and debt securities. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to provide adequate working capital, service our indebtedness or make anticipated capital expenditures. Failure to obtain adequate financing, if necessary, could require us to significantly reduce our operations or level of capital expenditures which could have a material adverse effect on our projected financial condition and results of operations.

  Surety Bonds

     In the ordinary course of business, CCI Illinois and CCI Texas enter into surety, performance and similar bonds. As of June 30, 2004, CCI Illinois had approximately $1.0 million and CCI Texas had approximately $1.8 million of these types of bonds outstanding.

  Table of Contractual Obligations & Commitments

     As of June 30, 2004, after giving effect to the transactions, CCI Illinois’ and CCI Texas’ material contractual cash obligations and commitments would have been as follows:

	Payments Due by Period
	(in thousands)
	Total	2004	2005	2006	2007	2008	Thereafter
Long-term debt (a)	$637,000	$8,766	$17,996	$21,900	$23,150	$26,900	$538,288
Operating leases	15,097	3,203	2,918	2,101	1,684	1,456	3,735
Capital leases (b)	2,604	1,417	527	563	97	—	—
Minimum purchase contracts (c)	1,371	216	396	396	363	—	—
Pension and other post-retirement obligations (d)	25,833	2,231	6,079	3,902	3,103	3,161	7,357

Total contractual cash obligations and commitments	$681,905	$15,833	$27,916	$28,862	$28,397	$31,517	$549,380

(a)	This item consists of loans outstanding under the new credit facility and the outstanding notes. The new credit facility consists of a $122.0 million term loan A facility with a maturity of six years, a $315.0 million term loan B facility with a maturity of seven years and six months, each of which were drawn in full on the date the transactions are closed, and a $30.0 million revolving credit facility with a maturity of six years, which is fully available but undrawn. See “Description of Other Indebtedness — New Credit Facility”.

(b)	This item consists of $2.6 million of capital leases entered into by CCI Texas with GECC. The cash purchase price was reduced by the outstanding principal amount of these capital leases. See “Description of Other Indebtedness — GECC Capital Leases”.

(c)	As of December 31, 2003, the minimum purchase contracts were as follows:

•	On November 25, 2002, CCI Texas entered into a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell. The agreement requires CCI Texas to make monthly purchases of at least $33,000 from Southwestern Bell on a take-or-pay basis. The agreement also provides for an early termination charge of 45% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of June 30, 2004, the potential early termination charge was approximately $0.6 million.

•	CCI Texas was also a party to another take-or-pay agreement with Grande Communications Networks, Inc. to provide certain directory assistance-related services to CCI Texas. The agreement, which was entered into on August 28, 2001, for an initial 12-month term, has an automatic 12-month renewal provision with a minimum monthly commitment of $8,950. This agreement expired on August 28, 2004 and those services are now being provided by CCI Illinois.

(d)	Pension funding is an estimate of our minimum funding requirements for CCI Illinois and CCI Texas through 2004 to provide pension benefits for employees based on service through 2003. Obligations relating to other post retirement benefits are based on estimated future benefit payments. Our estimates are based on forecasts of future benefit payments which may change over time due to a number of factors, including life expectancy, medical costs and trends and on the actual rate of return on the plan assets, discount rates, discretionary pension contributions and regulatory rules. See Note E (Post Retirement Benefit Plans) to the Consolidated Financial Statements of TXUCV.

Quantitative and Qualitative Disclosures About Market Risk

     CCI Illinois and CCI Texas are exposed to market risk from changes in interest rates on their long-term debt obligations. CCI Illinois and CCI Texas estimate their market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to hypothetical adverse change in interest rates and the potential change in interest expense on variable rate long-term debt obligations due to a change in market interest rates. The fair value on long-term debt obligations is determined based on discounted cash flow analysis, using the rates and the maturities of these obligations compared to terms and rates currently available in long-term debt markets. The potential change in interest expense is determined by calculating the effect of the hypothetical rate increase on the portion of variable rate debt of CCI Illinois and CCI Texas that is not hedged through the interest swap agreements described below and does not assume changes in our capital structure. As of June 30, 2004, approximately 65.6% of the long-term debt obligations of CCI Illinois and CCI Texas were fixed rate and approximately 34.4% were variable rate obligations that were not subject to interest rate swap agreements.

     At June 30, 2004, CCI Illinois and CCI Texas had $437.0 million, including $17.6 million of current maturities, of variable rate debt outstanding under the new credit facility. We have limited our exposure to fluctuations in interest rates by entering into interest rate swap agreements that effectively convert a portion of the variable rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expenses. At June 30, 2004, CCI Illinois and CCI Texas had interest rate swap agreements covering $220.0 million of aggregate principal amount of their variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. CCI Illinois’ swap agreements expire on December 31, 2006, May 19, 2007 and December 31, 2007. CCI Texas’ swap agreements expire on May 19, 2007. The fair value of the interest rate swaps amounted to an asset of $1.1 million at June 30, 2004. The accumulated gain on derivative instruments of $0.8 million, net of tax, is included in other comprehensive income for CCI Illinois and CCI Texas at June 30, 2004.

     At June 30, 2004, CCI Illinois and CCI Texas had $200.0 million of aggregate principal amount of fixed rate long-term debt obligations and the fair market value of these obligations was estimated to be $203.0 million based on the overall weighted average interest rate of the fixed rate long-term debt obligations of CCI Illinois and CCI Texas of 9.75% and an overall weighted maturity of 7.8 years, compared to rates and maturities currently available in long-

term debt markets. Market risk is estimated as the potential loss in fair value of the fixed rate long-term debt of CCI Illinois and CCI Texas resulting from a hypothetical increase of 10% in interest rates. Such an increase in interest rates would result in an approximately $9.0 million decrease in the fair value of the fixed rate long-term debt of CCI Illinois and CCI Texas. At June 30, 2004, CCI Illinois and CCI Texas had $217.0 million of variable rate debt not covered by the interest rate swap agreements. If market interest rates average 1% higher than the average rates that prevailed from January 1, 2004 through June 30, 2004, interest expense would increase by approximately $1.1 million for the period.

BUSINESS

Overview

     We are an established rural local exchange company that provides communications services to residential and business customers in Illinois and Texas. As of June 30, 2004, we were the 16th largest local telephone company in the United States, based on industry sources, with approximately 259,170 local access lines and approximately 21,159 DSL lines in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. We also operate a number of complementary businesses. In Illinois, we provide additional services such as telephone services to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services. In Texas, we publish telephone directories and offer wholesale transport services on a fiber optic network.

     Each of the subsidiaries through which we operate our local telephone businesses is classified as an RLEC under the Telecommunications Act. Our RLECs are ICTC, Consolidated Communications of Fort Bend Company and Consolidated Communications of Texas Company. RLECs are typically characterized by stable operating results and consistently strong cash flows and operate in generally supportive regulatory environments. In addition, because our RLECs primarily provide service in rural areas, competition for local telephone service has been limited due to the generally unfavorable economics of constructing and operating competitive systems in these areas.

     In 2003, after giving effect to the transactions, we would have had $327.1 million of revenues and $104.0 million of cash flows from operating activities. For the six months ended June 30, 2004, after giving effect to the transactions, we would have had $160.5 million of revenues and $37.8 million of cash flows from operating activities.

Our Strengths

Consistently Strong Cash Flows from Operating Activities

     Our RLEC’s have generated consistently strong cash flows from operating activities due to relatively consistent customer demand for our services. Historically, demand for telephone services from residential and small business customers in rural parts of the United States has been stable. The stability of demand, combined with a generally supportive regulatory environment and limited competition, has allowed our RLECs to generate predictably strong cash flows from operating activities. We believe these conditions will continue to exist.

Technologically Advanced Network

     We have invested significantly in the last several years to build a technologically advanced network capable of delivering a broad array of reliable, high quality voice and data and Internet services to our customers on a cost-effective basis. For example, as of June 30, 2004, approximately 87% and 90% of our total local access lines in Illinois and Texas, respectively, are DSL-capable (excluding access lines already served by other high speed connections). The service options we are able to provide over our existing network allow us to generate additional revenues per customer. We believe our current network is capable of supporting the next generation of broadband services with limited additional capital investment.

Attractive Markets

     The geographic areas in which our RLECs operate are characterized by a balanced mix of stable, insular territories in which we have limited competition and growing suburban areas where we expect our business to grow in tandem.

     Our Lufkin, Texas and central Illinois markets have experienced nominal population growth over the past decade and, according to the most recent census, have modest median household incomes of approximately $34,000 per year. As of June 30, 2004, 137,627 or 53% of our 259,170 local telephone access lines were located in these markets. We have experienced limited competition in these markets because the low customer density and high residential component discourage the significant capital investment required to offer service over a competing network. We also have attracted less competition for basic voice services than urban telecommunications providers due to our RLEC designation, which, among other things, exempts our local telephone operations from some of the more burdensome interconnection and unbundling requirements that would otherwise allow competitors to use our local access lines to provide competitive service. Currently, we have limited competition for voice services from wireless carriers and cable providers.

     Our Conroe, Texas and Katy, Texas markets are suburban areas located on the outskirts of the Houston metropolitan area that have experienced above-average population and business employment growth over the past decade as compared to Texas and the United States as a whole. According to the most recent census, the median household income in the primary county in our Conroe market was over $50,000 per year and in our Katy market was over $60,000 per year, both significantly higher than the median household income in Texas of $39,927 per year. As of June 30, 2004, 121,543 or 47% of our 259,170 access lines, were located in these markets.

Broad Service Offerings and Bundling of Services

     We offer our customers a single point of contact for access to a broad array of voice and data and Internet services. For example, we offer all of our customers custom calling features, such as caller name and number identification, call forwarding and call waiting. In addition, we offer value-added services such as teleconferencing and voicemail. These service options allow us to generate additional revenues per customer.

     We also generate additional revenues per customer by bundling services. Bundling enables us to provide a more complete package of services to our customers at a relatively small incremental cost to us. We believe the bundling of services results in increased customer loyalty and higher customer retention. As of June 30, 2004, our Illinois Telephone Operations had over 5,700 customers who subscribed to service bundles that included local service, custom calling features and voicemail and approximately 1,800 additional customers who subscribed to service bundles that included local service, custom calling features, voicemail and Internet access. This represents a 39% increase over the number of Illinois customers who subscribed to service bundles as of June 30, 2003. CCI Texas introduced a new campaign to market service bundles and sold over 7,500 new service bundles between their introduction in October 2003 and December 2003 and over 6,500 for the six months ended June 30, 2004.

Experienced Management Team with Proven Track Record

     With an average of approximately 20 years of experience in both regulated and non-regulated telecommunications businesses, our management team has demonstrated the ability to deliver profitable growth while providing high levels of customer satisfaction. Specifically, our management team has:

•	particular expertise in providing superior quality services to rural customers in a regulated environment;

•	a proven track record of successful business integrations, including the integration of ICTC and several related businesses, including long distance and private line services, into McLeodUSA in 1998; and

•	a proven track record of launching and growing of new, regulated services, such as long distance and DSL services, and complementary services, such as operator and telemarketing and order fulfillment services.

Favorable Regulatory Environment

     Each of the subsidiaries through which we operate our local telephone businesses is classified as an RLEC under the Telecommunications Act. As a result, we are exempt from some of the more burdensome interconnection and unbundling requirements that have affected larger ILECs. Also, we benefit from federal and Texas state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas, which is also referred to as universal service. In 2003, CCI Illinois received $6.0 million from the federal universal service fund and CCI Texas received an aggregate $41.4 million from the federal universal service fund and the Texas universal service fund. Of the $41.4 million received by CCI Texas, $6.4 million represented the recovery of additional subsidy payments from the universal service fund for prior periods, which was a larger out-of-period adjustment than in prior years. In the aggregate, the $47.4 million comprised 14.5% of our revenues in 2003, after giving effect to the transactions. For the six months ended June 30, 2004, CCI Illinois received $1.9 million from the federal universal service fund, $0.6 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods and CCI Texas received an aggregate $11.0 million from the federal universal service fund and the Texas universal service fund, $1.3 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods. In the aggregate, the $12.9 million comprised 8.0% of revenues for the six months ended June 30, 2004.

Business Strategy

Improve Operating Efficiency and Free Cash Flow

     Since acquiring ICTC and the related businesses in December 2002, we have made significant operating and management improvements. At CCI Illinois we have centralized many of our business and back office functions. By providing these centrally managed resources to CCI Illinois’ operating companies, we have allowed our management and customer service functions to focus on their business and to better serve our customers in a cost-effective manner. We believe we have successfully managed our capital expenditures at CCI Illinois to optimize our returns, while appropriately allocating resources to allow us to maintain and upgrade our network. We are applying our operating, regulatory, marketing and management expertise to improve the operating efficiency and free cash flow of CCI Texas. We intend to continue to exercise capital expenditure discipline across our company while identifying and developing more cost efficient methods of managing our business processes, including sharing and implementing best practices across our operations.

Increase Average Revenues Per Customer

     We will continue to focus on increasing our revenues per customer, primarily by seeking to increase our DSL service’s market penetration, increasing the sale of other value-added services and encouraging customers to subscribe for service bundles. We believe that this strategy enables us to provide a more complete package of services to our customers and increase our average revenues per customer at a relatively small incremental cost to us. As of June 30, 2004, our Illinois RLEC had over 5,700 customers who subscribed to service bundles that included local service, custom calling features and voicemail and approximately 1,800 additional customers who subscribed to service bundles that included these services and Internet access. This represents a 39% increase over the number of Illinois customers who subscribed to service bundles as of June 30, 2003. CCI Texas introduced a new campaign to market service bundles and sold over 7,500 new service bundles between their introduction in October 2003 and December 2003 and over 6,500 for the six months ended June 30, 2004. As of June 30, 2004, approximately 18,900 customers in Texas have subscribed to our service bundles.

     We plan to use innovative marketing strategies for enhanced, ancillary services and to continue to offer new applications and technologies. By building on our long-standing relationships with our customers while continuing to offer new services, we believe we can continue to generate strong revenues and cash flow.

Continue Capital Expenditure Discipline and Optimization

     We believe we have successfully managed our capital expenditures at CCI Illinois. We have used our cash to optimize our returns, while also appropriately allocating resources to allow us to maintain and upgrade our network. We intend to continue our capital expenditure discipline across our company.

Provide High Quality Service and Increase Community Presence

     We will seek to continue to build on our strong reputation, which dates to 1894 in Illinois and 1898 in Texas. We plan to do this by continuing to offer a broad array of high quality telecommunications services and consistent, high quality customer service. We have consistently exceeded all ICC and PUCT quality of service requirements, and we believe we can continue this standard of excellence throughout the company. We will continue to focus on building long-term relationships with our customers by having an active local presence. We believe these strategies will lead to high levels of customer loyalty and increased demand for our services in Illinois and Texas.

History of the Company

     Founded in 1894 as the Mattoon Telephone Company by the great-grandfather of our Chairman, Mr. Lumpkin, CCI Illinois began as one of the nation’s first independent telephone companies. After several subsequent acquisitions, the Mattoon Telephone Company was incorporated as the Illinois Consolidated Telephone Company, or ICTC, on April 10, 1924. On September 24, 1997, McLeodUSA acquired the predecessor of CCI.

     The Lumpkin family has been continuously involved in managing CCI Illinois since inception, including the period during which it was owned by McLeodUSA, when Mr. Lumpkin served as Vice Chairman of McLeodUSA and Chairman of ICTC. In December 2002, Mr. Lumpkin, through his affiliated entity Central Illinois Telephone, together with Providence Equity and Spectrum Equity, purchased the capital stock and assets of ICTC and several related businesses from McLeodUSA for $271.2 million and assumed specified liabilities. Illinois Holdings, a Delaware corporation, was formed on March 22, 2002 as an acquisition vehicle for the purpose of acquiring ICTC and several related businesses from McLeodUSA.

     TXUCV began operations in November 1997 with the acquisition by TXU Corp. of Lufkin-Conroe Communications, a fourth-generation family-owned business founded in 1898. The RLEC subsidiary of Lufkin-Conroe Communications was renamed TXU Communications Telephone Company. In August 2000, TXU Corp. contributed the parent company of Fort Bend Telephone Company, a family-owned business based in Katy, Texas which began operations in 1914, to TXUCV. Beginning in 1999, TXUCV began operating a CLEC in a number of local markets within Texas. In late 2001, TXUCV decided to refocus its business strategy on its Texas RLECs. TXUCV systematically exited its CLEC markets, culminating in the sale of some of its CLEC operations to Texas-based Grande Communications in March 2003 and the termination of the remainder of its CLEC operations by June 2003.

     On April 14, 2004, we acquired TXUCV, an indirect, wholly owned subsidiary of TXU Corp., for a cash purchase price of $527.0 million, subject to adjustment. See “The Transactions — Stock Purchase Agreement”. Texas Holdings, a Delaware corporation, was formed on January 29, 2004 as a holding company for Texas Acquisition, a Delaware corporation formed on October 8, 2003, which acquired TXUCV from TXU Corp. TXUCV was subsequently renamed to CCV.

CCI Illinois

Overview

     CCI Illinois operates its business in two segments, which we refer to as Illinois Telephone Operations and Other Illinois Operations.

  Illinois Telephone Operations

     Illinois Telephone Operations consists of local telephone, long distance and data and Internet services and serves residential and business customers in central Illinois. As of June 30, 2004, our Illinois Telephone Operations had approximately:

•	89,077 local access lines in service, of which approximately 64% served residential customers and 36% served business customers;

•	59% long distance penetration of Illinois Telephone Operations’ local access lines;

•	8,655 dial-up Internet customers; and

•	9,029 DSL lines, which represented an approximately 10% penetration of total local access lines. Approximately 87% of Illinois Telephone Operations’ total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.

In 2003, our Illinois Telephone Operations generated $90.3 million of revenues and $28.2 million from cash flows from operating activities. For the six months ended June 30, 2004, our Illinois Telephone Operations generated $46.4 million of revenues and $10.6 million of cash flows from operating activities. As of June 30, 2004, our Illinois Telephone Operations had total assets of $243.9 million.

     The following chart summarizes the primary sources of revenues for Illinois Telephone Operations for the six months ended June 30, 2004.

	% of Net
	Revenue of
	Illinois
	Telephone
Revenue Source	Operations	Description
Local Calling Services	37.1%	Offers the local customer the ability to originate and receive an unlimited number of calls within a defined local calling area. The customer is charged a flat monthly fee for basic service, including local calls, and service charges for custom calling features, value added services and local private line services.

Network Access Services	29.1%	Offers long distance and other carriers the opportunity to use our Illinois RLEC’s network to originate or terminate long distance calls in our Illinois RLEC’s service area. Network access charges are paid by the long distance or other carriers to our Illinois RLEC and are regulated by the FCC and the ICC. These revenues also include special access and certain regulated, end-user charges.

Subsidies	9.9%	Our Illinois RLEC receives federal subsidy payments designed to promote widely available, quality telephone service at affordable prices in rural areas.

Long Distance Services	10.1%	Offers intrastate and interstate long distance services provided to local customers who subscribe to Illinois Telephone Operations’ long distance services.

Data and Internet Services	9.3%	Offers DSL, non-local private line service, dial-up Internet access and frame relay networks and related enhanced Internet services.

Other Services	4.5%	Offers other services, including billing and collection services and commissions from the sale of advertising for yellow and white pages directories.

The percentages of revenues listed above have been adjusted to eliminate intra-company revenues and provide more detail than that presented in the consolidated statement of income of CCI. See Consolidated Financial Statements of CCI and audited Combined Financial Statements of ICTC and the related businesses.

     Local calling services include dial tone and local calling services. Illinois Telephone Operations generally charges residential and business customers a fixed monthly rate for access to the network and for originating and receiving telephone calls within their local calling area, which is the geographic area established for administration and pricing of telecommunications services. Custom calling features consist of caller name and number identification, call forwarding and call waiting. Value added services consist of teleconferencing and voicemail. For custom calling features and value added services, Illinois Telephone Operations usually charges a flat monthly fee, which varies depending on the type of service. In addition, Illinois Telephone Operations offers local private lines providing direct connections between two or more local locations primarily to business customers at flat monthly rates.

     Network access services allow the origination or termination of calls in our Illinois RLEC’s service area for which our Illinois RLEC charges long distance or other carriers network access charges, which are regulated. Network access fees also apply to private lines provisioned between a customer in our Illinois RLEC’s service area and a location outside of our Illinois RLEC’s service area. For long distance calls, our Illinois RLEC bills the long distance or other carrier on a per minute or per minute, per mile usage basis. For private lines, our Illinois RLEC bills the long distance or other carrier at a flat monthly rate. Included in this category are subscriber line charges paid by the end user.

     Illinois Telephone Operations records the details of the long distance and private line calls through its carrier access billing system and bills the applicable carrier on a monthly basis. The network access charge rates for intrastate long distance calls and private lines within Illinois are regulated and approved by the ICC, whereas the access charge rates for interstate long distance calls and private lines are regulated and approved by the FCC.

     Subsidies consist of federal subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. The subsidies are allocated and distributed to our Illinois RLEC from funds to which telecommunications providers, including local, long distance and wireless carriers, must contribute on a monthly basis. Funds are distributed to our Illinois RLEC on a monthly basis based upon our Illinois RLEC’s costs for providing local service. Unlike our Texas RLECs, our Illinois RLEC receives federal but not state subsidies.

     Long distance services include services provided to subscribers to Illinois Telephone Operations’ long distance plans to originate calls that terminate outside the caller’s local calling area. For this service, Illinois Telephone Operations charges its subscribers a combination of subscription and usage fees.

     Data and Internet services include revenues from non-local private lines and the provision of access to the Internet by DSL, T-1 lines and dial-up access. Illinois Telephone Operations also offers a variety of data connectivity services, including frame relay networks. Frame relay networks are public data networks commonly used for local area network to local area network communications as an alternative to private line data communications. In addition, Illinois Telephone Operations offers enhanced Internet services, which include basic web site design and hosting, content feeds, domain name services, e-mail services and obtaining Internet protocol addresses.

     Other services includes revenues from billing and collection services. Illinois Telephone Operations also receives what is referred to as revenue retention payments. These payments are essentially a commission on advertising revenues paid to ICTC by The Yell Group, which publishes yellow and white pages directories for our Illinois RLEC’S service area.

  Other Illinois Operations

     Our Other Illinois Operations consist of the following complementary businesses:

•	Public Services provides local and long distance service and automated collect calling from county jails and state prisons in Illinois under multi-year contracts as described under “— Customers and Markets”. These services include fraud control, customer service, call management and technical field support. The range of customized applications include institution-specific branding, call time and dollar limits, 3-way call detection, Personal Identification Number System, call blocking and screening, public defender access, call restriction application, on-site training, fully automated collect calls, touch tone and rotary dial acceptable, inmate tested equipment and monitors and recorders. Public Services also provides payphone services to approximately 356 payphones in our Illinois RLEC’s service area.

•	Operator Services offers both live and automated local and long distance operator assistance and national directory assistance on a wholesale and retail basis to ILECs, CLECs, long distance companies and payphone providers. Operator Services also provides specialized message center services and corporate and governmental attendant services and private corporate directory assistance and messaging services to corporations and government agencies.

•	Market Response provides telemarketing and order fulfillment services to customers nationwide. Our order fulfillment services provide our clients with the ability to quickly and cost-effectively meet their customers’ requests for shipment of information and products. Typically, these customers are responding to a direct-response advertising campaign by the Internet, mail or telephone.

•	Business Systems sells, installs and maintains telecommunications equipment and wiring to residential and business customers in our Illinois RLEC’s service area and in nearby, larger markets including Champaign, Decatur and Springfield, Illinois. This operation allows us to cross-sell our services to many of our Illinois Telephone Operations’ business customers, such as colleges, hospitals and secondary schools.

•	Mobile Services provides one-way messaging service to residential and business customers. The basic paging capability has been supplemented with other complimentary mobile information services, including Internet, 800 service, info-text and voicemail.

     In 2003, our Other Illinois Operations generated $42.0 million of revenues and $0.7 million from cash flows from operating activities. For the six months ended June 30, 2004, our Other Illinois Telephone Operations generated $20.7 million of revenues and $(0.6) million of cash flows from operating activities. As of June 30, 2004, our Other Illinois Operations had total assets of $73.2 million.

Customers and Markets

  Illinois Telephone Operations

     Illinois Telephone Operations’ local telephone markets consist of 35 geographically contiguous exchanges serving predominantly small towns and rural areas in an approximately 2,681 square mile area in central Illinois. An exchange is a geographic area established for administration and pricing of telecommunications services. Illinois Telephone Operations is the incumbent provider of basic telephone services within these exchanges, with approximately 89,077 local access lines, or approximately 33 lines per square mile, as of June 30, 2004. Approximately 64% of our Illinois local access lines serve residential customers and the remainder serve business customers. Our Illinois business customers, 75.0% of which have one to three lines, are predominantly in the light manufacturing and services industries or are universities and hospitals. AT&T and McLeodUSA accounted for approximately 14.0% and 13.0%, of the revenues of Illinois Telephone Operations in 2003 and for the six months ended June 30, 2004, respectively.

     The local telephone markets served by Illinois Telephone Operations include all or a substantial percentage of five counties: Coles, Christian, Montgomery, Effingham and Shelby. According to the U.S. Census 2000, the population in these counties has grown slightly in the last ten years, which is consistent with our belief that these markets are mature and stable.

  Key Market Data:

     We list below selected data from the U.S. Census 2000, together with our number of local access lines as of June 30, 2004.

	Coles	Christian	Montgomery	Effingham	Shelby	Other	Totals
2000 Census Data
County Population (2000)	53,196	35,372	30,652	34,264	22,893	n/a	176,377
County Population CAGR 1990-2000	0.30%	0.27%	(0.03)%	0.78%	0.28%	n/a	n/a
County Median Household Income	$32,286	$36,561	$33,123	$39,379	$37,313	n/a	n/a
Market Territory (sq. miles)	531	662	585	26	520	357	2,681
Local Access Lines
Residence	19,680	12,742	9,829	4,529	6,236	4,216	57,232
Business	13,162	4,728	4,316	5,657	2,014	1,968	31,845

Total	32,842	17,470	14,145	10,186	8,250	6,184	89,077

Number of Exchanges	5	9	7	1	8	5	35

     Each of the counties in which our Illinois RLEC operates consists of predominantly small towns and agricultural areas with a mix of small businesses. Illinois Telephone Operations’ two largest exchanges are Mattoon and Charleston, which are in Coles County. Effingham County’s largest town is Effingham, which is Illinois Telephone Operations’ third largest exchange, tied for seventh place in Site Selection Magazine’s March 2003 ranking of the best U.S. small town for corporate facilities.

     Illinois Telephone Operations’ largest network access customers include AT&T, McLeodUSA and MCI, collectively representing 14.9% and 10.1% of Illinois Telephone Operations’ and CCI Illinois’ revenues for 2003, respectively, and 14.4% and 10.0% of Illinois Telephone Operations’ and CCI Illinois’ revenues for the six months ended June 30, 2004, respectively.

  Other Illinois Operations

     Public Services has provided service to inmates in Illinois state correctional facilities since 1990 and is currently providing service to 52 state and county correctional institutions. In 2003 and for the six months ended June 30, 2004, over 93.3% and 94.3%, respectively, of Public Services revenues, which was over 39.3% and 42.0% respectively of our Other Illinois Operations’ revenues over the same periods, was derived from a contract with the Department of Corrections of the State of Illinois. Under the contract, the State of Illinois does not pay Public Services directly, but rather, Public Services bills and collects revenue from the called parties and rebates commissions to the State of Illinois based on this revenue. In 2003 and for the six months ended June 30, 2004, the actual commissions paid by Public Services to the State of Illinois under this contract was approximately $9.2 million and $4.9 million, respectively. The initial term of the contract expires on June 2007, with five additional one-year extensions available at the State of Illinois’ option. Public Services currently serves 39 of 46 Illinois state correctional facilities pursuant to this contract.

     Operator Services offers service to callers nationwide. McLeodUSA represented 51.0% and 52.7% of Operator Services revenues for 2003 and for the six months ended June 30, 2004, respectively, which was 10.9% and 10.1% respectively of our Other Illinois Operations’ revenues over the same periods.

     Market Response provides telemarketing and order fulfillment services to customers nationwide. The State of Illinois represented 55.1% and 47.4% of Market Response’s revenues, which was 9.6% and 9.7% of our Other Illinois Operations’ revenues during 2003 and for the six months ended June 30, 2004, respectively, and 4.7% and 3.4% was derived from McLeodUSA over the same periods. Revenues derived from the State of Illinois related to a contract with the Illinois State Toll Highway Authority pursuant to which Market Response distributed to customers and provided customer service for transponders used for electronic toll collection on Illinois’ toll-roads. In May 2004, the State of Illinois informed us that it had awarded the renewal of this contract to another provider. Market Response ended its provision of service to the Illinois State Toll Highway Authority in September 2004. While the recent non-renewal of the contract with the Illinois State Toll Highway Authority will have a material impact on the revenues generated by our Market Response business in the near-term, we do not expect the loss of this contract to have a material adverse impact on our results of operations as a whole.

     Business Systems sells, installs and maintains telecommunications equipment and wiring primarily in our Illinois RLEC’s service area and nearby cities. Revenues are derived from equipment sales and maintenance contracts. Most of Business Systems’ equipment sales are telephone systems and associated wiring to small business customers.

     Mobile Services provides paging services as a convenience to some of Illinois Telephone Operations’ emergency medical and government customers in and around our Illinois RLEC’s service area.

     In 2003 and for the six months ended June 30, 2004, 49.4% and 52.0%, respectively, of the revenues of our Other Illinois Operations were derived from our relationships with various agencies of the State of Illinois, principally the Department of Corrections and the Toll Highway Authority. Overall, during 2003 and for the six months ended June 30, 2004, 16.5% and 16.3%, respectively, of CCI Illinois’ revenues were derived from our various relationships with the State of Illinois. In addition, Public Services receives revenues from various counties in Illinois. CCI Illinois and its predecessor’s relationship with the Department of Corrections and the Toll Highway Authority have existed since 1990 and 1997, respectively, despite changes in government administrations. Nevertheless, obtaining contracts from government agencies is challenging, and government contracts, like our contracts with the State of Illinois, often include provisions that are favorable to the government in ways that are not standard in private commercial transactions. Specifically, each of our contracts with the State of Illinois:

•	includes provisions that allow the respective state agency and county to terminate the contract without cause and without penalty under some circumstances;

•	is subject to decisions of state agencies and counties that are subject to political influence on renewal;

•	gives the State of Illinois the right to renew the contract at its option but does not give us the same right; and

•	could be cancelled if state funding becomes unavailable.

Sales and Marketing

     Key components of CCI Illinois’ overall sales and marketing strategy have included the following:

•	positioning itself as a single point of contact for customers’ telecommunications needs;

•	providing its customers with a broad array of voice and data services and bundling services where possible;

•	providing excellent customer service, including providing 24-hour, 7-day a week centralized customer support to coordinate installation of new services, repair and maintenance functions;

•	developing and delivering new services; and

•	leveraging the history of CCI Illinois and its involvement with its local communities and expanding “Consolidated Communications” and “Consolidated” brand recognition, subject to regulatory and strategic business considerations.

     We have combined the management teams for sales and marketing for CCI Illinois and CCI Texas into a single centralized organization. Our combined strategy is focused on:

•	accelerating DSL service penetration in all of our RLECs’ service areas;

•	cross-selling our services;

•	developing additional services to maximize revenues and increase average revenues per customer;

•	increasing customer loyalty through superior customer service, local presence and motivated service employees; and

•	leveraging the CCI Illinois’ telemarketing, order fulfillment and directory-assistance capabilities to provide functions that are currently being outsourced by CCI Texas, a process that has already begun with the migration of Texas directory assistance traffic to the CCI Illinois system in May 2004.

  Illinois Telephone Operations

     Illinois Telephone Operations currently has two main sales channels: customer service centers and commissioned sales people. Our Illinois customer service centers are the primary sales channels for residential and business customers with one or two phone lines, whereas commissioned sales representatives provide customized proposals to larger business customers. In addition, our customers can also visit customer retail centers for various communications needs, including new telephone, Internet and paging service purchases. We believe that customer service centers have helped decrease our customers’ late payments and bad debt due to their ability to pay their bills easily at these centers. Illinois Telephone Operations’ sales efforts are supported by direct mail, bill inserts, newspaper advertising, public relations activities, sponsorship of community events and website promotions.

  Other Illinois Operations

     Each of our Other Illinois Operations businesses primarily use an independent sales and marketing team comprised of dedicated field sales account managers, management teams and service representatives to execute our sales and marketing strategy. These efforts are supported by attendance at industry trade shows and leadership in industry groups including the United States Telecom Association, the Associated Communications Companies of America and the Independent Telephone and Telecommunications Alliance.

Information Technology and Support Systems

     CCI Illinois’ information technology and support systems staff is a seasoned organization that supports day-to-day operations and develops system enhancements. The technology supporting CCI Illinois is centered on a core of commercially available and internally maintained systems.

     We have developed detailed plans to migrate key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through the sharing of best practices, centralization or standardization of functions and processes and the use of technologies and systems that provide for greater efficiencies. A number of key billing, network provisioning, network management and workforce management systems of CCI Illinois and CCI Texas already use common software and hardware platforms, and both CCI Illinois and CCI Texas have successfully completed large-scale customer and billing migration projects in the last five years. We believe our core operating systems and hardware platform will have significant scalability.

Network Architecture and Technology

     Our local network in Illinois is based on a carrier serving area architecture. Carrier serving area architecture is a structure that allows access equipment to be placed closer to customer premises enabling the customer to be connected to the equipment over shorter copper loops than would be possible if all customers were connected directly to the carrier’s main switch. The access equipment is then connected back to that switch on a high capacity fiber circuit, resulting in extensive fiber deployment throughout the network. The access equipment is sometimes referred to as a digital loop carrier and the geographic area that it serves is the carrier serving area.

     Our CCI Illinois network is supported by three advanced 100% digital switches, with a fiber network connecting 33 of our 35 exchanges and 69 of our 103 field-deployed carriers. These switches provide all of our Illinois Telephone Operations’ local telephone customers with access to custom calling features, value-added services and dial-up Internet access. In addition, approximately 87% of our Illinois Telephone Operations’ total local access lines, excluding local access lines already served by other high speed connections, are served by exchanges or carriers equipped with digital subscriber line access multiplexers, or DSLAMs, and are within distance limitations for providing DSL service. DSLAMs are devices designed to separate voice-frequency signals from DSL traffic. CCI Illinois’ has two additional switches, one primarily dedicated to long distance service and the other primarily dedicated to Public Services and Operator Services.

     We have begun the integration of the CCI Texas and CCI Illinois long distance networks and are leveraging the combined usage of the two networks to obtain reduced costs of transport and termination from wholesale vendors of those services.

     A single engineering team is responsible for the overall architecture and interoperability of the various elements in the combined network of CCI Illinois and CCI Texas. Currently, CCI Illinois has a network operations center in Mattoon, which monitors network performance 24 hours per day, 365 days per year. We believe this network operations center allows CCI Illinois to maintain high network performance standards. Our goal is to interconnect the Illinois and Texas network operations centers, using common network systems and platforms where possible. We expect this will allow us to share weekend and after-hours coverage between markets and more efficiently allocate personnel to manage fluctuations in our workload volumes.

Employees

     As of June 30, 2004, CCI Illinois had a total of 774 employees, 657 of which were full-time and 117 of which were part-time. Of these 774 employees, 309 employees are attributable to our Illinois RLEC. 340 of our full-time employees and 115 part-time employees are represented by the International Brotherhood of Electrical Workers. The current collective bargaining agreement expires on November 15, 2005. We believe management currently has a good relationship with our CCI Illinois union and non-union employees. In addition, at June 30, 2004, Market Response had 198 temporary employees hired through a local temporary employment agency.

Properties

     Our headquarters and most of the administrative offices for CCI Illinois are located in Mattoon, Illinois. The properties that CCI Illinois leases are pursuant to leases that expire at various times between 2004 and 2007.

     The following chart summarizes the principal facilities CCI Illinois owned or leased as of June 30, 2004.

		Owned/	Approx.
Location	Primary Use	Leased	Sq. Ft.
Charleston	Illinois Telephone Operations Communications Center and Market Response Offices (1)	Leased	33,987
Effingham	Office and Illinois Telephone Operations Communications Center	Leased	3,365
Mattoon	Sales and Administration Office (1)	Leased	30,687
Mattoon	Corporate Headquarters (1)	Leased	49,054
Mattoon	Operator Services and Operations	Owned	36,263
Mattoon	Archive	Owned	9,097
Mattoon	Operations and Distribution Center (1)	Leased	30,883
Mattoon	Communications Center	Leased	5,677
Mattoon	Market Response Order Fulfillment (2)	Leased	20,000
Mattoon	Office	Owned	10,086
Taylorville	Operations and Branch Distribution Center (1)	Leased	14,655
Taylorville	Office and Illinois Telephone Operations Communications Center	Owned	15,934
Taylorville	Operator Services Call Center (2)	Leased	11,500

(1)	In 2002, CCI Illinois sold these facilities to, and leased them back from, LATEL, LLC, or LATEL, an entity affiliated with Mr. Lumpkin. For more information about these arrangements, see “Certain Relationships and Related Party Transactions — LATEL Sale/Leaseback”.

(2)	All properties listed above other than these two properties are used by both Illinois Telephone Operations and Other Illinois Operations. These two properties are used by Other Illinois Operations only.

     In addition to the facilities listed above, CCI Illinois owns or has the right to use 181 additional properties consisting of central offices, remote switching sites and buildings, tower sites, small offices, storage sites and parking lots. Some of the facilities listed above also serve as central office locations.

Legal Proceedings

     CCI Illinois, currently and from time to time, is subject to claims arising in the ordinary course of business. CCI Illinois is not currently subject to any such claims that we believe could reasonably be expected to have a material adverse effect on CCI Illinois’ results of operation or financial condition.

     In addition, on March 5, 2004, Michael Hinds filed a claim against our equity investors, Homebase and Texas Acquisition, among others, in the district court of Harris County, Texas asserting various contract and tort claims relating to an alleged oral agreement to provide Mr. Hinds with compensation and investment opportunities in connection with the acquisition of TXUCV. Although we believe that this suit is without merit and intend to vigorously defend our position, we cannot predict at this time the outcome of this matter.

CCI Texas

Overview

     CCI Texas operates its business as one segment and serves residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of June 30, 2004, CCI Texas had approximately:

•	170,093 local access lines in service, of which approximately 68% served residential customers and 32% served business customers;

•	39% long distance penetration of CCI Texas’ local access lines;

•	17,349 dial-up Internet customers; and

•	12,130 DSL lines, which represented an approximately 7% penetration of total local access lines. Approximately 90% of CCI Texas’ total local access lines, excluding local access lines already served by other high speed connections, are DSL-capable.

     CCI Texas also includes the following complementary businesses:

     Directory Publishing sells directory advertising and publishes yellow and white pages directories in and around our Texas RLECs’ service areas. The directories are each published once per year and have a combined circulation in excess of 400,000.

     Transport Services provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports CCI Texas’ long distance, Internet access and data services and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers. The transport network includes fiber owned by Consolidated Communications Transport Company, a wholly owned subsidiary of CCV and East Texas Fiber Line Incorporated, a corporation in which CCI Texas owns a 63.0% equity interest. In addition, Consolidated Communications Transport Company owns a 39.1% equity interest in, and is the managing partner of, Fort Bend Fibernet, a partnership.

     Cellular Partnerships. CCI Texas holds equity interests in the following two cellular partnerships:

•	GTE Mobilnet of South Texas, which serves the greater Houston metropolitan area. CCI Texas owns 2.3% of the equity of this partnership. In 2003 and for the six months ended June 30, 2004, CCI Texas recognized income of $1.8 million and $1.1 million, respectively, and received cash distributions totaling $0.7 million and $0.6 million, respectively, from this partnership.

•	GTE Mobilnet of Texas RSA #17, which serves rural areas in and around Conroe, Texas. CCI Texas owns 17.0% of the equity of this partnership. In 2003 and for the six months ended June 30, 2004, CCI Texas recognized income of $1.4 million and $0.8 million, respectively, and received cash distributions totaling $1.2 million and $0.5 million, respectively, from this partnership.

San Antonio MTA, L.P., a wholly owned partnership of Cellco Partnership (doing business as Verizon Wireless), is the general partner for both partnerships.

      In 2003, CCI Texas generated $194.8 million of revenues and $75.1 million from cash flows from operating activities. For the six months ended June 30, 2004, after giving effect to the transactions, CCI Texas generated $93.4 million of revenues and $27.8 million of cash flows from operating activities. As of June 30, 2004, CCI Texas had total assets of $732.0 million.

     The following chart summarizes the primary sources of revenues for CCI Texas for the six months ended June 30, 2004.

	% of Net
	Revenue of
Revenue Source	CCI Texas	Description
Local Calling Services	31.6%	Offers the local customer the ability to originate and receive an unlimited number of calls within a defined local calling area. The customer is charged a flat monthly fee for basic service, including local calls, and service charges for custom calling features, voicemail and local private line services.

Network Access Services	19.1%	Offers long distance and other carriers the opportunity to use our Texas RLECs’ network to originate or terminate long distance calls in our Texas RLECs’ service areas. Network access charges are paid by the long distance or other carriers to our Texas RLECs and are regulated by the FCC and PUCT. These revenues also include special access and certain regulated, end user charges.

Subsidies	21.0%	Our Texas RLECs receive federal and state subsidy payments designed to promote widely available, quality telephone service at affordable prices in rural areas.

Long Distance Services	6.1%	Offers intrastate and interstate long distance services provided to local customers who subscribe to CCI Texas’ long distance services.

Data and Internet Services	7.4%	Offers DSL, non-local private line service, dial-up Internet access, Asynchronous Transfer Mode, or ATM, based services and frame relay networks and related enhanced Internet services.

Directory Publishing	5.9%	Offers the sale of directory advertising and publishes yellow and white pages directories in and around our Texas RLECs’ service areas.

	% of Net
	Revenue of
Revenue Source	CCI Texas	Description
Transport Services	5.9%	Offers connectivity to customers within Texas over a fiber-optic transport network.

Other Services	3.0%	Offers other services, including equipment sales and billing and collection services.

The percentages of revenues listed above have been adjusted to eliminate intra-company revenues and provides more detail than that presented in the consolidated statement of operations and comprehensive loss of CCV. See the Consolidated Financials Statements of CCV and its predecessor, TXUCV.

     Local calling services include dial tone and local calling services. CCI Texas generally charges residential and business customers a fixed monthly rate for access to the network and for originating and receiving telephone calls within their local calling areas. Custom calling and other features include caller name and number identification, call forwarding, call waiting and voicemail. For custom calling features, CCI Texas usually charges a flat monthly fee, which varies depending on the type of service. In addition, CCI Texas offers local private lines providing direct connections between two or more local locations primarily to business customers at flat monthly rates.

     Network access services allow the origination or termination of calls in our Texas RLECs’ service areas for which our Texas RLECs charge long distance or other carriers network access charges. The network access fees also apply to private lines provisioned between a customer in one of our Texas RLECs’ service areas and a location outside of such service area. For long distance calls, our Texas RLECs bill the long distance or other carrier on a per minute or per minute per mile usage basis. For private lines, our Texas RLECs bill the long distance or other carrier at a flat monthly rate. Included in this category are subscriber line charges paid by the end user.

     CCI Texas records the details of the long distance and private line calls through its carrier access billing system and bills the applicable carrier on a monthly basis. The network access charge rates for intrastate long distance calls and private lines within Texas are regulated and approved by the PUCT, whereas the access charge rates for interstate long distance calls and private lines are regulated and approved by the FCC.

     Subsidies consist of federal and state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. The federal and state subsidies are allocated and distributed to our Texas RLECs from funds to which telecommunications providers, including local, long distance and wireless carriers, must contribute on a monthly basis. Funds are distributed to our Texas RLECs on a monthly basis based upon our Texas RLECs’ costs for providing local service.

     Long distance services include services provided to subscribers to CCI Texas’ long distance plans to originate calls that terminate outside the caller’s local calling area. For this service, CCI Texas charges its subscribers a combination of subscription and usage fees.

     Data and Internet services includes revenues from non-local private lines and the provision of access to the Internet by DSL, T-1 lines and dial-up access. CCI Texas also offers a variety of data connectivity services, including ATM services and frame relay networks. ATM is a high-speed switching technique used to transmit voice, data and video. In addition, CCI Texas offers enhanced Internet services, which include domain name services, obtaining Internet protocol addresses, e-mail services and web site and hosting services.

     Directory Publishing includes revenues from the sale of directory advertising and the publication of yellow and white pages directories in and around our Texas RLECs’ service areas.

     Transport services includes revenues from the sale of transmission services for high-capacity data circuits over a fiber-optic transport network within Texas.

     Other services includes revenues from equipment sales and billing and collection services.

     Exited services are services that are no longer offered by CCI Texas, including its CLEC operations and wholesale long distance services.

Customers and Markets

     CCI Texas’ 21 exchanges serve three principal geographic markets, Conroe, Lufkin and Katy, Texas in an approximately 2,054 square mile area. Lufkin is located in east Texas and Katy and Conroe are located in the suburbs of Houston and adjacent rural areas. CCI Texas is the incumbent provider of basic telephone services within these exchanges, with approximately 170,093 local access lines, or approximately 83 lines per square mile, as of June 30, 2004. As of June 30, 2004, approximately 68% of our Texas local access lines served residential customers and the remainder served business customers. Our Texas business customers, approximately 82.1% of which have one to three lines, are predominately in the manufacturing and retail industries, and our largest business customers are hospitals, local governments and school districts.

     The local telephone markets served by CCI Texas include all or parts of three counties: Angelina, Fort Bend and Montgomery. The population growth within Fort Bend and Montgomery has outpaced both the Texas and U.S. national averages. According to data from the U.S. Census 2000, the population of these counties grew by 3.6% annually between 1990 and 2000. This compares to a growth rate of 1.9% for Texas and 1.2% for the United States during the same period. In addition, according to the most recent census, the weighted average median household income in our three Texas markets was $55,298, which was higher than the average for Texas, which was $39,927, and for the United States, which was $42,148.

  Key Market Data:

     We list below selected data from the U.S. Census 2000, together with our number of local access lines as of June 30, 2004.

	Conroe Market	Lufkin Market	Katy Market
	(Montgomery	(Angelina	(Fort Bend
	County)	County)	County)	Totals
2000 Census Data
County Population (2000)	293,768	80,130	354,452	728,350
County Population CAGR 1990-2000	4.9%	1.4%	4.6%
County Median Household Income	$50,864	$33,806	$63,831
Market Territory (sq. miles)	433	1,080	541	2,054
Local Access Lines
Residential	51,004	31,479	32,803	115,286
Business	24,218	17,071	13,518	54,807

Total	75,222	48,550	46,321	170,093

Number of Exchanges	7	9	5	21

     The Conroe market is located primarily in Montgomery County and is centered approximately 40 miles north of Houston on Interstate I-45. Parts of the Conroe operating territory extend south to within 28 miles of downtown Houston, including parts of the affluent suburb of The Woodlands. Major industries in this market include education, health care, manufacturing, retail and social services.

     The Lufkin market is centered primarily in Angelina County in east Texas approximately 120 miles northeast of Houston and extends into three neighboring counties. Lufkin is the largest town within this market, which also includes the towns of Diboll, Hudson and Huntington. The area is a center for the lumber industry. Other significant industries include education, health care, manufacturing, retail and social services.

     The Katy market is located in parts of Fort Bend, Harris, Waller and Brazoria counties and is centered approximately 30 miles west of downtown Houston along the busy and expanding I-10 corridor. The majority of the Katy market is considered part of metropolitan Houston with major industries including administrative, education, health care, management, professional, retail, scientific and waste management services.

     Some of CCI Texas’ largest network access customers include AT&T, MCI and Sprint.

     Directory Publishing sells advertising and publishes yellow and white pages directories in our Texas RLECs’ service areas and neighboring communities, with approximately 78% of yellow and white pages revenues as of June 30, 2004 derived from customers within our Texas RLECs’ service areas. Directory Publishing customers are primarily small- to medium-sized local businesses and companies in surrounding service areas and large national accounts that advertise nationally in local yellow and white pages directories.

     Transport Services provides connectivity in and between major markets in Texas, including Austin, Corpus Christi, Dallas, Fort Worth, Houston, San Antonio and many second- and third-tier markets in-between these centers. Major third party customers include some of the largest national wireless and long distance carriers, such as Cingular Wireless and AT&T.

Sales and Marketing

     Key components of CCI Texas’ overall sales and marketing strategy have included the following:

•	positioning itself as a single point of contact for customers’ telecommunications needs;

•	providing its customers with a broad array of voice and data services and bundling services where possible;

•	providing excellent customer service, including providing 24-hour, 7-day a week repair and maintenance functions;

•	developing and delivering new services; and

•	leveraging the history of CCI Texas and its involvement with its local communities.

     We have combined the management teams for sales, marketing and customer service for CCI Illinois and CCI Texas into a single centralized organization. Our combined strategy is described above under “CCI Illinois—Sales and Marketing”.

     CCI Texas currently has two main sales channels: customer service centers and commissioned sales people. Our Texas customer service centers are the primary sales channels for residential customers and business customers with one or two phone lines, whereas commissioned sales people provide customized proposals to larger businesses. In addition, CCI Texas field service technicians are trained in customer service and are provided with incentives to cross-sell additional services to customers. Our sales efforts in Texas are supported by local print and electronic media advertising, and also by bill inserts, door hangers, special promotional activities and sponsorship of community events.

     Directory Publishing is supported by a dedicated sales force, which spends a certain number of months each year focused on each of the directory markets in order to maximize the advertising sales in each directory. We believe the directory business has been an efficient tool for marketing our other CCI Texas services and for promoting brand development and awareness.

     Transport Services has a sales force that consists of commissioned sales people specializing in wholesale transport products.

Information Technology and Support Systems

     CCI Texas’ information technology and support systems staff is a seasoned organization that supports day-to-day operations and develops system enhancements. The technology supporting CCI Texas is centered on a core of commercially available and internally maintained systems.

     We have developed detailed plans to migrate key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms and are currently implementing these plans as further described above under “CCI Illinois—Information Technology and Support Systems”.

Network Architecture and Technology

     Our local network in Texas is based on a carrier serving area architecture. CCI Texas’ network is supported by advanced 100% digital switches, with fiber network connecting all of our 21 exchanges and 68% of our wire centers. These switches provide all of our CCI Texas’ local telephone customers with access to custom calling features. In addition, as of June 30, 2004, approximately 90% of CCI Texas’ total local access lines, excluding local access lines already served by other high speed connections, were served by exchanges or carriers are equipped with DSLAMs and were within distance limitations for providing DSL service. CCI Texas also dedicates a separate switch for the provision of long distance service.

     CCI Texas’ transport network consists of approximately 2,500 route-miles of fiber optic cable. Approximately 56% of this network consists of cable sheath owned by CCI Texas, either directly or through CCI Texas’ majority-owned subsidiary East Texas Fiber Line Incorporated and a partnership partly owned by CCI Texas, Fort Bend Fibernet. For most of the remaining route-miles of the network, CCI Texas purchased strands on third-party fiber networks pursuant to contracts commonly known as indefeasible rights of use. In limited cases, CCI Texas also leases capacity on third-party fiber networks to complete routes, in addition to these fiber routes.

     We have begun the integration of the CCI Texas and CCI Illinois long distance networks and are leveraging the combined usage of the two networks to obtain reduced costs of transport and termination from wholesale vendors of those services. A single engineering team is responsible for the overall architecture and interoperability of the various elements in the combined network of CCI Illinois and CCI Texas. Currently, CCI Texas has a network operations center in Lufkin, Texas, which monitors network performance 24 hours per day, 365 days per year. We are interconnecting the Illinois and Texas NOCs, using common network systems and platforms. We expect this will allow us to share weekend and after hours coverage between markets and more efficiently allocate personnel to manage fluctuations in our workload volumes across both states.

Employees

     As of June 30, 2004, CCI Texas had a total of 551 employees, of which 545 were full-time and six of which were part-time. Approximately 223 of the employees located in Lufkin or Conroe, are represented by a collective bargaining agreement with the Communications Workers of America, which expired on October 16, 2004. We are in the process of negotiating a new collective bargaining agreement that covers our unionized employees. It is possible that CCI Texas could become subject to additional work rules imposed in any new collective bargaining agreement, or that work stoppage or other labor disturbances could occur in the future, any of which could have a material adverse effect on its operations.

     In the winter of 2003, a union expansion campaign was initiated in Katy but was unsuccessful. CCI Texas is not aware of any further attempts to organize employees. We believe that management currently has a good relationship with our CCI Texas union and non-union employees.

Properties

     The headquarters for CCI Texas is located in Mattoon, Illinois. In addition, CCI Texas expects to continue to execute its current strategy of moving all employees into owned space, with the exception of the offices in Irving and the long distance switch location in Dallas, and canceling or subletting leased office space. The properties that CCI Texas leases are pursuant to leases that expire at various times between 2004 and 2015. CCI Texas has recently initiated legal proceedings to terminate our office lease in Irving, Texas. We do not believe, however, that any liability that may result from such lease termination would have a material adverse effect on CCI Texas’ results of operations or financial condition.

     The following chart summarizes the principal facilities CCI Texas owned or leased as of June 30, 2004:

		Owned/	Approx.
Location	Primary Use	Leased	Sq. Ft.
Brookshire	Office	Owned	4,400
Conroe	Regional Office	Owned	51,875
Conroe	Warehouse & Plant	Owned	28,500
Conroe	Office	Owned	10,650
Dallas	Office	Leased	5,997
Irving	Current Texas Headquarters — Administration	Leased	44,060
Katy	Regional Office	Owned	6,500
Katy	Office (Electric Shop)	Owned	1,600
Katy	Warehouse	Owned	13,983
Katy	Office	Owned	5,733
Lufkin	Regional Office	Owned	30,145
Lufkin	Business Office	Owned	23,190
Lufkin	Warehouse	Owned	14,240
Lufkin	Office and Data Center	Owned	11,920
Lufkin	Office	Owned	8,000
Lufkin	Office and Parking Area	Owned	7,925
Needville	Office	Owned	6,649
Rosenberg	Storage	Leased	10,000

In addition to the facilities listed above, CCI Texas owns or has the right to use 275 additional properties consisting of cabinet/pop sites, central offices, remote switching sites and buildings, small offices, tower sites, storage sites and parking lots. Some of the facilities listed above also serve as central office locations.

Legal Proceedings

     CCI Texas currently, and from time to time, is subject to claims arising in the ordinary course of business, including property damage claims. CCI Texas is not currently subject to any such claims that we believe could reasonably be expected to have a material adverse effect on CCI Texas’ results of operation or financial condition.

     In addition, on March 5, 2004, Michael Hinds filed a claim against our equity investors, Homebase and Texas Acquisition, among others, in the district court of Harris County, Texas asserting various contract and tort claims relating to an alleged oral agreement to provide Mr. Hinds with compensation and investment opportunities in connection with the acquisition of TXUCV. Although we believe that this suit is without merit and intend to vigorously defend our position, we cannot predict at this time the outcome of this matter.

Industry Overview and Competition

Local Exchange Market

     The telecommunications industry is comprised of companies involved in the transmission of voice, data and video communications over various media and through various technologies. There are two predominant types of local telephone service providers, or carriers, in the telecommunications industry: ILECs and CLECs. An ILEC refers to the regional bell operating companies, which were the local telephone companies created from the break up of AT&T in 1984 and independent telephone companies, such as Cincinnati Bell Inc. and Sprint’s local telephone division, which sell local telephone service. These ILECs were the traditional monopoly providers of local telephone service prior to the break up of AT&T. Within the ILEC sector, there are RLECs, such as our local telephone operations that operate primarily in rural areas, and regional bell operating companies, such as SBC and Verizon Communications. Each of our subsidiaries that operates our local telephone businesses is classified as an ILEC and a RLEC under the Telecommunications Act. A CLEC is a competitor to local telephone companies that has been granted permission by a state regulatory commission to offer local telephone service in an area already served by an ILEC.

RLEC Cost Structure and Competition

     In general, telecommunications service in rural areas is more costly to provide than service in urban areas because the lower customer density necessitates higher capital expenditures on a per customer basis. In rural areas, local access line density is relatively low, typically less than 100 local access lines per square mile versus urban areas that can be in excess of 300 local access lines per square mile. This low customer density in rural areas means that switching and other facilities serve few customers. It also means that a given length of cable, connecting the telephone company office to end users, serves fewer customers than it would in a more densely populated area. As a result, the average operating and capital cost per line is higher for RLECs than non-rural operators. An industry source estimates that the total investment cost per loop for rural operators is $5,000, compared to $3,000 for non-rural carriers. The amount is estimated to be as high as $10,000 for the smallest rural carriers. The RLECs’ higher cost structure has two important consequences.

     The first consequence is that it is generally not commercially viable to overbuild an RLEC. In urban areas, where population density is higher, some CLECs have built redundant wireline telephone networks within the incumbent provider’s service territory. These facilities-based CLECs compete with the incumbent providers on their own stand-alone networks. Because it is comparatively more expensive to build a redundant network in rural areas, overbuilding is less common in RLEC service territories.

     The second consequence associated with the RLEC’s higher cost structure is the existence of federal and state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. This is accomplished through two principal mechanisms. The first mechanism is through network access fees that regulators historically have allowed to be set at higher rates in rural areas than the actual cost of originating or terminating interstate and intrastate calls. The second mechanism is through explicit transfers to RLECs via the universal service fund and state funds such as the Texas universal service fund.

     Furthermore, RLECs face less regulatory oversight than the larger carriers and are exempt from the more burdensome interconnection requirements of the Telecommunications Act such as unbundling of network elements, information sharing and co-location.

  Wireline Competition

     Despite the barriers to entry for voice services described above, RLECs face some competition for voice services from new market entrants, such as cable providers, CLECs and electric utility companies. Cable providers are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, data and video communications. Electric utility companies have existing assets and low cost access to capital that may allow them to enter a market rapidly and accelerate network development. Increased competition could lead to price reductions, reduced operating margins and loss of market share. While we have limited competition for voice services from cable providers and electric utilities for basic services, we cannot guarantee that we will not face increased competition from such providers in the future.

  Wireless Competition

     RLECs are facing increasing competition for voice services from wireless carriers. In particular, the FCC’s new number portability rules may result in increased competition from wireless providers. As of May 2004, the FCC will require all RLECs to allow consumers to move a phone number from a wireline phone to a wireless phone. Generally, RLECs face less wireless competition than non-rural providers of voice services because wireless networks in rural areas are generally less developed than in urban areas. Our Texas RLECs’ service areas in Conroe and Katy, Texas are exceptions to this general rule due to their proximity to Houston and, as a result, are facing increased competition from wireless service providers. Although we do not believe that wireless technology represents a significant threat to our RLECs in the near term, we expect to face increased competition from wireless carriers as technology, wireless network capacity and economies of scale improve, wireless service prices continue to decline and subscribers continue to increase.

  VOIP Competition

     VOIP service is increasingly being embraced by all industry participants, including AT&T, SBC and Time Warner. VOIP service essentially involves the routing of voice calls, at least in part, over the Internet through packets of data instead of transmitting the calls over the existing telephone system. While current VOIP applications typically complete calls using ILEC infrastructure and networks, as VOIP services obtain acceptance and market penetration and technology advances further, a greater quantity of communication may be placed without the use of the telephone system. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to IP-enabled Services. Among other things, the FCC is considering whether VOIP Services are regulated telecommunications services or unregulated information services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our RLECs. The proliferation of VOIP, particularly to the extent such communications do not utilize our RLECs’ networks, may result in an erosion of our customer base and loss of access fees and other funding.

  Internet Competition

     The Internet services market in which our company operates is highly competitive and there are few barriers to entry. Industry sources expect competition to intensify. Internet services, meaning both Internet access (wired and wireless) and on-line content services, are provided by cable providers, Internet service providers, long distance carriers and satellite-based companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies offer on-line content services consisting of access to closed, proprietary information networks. Cable providers and long distance carriers, among others, are aggressively entering the Internet access markets. Both have substantial transmission capabilities, traditionally carry data to large numbers of customers and have a billing system infrastructure that permits them to add new services. Satellite companies are also offering broadband access to the Internet. We expect that competition for Internet services will increase.

  Long Distance Competition

     The long distance telecommunications market is highly competitive. Competition in the long distance business is based primarily on price, although service bundling, branding, customer service, billing service and quality play a role in customers’ choices.

  Other Competition

     Our other lines of business are subject to substantial competition from local, regional and national competitors. In particular, our directory publishing and transport businesses operate in competitive markets. We expect that competition as a general matter in our businesses will continue to intensify as new technologies and new services are offered. Our businesses operate in a competitive environment where long-term contracts are either not the norm or have cancellation clauses that allow quick termination of the agreements. Where long-term contracts are common, they are being renewed with shorter duration terms. Customers in these businesses can and do change vendors frequently. Customer business failures and consolidation of customers through mergers and buyouts can cause loss of customers.

  Related Risks

     Our ability to compete successfully in our markets will depend on several factors, including the following:

•	how well we market our existing services and develop new technologies;

•	the quality and reliability of our network and service; and

•	on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including a changing regulatory environment that may affect us differently from our competitors, pricing strategies by competitors, changes in consumer preferences, demographic trends and economic conditions.

     We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. In addition, we believe that the traditional dividing lines between different telecommunications services will be blurred and that mergers and strategic alliances may allow one telecommunications provider to offer increased services or access to wider geographic markets. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate to keep existing and attract new customers.

     Some of our voice and data competitors, such as cable providers, Internet access providers, wireless service providers and long distance carriers such as AT&T, MCI and Sprint, have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the telecommunications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. Increased competition from existing and new entities could lead to price reductions, loss of customers, reduced operating margins or loss of market share.

REGULATION

     The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals that could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and these changes may have an adverse effect on us in the future. See “Risk Factors — Regulatory Risks”.

Overview

     The telecommunications industry in which we operate is subject to extensive federal, state and local regulation. Pursuant to the Telecommunications Act, federal and state regulators share responsibility for implementing and enforcing statutes and regulations designed to encourage competition and the preservation and advancement of widely available, quality telephone service at affordable prices. At the federal level, the FCC generally exercises jurisdiction over facilities and services of local exchange carriers, such as our RLECs, to the extent they are used to provide, originate or terminate interstate or international communications. State regulatory commissions, such as the ICC in Illinois and the PUCT in Texas, generally exercise jurisdiction over these facilities and services to the extent they are used to provide, originate or terminate intrastate communications. In particular, state regulatory agencies have substantial oversight over interconnection and network access by competitors of our RLECs. In addition, municipalities and other local government agencies regulate the public rights-of-way necessary to install and operate networks.

     The FCC has the authority to condition, modify, cancel, terminate or revoke our operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for any of these violations. In addition, the states have the authority to sanction our RLECs or to revoke our certifications if we violate relevant laws or regulations.

Federal Regulation

     Our RLECs must comply with the Communications Act of 1934, as amended, or the Communications Act, which requires, among other things, that telecommunications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The amendments to the Communications Act enacted in 1996 and contained in the Telecommunications Act dramatically changed, and are expected to continue to change, the landscape of the telecommunications industry.

  Removal of Entry Barriers

     The central aim of the Telecommunications Act is to open local telecommunications markets to competition while enhancing universal service. Prior to the enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with an ILEC. The Telecommunications Act preempts these state and local laws.

     The Telecommunications Act imposes a number of interconnection and other requirements on all local communications providers. All telecommunications carriers have a duty to interconnect directly or indirectly with the facilities and equipment of other telecommunications carriers. Local exchange carriers, including our RLECs, are required to:

•	allow others to resell their services;

•	where feasible, provide number portability;

•	ensure dialing parity, whereby consumers can choose their local or long distance telephone company over which their calls will automatically route without having to dial additional digits;

•	ensure that competitors’ customers receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing;

•	afford competitors access to telephone poles, ducts, conduits and rights-of-way; and

•	establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic.

Furthermore, the Telecommunications Act imposes on ILECs, other than RLECs that maintain their so-called “rural exemption”, additional obligations, by requiring them to:

•	negotiate any interconnection agreements in good faith;

•	interconnect their facilities and equipment with any requesting telecommunications carrier, at any technically feasible point, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

•	provide nondiscriminatory access to unbundled network elements, commonly known as UNEs, such as local loops, switches and transport facilities, at any technically feasible point, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

•	offer their retail services for resale at discounted wholesale rates;

•	provide reasonable notice of changes in the information necessary for transmission and routing of services over the ILEC’s facilities or in the information necessary for interoperability; and

•	provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to UNEs at the premises of the ILEC.

     The unbundling requirements, while not applicable to our RLECs as long as they maintain their rural exemption, have been some of the most controversial requirements of the Telecommunications Act. The FCC has generally required ILECs to lease a wide range of unbundled network elements to CLECs to enable delivery of services to the competitor’s customers, either in combination with the CLEC’s network or as a recombined service offering on an unbundled network element platform, commonly known as the UNE Platform, or UNEP. These unbundling requirements, and the duty to offer UNEs to competitors, imposed substantial costs on, and resulted in customer attrition for, the ILECs that had to comply with these requirements. A recent decision by the U.S. Court of Appeals for the D.C. Circuit vacated several components of the latest FCC ruling concerning ILECs’ obligations to offer UNEs and UNEPs to competitors, effective June 30, 2004. We cannot predict the timing or nature of any subsequent rulings the FCC may issue on these topics as a result of the Court of Appeals’ or other court decisions.

  Rural Exemption

     Each of the subsidiaries through which we operate our local telephone businesses is an ILEC, but is also classified as a rural telephone company, commonly known as a RLEC, under the Telecommunications Act. The Telecommunications Act exempts rural telephone companies, such as our RLECs, from certain of the more burdensome interconnection requirements such as unbundling of network elements, information sharing and co-location.

     As to each of our RLECs, the ICC or PUCT can remove the applicable rural exemption if the RLEC receives a bona fide request for full interconnection and the state commission determines that the request is technically feasible, not unduly economically burdensome and consistent with universal service requirements. We are not aware of any interconnection request inconsistent with our RLECs’ status as rural telephone companies.

     If the ICC or PUCT rescinds the applicable rural exemption in whole, or in part, for any of our RLECs or if the applicable state commission does not allow us adequate compensation for the costs of providing the interconnection or UNEs, our administrative and regulatory costs could significantly increase and we could suffer a significant loss of customers to existing or new competitors.

  Access Charges

     A significant portion of our RLECs’ revenues come from network access charges paid by long distance and other carriers for originating or terminating calls within our RLECs’ service areas. The amount of network access charge revenues our RLECs receive is based on rates set by federal and state regulatory commissions, and these rates are subject to change at any time. The FCC regulates the prices our RLECs may charge for the use of our local telephone facilities in originating or terminating interstate and international transmissions. The FCC has structured these prices as a combination of flat monthly charges paid by the end-users and usage sensitive charges or flat monthly rate charges paid by long distance or other carriers. Intrastate network access charges are regulated by state commissions, which in our case are the ICC and the PUCT. Our Illinois RLEC’s intrastate network access charges currently mirror interstate network access charges for all but one element, local switching. In contrast, in accordance with the regulatory regime in Texas, our Texas RLECs may charge significantly higher intrastate network access charges than interstate network access charges.

     The FCC regulates levels of interstate network access charges by imposing price caps on RBOCs and large ILECs. These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Small ILECs may elect to base network access charges on price caps, but are not required to do so. Our Illinois RLEC and Texas RLECs elected not to apply federal price caps. Instead, our RLECs employ rate-of-return regulation for their network interstate access charges, whereby they earn a fixed return on their investment over and above operating costs. The FCC determines the profits our RLECs can earn by setting the rate-of-return on their allowable investment base, which is currently 11.25%.

     Traditionally, regulators have allowed network access rates to be set higher in rural areas than the actual cost of terminating or originating long distance calls as an implicit means of subsidizing the high cost of providing local service in rural areas. Following a series of federal circuit court decisions in 2001 ruling that subsidies must be explicit rather than implicit, the FCC began to consider various reforms to the existing rate structure for interstate network access rates as proposed by the Multi Association Group, and the Rural Task Force, each of which is a consortium of various telecommunications industry groups. We believe that the states will likely mirror any FCC reforms in establishing intrastate network access charges.

     In 2001, the FCC adopted an order implementing the beginning phases of the plan of the Multi Association Group to reform the network access charge system for rural carriers. The FCC reforms reduced network access charges and shifted a portion of cost recovery, which historically was based on minutes of use and was imposed on long distance carriers, to flat-rate, monthly subscriber line charges imposed on end-user customers. While the FCC has simultaneously increased explicit subsidies through the universal service fund to RLECs, the aggregate amount of interstate network access charges paid by long distance carriers to access providers, such as our RLECs, has decreased and may continue to decrease. In addition, the FCC initiated a rulemaking proceeding to investigate the Multi Association Group’s proposed incentive regulation plan for small ILECs and other means of allowing rate-of-return carriers to increase their efficiency and competitiveness.

     The FCC’s 2001 access reform order had a negative impact on the intrastate network access revenues of our Illinois RLEC. Under Illinois network access regulations, our Illinois RLEC’s intrastate network access rates mirror interstate network access rates. Illinois, however, unlike the federal system, does not provide an explicit subsidy in the form of a universal service fund. Therefore, while subsidies from the federal universal service fund offset Illinois Telephone Operations’ decrease in revenues resulting from the reduction in interstate network access rates, there was not a corresponding offset for the decrease in revenues from the reduction in intrastate network access rates. In Texas, because the intrastate network access rate regime applicable to our Texas RLECs does not mirror the FCC regime, the impact of the reforms was revenue neutral. The ICC and the PUCT are continuing to investigate possible changes to the structure for intrastate access charges in their respective states.

     VOIP service is increasingly being embraced by many industry participants, including AT&T, SBC and Time Warner. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to issues relating to services and applications of IP-enabled services. Among other things, the FCC is considering whether VOIP services are regulated telecommunications services or unregulated information services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our RLECs. The proliferation of VOIP, particularly to the extent such communications do not utilize our RLECs’ networks, may result in an erosion of our customer base and loss of access fees and other funding.

     In recent years, long distance carriers, such as AT&T, MCI and Sprint, have become more aggressive in disputing interstate access charge rates set by the FCC and the applicability of access charges to their telecommunications traffic. We believe that these disputes have increased in part due to advances in technology which have rendered the identity and jurisdiction of traffic more difficult to ascertain and which have afforded carriers an increased opportunity to assert regulatory distinctions and claims to lower access costs for their traffic. For example, in October 2002, AT&T filed a petition with the FCC challenging its current and prospective obligation to pay access charges to local exchange carriers for the use of their networks. AT&T’s petition sought to clarify whether its phone-to-phone, voice-over Internet protocol, or VOIP, service was subject to the access charges of local exchange carriers. Although the FCC rejected AT&T’s petition, we cannot predict what other actions that other long distance carriers may take before the FCC or with their local exchange carriers, including our RLECs, to challenge the applicability of access charges. To date, no long distance or other carrier has made a claim to us contesting the applicability of network access charges billed by our RLECs. We cannot assure you, however, that long distance or other carriers will not make such claims to us in the future nor, if such a claim is made, can we predict the magnitude of the claim. As a result of the increasing deployment of VOIP services and other technological changes, we believe that these types of disputes and claims will likely increase.

  Promotion of Universal Service

     In general, telecommunications service in rural areas is more costly to provide than service in urban areas because there is a lower customer density and higher capital requirements compared to urban areas. The low customer density in rural areas means that switching and other facilities serve fewer customers and loops are typically longer requiring greater capital expenditure per customer to build and maintain. By supporting the high cost of operations in our rural markets, the federal universal service fund subsidies our RLECs receive are intended to promote widely available, quality telephone service at affordable prices in rural areas. In 2003, CCI Illinois received $6.0 million from the federal universal service fund and CCI Texas received $21.4 million from the federal universal service fund.

     The administration of collections and distributions of federal universal service fund payments is performed by the National Exchange Carrier Association, or NECA, which was formed by the FCC in 1983 to perform telephone industry tariff filings and revenue distributions following the breakup of AT&T. The board of directors of NECA is comprised of representatives from the RBOCs, large and small ILECs and other industry participants. NECA also performs various other functions including filing access charge tariffs with the FCC, collecting and validating cost and revenues data, assisting with compliance with FCC rules and processing FCC regulatory fees.

     NECA distributes federal universal service fund subsidies only to carriers that are designated as eligible telecommunications carriers, or ETCs, by a state commission. Each of our RLECs has been designated as an ETC by the applicable state commission. Under the Telecommunications Act, however, competitors can obtain the same level of federal universal service fund subsidies as we do, per line served, if the ICC or PUCT, as applicable, determines that granting such federal universal service fund subsidies to competitors would be in the public interest and the competitors offer and advertise certain telephone services as required by the Telecommunications Act and the FCC. One such application for ETC designation by a potential competitor in Illinois was recently dismissed by the ICC due to the applicant’s lack of appropriate ICC certifications and one other such application is presently pending before the ICC. We are not aware of any having been filed in Texas. Under current rules, the subsidies received by our RLECs are not affected by any such payments to competitors.

     With some limitations, incumbent telephone companies receive federal universal service fund subsidies pursuant to existing mechanisms for determining the amounts of such payments on a cost per loop basis. The FCC has adopted, with modifications, the proposed framework of the Rural Task Force for rural, high-cost universal service fund subsidies. The FCC order modifies the existing universal service fund mechanism for RLECs and adopts an interim embedded, or historical, cost mechanism for a five-year period that provides predictable levels of support to rural carriers. The FCC intends to develop a long-term plan based on forward-looking costs when the five-year period expires in 2006.

     During the last two years, the FCC has made modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes, which, among other things, removed the implicit support from network access charges and made it explicit support, have been, generally, revenue neutral to our RLECs’ operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our RLECs and whether it will provide for the same amount of universal service support that our RLECs have received in the past. In addition, several parties have raised objections to the size of the federal universal service fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the federal universal service fund need to be resolved in the near future. For example, the FCC is considering adopting a recommendation from the Federal-State Joint Board on Universal Service that, if adopted in its current form, could make it harder for competitors to qualify for federal universal service fund subsidies, but could also reduce the amount of subsidies available to our RLECs if a competitor does qualify. We cannot predict the outcome of any FCC rulemaking or similar proceedings. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support received by our RLECs.

  RLEC Services Regulation

     The FCC treats our RLECs’ DSL services as interstate network access services, and therefore regulates the rates, terms and conditions for these services. This regulation requires us to give advance notice of proposed rate changes and new service offerings, and allows the FCC to suspend and investigate proposed changes, thereby limiting our flexibility to respond to offerings by providers of competing services such as cable broadband. The FCC is currently considering two proposals that may increase our competitive flexibility. Under one proposal, DSL services would be classified as information services, not telecommunications, and thereby would become exempt from all FCC price regulation. Under the second proposal, DSL would continue to be regulated as a telecommunications service, but the FCC would forbear from enforcing some or all of its regulatory requirements on this service. We cannot predict when, or if, the FCC will act, or whether it will eventually adopt either of these proposals.

     The FCC requires ILECs providing interstate long distance services originating from their local exchange service territories to operate in accordance with “separate affiliate” rules. These rules require that our subsidiaries providing long distance service do the following:

•	maintain separate books of account;

•	not own transmission or switching facilities jointly with our RLECs; and

•	acquire any services from our RLECs at tariffed rates, term and conditions.

The FCC has initiated a rulemaking proceeding to examine whether there is a continuing need for these requirements. We cannot predict, however, the outcome of that proceeding.

     In addition, generally, the FCC must approve in advance most transfers of control, and assignments of operating authorizations by, FCC-regulated entities. Therefore, if, in the future, we seek to acquire a company holding an FCC authorization, in most instances we will be required to seek approval from the FCC prior to completing the acquisition. Similarly, we would need to obtain FCC approval to dispose of our RLEC properties, or for our equity investors to transfer control of our RLECs to third parties.

     States may also require prior approvals or notifications for certain acquisitions and transfers or dispositions of assets, customers, or ownership of regulated entities, issuance of debt and equity, and in certain instances, transactions between an ILEC and its affiliates.

State Regulation of CCI Illinois

     Illinois requires providers of telecommunications services to obtain authority from the ICC prior to offering common carrier services. Our Illinois RLEC is certified to provide local telephone services. In addition, Illinois Telephone Operations’ long distance, operator services and payphone services subsidiaries hold the necessary certifications in Illinois and the other states in which they operate. In Illinois, our long distance, operator services and payphone services subsidiaries are required to file tariffs with the ICC but generally can change the prices, terms and conditions stated in their tariffs on one day’s notice. Our Illinois Telephone Operations other services are not subject to any significant state regulations in Illinois. Our Other Illinois Operations are not subject to any significant state regulation outside of any specific contractually imposed obligations.

     Our Illinois RLEC operates as a distinct company from an Illinois regulatory standpoint and is regulated under a rate of return system for intrastate revenues. Although the FCC has preempted certain state regulations pursuant to the Telecommunications Act, as explained above, Illinois retains the authority to impose requirements on our Illinois RLEC to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. For instance, our Illinois RLEC must file tariffs setting forth the terms, conditions and prices for their intrastate services and these tariffs may be challenged by third parties. Our Illinois RLEC has not had, however, a general rate proceeding before the ICC since 1983.

     The ICC has broad authority to impose service quality and service offering requirements on our Illinois RLEC, including credit and collection policies and practices, and to require our Illinois RLEC to take other actions in order to insure that it meets its statutory obligation to provide reliable local exchange service. In connection with ICTC’s guarantee of CCI Illinois’ old credit facility, the ICC issued an order that imposed a minimum capital expenditure requirement on our Illinois RLEC and restricted the amount of cash that our Illinois RLEC could transfer to its parent company, CCI. The ICC order terminated upon repayment of the old credit facility on April 14, 2004. However, the ICC could impose additional or other restrictions of this type in the future. In particular, under our new credit facility, we have agreed to use our reasonable efforts as promptly as reasonably practicable after the closing to obtain the consent of the ICC for ICTC and its subsidiaries to guarantee $195.0 million of the obligations of the borrowers under our new credit facility and to grant a security interest in its respective properties securing $195.0 million of borrowings. ICTC has not yet requested this consent from the ICC. Although any order granted by the ICC will likely place conditions and/or limits on any such guarantee and security, if such an order is granted, it will also likely require ICTC to make a minimum dollar amount of capital expenditures and limit its ability to pay dividends to CCI based on its free cash flow. Any requirements or restrictions of this type could limit the amount of cash that is available to be transferred from our Illinois RLEC to Illinois Holdings and could adversely impact our ability to meet our debt service requirements and repayment obligations.

     The Illinois General Assembly has made major revisions and added significant new provisions to the portions of the Illinois Public Utilities Act governing the regulation and obligations of telecommunications carriers on at least three occasions since 1985. The next comprehensive review and potential amendment of this statute is scheduled to occur in the first half of 2005. We cannot predict the nature or extent of the legislative changes that may result from the 2005 review or the resulting changes to the business and operations of ICTC and our other subsidiaries operating in Illinois.

  Local Government Authorizations

     In Illinois, we historically have been required to obtain franchises from each incorporated municipality in which our Illinois RLEC operates. Effective January 1, 2003, an Illinois state statute prescribes the fees that a municipality may impose on our Illinois RLEC for the privilege of originating and terminating messages and placing facilities within the municipality. Illinois Telephone Operations may also be required to obtain from municipal authorities permits for street opening and construction, or operating franchises to install and expand fiber optic facilities in specified rural areas and from county authorities in unincorporated areas. These permits or other licenses or agreements typically require the payment of fees.

State Regulation of CCI Texas

     Texas requires providers of telecommunications services to obtain authority from the PUCT prior to offering common carrier services. Our Texas RLECs are each certified to provide local telephone services in their respective territories. In addition, CCI Texas’ long distance and transport subsidiaries are registered with the PUCT as interexchange carriers. The transport subsidiary also has obtained from the PUCT a service provider certificate of authority to better assist the transport subsidiary with its operations in municipal areas. While our Texas RLEC services are extensively regulated by the PUCT, CCI Texas’ other services, such as long distance and transport services are not subject to any significant state regulation.

     Our Texas RLECs operate as distinct companies from a Texas regulatory standpoint. Each Texas RLEC is separately regulated by the PUCT in order to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. Each Texas RLEC also must file and maintain tariffs setting forth the terms, conditions and prices for its intrastate services.

     Currently, both Texas RLECs have immunity from adjustments to their rates, including their intrastate network access rates, due to their election of incentive regulation under the Texas Public Utilities Regulatory Act, or PURA. In order to qualify for this incentive regulation, our RLECs agreed to fulfill certain infrastructure requirements and, in exchange, they are not subject to challenge by the PUCT regarding their rates, overall revenues, return on invested capital or net income.

     There are two different forms of incentive regulation designated by PURA: Chapter 58 and Chapter 59. Generally under either election, the rates, including network access rates, an ILEC may charge in connection with basic local services cannot be increased from the amount(s) on the date of election without PUCT approval. Even with PUCT approval, increases can only occur in very specific situations. Pricing flexibility under Chapter 59 is extremely limited. In contrast, Chapter 58 allows greater pricing flexibility on non-basic network services, customer specific contracts and new services.

     Initially, both Texas RLECs elected incentive regulation under Chapter 59 and fulfilled the applicable infrastructure requirements to maintain their election status. Consolidated Communications of Texas Company made its election on August 17, 1997. Consolidated Communications of Fort Bend Company made its election on May 12, 2000. On March 25, 2003, both Texas RLECs changed their election status from Chapter 59 to Chapter 58. The rate freezes for basic services with respect to the current Chapter 58 elections are due to expire on March 24, 2007.

     In connection with the 2003 election by each of our Texas RLECs to be governed under an incentive regulation regime, our Texas RLECs were obligated to fulfill certain infrastructure requirements. While our Texas RLECs have met the current infrastructure requirements, the PUCT could impose additional or other restrictions of this type in the future. Any requirements or restrictions of this type could limit the amount of cash that is available to be transferred from our RLECs to Texas Holdings and could adversely impact our ability to meet our debt service requirements and repayment obligations.

     Telecommunications regulation in Texas may undergo extensive changes in the near future. The Texas Legislature has made major revisions to PURA on numerous occasions since its adoption in 1975. Also, PURA is scheduled to expire in September 2005 pursuant to Texas’ sunset laws. Accordingly, the Texas Legislature will be required to take action to extend PURA or enact a new law during the legislative session beginning in January 2005. We cannot predict the nature or extent of the legislative changes that may result from the sunset process or the impact these changes may have on CCI Texas, its ILECs or our other subsidiaries operating in Texas.

  Texas Universal Service

     The Texas universal service fund was established within PURA and is administered by NECA. The law directs the PUCT to adopt and enforce rules requiring local exchange carriers to contribute to a state universal service fund which assists telecommunications providers in providing basic local telecommunications service at reasonable rates in high cost rural areas. The Texas universal service fund is also used to reimburse telecommunications providers for revenues lost by providing Tel-Assistance and to reimburse carriers for providing lifeline service. The Texas universal service fund is funded by a statewide charge payable by specified telecommunications providers at rates determined by the PUCT. Our Texas RLECs qualify for disbursements from this fund pursuant to criteria established by the PUCT. In 2003, CCI Texas received Texas universal service fund subsidies of $20.0 million, or 10.3% of CCI Texas’ revenues. Texas universal service fund funding is subject to adjustment during the next comprehensive review of the state statutes governing the regulation and obligations of telecommunications carriers, which is scheduled to occur in 2005.

  Local Government Authorizations

     In Texas, ILECs have historically been required to obtain franchises from each incorporated municipality in which our Texas RLECs operate. In 1999, Texas enacted legislation generally eliminating the need for ILECs to obtain franchises or other licenses to use municipal rights-of-way for delivering services. Payments to municipalities for rights-of-way are administered through the PUCT and through a reporting process by each ILEC and other similar telecommunications provider. ILECs still need to obtain permits from municipal authorities for street opening and construction, but most burdens of obtaining municipal authorizations for access to rights-of-way have been streamlined or removed.

     Our Texas RLECs still operate pursuant to the terms of municipal franchise agreements in some territories served by Consolidated Communications of Fort Bend Company. As the franchises expire, they are not being renewed.

Potential Internet Regulatory Obligations

     Our Internet access offerings may become subject to newly adopted laws and regulations. Currently, there exists only a small body of law and regulation applicable to access to, or commerce on, the Internet. As the significance of the Internet expands, federal, state and local governments may adopt new rules and regulations or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing high speed access to the Internet through telephone and cable providers’ communications networks. We cannot predict the outcome of these proceedings, and they may affect our regulatory obligations and the form of competition for these services.

Direct Marketing Regulation

     Our Market Response business is subject to various federal and state “do not call” list requirements. Recently, the FCC and the FTC amended their rules to provide for a national “do not call” registry. Under these new federal regulations, consumers may have their phone numbers added to the national registry and telemarketing companies, such as our Market Response business, are prohibited from calling anyone on that registry other than for limited exceptions. In September 2003, telemarketers were given access to the registry and are now required to compare their call lists against the national “do not call” registry at least once every 90 days. We are required to pay a fee to access the registry on a quarterly basis. In addition, the rule provides for fines of up to $11,000 per violation and other possible penalties. This rule may restrict our ability to market our services effectively to new customers. Furthermore, compliance with this new rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities. A recent decision by the court of appeals for the Tenth Circuit rejected challenges to several aspects of the “do not call” rules, but we cannot predict whether there will be any further appeal of this decision or what the outcome of such appeals might be. In addition, under the Consolidated Appropriations Act of 2004, the FTC has proposed amending the rules to require that telemarketers access the registry and purge numbers from their call lists every month.

MANAGEMENT

Board of Managers and Executive Officers

     Each of the issuers is managed by its parent and sole stockholder, Homebase. Homebase is managed by a board of managers consisting of four members, referred to as directors. Our equity investors, as members of Homebase, exercise their authority to manage and control the issuers through the board of managers, subject to delegation of authority to the executive officers discussed below. Currently, each equity investor has the right to designate directors as follows:

•	two directors are designated by Central Illinois Telephone, currently Messrs. Lumpkin and Currey;

•	one director is designated by Providence Equity, currently Mark A. Pelson; and

•	one director is designated by Spectrum Equity, currently Kevin J. Maroni.

     The businesses of CCI Illinois and CCI Texas are managed functionally. The following table lists information about the directors, the executive officers and key employees of Homebase and its subsidiaries:

Name	Age	Position
Richard A. Lumpkin	69	Chairman of the board of managers and Director of Homebase

Robert J. Currey	59	President, Chief Executive Officer and Director of Homebase, Illinois Holdings and Texas Holdings

Steven L. Childers	49	Chief Financial Officer of Illinois Holdings and Texas Holdings

Joseph R. Dively	45	Senior Vice President of Illinois Holdings and Texas Holdings and President of Telephone Operations of Illinois Holdings

Steven J. Shirar	46	Senior Vice President of Illinois Holdings and Texas Holdings and President of Enterprise Operations of Illinois Holdings and Texas Holdings

C. Robert Udell, Jr	38	Senior Vice President of Illinois Holdings and Texas Holdings and President of Telephone Operations of Texas Holdings

Jason K. Whitehair	44	Vice President of Human Resources of Illinois Holdings and Texas Holdings

Christopher A. Young	49	Chief Information Officer of Illinois Holdings and Texas Holdings

Brian L. Carr	46	Vice President of Public Services and Network Services of Illinois Holdings and Texas Holdings

Michael W. Smith	39	Vice President of Market Response of Illinois Holdings

Steven L. Grissom	51	Treasurer and Secretary of Illinois Holdings and Texas Holdings

Kevin J. Maroni	42	Director

Mark A. Pelson	42	Director

     Richard A. Lumpkin is the Chairman of the board of managers and a director of Homebase. Mr. Lumpkin has served in these positions since 2002. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired the predecessor of CCI in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at the predecessor of CCI and ICTC, including Chairman, Chief Executive Officer, President and Treasurer. Mr. Lumpkin is currently a director of Ameren Corp., a public utility holding company, First Mid-Illinois Bancshares, Inc., or

First Mid-Illinois, a financial services holding company, and Agracel, Inc., a real estate investment company, and serves on the advisory board of Eastern Illinois University and as a director of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the United States Telecom Association and a former president of the Illinois Telecommunications Association. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

     Robert J. Currey serves as the President, Chief Executive Officer and a director of Homebase, Illinois Holdings and Texas Holdings. Mr. Currey served as a director of Homebase since 2002 and as President and Chief Executive Officer of CCI since 2002. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a CLEC providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired the predecessor of CCI in 1997. Mr. Currey joined the predecessor of CCI in 1990 and served as President through its acquisition in 1997. Mr. Currey has served as Chairman of the Illinois Coalition, a non-profit organization of business, government, academic and labor leaders that promotes technology-based economic development in Illinois, and as Chairman of the Board of the Illinois State Chamber of Commerce. Mr. Currey is also a director of Management Network Group, Inc.

     Steven L. Childers serves as Chief Financial Officer of Illinois Holdings and Texas Holdings. Mr. Childers has served in this position for CCI since April 2004. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance of CCI. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development of CCI. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service and, most recently, as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the predecessor of CCI in 1986 and served in various capacities through its acquisition in 1997, including as President of its then existing Market Response division and in various finance and executive roles. Mr. Childers is a member of the board of directors of the Eastern Illinois University Foundation.

     Joseph R. Dively serves as Senior Vice President of Illinois Holdings and Texas Holdings and President of Telephone Operations of Illinois Holdings. Mr. Dively has served in this position for CCI since 2002. From 1999 to 2002, Mr. Dively served as Vice President and General Manager of ICTC. In 2001, Mr. Dively also assumed responsibility for the then existing non-regulated subsidiaries of the predecessor of CCI, including Operator Services, Public Services, and Market Response. From 1997 to 1999, Mr. Dively served as Senior Vice President of Sales of McLeodUSA. Mr. Dively joined the predecessor of CCI in 1991 and served in various capacities through its acquisition in 1997, including Vice President and General Manager of Consolidated Market Response and Vice President of Sales and Marketing of Consolidated Communications. Mr. Dively is currently a director of First Mid-Illinois. Mr. Dively currently serves on the boards of the Sarah Bush Lincoln Health System, the Lincoln-Sargent Foundation and chairs the EIU Business School Advisory Board. He is also past president of the Charleston Area Chamber of Commerce.

     Steven J. Shirar serves as Senior Vice President of Illinois Holdings and Texas Holdings and President of Enterprise Operations of Illinois Holdings and Texas Holdings. Mr. Shirar has served in this position for CCI since 2003. From 1997 to 2002, Mr. Shirar served in various capacities at McLeodUSA, progressing from Chief Marketing Officer to Chief Sales and Marketing Officer. From 1996 to 1997, Mr. Shirar served as President of the predecessor of CCI’s then existing software development subsidiary, Consolidated Communications Systems and Services, Inc.

     C. Robert Udell, Jr. serves as Senior Vice President of Illinois Holdings and Texas Holdings and President of Telephone Operations of Texas Holdings. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of CCI Texas, including Executive Vice President and Chief Operating Officer. He is also Chairman of East Texas Fiber Line Incorporated. Prior to joining the predecessor of CCI Texas in March 1999, Mr. Udell was employed by the predecessor of CCI from 1993 to 1999 in a variety of senior roles including Senior Vice President, Network Operations, and Engineering.

     Jason K. Whitehair serves as the Vice President of Human Resources of Illinois Holdings and Texas Holdings. From 2001 to 2004, Mr. Whitehair served as Senior Director of Human Resources, TXUCV. From 2000 to 2001,

Mr. Whitehair served as a Vice President at Lasercom, Inc. and from 1998 to 2000 he served as a Vice President at Caprock Communications. Mr. Whitehair served in various human resources positions for MCI, Inc. between 1992 and 1998, most recently as Director of Human Resources. From 1982 to 1992, Mr. Whitehair served in various capacities with Rockwell International Corporation.

     Christopher A. Young serves as Chief Information Officer of Illinois Holdings and Texas Holdings. Mr. Young served in this position for CCI since 2003. From 2000 to 2003, Mr. Young served as Chief Information Officer of NewSouth Communications, Inc., a broadband communications provider. From 1998 to 2000, Mr. Young served as Chief Information Officer for 21st Century Telecom Group.

     Brian L. Carr serves as Vice President of Public Services and Network Services of Illinois Holdings and Texas Holdings. Mr. Carr served in this position for CCI since 2003. From 1997 to 2002, Mr. Carr served in various capacities at McLeodUSA, including as Vice President of Wholesale Sales. From 1980 to 1997, Mr. Carr held various management positions at the predecessor of CCI. Mr. Carr is currently a director of Associated Communications Companies of America, a ten-member interexchange carrier purchasing consortium, of which Network Services is a member.

     Michael W. Smith serves as Vice President and General Manager of Market Response of Illinois Holdings. Mr. Smith has served in this position for CCI since 2003. From 2001 to 2003, Mr. Smith served as Vice President of Marketing and Integrated Business Systems of ICTC, which included managing the central Illinois CLEC territories for McLeodUSA. Mr. Smith served as Senior Vice President of Sales, Customer Service and Product Marketing of WorkNet Communications, a start-up wireless Internet company based in St. Louis, from 1998 to 2001. Mr. Smith joined the predecessor of CCI in 1989 and served in various capacities through its acquisition in 1997.

     Steven L. Grissom serves as Treasurer and Secretary of Illinois Holdings and Texas Holdings. Mr. Grissom has served in this position for CCI since 2002. Since 1997, Mr. Grissom has also served as the administrative officer of SKL Investment Group, LLC, or SKL Investment Group, an investment holding company. From 1989 to 2002, Mr. Grissom served as Treasurer of ICTC. Mr. Grissom is currently a director of First Mid-Illinois. Mr. Grissom is also a director of Agracel, Coles Together, Mattoon Area Industrial Development Corporation and The Lumpkin Family Foundation.

     Kevin J. Maroni has been a director of Homebase since 2002. Mr. Maroni is a General Partner of Spectrum Equity. Mr. Maroni has worked for Spectrum Equity since its inception in 1994.

     Mark A. Pelson has been a director of Homebase since 2002. Mr. Pelson is a Managing Director of Providence Equity. Mr. Pelson has worked for Providence Equity since 1996. Mr. Pelson is also a director of Madison River Telephone Company, LLC.

     Each of Messrs. Lumpkin, Shirar, Dively, Carr, Childers, Smith and Grissom were employed by McLeodUSA during 2002. In January 2002, in order to complete a recapitalization, McLeodUSA filed a prenegotiated plan of reorganization through a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA’s plan of reorganization became effective and McLeodUSA emerged from Chapter 11 protection. Messrs Lumpkin and Shirar resigned from McLeodUSA in April 2002 and June 2002, respectively. In addition, Mr. Currey was employed by RCN Corporation from 2000 to 2002. In May 2004, RCN Corporation filed a plan of reorganization through a Chapter 11 bankruptcy petition on a voluntary basis.

Compensation of Executive Officers

  Summary Compensation Table

     The following table lists information regarding the compensation of our Chairman, Chief Executive Officer and the four next most highly compensated officers, to whom we refer to, collectively, as the named officers. The compensation of each of these named officers exceeded $100,000 for the fiscal year ended December 31, 2003.

							Long-Term
	Annual Compensation						Compensation
					Other Annual		2003 Restricted	All Other
Name (1)	Fiscal Year	Salary		Bonus	Compensation		Share Plan Awards (6)	Compensation (7)
Richard A. Lumpkin	2003	$816,205	(2)	—	$21,945	(3)	—	$2,077
Chairman of the board of managers and Director
Robert J. Currey	2003	$263,846		—	$37,991	(4)	$0	$3,077
President, Chief Executive Officer and Director
Steven J. Shirar	2003	$178,615		$20,000	$5,138		$0	$2,769
Senior Vice President and President of Enterprise Operations
Joseph R. Dively	2003	$148,846		—	$1,979		$0	$2,423
Senior Vice President and President of Telephone Operations of Illinois Holdings
Christopher A. Young	2003	$144,615		$20,000	$58,724	(5)	$0	$1,108
Chief Information Officer
Brian L. Carr	2003	$126,000		$20,000	$219		$0	$2,435
Vice President of Public Services and Network Services

(1)	Each of our executive officers served in their positions throughout fiscal year 2003, other than Mr. Young, who was hired on February 3, 2003 and Mr. Childers, who was hired on January 13, 2003.

(2)	Includes a professional services fee of $666,667 paid to Mr. Lumpkin as one of our equity investors. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”. Pursuant to a side letter agreement with some of the other investors in Central Illinois Telephone, including affiliates of Mr. Lumpkin and members of his family, whereby Mr. Lumpkin shares a portion of this professional services fee, Mr. Lumpkin retained only $492,468 of the professional services fee in 2003. In addition, the remaining $149,538 in the table above represents amounts paid to Mr. Lumpkin for his services to ICTC.

(3)	Includes a car allowance of $21,945. Of the car allowance, $353 represents reimbursement of taxes.

(4)	Includes a relocation allowance of $33,241. Of the relocation allowance, $13,847 represents reimbursement of taxes.

(5)	Includes a relocation allowance of $58,724. Of the relocation allowance, $24,315 represents reimbursement of taxes.

(6)	Our board of managers ascribed no value to the restricted shares on the date awarded. The value of the restricted common shares held by each of the named officers as of December 31, 2003 was as follows:

Named	Restricted	Value as of
Officer	Shares Held	December 31, 2003
Robert J. Currey	300,000	$0
Steven J. Shirar	100,000	$0
Joseph R. Dively	100,000	$0
Christopher A. Young	62,500	$0
Brian L. Carr	50,000	$0

25% of these shares will vest every December 31st, beginning December 31, 2004 and ending December 31, 2007. Holders of restricted common shares are entitled to receive dividends and other distributions if and when declared by the board of managers.

(7)	Amounts listed consist of CCI’s matching contributions to its 401(k) plan. We also provide the named officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and excluded from this column pursuant to SEC rules.

Board of Managers Compensation

     Directors who are affiliates of the equity investors receive no salary or other compensation for their services. Homebase does, however, reimburse each director for reasonable travel and other incidental expenses incurred in connection with the director’s service on the board of managers.

Restricted Share Plan

General

     In August 2003, the board of managers adopted the 2003 Restricted Share Plan, or the restricted share plan. The restricted share plan authorizes the board of managers to grant to members of management of our company, as incentive compensation, awards of restricted common shares of Homebase or securities convertible into common shares of Homebase. Unless altered by the board of managers, awards under the restricted share plan cannot exceed an aggregate of 1,000,000 common shares. As of June 30, 2004, 1,000,000 of those common shares were issued and outstanding. The restricted share plan provides for adjustment of the number of common shares of Homebase available for grant in the event of an increase or reduction in the number of the common shares of Homebase, an exchange of common shares of Homebase for a different number or type of security of Homebase or other specified changes in the capitalization of Homebase. All common shares awarded under the restricted share plan are and will be subject to restrictions on transfer.

Administration and Terms of Awards

     The board of managers administers the restricted share plan and designates the employees to receive awards. The board of managers of Homebase will determine the nature of the awards, the number of common shares of Homebase subject to the awards and the terms and conditions of each award.

Vesting

     25.0% of the 975,000 shares granted in 2003 will vest every December 31st, beginning December 31, 2004 and ending December 31, 2007. The remaining 25,000 shares and, unless otherwise agreed, all subsequent awards under the restricted share plan will vest 25.0% on the second anniversary date of the award and 25.0% each following year through the fifth anniversary date of the award. All common shares of Homebase awarded under the restricted share plan will automatically vest

•	if the board of managers accelerates the vesting of common shares at any time for any reason, which it is entitled to do; or

•	upon a change of control (as defined in the restricted share plan) of Homebase, if the employee is terminated without cause, the employee’s compensation is reduced below 90.0% of the compensation prior to the change of control or the employee is assigned duties and responsibilities materially inconsistent with his or her previous level of responsibility.

     If the employee is terminated without cause by Homebase or as a result of death or disability, subject to Homebase’s right to purchase the shares described below under “— Call Rights”, the employee will retain all vested shares but will forfeit all of his or her rights to unvested shares.

     All common shares of Homebase, vested or unvested, awarded under the restricted share plan are subject to forfeiture and employees are required to sell to Homebase, at the price the employee paid for the common shares, upon any of the following events: termination of employment for cause or any attempt by the employee to transfer the common shares of Homebase without the prior written approval of the board of managers.

Call Rights

     For one year following an employee’s death, disability or termination of employment for any reason other than for cause, Homebase has the right to buy all vested shares at a price per share equal to the lesser of (1) the fair market value of a vested share, as determined by the board of managers in good faith, and (2) the amount determined by dividing the enterprise value of Homebase (as defined in the restricted share plan) and its subsidiaries by the total number of common shares outstanding as of the date of the triggering event.

Drag-Along Rights

     If a majority of our equity investors decide to sell more than 50% of Homebase to a third party, employees granted shares will be required to sell the common shares awarded under the restricted share plan to the third party at the price and on the other terms agreed to by the majority of the equity investors.

Other Shareholder Rights

     Other than as described above, employees will have all of the rights of a shareholder, including the right to vote the shares and receive dividends and other distributions.

Term

     The restricted share plan will continue in effect until August 28, 2013, unless terminated prior to that date by the board of managers.

Committees of the Board of Managers

     The board of managers of Homebase expects to perform the functions of an audit committee, a compensation committee and a disclosure committee.

Compensation Committee Interlocks and Insider Participation

     Our board of managers performs the functions of a compensation committee. In 2003, Mr. Currey, our President and Chief Executive Officer, and Mr. Lumpkin, our Chairman , both employees of ICTC, participated in deliberations of the board of managers regarding executive compensation.

Employment and Other Arrangements

Employment Arrangements

     We do not anticipate entering into any employment agreements with our officers or employees.

     On March 27, 2003, CCI Texas entered into a retention and change in control agreement with Mr. Udell. Pursuant to the retention agreement, CCI Texas named Mr. Udell as Executive Vice President through March 27, 2005. The retention agreement provided that Mr. Udell would receive an annual base salary of $243,775 with a bonus based on the greater of 45% of his base salary and $109,698 and Mr. Udell was also entitled to participate in an annual incentive plan and all benefit plans, programs and arrangements and fringe benefit policies applicable generally to other employees. The retention agreement also provided that Mr. Udell would receive a one time payment upon a change of control, which included the closing of the transactions. In addition, Mr. Udell’s salary may not be decreased for a period of two years following the closing of the transactions.

     In the event Mr. Udell’s employment is terminated without cause or he resigns for certain specified reasons within this two year period, Mr. Udell is entitled to receive the following:

•	the greater of one year base salary in effect at the time of termination or the full amount of base salary Mr. Udell would have received had he remained employed from the date of termination through the second year anniversary of the closing of the transactions;

•	the greater of the target award portion of Mr. Udell’s annual incentive award for the year of termination or the amount of annual incentive awards that Mr. Udell would have received had he remained employed from the date of termination through the second year anniversary of the closing of the transactions based on the amount of Mr. Udell’s target annual incentive award for the year of termination or, in the case of an annual incentive award that had been calculated but not paid as of the date of termination, the amount of that annual incentive award;

•	the right to participate in CCI Texas’ health care benefits at the prevailing employee rates for a period of twelve months following the closing of the transactions;

•	out-placement services at CCI Texas’ expense for up to ninety days after termination; and

•	base salary through the date of termination, pay in lieu of unused vacation and other applicable benefits.

The retention agreement also provides that Mr. Udell will not compete with, or solicit customers or employees of, CCI Texas for a one year period following his termination of employment with CCI Texas.

     In connection with the transactions, we paid Mr. Udell $706,948 to terminate the retention agreement without the other benefits described in the preceding paragraph in exchange for continuing to be employed in the position described above under “— Board of Managers and Executive Officers”. Mr. Udell’s annual base salary is now $200,000 with a potential bonus of up to 40% of his annual salary based on the achievement of various corporate objectives.

Supplemental Executive Retirement Plan

     The Supplemental Executive Retirement Plan for Mr. Lumpkin has been effective since 1986 and provided that Mr. Lumpkin or his beneficiary would have been entitled to supplemental benefits of $50,000 per year, payable monthly for a period of twenty years, if Mr. Lumpkin retired after age 65 or if his employment was terminated prior to such time due to his death. On July 29, 2004, the board of directors of ICTC paid Mr. Lumpkin a lump sum of $649,617 to terminate the Supplemental Executive Retirement Plan for Mr. Lumpkin.

Directors’ and Officers’ Indemnification and Insurance

     Pursuant to the LLC agreement, Homebase agreed:

•	to indemnify, to the fullest extent permitted by applicable law, its directors, employees and agents and the equity investors and their respective directors, stockholders, members, partners, representatives or agents for losses which the indemnified person may incur as a result of any act or omission performed by the indemnified person on behalf of Homebase in a manner reasonably believed to be within the scope of authority provided by the LLC agreement; and

•	to obtain a policy of directors’ and officers’ liability insurance in an amount of at least $12.5 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Illinois Holdings

     Homebase owns all of the outstanding capital stock of Illinois Holdings, which, in turn, owns all of the outstanding capital stock of CCI.

Texas Holdings

     Homebase owns all of the outstanding capital stock of Texas Holdings, which, in turn, owns all of the outstanding capital stock of Texas Acquisition, which, in turn, owns all of the outstanding capital stock of CCV.

Homebase

     Membership interests in Homebase are represented by common shares and Class A preferred shares. Homebase has issued and outstanding 10,000,000 of its common shares and 182,000 of its Class A preferred shares. We refer to Homebase’s common shares and Class A preferred shares, collectively, as the shares.

     The following table lists information regarding the beneficial ownership of Homebase of:

•	each person or entity who is known to us to beneficially own more than 5.0% of Homebase shares;

•	our chief executive officer and four most highly compensated officers other than our chief executive officer;

•	our directors; and

•	our directors and officers as a group,

in each case, as of October 15, 2004 beneficial ownership has been determined in accordance with the applicable rules and regulations of the SEC, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares that may be acquired within 60 days through the exercise of any options.

	Number of Common	Percentage of	Number of Class A	Percentage of Class
Name and Address of Beneficial Owner	Shares	Common Shares	Preferred Shares	A Preferred Shares
Central Illinois Telephone (a)	3,000,000	30.0%	60,666.7	33.3%
c/o Homebase P.O. Box 1234 Mattoon, Illinois 61938
Providence Equity (b)	3,000,000	30.0%	60,666.7	33.3%
c/o Providence Equity Partners, Inc. 50 Kennedy Plaza, 18th Floor Providence, Rhode Island 02903
Spectrum Equity (c)	3,000,000	30.0%	60,666.7	33.3%
c/o Spectrum Equity Investors One International Place, 29th Floor Boston, Massachusetts 02110
Named Officers and the Board of Managers
Richard A. Lumpkin (d)	—	—	—	—
Robert J. Currey (e)	300,000	3.0%	—	—
Steven J. Shirar (f)	100,000	1.0%	—	—
Joseph R. Dively (g)	100,000	1.0%	—	—

	Number of Common	Percentage of	Number of Class A	Percentage of Class
Name and Address of Beneficial Owner	Shares	Common Shares	Preferred Shares	A Preferred Shares
Christopher A. Young	62,500	*	—	—
Brian L. Carr	50,000	*	—	—
Kevin J. Maroni (h)	—	*	—	—
Mark A. Pelson (i)	—	*
All directors and executive officers as a group (13 persons) (j)	837,500	8.4%	—	—

*	Less than 1% ownership.

(a)	The equity interests in Central Illinois Telephone are approximately 81.9% owned by SKL Investment Group, a Delaware limited liability company, approximately 9.5% owned by LTIC, LLC, an Illinois limited liability company, approximately 1.0% owned by GRISS, LLC, an Illinois limited liability company, and approximately 7.6% owned collectively by Messrs. Currey, Shirar, Dively and others, either directly or indirectly through retirement accounts and various trusts. SKL Investment Group is owned by Mr. Lumpkin and members of his family, Mr. Lumpkin is the sole manager of an SKL Investment Group investment fund and has the sole power to direct the voting and disposition of its investments. LTIC, LLC is managed by Agracel, an Illinois corporation, which has a four member board of directors, two of whom are Messrs. Lumpkin and Grissom. In addition, Mr. Lumpkin and members of his family own approximately 50.0% of Agracel and Mr. Grissom owns approximately 2.6% of Agracel. In addition, GRISS, LLC is approximately 80.0% owned by Mr. Grissom and members of his family, and Mr. Grissom is also a co-trustee of trusts that own approximately 37.4% of the common shares of Central Illinois Telephone through SKL Investment Group. As a result of the above, Messrs. Lumpkin, Currey, Shirar, Dively and Grissom may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Each of them disclaims this beneficial ownership.

(b)	Consists of 2,990,355 common shares and 60,471.6 Class A preferred shares held by Providence Equity Partners IV, L.P. and 9,645 common shares and 195 Class A preferred shares held by Providence Equity Operating Partners IV, L.P. Providence Equity GP IV, L.P. is the general partner of each of these entities and Providence Equity Partners IV, LLC is the general partner of Providence Equity GP IV, L.P. Providence Equity Partners IV, LLC has the sole power to direct the voting and disposition of the shares. As a result, each of the entities may be deemed to share beneficial ownership of the shares of Homebase owned by the others. Each of the entities disclaims this beneficial ownership.

(c)	Consists of 2,702,563 common shares and 54,651.8 Class A preferred shares held by Spectrum Equity Investors IV, L.P.; 32,183 common shares and 650.8 Class A preferred shares held by Spectrum IV Investment Managers’ Fund, L.P.; 15,954 common shares and 322.6 Class A preferred shares held by Spectrum Equity Investors Parallel IV, L.P.; 239,328 common shares and 4,839.7 Class A preferred shares held by Spectrum Equity Investors III, LP; 7,479 common shares and 151.2 Class A preferred shares held by SEI III Entrepreneurs’ Fund, L.P.; and 2,493 common shares and 50.4 Class A preferred shares held by Spectrum III Investment Managers’ Fund, L.P. These funds ultimately are under common management that shares the power to direct the voting and disposition of the shares. As a result, each of the entities may be deemed to share beneficial ownership of the shares of Homebase owned by the others. Each of the entities disclaims this beneficial ownership.

(d)	Mr. Lumpkin and his family own a majority of the common shares of Central Illinois Telephone, Mr. Lumpkin is its sole manager and has the sole power to direct the voting of its shares. As a result, Mr. Lumpkin may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Mr. Lumpkin disclaims this beneficial ownership.

(e)	Consists of 300,000 common shares awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Currey, through an IRA trust, owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Currey may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Mr. Currey disclaims this beneficial ownership.

(f)	Consists of 100,000 common shares awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Shirar, through a trust, owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Shirar may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Mr. Shirar disclaims this beneficial ownership.

(g)	Consists of 100,000 common shares awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Dively owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Dively may be deemed to share beneficial ownership of the shares of Homebase owned by Central Illinois Telephone. Mr. Dively disclaims this beneficial ownership.

(h)	Mr. Maroni is a general partner or managing member of, and holds a minority interest in, the Spectrum Equity funds that own Homebase shares. As a result, Mr. Maroni may be deemed to share beneficial ownership of the shares of Homebase owned by Spectrum Equity. Mr. Maroni disclaims this beneficial ownership.

(i)	Mr. Pelson is a Managing Director of Providence Equity and holds a minority interest in the Providence Equity funds that own Homebase shares. As result, Mr. Pelson may be deemed to share beneficial ownership of the shares of Homebase owned by Providence Equity. Mr. Pelson disclaims this beneficial ownership.

(j)	Excludes 162,500 common shares issued to employees, other than our executive officers, from the restricted share plan.

THE EXCHANGE OFFER

General

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $200.0 million aggregate principal amount of the issuers’ outstanding notes for a like aggregate principal amount of the issuers’ exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

     As of the date of this prospectus $200.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                    , 2004 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

     The issuers and Homebase have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act no later than January 9, 2005, and to keep the exchange offer open for at least 10 business days. The exchange notes will have terms substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes. The outstanding notes were issued on April 14, 2004.

     Under certain circumstances set forth in the registration rights agreement, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the date on which the outstanding notes were issued.

     If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes.

     Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder will have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of either issuer or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution”; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Resale of Exchange Notes

     Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of either issuer within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (dated July 2, 1993), or similar no-action letters; and

•	in the absence of any exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $200.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer”.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

     The exchange offer will expire at 5:00 p.m., New York City time, on                , 2004, unless in our sole discretion we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations and acknowledgements described under “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

     Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for the outstanding notes along with the accompanying letter of transmittal prior to the expiration date; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.

     If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

     If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

     We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

     By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of either issuer or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer, that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See “Plan of Distribution”; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered:

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent”, or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

     Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

     Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Registered and Certified Mail Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Overnight Courier or Regular Mail Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th& Marquette Avenue Minneapolis, MN 55479	By Hand Delivery Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building – 12th Floor Minneapolis, MN 55402

Or By Facsimile Transmission:
(612) 667-4927

Confirm by Telephone:
(612) 667-9764

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $310,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is an “affiliate” of either issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Limited Liability Company Agreement

     Homebase is a Delaware limited liability company organized on June 26, 2002. The LLC agreement provides for Homebase’s capitalization, management and the conduct of its business.

     Pursuant to the LLC agreement, in connection with the acquisition of TXUCV, our equity investors made cash contributions to Homebase in the aggregate amount of $89.0 million. As a result of these and prior cash contributions, they each currently beneficially own 3,000,000 common shares and approximately 60,666.7 Class A preferred shares of Homebase, accounting for 90% of the issued and outstanding common shares and 100% of the issued and outstanding Class A preferred shares of Homebase. The remainder of the common shares of Homebase are owned by members of management of our company.

     Homebase has 10,000,000 of its common shares and 182,000 of its Class A preferred shares authorized for issuance in the discretion of the board of managers. Of the authorized shares, 10,000,000 of Homebase’s common shares and 182,000 of its Class A preferred shares are issued and outstanding. All 1,000,000 common shares reserved for issuance pursuant to a restricted share plan have been granted.

     Holders of common shares are entitled to one vote per share in matters submitted to the shareholders. The Class A preferred shares have no voting rights except as required by law.

Action by the Board of Managers

     The board of managers is authorized to exercise the authority of the members of Homebase to manage and control the company, subject to delegation of authority to the executive officers, except as required by law or as otherwise specified in the LLC agreement. So long as each equity investor maintains a specified ownership interest in Homebase, each will have the right to designate directors as follows:

•	two directors designated by Central Illinois Telephone;

•	one director designated by Providence Equity; and

•	one director designated by Spectrum Equity.

Action by the Board of Managers Prior to ICC Approval of Governance Change

     As described below, we expect to make certain changes to our governance provisions to limit the scope of the right of Central Illinois Telephone to block specified actions by our board of managers. Approval of the ICC is required in order to adopt these changes to our governance structure. Until such time as the changes are implemented, the consent of a majority of the board of managers is required for Homebase, or its subsidiaries, to take specified actions, including the following:

•	issuing equity securities;

•	effecting a merger, consolidation, liquidation, dissolution or similar transaction, except as provided in the LLC agreement;

•	acquiring or disposing of businesses or assets outside the ordinary course of business;

•	incurring debt, other than working capital borrowings of subsidiaries in an aggregate amount not to exceed $1,000,000, or granting liens on property of Homebase or its subsidiaries to secure any debt;

•	making capital investments in excess of $500,000;

•	entering into material contracts or commitments in excess of $500,000 in any year;

•	engaging in transactions with the equity investors, except as provided in the LLC agreement;

•	establishing committees of the board of managers or appointing directors thereto;

•	waiving material rights or settling litigation;

•	instituting material litigation and similar proceedings outside the ordinary course of business;

•	filing for protection under any bankruptcy or insolvency law;

•	adopting or amending the annual plan, which includes monthly capital and operating expenses budgets, cash flow statements and profit and loss projections; and

•	filing a registration statement with the SEC for any securities of Homebase.

     Currently, each member of the board of managers has one vote. As a result, Central Illinois Telephone has the right to block the actions of our board of managers. Upon the occurrence of the following “board shift” events, the director appointed by Providence Equity and the director appointed by Spectrum Equity will each have two votes, meaning Central Illinois Telephone’s right to block the specified actions by our board of managers will cease with respect to the foregoing matters:

•	Mr. Lumpkin ceases to make the business and affairs of our company his principal business activity or otherwise ceases to be a director or to be involved in our business and affairs at a level consistent with that of a director;

•	Mr. Lumpkin’s death or disability;

•	Mr. Lumpkin ceases to have sole voting control of at least 51.0% of the shares of Homebase held by Central Illinois Telephone as of the date of the acquisition of TXUCV; or

•	any of Mr. Lumpkin, specified members of his family or Central Illinois Telephone exercises their respective put rights in accordance with the LLC agreement, as summarized below under “— Put Rights”.

     In addition, upon the occurrence of the following “put breach events”, the director appointed by Providence Equity and the director appointed by Spectrum Equity will each have two votes:

•	the failure of Homebase to comply with the appraisal rights granted to Providence Equity and Spectrum Equity, which may be exercised at any time after June 30, 2007, in accordance with the terms of the LLC agreement; or

•	the failure of Homebase to comply with the put rights of Mr. Lumpkin and his affiliates, Providence Equity or Spectrum Equity in accordance with the terms of the LLC agreement.

     Until ICC approval of the governance change is obtained, Central Illinois Telephone has agreed to cause its directors to vote in favor of matters that do not affect CCI Illinois, or Homebase’s interest in CCI Illinois, and are approved by the directors appointed by Providence Equity and Spectrum Equity.

Action By the Board of Managers Following ICC Approval of Governance Change

     If, and after the date the ICC approves our new governance structure, the directors appointed by each of Providence Equity and Spectrum Equity will have the number of votes equal to the number of common shares held by that equity investor and the directors appointed by Central Illinois Telephone will each have the number of votes equal to 50% of the number of common shares held by Mr. Lumpkin, his affiliates and his family.

     Prior to a board shift event, a put breach event, a public equity offering by Homebase or Mr. Lumpkin’s failure to purchase CCI Illinois after offering to do so, the board of managers may not permit Illinois Holdings or any of its subsidiaries or any of their respective boards, without the consent of Mr. Lumpkin or one of the directors appointed by Central Illinois Telephone, to:

•	effect a sale of CCI Illinois other than to Mr. Lumpkin;

•	effect a sale of Homebase prior to January 1, 2006, unless specified rights of Central Illinois Telephone remain in place following any such sale;

•	incur debt in excess of specified leverage ratios;

•	relocate our headquarters and our senior management team from Mattoon, Illinois;

•	terminate Mr. Currey as our chief executive officer prior to April 14, 2006;

•	incorporate or merge into a dormant corporation, unless immediately prior to, and in connection with, a public equity offering; or

•	with regard to Illinois Holdings or its subsidiaries:

•	adopt or amend the annual plan, as summarized below under “— Annual Plan”;

•	acquire or dispose of business or assets outside of the ordinary course of business;

•	make capital investments in excess of $500,000;

•	enter into contracts or commitments, other than in connection with incurring debt, in excess of $500,000 a year;

•	waive any material rights or settle or initiate any litigation;

•	liquidate, dissolve or file for protection under any bankruptcy or insolvency law;

•	conduct a public offering of common shares;

•	hire, fire or change the compensation of management; or

•	effect transactions with CCI Texas or its subsidiaries, except in limited circumstances, including those related to the and Facilities Agreement discussed below.

     The LLC agreement further provides that, following ICC approval, the right to designate members of the boards of directors, or bodies serving similar functions, of Homebase’s subsidiaries, including the boards of directors of the issuers, will be similarly distributed among designees of our equity investors and their affiliates.

Annual Plan

     Under the LLC agreement, at least 30 days prior to the beginning of each fiscal year, Homebase is required to prepare and submit to the board of managers an annual plan for such year, including monthly capital and operating expenses budgets, cash flow statements and profit and loss projections. Homebase is authorized, without further action by the board of managers, to expend funds in a manner consistent with the then approved current annual plan.

Preemptive Rights

     Except under limited circumstances, if Homebase offers to issue capital stock or other ownership interests of Homebase at any time prior to conducting an initial public offering, our equity investors have the right to purchase that number of offered securities that allows the equity investors to maintain their respective ownership percentages in Homebase.

Distributions

     The holders of Homebase’s Class A preferred shares are entitled to receive distributions before the holders of the common shares until each holder of Class A preferred shares receives the cumulative amount of such holder’s investment in respect to its Class A preferred shares, plus a return on that investment, accruing at the rate of 9.0% per year. Thereafter, distributions are to be made in accordance with each member’s relative holdings of common shares.

     In addition, Homebase is required to make tax distributions to its members in an amount equal to 45.0% of the cumulative amount of taxable income and gain allocated to the members on account of their common shares.

Transfer Restrictions

     Prior to December 30, 2005 or, if the ICC has not approved our new governance structure, December 30, 2007, our equity investors are prohibited from transferring their common shares or Class A preferred shares except to certain successors or affiliates that agree in writing to become a party to the LLC agreement.

     Thereafter, any equity investor may sell its shares subject to a right of co-sale and first refusal granted to each of the other equity investors. If an equity investor desires to sell its shares, that equity investor must first give written notice to each of the other equity investors. Within 15 days after receiving such notice, the other equity investors may elect to participate with the selling equity investor in selling their shares of the same class and on the same terms as those set forth in the offer notice. An equity investor that does not participate in the sale will then have the option, exercisable by delivering written notice of the exercise to any selling equity investor within 45 days after receiving the original offer notice, to elect to purchase all of the shares of the selling equity investor and those that have elected to participate in the sale on the terms described in the original offer notice. Unless otherwise agreed, if more than one equity investor delivers notice of acceptance of the offer, then the shares will be transferred in proportion to the applicable equity investor’s current ownership percentage.

     If a non-selling equity investor does not elect to purchase all of the shares offered for sale within 45 days after the receipt of the original offer notice, the selling equity investor will have a further 60 days during which it may consummate the sale of its shares to a third-party. The sale to a third-party must be at a price and on such other terms that are no more favorable to the third-party than the terms offered to the non-selling equity investor. If the sale is not completed within 60 days, the original offer notice will expire, and a new notice and offer shall be required before the selling equity investor may make any transfer of its shares.

     Furthermore, Mr. Lumpkin has agreed that neither he, nor any member of his family, will divest more than 33 1/3% of their current ownership interest in Central Illinois Telephone, nor otherwise dispose of that interest to the extent that that disposition would contravene the purposes of the transfer restrictions.

     In addition, any member of management who has been granted common shares under the restricted share plan will not be permitted to transfer shares except under limited circumstances.

Tag Along Rights

     Following a public offering of our equity securities, each of our equity investors will have the right to participate, on a proportional basis, in any sale of our equity securities that would result in either the purchaser of those securities becoming the largest single holder of our equity securities or the holder of more than 40.0% of our outstanding voting securities.

Right of First Offer to Purchase the Capital Securities of CCI Illinois

     Following approval by the ICC of our new governance arrangements, Central Illinois Telephone will have a right of first offer to acquire CCI Illinois at fair market value before any sale of Homebase.

Put Rights

     After June 30, 2007, Providence Equity and Spectrum Equity will have the right, up to twice in any twelve month period, to have the value of their common shares appraised. For 30 days following that appraisal, either of Providence Equity or Spectrum Equity can require Homebase to purchase all, but not less than all, of that equity investor’s shares. If either Providence Equity or Spectrum Equity requires Homebase to purchase its shares, the other equity investors will have additional time to elect to sell their shares to Homebase on similar terms.

Registration Rights

     In connection with a possible public offering of equity securities of Homebase or any of its subsidiaries, the equity investors will enter into a registration rights agreement which will provide each equity investor with, among other things:

•	up to two demand registrations rights;

•	unlimited shelf registration rights; and

•	unlimited “piggyback” registration rights.

Competing Businesses

     Providence Equity and Spectrum Equity are free to engage, or possess an interest, in any business and to avail themselves of any business opportunity without having to offer Homebase, its subsidiaries or any of our members the opportunity to participate in that business. In addition, Providence Equity and Spectrum Equity are not required to present any particular investment opportunity to Homebase even if that opportunity is related to our business.

Indemnification and Limitations on the Fiduciary Duty of Members

     Under the LLC agreement, Homebase agreed to indemnify, to the fullest extent permitted by applicable law, its directors, employees and agents and the equity investors and their respective directors, stockholders, members, partners, representatives or agents for losses which the indemnified person may sustain, incur or assume as a result of, or relative to, any act or omission performed by the indemnified person on behalf of Homebase in a manner reasonably believed to be within the scope of authority provided by the LLC agreement. The indemnification does not apply to any loss incurred by the indemnified person as a result of his or its gross negligence or willful misconduct. Furthermore, this indemnity is limited to the value of the assets of Homebase.

     Under the LLC agreement, none of Homebase’s members, directors, employees or agents will be liable to Homebase or other members, directors, employees or agents of Homebase for acts undertaken in good faith reliance on the provisions of the LLC agreement.

Amendment

     Waivers and amendments to the LLC agreement require the written consent of the board of managers and the equity investors holding more than 50.0% of the common shares then held by all of Homebase’s members, excluding any common shares issued to employees under the restricted share plan. The consent of a majority of the shares of an equity investor, however, is required if that equity investor’s rights or duties are affected in a manner that is materially different from other equity investors.

Governing Law

     The LLC agreement is governed by Delaware law.

Professional Services Fee Agreements

     Homebase and certain of its subsidiaries have entered into two professional services fee agreements, each effective as of April 14, 2004, with Mr. Lumpkin and Providence Equity and Spectrum Equity. One agreement requires CCI to pay to Mr. Lumpkin and such affiliates of Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2.0 million for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The other agreement requires Texas Acquisition to pay to Mr. Lumpkin and such affiliates of Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $3.0 million for consulting, advisory and other professional services provided to Texas Acquisition and its subsidiaries relating to the Texas operations. The professional services fees are generally payable in cash. The professional services fee, however, must be paid in the form of class A preferred shares if payment in cash is prohibited by the new credit facility or if consolidated EBITDA (determined in accordance with the new credit facility) is less than or equal to $106.0 million. Payment of the professional services fees is subordinate to the obligations under the new credit agreement and the notes. The rights of Mr. Lumpkin and the affiliates of Providence Equity and Spectrum Equity to receive professional services fees described above will terminate upon any public offering of our equity securities.

LATEL Sale/Leaseback

     In 2002, in connection with the acquisition by Homebase of ICTC and several related businesses from McLeodUSA, each of ICTC and Consolidated Communications Market Response, Inc., or Consolidated Market Response, an indirect, wholly owned subsidiary of Illinois Holdings, entered into separate agreements with LATEL, pursuant to which each of them sold to LATEL real property for total consideration of approximately $9.2 million and then leased the property back from LATEL. LATEL is owned 50.0% by Mr. Lumpkin and 50.0% by Agracel, and Agracel is the sole managing member of LATEL. Mr. Lumpkin, together with members of his family, beneficially owns 49.7% and Mr. Grissom owns 2.6% of Agracel. In addition, Messrs. Lumpkin and Grissom are directors of Agracel.

     The initial term of both leases was one year beginning on December 31, 2002. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Market Response provides one year prior written notice that it intends to terminate its respective lease. Collectively, the initial rent for 2003 was approximately $1.2 million, of which ICTC paid approximately $1.0 million and Consolidated Market Response paid the remainder. These lease payments represent 100% of the revenues of LATEL. The annual rent for each lease will increase by 2.5% upon each renewal. Either subsidiary can terminate its lease agreement with LATEL at any time by giving LATEL one year prior written notice.

     Upon the occurrence of any the following events, LATEL has the option to convert the term of the lease to a fixed term of six years which would commence on the date LATEL exercises its option:

•	a public offering of our equity securities;

•	a change of control, defined as the acquisition of control by a person, group or entity other than one or more affiliates of Mr. Lumpkin or LATEL, of either ICTC, Consolidated Market Response or any entity that directly or indirectly controls either of them;

•	a board shift event, as described under “— Limited Liability Company Agreement — Action By the Board of Managers — Action By the Board of Managers Prior to ICC Approval of Governance Change”; or

•	a put breach event, as described under in “— Limited Liability Company Agreement — Action by the Board of Managers — Action By the Board of Managers Prior to ICC Approval of Governance Change”.

Currently, the leases are recorded as operating leases of ICTC and Consolidated Market Response. If any of the events described above occurs, the leases would be recorded as capital leases.

MACC, LLC

     In 1997, Consolidated Market Response entered into a lease agreement with MACC pursuant to which Consolidated Market Response leases office space for a period of five years. Agracel is the sole managing member and 66.7% owner of MACC, LLC, or MACC, an Illinois limited liability company. Mr. Lumpkin and members of his family directly own the remainder of MACC. The parties extended the lease for an additional five years beginning October 14, 2002. Consolidated Market Response paid MACC rent for 2003 in the amount of $122,520. These payments represent approximately 65.0% of MACC’s total revenues for 2003. The lease provides for a cost of living increase to the annual lease payments based on the “Revised Consumers Price Index, All Urban Consumers” published by the Bureau of Labor Statistics for the United States Department of Labor. Neither party has the right to terminate this agreement by the terms of the agreement.

SKL Investment Group, LLC

     Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, a Delaware limited liability company which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL Investment Group. SKL Investment Group paid to CCI $74,400 in 2003 for the use of office space, computers and telephones and for other office related expenses. This amount also includes a reimbursement for a portion of Mr. Grissom’s salary paid by CCI. Mr. Grissom serves as Administrative Officer of SKL Investment Group.

First Mid-Illinois

     Pursuant to various agreements with CCI. First Mid-Illinois provides general banking services, including depository, disbursement and payroll accounts, to CCI Illinois. Mr. Lumpkin and members of his family own approximately 29.0% of the common stock of First Mid-Illinois, Mr. Grissom owns less than 1%, and is the co-trustee of trusts, with discretionary voting power, that hold 5.7% of the common stock of First Mid-Illinois and Mr. Dively owns less than 1% of the common stock of First Mid-Illinois. In addition, Messrs. Lumpkin, Grissom and Dively are directors of First Mid-Illinois. The fees charged and earnings received on deposits, through repurchase agreements, are based on First Mid-Illinois’s standard schedule for large customers. During 2003, CCI Illinois paid maintenance and activity related charges of $1,530 to First Mid-Illinois and earned $97,281 of interest on its deposits. In addition, First Mid-Illinois administers CCI Illinois’ hourly 401(k) plan. During 2003, CCI paid $46,348 to First Mid-Illinois for this service.

     In 2003, a wholly owned subsidiary of First Mid-Illinois received a commission from Arthur J. Gallagher Risk Management Services, Inc., or AJG Risk Management, a company which provides insurance and risk management services, for introducing CCI Illinois to AJG Risk Management. In 2003, CCI Illinois paid AJG Risk Management $744,622.

     Illinois Telephone Operations provides First Mid-Illinois with local dial tone, custom calling features, long distance and other related services. In 2003, First Mid-Illinois paid Illinois Telephone Operations $394,129 for these services.

Business Systems

     Consolidated Communications Business Services, Inc., or Consolidated Business Services, an indirect wholly owned subsidiary of Illinois Holdings, provides repair services and, if First Mid-Illinois elects, maintenance services for First Mid-Illinois’s communications equipment. First Mid-Illinois paid $39,862 in 2003 to Consolidated Business Services for these services. The initial term of the contract expired on June 6, 2003 and automatically renews annually unless either party provides prior written notice of termination.

     In 2003, Consolidated Business Systems also entered into two sales agreement with First Mid-Illinois to deliver and install communications and computer equipment. Pursuant to one agreement, First Mid-Illinois paid a one-time fee of $13,032 and pursuant to the second agreement, First Mid-Illinois paid a one-time fee of $18,493.

Mobile Services

     Consolidated Communications Mobile Services, Inc., or Consolidated Mobile Services, an indirect wholly subsidiary of Illinois Holdings, provides paging services to First Mid-Illinois. During 2003, First Mid-Illinois paid $2,662 to Consolidated Mobile Services.

Services and Facilities Agreement

     CCI and each of its subsidiaries other than ICTC entered into a Services and Facilities Agreement with ICTC effective as of December 31, 2002. The purpose of the agreement is to establish the cost allocation for shared facilities, equipment and services between ICTC and CCI and the other subsidiaries of CCI, such as the sharing of information technology, human resources and financial, regulatory and legal services. For 2003, ICTC charged CCI and the other subsidiaries of CCI $7.7 million. CCI and the subsidiaries of CCI other than ICTC did not provide any services or use of facilities to ICTC in 2003.

     The existing agreement will terminate as to a party if the party ceases to be affiliated with, or under the common ownership of, CCI. In addition, we may modify the Service and Facilities Agreement to permit the allocation of common costs and expenses among CCI Illinois, CCI Texas and their subsidiaries.

DESCRIPTION OF OTHER INDEBTEDNESS

     We summarize below certain terms of our new credit facility, the CCI Texas capital leases and other indebtedness. This summary is not a complete description of all of the terms and provisions of the agreements governing this debt.

New Credit Facility

     CCI and Texas Acquisition entered into a Credit Agreement, dated as of April 14, 2004, with a syndicate of banks and other financial institutions led by Credit Suisse First Boston, acting through its Cayman Islands branch, and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Citicorp North America, Inc., as administrative agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as syndication agent, and Deutsche Bank Trust Company Americas, as documentation agent.

     Our new credit facility provides financing of $467.0 million, consisting of:

•	$122.0 million term loan A facility with a six year maturity;

•	$315.0 million term loan B facility with a seven year and six-month maturity; and

•	$30.0 million revolving credit facility with a six year maturity.

     Each of CCI and Texas Acquisition is a borrower under the new credit facility. CCI has borrowed approximately $50.0 million of loans under the term loan A facility and approximately $120.0 million of loans under the term loan B facility and Texas Acquisition has borrowed the remaining loans under each of these facilities. The revolving credit facility is available to either borrower in the same proportion as borrowings under the term loan facilities. The borrowers’ obligations under the new credit facility will be several and not joint.

     The proceeds of the term loans were drawn on the closing date and the proceeds thereof were used to finance the acquisition, refinance certain existing indebtedness of CCI and to pay related costs and expenses. The revolving credit facility includes a subfacility for letters of credit as well as a swingline subfacility. The revolving credit facility was undrawn on the closing date and remains available for general corporate purposes. We refinanced the term loan B borrowings and amended and restated the new credit facility on October 22, 2004. For a description of the amendment and restatement, see “— New Credit Facility, Amendment and Restatement” below.

     Amortization; Prepayments. Our new credit facility requires the borrowers to make amortization payments as follows:

•	with respect to the term loan A facility, the amortization is 8.2% (payable in quarterly installments) in the first year, increasing in each of the following five years to 12.3%, 16.4%, 16.4%, 20.5% and 26.2%, respectively.

•	with respect to the term loan B facility, the amortization is 1.0% per year (payable in quarterly installments for each quarter ended on or prior to December 31, 2010) with the remaining amount payable in four equal payments in the final year prior to the maturity date.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from April 14, 2004, the closing date of the new credit facility.

     Prepayments. The new credit facility requires CCI and Texas Acquisition to prepay the outstanding term loans, subject to certain exceptions, with:

•	50.0% of excess cash flow;

•	100% of the net proceeds of all non-ordinary course asset sales and any insurance or condemnation proceeds, not reinvested within required time periods;

•	100% of the net proceeds of certain incurrences of indebtedness; and

•	50.0% of the net proceeds from certain issuances of equity.

We may also voluntarily repay outstanding loans under the new credit facility at any time without any premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

     Interest Rates and Fees. The borrowings under the new credit facility bear interest at a rate equal to an applicable margin plus, at the borrowers’ option, either a base rate or a LIBOR rate. The initial applicable margin for borrowings under the new credit facility is:

•	in respect of the term loan A facility and the revolving credit facility, 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans; and

•	in respect of the term loan B facility, 1.75% with respect to base rate loans and 2.75% with respect to LIBOR loans.

Upon the occurrence of certain events, the applicable margin in respect of the term loan A facility and the revolving credit facility will be subject to adjustment.

     In addition to paying interest on outstanding principal under the new credit facility, the borrowers are required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder at a rate equal to 0.50%, subject to adjustment upon the occurrence of certain events. The borrowers will also pay customary letter of credit fees and fees of the administrative agent.

     Collateral and Guarantees. Homebase has guaranteed the obligations of each of CCI and Texas Acquisition on a limited, non-recourse basis with recourse only to a first priority security interest in the outstanding shares of capital stock of Illinois Holdings and Texas Holdings (for which the notes will have a second priority security interest).

     Texas Holdings and each of its existing (other than Texas Acquisition, East Texas Fiber Line Incorporated and Telecon, Inc.) and certain future direct and indirect subsidiaries, or the Texas Subsidiary Guarantors, have unconditionally guaranteed the obligations of Texas Acquisition on a joint and several basis and Texas Holdings, Texas Acquisition and the Texas Subsidiary Guarantors have guaranteed the obligations of CCI on a joint and several basis. Illinois Holdings and each of its existing (other than CCI and in the case of ICTC, subject to obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings) and certain future direct and indirect subsidiaries, or the Illinois Subsidiary Guarantors, have unconditionally guaranteed the obligations of CCI on a joint and several basis and Illinois Holdings, CCI and the Illinois Subsidiary Guarantors have guaranteed the obligations of Texas Acquisition on a joint and several basis.

     The obligations under the new credit facility and all the guarantees (other than the guarantee by Homebase) are secured by substantially all of the assets of each borrower and each guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of the borrowers and each of the Texas Subsidiary Guarantors, the Illinois Subsidiary Guarantors and ICTC (the enforcement of the pledges of capital stock being subject to regulatory restriction); and

•	a security interest in substantially all tangible and intangible assets of Texas Holdings and Illinois Holdings, the borrowers, the Texas Subsidiary Guarantors and the Illinois Subsidiary Guarantors.

     Certain Covenants and Events of Default. The new credit facility contains a number of covenants, that, among other things, restrict, subject to certain exceptions, the borrowers’ ability and the ability of Homebase and its subsidiaries, to:

•	incur additional indebtedness or issue capital stock;

•	create liens on assets;

•	repay other indebtedness (including the notes);

•	sell assets;

•	make investments, loans, guarantees or advances;

•	pay dividends, repurchase equity interests or make other restricted payments;

•	engage in transactions with affiliates;

•	make capital expenditures;

•	engage in mergers, acquisitions or consolidations;

•	enter into sale-leaseback transactions;

•	amend or otherwise modify agreements governing indebtedness, formation documents and certain material agreements,

•	enter into agreements that restrict dividends from subsidiaries; and

•	change the business conducted by Homebase and its subsidiaries.

     In addition, the new credit facility limits the business activities of Homebase and its subsidiaries to specific activities and requires the borrowers and the guarantors to, among other things:

•	furnish specified financial information to the lenders;

•	comply with applicable laws;

•	maintain its properties and assets;

•	maintain insurance on its properties;

•	keep books and records which accurately reflect its business affairs;

•	comply with environmental laws;

•	pledge after acquired property as collateral and cause certain additional subsidiaries to become guarantors;

•	keep in effect all rights, licenses, permits, privileges, franchises, patents and other intellectual property; and

•	hedge a portion of the term loans.

Our new credit facility also includes specified financial covenants, requiring the borrowers to comply with certain financial covenants, and to certify compliance on a quarterly basis, including a maximum total leverage ratio, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a maximum senior secured leverage ratio. The new credit facility contains customary representations and warranties and events of default, including but not limited to payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness and other material agreements, certain events of bankruptcy, material judgments, the occurrence of certain ERISA events and the occurrence of a change of control. If such an event of default occurs, the lenders under the new credit facility are entitled to take various actions, including accelerating the amounts due thereunder and enforcing the rights of a secured creditor.

     Amendment and Restatement.  On October 22, 2004, we entered into an amended and restated credit facility to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 is 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans. Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility will be 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans.

     As of October 22, 2004, CCI and Texas Acquisition had borrowed $119.6 million and $194.4 million, respectively, under the term loan C facility and had no borrowings outstanding under the term loan B facility. The amended and restated credit agreement also permits us, subject to certain exceptions, to repurchase or redeem up to $50.0 million of the notes.

GECC Capital Leases

     CCI Texas leases certain furniture, fixtures, equipment and leasehold improvements at CCI Texas’ current corporate headquarters in Irving pursuant to two Master Lease Agreements between CCI Texas and GECC. During 2003, CCI Texas paid a total of $1.1 million to GECC pursuant to these capital leases. As of June 30, 2004, the outstanding principal amount of these capital leases was $2.6 million.

     The leases had an initial term of 30 months, each ended on October 1, 2004. At the termination of the initial term of the first lease for leasehold improvements, CCI Texas elected to purchase the scheduled leasehold improvements for $1.1 million.

     At the termination of the initial term of the second lease for furniture, fixtures and equipment, CCI Texas elected to extend the term of the agreement until April 1, 2007, at which time CCI Texas will have an option to purchase the equipment for its then fair market value.

     These leases require Texas Acquisition to maintain a specified debt rating. As of the date of this prospectus, Texas Acquisition is not in compliance with this covenant, although we are not aware of the delivery of any notice of default. Upon a default under these leases, GECC may take possession of the scheduled equipment and require Texas Acquisition to pay certain stipulated loss amounts.

DESCRIPTION OF NOTES

General

     The form and terms of the exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the exchange notes. References in this section to the “notes” are references to both the outstanding notes and the exchange notes.

     The outstanding notes were, and the exchange notes will be, issued under an indenture, dated as of April 14, 2004 (the “Indenture”), among the issuers, Homebase and Wells Fargo Bank, N.A., as trustee. Upon the issuance of the exchange notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

     The following is a summary of certain provisions of the Indenture and the notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. You can obtain a copy of the Indenture by following the directions set forth under the heading “Where You Can Find More Information”. The capitalized terms defined in “— Certain Definitions” below are used in this “Description of Notes” as so defined. As used herein, the term “Company” or “Homebase” refers to Homebase Acquisition, LLC and the terms “Issuers”, “our”, “we” or “us” refers to CCI Illinois and CCI Texas, collectively, as several but not joint issuers of the notes.

     Principal of, and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuers in the Borough of Manhattan, The City of New York, except that, at the option of the Issuers, payment of interest may be made by check mailed to the address of the registered Holders of the notes as such address appears in the Note Register.

     The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

     The outstanding notes were issued initially in an aggregate principal amount of $200.0 million. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “— Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”, which may vote as a class with the notes and otherwise be treated as notes for purposes of the Indenture.

     The notes are the several obligations of the Issuers. Of the initial aggregate principal amount of $200.0 million of notes, CCI Illinois is severally liable with respect to the payment of 37.5% of each $1,000 principal amount of notes together with interest thereon (the “CCI Illinois Portion”), and CCI Texas is severally liable with respect to the payment of 62.5% of each $1,000 principal amount of notes together with interest thereon (the “CCI Texas Portion”). Except as otherwise described herein, CCI Illinois and CCI Texas are severally but not jointly liable in respect of each note in the relative proportions of the CCI Illinois Portion and the CCI Texas Portion, respectively.

     The notes will mature on April 1, 2012. Each note bears, or will bear, interest at a rate per annum shown on the front cover of this prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears in cash to Holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing October 1, 2004.

Special Redemption

     The notes (and any Additional Notes) will be redeemable, at the Issuers’ option, in whole, but not in part, at any time during the first 540 days following their original date of issuance with all or a portion of the proceeds of a Qualified IDS Offering. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. Any such redemption and notice may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent including, without limitation, the successful completion of the Qualified IDS Offering on terms and conditions acceptable to the Company. The notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below (expressed as days following the date of original issuance of the notes):

Redemption
Period	Price
Day 1 through Day 360	107.313%
Day 361 through Day 540	109.750%

     “Qualified IDS Offering” means a bona fide offering in the United States of units consisting of common stock and notes of the Company or a Parent entity thereof, the proceeds of which are contributed to the Issuers in such amount as is sufficient to redeem the notes at the applicable redemption price on the date of redemption.

Optional Redemption

     Except as provided under “Special Redemption” above and in the next succeeding paragraph, the notes (and any Additional Notes) will not be redeemable at the option of the Issuers prior to April 1, 2008. Thereafter, the notes (and any Additional Notes) will be redeemable, at the Issuers’ option, in whole or in part, and from time to time on and after April 1, 2008 and prior to maturity. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. Any such redemption and notice may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent. The notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Redemption
Period	Price
2008	104.875%
2009	102.438%
2010 and thereafter	100.000%

     In addition, at any time and from time to time prior to April 1, 2007, the Issuers at their option may concurrently redeem the notes (and any Additional Notes) in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the notes (plus the principal amount of any Additional Notes), with funds in an aggregate amount not exceeding the aggregate cash proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 109.750% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of the notes equal to at least 65% of the original aggregate principal amount of the notes (plus the principal amount of any Additional Notes) must remain outstanding after each such redemption. “Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock (other than Disqualified Stock) of the Company or a Parent entity thereof, and (y) proceeds of which in an amount equal to or exceeding the redemption amount are contributed as Capital Stock (other than Disqualified Stock) to the Issuers or any of their Restricted Subsidiaries. The Issuers may make such redemption upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

     Redemptions of notes will not necessarily be required to be pro rata between the Issuers. In addition, in connection with any partial redemption of notes, the notice of redemption will advise holders, among other things, of the several amounts of the CCI Illinois Portion and the CCI Texas Portion to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

     The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuers may be required to offer to purchase notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales”. The Issuers may at any time, and from time to time, purchase notes in the open market or otherwise.

Selection

     In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. In the event of any partial redemption, the liability of each Issuer for each note that remains outstanding shall continue in the same proportion as the relative proportions of the CCI Illinois Portion and the CCI Texas Portion, respectively.

Note Guarantees

     The monetary obligations of each Issuer pursuant to the notes, including any repurchase obligation resulting from a Change of Control, is guaranteed on a non-recourse basis by the Company, limited in recourse to a second priority pledge of the common stock of the Issuers. The obligation of CCI Illinois with respect to the CCI Illinois Portion is guaranteed on a senior unsecured basis by CCI Texas. The obligation of CCI Texas with respect to the CCI Texas Portion is guaranteed on a senior unsecured basis by CCI Illinois. The terms and conditions of these Note Guarantees are further described below.

     Pursuant to the Pledge and Guarantee Agreement, the Company will unconditionally Guarantee, on a limited non-recourse basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of each Issuer under the Indenture and the notes, whether for principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations of each Issuer being herein called the “Guaranteed Note Obligations”). If either or both of the Issuers are unable to make payment of principal and interest due under the notes, the Company’s Guarantee of each Issuer’s Guaranteed Note Obligations will be limited solely to the value of a second priority lien on the Issuers’ capital stock (the “Collateral”). The Company shall not be liable to either Issuer for any deficiency resulting from any such realization or otherwise. In general, pursuant to the terms of the Pledge and Guarantee Agreement, the Trustee will have no rights with respect to the Collateral except to receive the proceeds therefrom after the discharge in full of all obligations under the Credit Agreement (or any successor Credit Facility) and the termination of all commitments thereunder. Following such discharge and termination, any remaining proceeds from the sale of the Collateral will be made available to the Trustee for application as provided in the Indenture. There can be no assurance that the proceeds from the sale of the Collateral ultimately available to the holders of notes, if any, will be sufficient to satisfy amounts owing on the notes at such time. In addition, your rights under the Pledge and Guarantee Agreement to foreclose on and sell the stock of the Issuers would be subject to receipt of federal and Illinois regulatory commission approvals, which could be delayed, withheld or denied.

     CCI Illinois will fully and unconditionally Guarantee, on a senior unsecured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the Guaranteed Note Obligations of CCI Texas under the Indenture and the notes with respect to the CCI Texas Portion. CCI Texas will fully and unconditionally

Guarantee, on a senior unsecured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Guaranteed Note Obligations of CCI Illinois under the Indenture and the notes with respect to the CCI Illinois Portion.

     Subject to the limitations described above, the Issuers (but not the Company) as Note Guarantors will also agree to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Note Guarantee.

     Each Note Guarantee shall be a continuing Guarantee and shall

     (1) remain in full force and effect until payment in full of the principal amount of all outstanding notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other relevant Guaranteed Note Obligations then due and owing, unless earlier terminated as described below,

     (2) be binding upon such Note Guarantor and

     (3) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

     Notwithstanding the preceding paragraph, Note Guarantees will be subject to termination and discharge under the circumstances described in this paragraph:

     (1) The Company will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect,

          (A) with respect to the predecessor Company, as and when provided under the provisions described in the second paragraph under “— Merger, Consolidation and Sale of Property”,

          (B) pursuant to the terms of its Note Guarantee,

          (C) upon legal or covenant defeasance of the relevant Issuer’s obligations, or satisfaction and discharge of the Indenture,

          (D) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding for which the relevant Issuer is liable and all other Guaranteed Note Obligations of such Issuer then due and owing and

          (E) in the event of an Intermediate Holdco Reorganization as contemplated by the definition of the “Company” following the assumption of such Note Guarantee by the Intermediate Holdco.

     (2) An Issuer will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect,

          (A) with respect to the relevant predecessor Issuer, as and when provided under the provisions described in the second paragraph under “— Merger, Consolidation and Sale of Property”,

          (B) pursuant to the terms of its Note Guarantee,

          (C) upon legal or covenant defeasance of the other Issuer’s obligations, or satisfaction and discharge of the Indenture, and

          (D) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding for which the Issuer is liable and all other Guaranteed Note Obligations of the Issuer then due and owing.

Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Note Guarantee.

     The Note Guarantors shall not be required to make a notation on the notes to reflect any such Note Guarantee or any such release, termination or discharge.

Ranking

     The indebtedness evidenced by the notes is unsecured senior obligations of each Issuer. The notes rank pari passu in right of payment with all existing and future Senior Indebtedness of each Issuer, and senior to all existing and future Subordinated Indebtedness of each Issuer. The notes are also effectively subordinated to any Secured Indebtedness of each Issuer, including the obligations of the Issuers under the Credit Agreement on the closing date, to the extent of the value of the assets securing such Secured Indebtedness.

     The indebtedness evidenced by the Note Guarantees of each Issuer are unsecured Senior Indebtedness of the applicable Note Guarantor. Such Note Guarantees rank pari passu in right of payment with all existing and future Senior Indebtedness of such Note Guarantor, and senior to all existing and future Subordinated Indebtedness of such Note Guarantor. The Note Guarantees are also effectively subordinated to any Secured Indebtedness of such Note Guarantor, including the obligations of such Note Guarantor under the Credit Agreement on the closing date, to the extent of the value of the assets securing such Secured Indebtedness.

     In addition, the Note Guarantee of the Company is contractually subordinated to the Guarantee by the Company of the Credit Agreement.

     At June 30, 2004,

     (1) CCI Illinois and CCI Texas would have had approximately $639.6 million of Senior Indebtedness, including the notes and the Note Guarantees of the Issuers, $439.6 million of which was Secured Indebtedness of CCI Illinois and CCI Texas;

     (2) CCI Illinois and CCI Texas would have had no Subordinated Indebtedness; and

     (3) the Issuers’ Subsidiaries would have had total Indebtedness, including such Subsidiary’s obligations under the Credit Agreement and the guarantees thereof, of approximately $439.6 million.

     The notes are the several obligations of the Issuers. Since all of the operations of the Issuers are conducted through their Subsidiaries, none of which will guarantee the notes, each Issuer’s ability to service its Indebtedness, including the notes, will be dependent upon the earnings of its Subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those Subsidiaries to such Issuer. The payment of dividends and the making of loans and advances to each Issuer by its Subsidiaries may be subject to various restrictions. The Credit Agreement may contain provisions that may under certain circumstances prohibit the payment of dividends or the making of other payments or advances to such Issuer. In addition, the ability of each Issuer’s Subsidiaries to make such payments or advances to such Issuer may be limited by the laws of the relevant states in which such Subsidiaries are organized or located, including, in some instances, by requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such Subsidiaries to such Issuer is required from such regulatory bodies or other governmental entities. In addition, unless such Subsidiary becomes a Note Guarantor of such Issuer in the future, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Issuer. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the Subsidiaries of such Issuer that are not Note

Guarantors. Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and their Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and such Indebtedness may be Secured Indebtedness. In addition, each of the Issuers’ Subsidiaries have other liabilities, including contingent liabilities (including the cross-guarantee obligations under the Credit Agreement), that may be significant. See “Risk Factors — Risks Relating to Our Indebtedness and Our Capital Structure — Each of the issuers is a holding company, and they may not have access to sufficient cash to make payments on the notes. In addition, the notes will be effectively subordinated to the liabilities and any preferred stock of the issuers’ subsidiaries”.

     Although the Indenture limits the incurrence of Indebtedness (including Preferred Stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of Control

     Upon the occurrence after the Issue Date of a Change of Control, each Holder will have the right to require the Issuers to concurrently repurchase all or any part of such Holder’s notes equal to $1,000 or in integral multiples of $1,000 at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuers shall not be obligated to repurchase notes pursuant to this covenant in the event that they have exercised their right to redeem all the notes as described under “— Optional Redemption”.

     The Issuers will not be required to make a Change of Control Offer (as defined below) following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers, and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The Change of Control covenant is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

     Unless the Issuers have exercised their right to redeem all the notes as described under “— Optional Redemption”, the Issuers shall, not later than 30 days following the date the Issuers obtain actual knowledge of any Change of Control having occurred, or that it will occur, mail a notice to each Holder with a copy to the Trustee stating:

     (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Issuers to concurrently purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts and financial information regarding such Change of Control;

     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

     (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its notes purchased; and

     (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer (the “Change of Control Offer”) is conditioned on the occurrence of such Change of Control.

     The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Agreements governing future Senior Indebtedness of the Issuers may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, an Issuer’s ability to pay cash to the Holders upon a repurchase may be limited by such Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s or an Issuers’ assets. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company or the Issuers, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the notes have the right to require the Issuers to repurchase such notes.

Certain Covenants

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness and Issuance of Preferred Stock. (a) The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness and the Issuers shall not issue any Disqualified Capital Stock, and shall not permit any of their Restricted Subsidiaries to issue any Preferred Stock; provided that the Issuers or their Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Leverage Ratio of the Issuers and their respective Restricted Subsidiaries (on a consolidated combined basis) would not exceed 6.0 to 1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Issuers and their Restricted Subsidiaries, collectively, may Incur the following Indebtedness (including, if applicable, Acquired Indebtedness or, in the case of the Issuers only, Disqualified Capital Stock) (“Permitted Indebtedness”):

     (1) Indebtedness of the Issuers evidenced by the notes issued on the Issue Date and any Note Guarantee;

     (2) Indebtedness under one or more Credit Facilities, provided that the aggregate principal amount of all such Indebtedness under the Credit Facilities at any one time outstanding under this clause (2) shall not exceed $515.0 million;

     (3) Indebtedness of the Issuers or any of their Restricted Subsidiaries in respect of Capital Lease Obligations and Purchase Money Indebtedness, provided that (1) the aggregate principal amount of such Indebtedness does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (2) the aggregate principal amount of all Indebtedness Incurred and then outstanding pursuant to this clause (3) (together with all Permitted Refinancing Indebtedness Incurred and then outstanding in respect of Indebtedness previously Incurred pursuant to this clause (3)) shall not exceed $20.0 million;

     (4) Indebtedness of an Issuer owing to and held by the other Issuer or any Restricted Subsidiary and Indebtedness of a Restricted Subsidiary of an Issuer owing to and held by an Issuer or any other Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such

Indebtedness (except to such Issuer or a Restricted Subsidiary of such Issuer) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

     (5) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within two Business Days of receipt by the borrower of notice of such overdraft;

     (6) obligations arising from or representing deferred compensation to employees of the Company or its Subsidiaries that constitute or are deemed to be Indebtedness under GAAP and that are Incurred in the ordinary course of business;

     (7) Indebtedness arising from agreements of the Issuers or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary thereof, other than guarantees of Indebtedness incurred by a Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (1) such Indebtedness is not reflected on the balance sheet of an Issuer or any Restricted Subsidiary (contingent obligations referred to in the footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)) and (2) the maximum liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received without giving effect to any such subsequent changes in value) actually received by one or both Issuers and/or any Restricted Subsidiary in connection with such disposition;

     (8) Indebtedness under Hedging Obligations entered into by the Issuers or their Restricted Subsidiaries for the purpose of limiting interest rate risk in the ordinary course of the financial management of such Issuer or its Restricted Subsidiaries and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant;

     (9) Indebtedness in connection with one or more standby letters of credit, bankers acceptances, surety or appeal bonds or performance bonds issued by the Issuers or their Restricted Subsidiaries in the ordinary course of business or pursuant to self-insurance obligations or in connection with workers’ compensation claims and not in connection with the borrowing of money or the obtaining of advances or credit;

     (10) Indebtedness (in addition to any Indebtedness permitted by clauses (1) through (9) above or that is entitled to be Incurred pursuant to the paragraph (a) of this covenant) outstanding on the Issue Date not otherwise described in clauses (1) through (9) above;

     (11) Indebtedness in an aggregate principal amount or liquidation preference (or accreted value, as applicable) outstanding at any one time not to exceed $20.0 million;

     (12) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to paragraph (a) of this covenant and clauses (1) and (10) above; and

     (13) Indebtedness, to the extent that the net proceeds thereof are promptly (1) used to repurchase notes tendered upon a Change of Control Offer or (2) deposited to defease all of the notes, any Additional Notes or any Exchange Notes as described below under “— Defeasance”.

     Notwithstanding anything to the contrary contained in this covenant, (a) the Issuers shall not Incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of an Issuer unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations, and (b) the Issuers shall not permit any of their Restricted Subsidiaries to Incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of such Issuer, provided, however, that no Indebtedness of an

Issuer or any Restricted Subsidiary shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Issuer or Restricted Subsidiary solely by virtue of being unsecured.

     The accrual of interest, the accretion of principal or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock and the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

     For purposes of determining compliance with the foregoing covenant, (A) in the event that an item of Indebtedness (including Indebtedness issued by an Issuer to the lenders that are party to a Credit Facility) meets the criteria of more than one of the types of Indebtedness described above, an Issuer, in its sole discretion, will be permitted to classify, and, subsequent to its initial Incurrence, reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of the above clauses and (B) an item of Indebtedness (including Indebtedness issued by an Issuer to the lenders that are party to a Credit Facility) may be divided and classified in more than one of the types of Indebtedness described above and the outstanding principal amount of any Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded.

     Limitation on Restricted Payments. (a) The Issuers shall not make, and shall not permit any of their Restricted Subsidiaries to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

     (1) a Default or Event of Default shall have occurred and be continuing (or would result therefrom);

     (2) the Issuers (on a consolidated combined basis) could not Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness and Issuance of Preferred Stock”; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be based upon Fair Market Value) declared or made subsequent to the Issue Date and then outstanding would exceed, at the date of determination, without duplication, the sum of:

          (A) an amount (whether positive or negative) equal to the Issuers’ combined EBITDA from the beginning of the first fiscal quarter in which the notes are originally issued to the end of the Issuers’ most recent fiscal quarter for which internal financial statements are available at the date of such Restricted Payment, taken as a single accounting period, less the product of 1.5 times the Issuers’ Consolidated Interest Expense from the first date of the fiscal quarter in which the Issue Date occurs to the end of the Issuers’ most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, taken as a single accounting period,

          (B) Capital Stock Sale Proceeds,

          (C) the sum of (A) the aggregate net cash proceeds received by any Issuer or any of its Restricted Subsidiaries from the issuance or sale after the Issue Date of convertible or exchangeable Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Issuers and (B) the aggregate amount by which Indebtedness of the Issuers or any of their Restricted Subsidiaries is reduced on the Issuers’ consolidated combined balance sheet on or after the Issue Date upon the conversion or exchange of any Indebtedness issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuers (excluding, in the case of clause (A) or (B), (x) any such Indebtedness issued or sold to the Issuers or a Subsidiary of the Issuers or an employee stock ownership plan or trust established by the Issuers or any such Subsidiary for the benefit of their employees and (y) the aggregate amount of any cash or other Property distributed by the Issuers or any of their Restricted Subsidiaries upon any such conversion or exchange), and

          (D) an amount equal to the sum of (A) the net reduction in, or any return on, Investments (other than Permitted Investments) resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to any Issuer or any Restricted Subsidiary in respect of such Investment, or from the reclassification of any Unrestricted Subsidiary as a Restricted Subsidiary, or from the disposition of capital stock of an Unrestricted Subsidiary for cash or Property (valued at the Fair Market Value thereof) received by any Issuer or any Restricted Subsidiary, and (B) the portion (proportionate to any Issuer’s equity interest in an Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by any Issuer or any Restricted Subsidiary in such Person.

     (b) The provisions of the foregoing paragraph (a) will not prohibit any of the following (each, a “Permitted Payment”):

     (1) the payment of dividends on Capital Stock of the Company or the Issuers within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (2) the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of Capital Stock of an Issuer or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of an Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of an Issuer or an employee stock ownership plan or trust established by an Issuer or any such Subsidiary for the benefit of their employees); provided, however, that (A) such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (B) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (a)(3) above;

     (3) the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

     (4) the repurchase of shares of, or of options to purchase shares of, common stock of an Issuer or any of its Affiliates or Subsidiaries from current or former officers, directors, employees or consultants of an Issuer or any of its Subsidiaries (or permitted transferees of such current or former officers, directors, employees or consultants), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that (A) the aggregate amount of such repurchases shall not exceed $5.0 million in any fiscal year, (B) such repurchases shall be included in the calculation of the amount of Restricted Payments and (C) at the time of any such repurchase, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

     (5) so long as no Default or Event of Default shall have occurred and be continuing, the payment of the fees and expenses of the Equity Investors as contemplated by the Professional Service Fee Agreements up to $5.0 million in aggregate in each fiscal year; provided, however, that any such amounts paid in excess of $3.0 million per fiscal year shall be included in the calculation of the amount of Restricted Payments;

     (6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of an Issuer Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent that the amount of all Repayment obligations with respect thereto is included in the calculation of the consolidated combined Indebtedness of the Issuers for the purposes of the Leverage Ratio, provided, however, that such amounts are excluded in the calculation of the amount of Restricted Payments;

     (7) the payment of dividends, other distributions or other amounts by an Issuer to the Company, to pay fees and expenses required to maintain its existence as a limited liability company, including as contemplated by the LLC Agreement (including franchise taxes and federal, state, local and foreign income taxes), customary salary, bonus and other benefits payable to its officers and employees, expenses of members of the Board of Directors and other general corporate administrative and overhead expenses, in the aggregate not to exceed $1.0 million in any fiscal year, of which $500,000 may be carried over to the succeeding fiscal year to the extent not used in the preceding fiscal year; provided, however, that upon the consummation of a Public Equity Offering, such amounts shall be $2.0 million and $1.0 million, respectively; provided, further, however, that such Permitted Payments shall be included in the calculation of the amount of Restricted Payments;

     (8) so long as no Default or Event of Default shall have occurred and be continuing or shall be in existence immediately thereafter, making loans to members of management of the Issuers pursuant to written agreements with such members in an aggregate principal amount not to exceed $2.0 million in the aggregate at any one time outstanding, provided, however, that any such loans shall be included in the calculation of Restricted Payments;

     (9) repurchases of Capital Stock deemed to occur upon (A) the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and (B) any purchase or acquisition from, or withholding on issuances to, any employee of an Issuer’s Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of the Issuer’s Capital Stock, provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

     (10) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of an Issuer at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payment, purchase, redemption, defeasance or other acquisition or retirement shall be included in the calculation of the amount of Restricted Payments;

     (11) the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon the exercise or conversion of securities exercisable or convertible into Capital Stock of an Issuer, provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

     (12) payments or distributions, in the nature of satisfaction of dissenters’ or appraisal rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions hereof applicable to mergers, consolidations and transfers of all or substantially all of the Property and assets of the Company or an Issuer, provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

     (13) following the first Public Equity Offering that results in a Public Market, pay dividends on the Capital Stock of the Issuers of up to 6.0% per year of the cash proceeds contributed to the Issuers (net of underwriters’ fees, discounts or commissions paid by the Issuers) of such first Public Equity Offering; provided, however, that (1) such dividends shall be (x) paid pro rata to the holders of all classes of the applicable class of Capital Stock of the ultimate parent entity of the Issuers and (y) included in the calculation of the amount of Restricted Payments and (2) at the time of payment of any such dividend, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

     (14) the declaration and payment of dividends by an Issuer to the Company; provided that an equal amount of cash equity is concurrently contributed by the Company to the other Issuer; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; and

     (15) other Permitted Payments in an amount which does not exceed $10.0 million; provided, however, that such Permitted Payments shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of its Restricted Subsidiaries to

     (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed to such Issuer or any of its other Restricted Subsidiaries,

     (b) make any loans or advances to such Issuer or any of its other Restricted Subsidiaries or

     (c) transfer any of its Property to such Issuer or any of its other Restricted Subsidiaries.

     The foregoing limitations will not apply

     (1) with respect to clauses (a), (b) and (c), to restrictions

     (A) arising under agreements of such Issuer and any of its Restricted Subsidiaries (as of the Issue Date) that were in effect on the Issue Date, including with respect to the Exchange Notes,

     (B) arising under Credit Facilities; provided such restrictions are no more restrictive than those contained in the Credit Agreement as in effect on the Issue Date,

     (C) relating to Indebtedness of such Issuer’s Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by such Issuer or another of its Restricted Subsidiaries,

     (D) that result from the Refinancing of Indebtedness, provided such restriction is no more restrictive than those under the agreement evidencing the Indebtedness so Refinanced,

     (E) required by any governmental body or regulatory authority having jurisdiction over such Issuer or any of its Restricted Subsidiaries or any of their businesses or any rule, regulation, order or applicable law,

     (F) with respect to the disposition or distribution of assets or Property in joint venture and other similar agreements entered into in the ordinary course of business, or

     (G) on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

     (2) with respect to clause (c) only, to restrictions

     (A) relating to Indebtedness that is permitted to be Incurred and/or secured without also securing the notes pursuant to the covenants described under “ — Limitation on Indebtedness and Issuance of Preferred Stock” and/or “ — Limitation on Liens”, as applicable, that limit the right of the debtor to dispose of the Property securing such Indebtedness,

     (B) encumbering Property at the time such Property was acquired by such Issuer or any of its Restricted Subsidiaries, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

     (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

     (D) customary restrictions contained in asset sale or stock purchase agreements limiting the transfer of such Property, or payments, dividends or other distributions by any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary and Property of any such Restricted Subsidiary subject to a pending sale) pending the closing of such sale.

     Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. An Issuer shall not (a) sell, transfer, convey or otherwise dispose of any shares of Capital Stock of any of its Restricted Subsidiaries or

     (b) permit any of its Restricted Subsidiaries to, directly or indirectly, issue, sell, transfer, convey or otherwise dispose of any shares of its Capital Stock, other than

     (1) directors’ qualifying shares,

     (2) to such Issuer or a Wholly Owned Subsidiary of such Issuer, or

     (3) if, immediately after giving effect to such disposition, (A) such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and (B) any Investment in such Person remaining after giving effect thereto is treated as a new Investment by an Issuer and such Investment would be permitted to be made under the covenant described under “ — Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition; provided, however, that, in the case of this clause (3), such issuance, sale or disposition is effected in compliance with the covenant described under “ — Limitation on Asset Sales”.

     For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of an Issuer or any of the Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

     Limitation on Asset Sales. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless

     (a) such Issuer or its Restricted Subsidiaries receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

     (b) at least 75.0% of the consideration paid to such Issuer or its Restricted Subsidiaries in connection with such Asset Sale is in the form of cash or cash equivalents; and

     (c) such Issuer delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

     For purposes of this covenant, each of the following will be deemed to be cash or cash equivalents:

     (a) any liabilities, as shown on an Issuer’s most recent consolidated balance sheet, (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuers and the Restricted Subsidiaries from further liability;

     (b) any securities, notes or other obligations received by an Issuer or any Restricted Subsidiary from the transferee that are converted by such Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 180 days after receipt;

     (c) any Designated Non-cash Consideration received by an Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $10.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

     The Net Available Cash (or any portion thereof) from Asset Sales may be applied by such Issuer or its Restricted Subsidiaries, to the extent that such Issuer or its Restricted Subsidiaries elects (or is required by the terms of any Indebtedness):

     (a) to Repay Senior Indebtedness of an Issuer or a Restricted Subsidiary (excluding any Indebtedness owed to an Affiliate of such Issuer);

     (b) subject to the covenant described under “ — Limitation on Restricted Payments”, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by an Issuer or another of its Restricted Subsidiaries); or

     (c) any combination of the foregoing clauses (a) and (b).

Pending such application, and subject in all respects to the procedures set forth below, an Issuer may, to the extent such use would not constitute a Repayment, use such Net Available Cash to temporarily reduce Indebtedness or may make an Investment in U.S. Government Obligations.

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or that is not (to the extent not used to temporarily reduce Indebtedness) segregated from the general funds of such Issuer for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable. When the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), the Issuers will concurrently be required to make an offer to purchase (the “Prepayment Offer”) the notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the Indenture, such Issuer or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero. The term “Allocable Excess Proceeds” will mean the product of (a) the Excess Proceeds and (b) a fraction, the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Indebtedness of the Issuers outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Issuers to concurrently make an offer to purchase such Indebtedness at substantially the same time as the Prepayment Offer.

     Within five Business Days after the Issuers are concurrently obligated to make a Prepayment Offer as described in the preceding paragraph, the Issuers shall send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding the Issuers and their Subsidiaries as the Issuers in good faith believe will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

     The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Limitation on Transactions with Affiliates. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of either Issuer (an “Affiliate Transaction”), unless

     (a) the terms of such Affiliate Transaction are

     (1) set forth in writing,

     (2) in the best interest of such Issuer or its Restricted Subsidiaries, as the case may be, and

     (3) no less favorable to such Issuer or its Restricted Subsidiaries, as the case may be, taken as a whole, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of such Issuer,

     (b) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, either (x) such Issuer’s Board of Directors (including a majority of the disinterested members of such Issuer’s Board of Directors) approves such Affiliate Transaction, and in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a board resolution promptly delivered to the Trustee or (y) such Issuer complies with clause (c) of this paragraph (without regard to the dollar threshold contained therein), and

     (c) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, such Issuer obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to such Issuer or its Restricted Subsidiary, as the case may be.

     Notwithstanding the foregoing limitation, an Issuer or its Restricted Subsidiaries may enter into or suffer to exist the following:

     (a) any transaction or series of transactions exclusively between or among, as the case may be,

     (w) the Issuers,

     (x) an Issuer and one or more Restricted Subsidiaries,

     (y) two or more Restricted Subsidiaries, or

     (z) the Issuers and one or more Restricted Subsidiaries of either Issuer;

     (b) any Restricted Payment permitted to be made pursuant to the covenant described under “ — Limitation on Restricted Payments”, including, but not limited to, Permitted Payments and Permitted Investments;

     (c) the payment of compensation (including amounts paid pursuant to employee benefit plans) or the entering into, and performance of, any indemnification agreement, for the personal services of officers, directors and employees of an Issuer or any of its Restricted Subsidiaries, so long as such payments are pursuant to a policy (1) established by its Board of Directors in good faith and (2) evidenced by a resolution of its Board of Directors that establishes standards to ensure that the terms and amount of such compensation are fair consideration for the services to be performed;

     (d) loans and advances to employees made in the ordinary course of business of an Issuer or its Restricted Subsidiaries, as the case may be, provided that such loans and advances do not exceed $2.0 million in the aggregate at any one time outstanding;

     (e) any sale or other issuance of Capital Stock (other than Disqualified Stock) of an Issuer;

     (f) in the case of joint ventures in which an Issuer or any Restricted Subsidiary has an interest, so long as the other parties to the joint venture which are not Affiliates of the Issuer own at least 50% of the equity of such joint venture, transactions between such joint venture and the Issuer or any Restricted Subsidiary; provided, that the Board of Directors of such Issuer or Restricted Subsidiary approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (a)(2) and (3) of the first paragraph of this covenant;

     (g) any transactions between Homebase and any of its Subsidiaries or Affiliates and any existing or future portfolio company of any of the Equity Investors in the Telecommunications Business in the ordinary course of business (including, without limitation, the payment of access fee charges); provided, that the Board of Directors of such Issuer or Restricted Subsidiary approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (a)(2) and (3) of the first paragraph of this covenant; or

     (h) any transactions, to the extent not addressed by other clauses of this paragraph or the definition of Permitted Payments, as in effect on the Issue Date and contemplated by this prospectus and reasonable modifications or extensions of such transactions consistent with past practice and not less favorable to the Issuers from a financial point of view.

     Limitation on Sale and Leaseback Transactions. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property unless

     (a) such Issuer or its Restricted Subsidiaries would be entitled to (1) Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “ — Limitation on Indebtedness and Issuance of Preferred Stock” and (2) create a Lien on such Property securing such Attributable Indebtedness without also securing the notes pursuant to the covenant described under “Limitation on Liens” and

     (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “ — Limitation on Asset Sales”.

     Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of an Issuer may designate any Subsidiary of such Issuer to be an Unrestricted Subsidiary if

     (a) the Subsidiary to be so designated does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, such Issuer or any of its Restricted Subsidiaries,

     (b) the Subsidiary to be so designated is not obligated under any Indebtedness, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of such Issuer or of any of its Restricted Subsidiary and

     (c) either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) such designation is effective immediately upon such entity becoming a Subsidiary of such Issuer.

     Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of such Issuer will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary of such Issuer and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary of an Issuer may be redesignated as an Unrestricted Subsidiary of such Issuer.

     The Board of Directors may designate any of such Issuer’s Unrestricted Subsidiaries to be a Restricted Subsidiary of such Issuer if, immediately after giving pro forma effect to such designation, (x) the Issuers could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of the covenant described under “ — Limitation on Indebtedness and Issuance of Preferred Stock” and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     Any such designation or redesignation by the Board of Directors of an Issuer will be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation or redesignation and an Officers’ Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Issuers in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Issuers’ fiscal year, within 90 days after the end of such fiscal year).

     Limitation on Company’s Business. An Issuer shall not, and shall not permit any or its Restricted Subsidiaries, to, directly or indirectly, engage in any business other than the Telecommunications Business.

     Limitation on Activities of the Company. The Company shall not conduct or engage in any business or hold or acquire any assets other than

     (a) the ownership of all of the Capital Stock of the Issuers and any activities directly related to such ownership,

     (b) the performance of its obligations under and in connection with its Note Guarantee and the Credit Agreement and the performance of similar obligations with respect to any Credit Facility or other items of indebtedness of future direct subsidiaries of the Company other than the Issuers,

     (c) the undertaking of any actions required by law, regulation or order, including to maintain its existence,

     (d) the ownership of the Capital Stock of other Persons that are corporations or limited liability companies or other Persons consisting of limited partnership interests in limited partnerships;

provided, however, that if there is a reorganization or other transaction (any such reorganization or other transaction, an “Intermediate Holdco Reorganization”) the effect of which is to create a new immediate parent of the Issuers other than Homebase (an “Intermediate Holdco”) and such Intermediate Holdco assumes the obligations of Homebase under the Indenture, the notes, any Additional Notes and the Exchange Notes and any related guarantees in form and substance reasonably satisfactory to the Trustee, then for all purposes, the “Company” shall refer to such Intermediate Holdco and Homebase shall not be subject to this or other covenants of the Indenture.

     Limitation on Liens. An Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless (a) if such Lien secures Senior Indebtedness, the notes are secured on an equal and ratable basis with such Indebtedness and (b) if such Lien secures any other Indebtedness, such Lien shall be subordinated to a Lien securing the notes in the same Property as that securing such other Indebtedness (and if such Lien secures a Subordinated Obligation, such Lien shall be subordinated to a Lien securing the notes to at least the same extent as such Subordinated Obligation is subordinated to the notes).

     Any Lien created for the benefit of the Holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien giving rise to the requirement under this covenant to equally and ratably secure the notes under either clause (a) or (b) above.

     SEC Reports. At all times from and after the date of the commencement of an exchange offer or the effectiveness of a shelf registration statement relating to the notes (the “Registration”), notwithstanding that the Issuers may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuers will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as notes are outstanding, the annual reports, quarterly reports and other documents which the Issuers would have been required to file with the SEC pursuant to the reporting requirements of such Section 13(a) or 15(d) if the Issuers were so subject, such documents to be filed with the SEC on or prior to the respective dates by which the Issuers would have been required so to file such documents if the Issuers were so subject, including:

     (a) an annual report on Form 10-K (or any successor form) containing the information required to be contained therein for such fiscal year,

     (b) quarterly reports on Form 10-Q containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flows) and Management’s Discussion and Analysis of Financial Condition and Results of Operations for and as of the end of such quarters (with comparable financial statements for such quarter of the immediately preceding fiscal year); and

     (c) all current reports that would be required to be filed with the SEC on Form 8-K.

Each report filed by an Issuer pursuant to clause (a) or (b) above shall contain, or shall be accompanied by a current report on Form 8-K containing, the most recent audited financial statements (in the case of clause (a)) or unaudited financial statements (in the case of clause (b)) of the Issuers on a combined consolidated basis for the period covered by such Form 10-K or Form 10-Q, as the case may be.

     The Issuers will also, within 15 days after the date on which the Issuers file such reports, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee copies of any such information, documents and reports (without exhibits) (or, in lieu of one or more of the quarterly reports for fiscal 2004, a registration statement filed with the SEC under the Securities Act or any amendment thereto, provided such registration statement or amendment contains the information that would have been included in each such report). The Issuers will be deemed to have satisfied such requirements if the Company files and provides reports, documents and information of the types otherwise so required to be filed by the Company, or of the types required to be filed by a U.S. issuer with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, in each case within the applicable time periods, and the Issuers are not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by the Company. The Issuers also will comply with the other provisions of TIA § 314(a).

     At all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, the Issuers shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

     Notwithstanding the above, any parent of the Issuers may comply with this covenant, in lieu of the Issuers’ obligation to do so, if such parent entity is permitted under GAAP, Regulation S-X and the Exchange Act to provide consolidated financial statements of itself and its subsidiaries (including the Issuers) in filings made under the Exchange Act on behalf of the Issuers in lieu of consolidated financial statements of the Issuers themselves, in which event, the Issuers shall be relieved of the obligation to comply with this covenant, except as otherwise required by GAAP, Regulation S-X or the Exchange Act.

Merger, Consolidation and Sale of Property

     The Company shall not, and will not permit either Issuer to, merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary, an Issuer or any Note Guarantor, into an Issuer or any Note Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

     (a) the resulting, surviving or transferee Person (the “Surviving Person”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

     (b) the Surviving Person (if other than the Company, an Issuer or a Note Guarantor) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company, such Issuer or Note Guarantor;

     (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, any Issuer or Note Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

     (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Indebtedness that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

     (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Issuers or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “ — Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”; and

     (f) the Issuers shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

     The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, the Issuers or the Note Guarantors, as the case may be, under the Indenture, but the predecessor company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture and the notes (except the predecessor company shall be so released in the case of the sale, transfer, assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

     Notwithstanding the foregoing, in no event shall the Company be permitted to sell, transfer or assign, convey or otherwise dispose of the Capital Stock of either Issuer except in connection with an Intermediate Holdco Reorganization as contemplated in the definition of the “Company”.

Events of Default

     Events of Default in respect of the notes as set forth in the Indenture include:

     (a) failure by the Issuers to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

     (b) failure by the Issuers to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

     (c) failure by the Issuers to comply with the covenant described under “ — Repurchase at the Option of Holders Upon a Change of Control” or “ — Merger, Consolidation and Sale of Property”;

     (d) failure by the Issuers to comply with any other covenant or agreement in the notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 60 days after written notice is given to the Issuers as provided below;

     (e) a default under any Indebtedness by the Company, an Issuer or any of its Restricted Subsidiaries that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an aggregate amount greater than $10.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

     (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (or its foreign currency equivalent at the time) shall be rendered against the Company, an Issuer or any of its Restricted Subsidiaries and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

     (g) any Note Guarantee by the Company or an Issuer fails to be in full force or effect; and

     (h) certain events involving bankruptcy, insolvency or reorganization of the Company, any Issuer or an Significant Subsidiary (the “bankruptcy provisions”).

     A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25.0% in aggregate principal amount of the notes then outstanding notify the Issuers of the Default and the Issuers do not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

     The Issuers shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Issuers are taking or propose to take with respect thereto.

     The Indenture provides that if an Event of Default with respect to the notes (other than an Event of Default resulting from the bankruptcy provisions) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25.0% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from the bankruptcy provisions with respect to the Company or an Issuer shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

     No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless

     (a) such holder has previously given to the Trustee written notice of a continuing Event of Default,

     (b) the registered holders of at least 25.0% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and

     (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

     Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no amendment may, among other things,

     (a) reduce the amount of notes whose holders must consent to an amendment or waiver,

     (b) reduce the rate of or extend the time for payment of interest on any note,

     (c) reduce the principal of or extend the Stated Maturity of any note,

     (d) make any note payable in money other than that stated in the note,

     (e) impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

     (f) release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of such security interest,

     (g) reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under “ — Optional Redemption”,

     (h) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer,

     (i) at any time after the Issuers are obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto or

     (j) make any change with respect to the ranking of the notes or any Note Guarantee relative to any other Indebtedness or other obligations of the Issuers or any Note Guarantor, as the case may be.

     Without the consent of any holder of the notes, the Company, the Issuers and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company or the Issuers under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuers for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuers, to make any change that does not materially adversely affect the rights of any holder of the notes, to provide for or confirm the issuance of additional notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuers are required to mail to each registered holder of the notes at such holder’s address appearing in the Notes Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

     The Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when

     (a) either (1) all outstanding notes (other than lost, destroyed or stolen notes which have been replaced) have been delivered to the Trustee for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and the Issuers have irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to the maturity date or redemption date, as the case may be;

     (b) the Issuers have paid all other sums payable under the Indenture; and

     (c) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

     The Issuers at any time may, concurrently and only concurrently, severally terminate all the respective obligations of the Company and the Issuers under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuers at any time may concurrently (and not separately) terminate the respective obligations of the Issuers under the covenants described under “ — Repurchase at the Option of Holders Upon a

Change of Control” and “ — Certain Covenants”, the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions, described under “ — Events of Default” above and the limitation contained in clauses (e) under the first paragraph of “ — Merger, Consolidation and Sale of Property” above (“covenant defeasance”). The Issuers may concurrently (and not separately) exercise their legal defeasance option notwithstanding their prior exercise of the covenant defeasance option. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all its obligations with respect to its Note Guarantee.

     If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (d) (with respect to the covenants described under “ — Certain Covenants”), (e), (f) or (h) (with respect only to Restricted Subsidiaries in the case of clauses (f) and (h)) under “ — Events of Default” above or because of the failure of the Company or the Issuers to comply with clauses (e) and (f) under the first paragraph of “ — Merger, Consolidation and Sale of Property” above.

     The legal defeasance option or the covenant defeasance option may be exercised only if:

     (a) the Issuers irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the notes to maturity or redemption, as the case may be;

     (b) the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be;

     (c) 91 days pass after the deposit is made and during the 91-day period no Default described in clause (g) under “ — Events of Default” occurs with respect to the Company or any Issuer which is continuing at the end of the period;

     (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

     (e) such deposit does not constitute a default under any other agreement or instrument binding on the Issuers;

     (f) the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

     (g) in the case of the legal defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from the Internal Revenue Service a ruling, or (2) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

     (h) in the case of the covenant defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

     (i) the Issuers deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, the Issuers, or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Issuer under the Indenture, the notes or any Note Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each noteholder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Concerning the Trustee

     The Trustee under the Indenture will be appointed by the Issuers as Registrar and Paying Agent with regard to the notes.

     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

     The Indenture and the TIA will impose certain limitations on the rights of the Trustee, should it become a creditor of the Company or an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Governing Law

     The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

     “Acquired Indebtedness” means Indebtedness of any Person that is assumed by an Issuer or any of its Restricted Subsidiaries in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by, merged into or consolidated with such Issuer or any of its Restricted Subsidiaries or merged or consolidated with or into such Issuer or any of its Restricted Subsidiaries (other than Indebtedness Incurred to finance, or otherwise in connection with, such acquisition).

     “Acquisition” means the acquisition by the Company, through its indirect Wholly Owned Subsidiary Texas Acquisition, of TXUCV from Pinnacle One for a purchase price of $527 million, subject to a working capital and a net debt adjustment pursuant to the terms and conditions set forth in the Stock Purchase Agreement.

     “Additional Assets” means (a) any Property (other than cash, cash equivalents and securities) to be owned by an Issuer or any of its Restricted Subsidiaries and used in a Telecommunications Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by an Issuer or another of its Restricted Subsidiaries from any Person other than an Affiliate of such Issuer; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Telecommunications Business. For the avoidance of doubt, the making of capital expenditures in a Telecommunications Asset or Telecommunications Business by an Issuer or any of its Restricted Subsidiaries will constitute the purchase of, or investment or reinvestment in, Additional Assets.

     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenant described under “ — Certain Covenants — Limitation on Transactions with Affiliates”, “ — Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by an Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

     (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares) or

     (b) any other assets of an Issuer or any of its Restricted Subsidiaries outside of the ordinary course of business of such Issuer or its Restricted Subsidiaries

     (other than, in the case of clauses (a) and (b) above,

     (1) any disposition by a Restricted Subsidiary to an Issuer or by an Issuer or any Restricted Subsidiary to a Restricted Subsidiary,

     (2) for purposes of the covenant described under “ — Limitation on Asset Sales” only, (x) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “ — Limitation on Restricted Payments” and (y) contemporaneous exchanges by an Issuer or any Restricted Subsidiary of Telecommunications Assets for other Telecommunications Assets in the ordinary course of business; provided that the applicable Telecommunications Assets received by such Issuer or its Restricted Subsidiaries have at least substantially equal Fair Market Value to such Issuer or its Restricted Subsidiaries (as evidenced by a board resolution of the Board of Directors of such Issuer),

     (3) any disposition effected in compliance with the first paragraph of the covenant described under “ — Merger, Consolidation and Sale of Property”,

     (4) any disposition of Property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of an Issuer or any Restricted Subsidiary, as the case may be,

     (5) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business,

     (6) a disposition of cash or Temporary Cash Investments,

     (7) any sale or disposition deemed to occur in connection with creating, granting or exercising remedies in respect of any Permitted Liens or Liens permitted pursuant to the “ — Limitation on Liens” covenant, and

     (8) a transaction or series of related transactions for which the Company or its Related Subsidiaries receive aggregate consideration of less than $1.0 million).

     “Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capital Lease Obligation” and (b) in all other instances, the greater of (1) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction and (2) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     “Average Life” means, as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

     “Board of Directors” of a Person means the board of directors or other governing body of the Ultimate Parent Person (as defined in the definition of “Change of Control”) of such Person or any committee thereof duly authorized to act on behalf of such board or governing body.

     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City or Mattoon, Illinois.

     “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “ — Certain Covenants — Limitation on Liens”, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

     “Capital Stock Sale Proceeds” means the aggregate cash proceeds or Fair Market Value of Property or assets received by an Issuer from the issuance or sale (other than to a Subsidiary of such Issuer or an employee stock ownership plan or trust established by such Issuer or any such Subsidiary of such Issuer for the benefit of their employees) by such Issuer of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     “CCI Illinois” means Consolidated Communications Illinois Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

     “CCI Texas” means Consolidated Communications Texas Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

     “Change of Control” means the occurrence of any of the following events:

     (a) prior to the first Public Equity Offering that results in a Public Market, the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified Person held directly or indirectly by a Person so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such Person); or

     (b) on or after the first Public Equity Offering that results in a Public Market, (i) if any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35.0% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or group (for purposes of this clause (b) (i) a Person or group (a “Parent Group”) shall be deemed to beneficially own any Voting Stock of a specified Person (a “Subsidiary Person”) held by an intermediate Person (an “Intermediate Person”) so long as such Parent Group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such Intermediate Person) and (ii) a Parent Group shall be deemed to own the percentage of Voting Stock of a Subsidiary Person that it owns of an Intermediate Person so long as such Intermediate Person beneficially owns all of the Voting Stock of such Subsidiary Person; or

     (c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or direct or indirect parent of the Company or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than with a direct or indirect parent or subsidiary of the Company or one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (1) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving Person and (2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving Person immediately after such transaction; or

     (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment or whose nomination for election (1) was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (2) was pursuant to one or more agreements among members in effect on the Issue Date) cease for any reason to constitute a majority of the Board of Directors then in office; or

     (e) the members of the Company shall have approved any plan of liquidation or dissolution of the Company.

     For the avoidance of doubt, by way of example, with respect to clause (b) above, if the Company is a wholly owned subsidiary of an Intermediate Person and such Intermediate Person is a wholly owned subsidiary of an Intermediate Person (such top level Intermediate Person being an “Ultimate Parent Person”), beneficial ownership of such Ultimate Parent Person shall be deemed to be beneficial ownership of the Company.

     Notwithstanding the foregoing, a transaction effected to create a new holding company of the Issuers other than Homebase pursuant to an Intermediate Holdco Reorganization or otherwise will not be deemed to constitute a Change of Control if (1) pursuant to such transaction each Issuer becomes a Wholly Owned Subsidiary of such holding company and (2) the events or circumstances set forth in clause (a) or (b) above, as applicable, do not occur with respect to such new holding company (as if it were the “Company”) in connection with such reorganization.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

     “Company” means Homebase Acquisition, LLC, a Delaware limited liability company and any successor in interest thereto; provided, however, that if there is an Intermediate Holdco Reorganization, “Company” shall mean the immediate parent of the Issuers as contemplated by such Intermediate Holdco Reorganization.

     “Consolidated Interest Expense” means, for any period, the total interest expense of the Issuers and their Restricted Subsidiaries on a consolidated combined basis, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Issuers or their Restricted Subsidiaries, without duplication,

     (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to capital leases,

     (b) amortization of debt discount and debt issuance cost, including commitment fees,

     (c) capitalized interest,

     (d) non-cash interest expenses,

     (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

     (f) net costs associated with Hedging Obligations (including amortization of fees),

     (g) Disqualified Stock Dividends,

     (h) Preferred Stock Dividends,

     (i) interest Incurred in connection with Investments in discontinued operations,

     (j) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by an Issuer or any of its Restricted Subsidiaries and

     (k) the lesser of (1) cash contributions to any employee stock ownership plan or similar trust and (2) the interest or fees paid by such plan or trust to any Person (other than the Issuers) in connection with Indebtedness Incurred by such plan or trust.

     “Consolidated Net Income” means, for any period, the net income (loss) of the Issuers and their Subsidiaries on a consolidated combined basis; provided, however, that there shall not be included in such Consolidated Net Income

     (a) any net income (loss) of any Person (other than the Issuers) if such Person is not a Restricted Subsidiary of an Issuer, except that (1) subject to the exclusion contained in clause (c) below, there shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Issuers or their Restricted Subsidiaries as a dividend or other distribution, whether or not reflected on the Issuers’ consolidated combined income statement and (2) the Issuers’ equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

     (b) any net income (but not loss) of any Restricted Subsidiary of an Issuer, if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to such Issuer, except that, subject to the exclusion contained in clause (c) below, such Issuer’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to such Issuer or another of such Issuer’s Restricted Subsidiaries as a dividend or other distribution, plus the amount of income accrued during such period in excess of such distributed cash to the extent such excess income could be distributed on the date of determination (subject, in the case of a dividend or other distribution to another Restricted Subsidiary of such Issuer, to the limitation contained in this clause),

     (c) any gain (but not loss) realized upon the sale or other disposition of any Property of the Issuers or any of their Subsidiaries on a consolidated combined basis (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

     (d) any net, after tax extraordinary gain or loss,

     (e) the cumulative effect of a change in accounting principles and

     (f) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of an Issuer or any of its Restricted Subsidiaries,

in each case, for such period.

     “Credit Agreement” means that certain credit agreement, dated as of April 14, 2004, among Homebase, CCI Texas, CCI Illinois, Consolidated Communications, Inc., Consolidated Communications Acquisition Texas Inc., the lenders referred to therein, Citicorp North America, Inc., as administrative agent, Credit Suisse First Boston LLC, as syndication agent, Credit Suisse First Boston LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, and Deutsche Bank Trust Company Americas, as documentation agent.

     “Credit Facilities” means one or more of (1) the Credit Agreement and (2) other facilities or arrangements, in each case with one or more banks or other institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any promissory notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks or other institutions or other banks or other institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement

     (a) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby,

     (b) adding Subsidiaries as additional borrowers or guarantors thereunder,

     (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or

     (d) otherwise altering the terms and conditions thereof.

     “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     “Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

     “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by an Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

     “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the date that is 91 days after the Stated Maturity of the notes, provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock in cash upon the occurrence of an “Asset Sale” or “Change of Control” (or similar terms having the same meaning) occurring prior to the date that is 91 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if:

     (x) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “ — Certain Covenants — Limitation on Asset Sales” and “ — Certain Covenants — Change of Control”; and

     (y) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto;

provided, further, however, that any Capital Stock of an Issuer that would otherwise constitute Disqualified Stock shall not be deemed to constitute Disqualified Stock if the holders thereof cannot require that it be paid or redeemed in cash upon its Stated Maturity or upon the happening of any event if the issuer thereof has the option to satisfy its obligations thereunder in additional shares of Capital Stock (provided that such additional shares of Capital Stock would not otherwise constitute Disqualified Stock).

     “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of an Issuer held by Persons other than a Wholly Owned Subsidiary of such Issuer. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Issuer.

     “EBITDA” means, for any period, an amount equal to, for the Issuers and their Restricted Subsidiaries on a consolidated combined basis, (a) the sum of Consolidated Net Income for such period, plus the following to the extent deducted in computing Consolidated Net Income for such period:

     (1) the provision for taxes based on income or profits or utilized in computing net loss,

     (2) Consolidated Interest Expense,

     (3) depreciation expense,

     (4) amortization expense,

     (5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period),

     (6) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Company or any of its Equity Investors (or any accruals relating to such fees and related expenses) during such period, provided that such amount shall not exceed $5.0 million in any fiscal year, and

     (7) (a) any unusual or nonrecurring charges, fees or expenses, including those relating to the Transactions (including for severance payments, retention bonuses, transaction fees and expenses and other unusual or nonrecurring charges, fees or expenses relating to the Transactions) to the extent incurred on or prior to the Issue Date and (b) other charges relating to the integration of the businesses and operations of the Issuers and their Subsidiaries after the Issue Date up to, in the case of clause (b) of this paragraph (7), an aggregate of $15.0 million for fiscal years 2004 and 2005, minus (b) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of an Issuer shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary of an Issuer was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to such Issuer by such Restricted Subsidiary without prior approval of any governmental body or regulatory authority (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

     For the avoidance of doubt the adjustments to pro forma EBITDA set forth in this prospectus under “Summary” shall be deemed to fall within this definition of EBITDA.

     “Equity Investors” means (1) Central Illinois Telephone, LLC and its current or future Affiliates, (2) Providence Equity Partners IV, L.P. as its current or future Affiliates and (3) Spectrum Equity Investors IV, L.P. and its current or future Affiliates.

     “Equity Sale” means (1) a Public Equity Offering following which a Public Market exists or (2) a Strategic Equity Investment.

     “Event of Default” has the meaning set forth under “ — Events of Default”.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the applicable Issuer or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors of the applicable Issuer and evidenced by a board resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

     “GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth

     (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (b) in the statements and pronouncements of the Financial Accounting Standards Board,

     (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and

     (d) in the rules and regulations of the SEC or the Public Company Accounting Oversight Board governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include (1) endorsements for collection or deposit in the ordinary course of business or (2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (c) of the definition of Permitted Investments. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

     “Pledge and Guarantee Agreement” means that certain pledge and guarantee agreement, dated as of April 14, 2004, among the company, Citicorp North America, Inc., as collateral agent for the first priority secured parties and Wells Fargo Bank, National Association, as collateral agent for the second priority secured parties.

     “Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

     “Holder” or “Noteholder” means the Person in whose name a note is registered in the Register.

     “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that solely for purposes of determining compliance with “ — Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”, amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the accreted value of such Indebtedness.

     “Indebtedness” means, with respect to any Person on any date of determination (without duplication),

     (a) the principal of and premium (if any) in respect of (1) debt of such Person for money borrowed and (2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     (b) all Capital Lease Obligations of such Person and all Attributable Indebtedness in respect of Sale and Leaseback Transactions entered into by such Person;

     (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends but only to the extent that any such dividends are mandatorily payable pursuant to the certificate of designations, or other applicable instrument, pursuant to which such Preferred Stock was issued);

     (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

     (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Indebtedness represented by a Hedging Obligation shall be equal to (1) zero if such Hedging Obligation has been Incurred pursuant to clause (h) of the second paragraph of the covenant described under “ — Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock” or (2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause. Notwithstanding the foregoing, “Indebtedness” shall not include (1) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (2) deferred taxes.

     “Independent Appraiser” means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company or either Issuer.

     “Initial Purchasers” means Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

     “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

     “Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person but shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on, an Issuer’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For purposes of the covenants described under “ — Certain Covenants — Limitation on Restricted Payments” and “ — Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to an Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of an Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     “Issue Date” means the first date on which notes are issued.

     “Leverage Ratio” means the ratio of (a) the outstanding Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated combined basis to (b) the Pro Forma EBITDA for the last four full fiscal quarters preceding the date on which such calculation is made.

     “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of January 15, 2004 among Homebase and the members listed on Schedule A thereto, as the same may be amended from time to time.

     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

     “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of

     (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

     (b) all payments made on any Indebtedness that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

     (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

     (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, and

     (e) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to an Issuer or any Restricted Subsidiary.

     “Note Guarantee” means any of (x) the Guarantee of the notes by the Company to be entered into on the Issue Date as described under “ — Note Guarantees” and (y) the Guarantee of the Guaranteed CCI Illinois Obligations by CCI Texas, the Guarantee of the Guaranteed CCI Texas Obligations by CCI Illinois, to be entered into on the Issue Date as described under “ — Note Guarantees”.

     “Note Guarantor” means each of the Company and the Issuers.

     “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Vice President of the Company.

     “Officers’ Certificate” means a certificate signed by two Officers of the applicable Issuer, at least one of whom shall be the principal executive officer or principal financial officer of such Issuer, and delivered to the Trustee.

     “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

     “Parent” means the direct and or indirect parent of the Company and Issuers, including by means of any reorganization, conversion, merger or other transaction and any successor in interest in interest thereto.

     “Permitted Holders” means any of the Equity Investors or any successor entity of the Equity Investors controlled by the current principals of the Equity Investors or any entity controlled by, or under common control with, the Equity Investors and their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least a majority of the total voting power of the Voting Stock of such Person.

     “Permitted Investment” means any Investment by the Issuers or their Restricted Subsidiaries in:

     (a) an Issuer or any Restricted Subsidiary of such Issuer, or any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

     (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, such Issuer or its Restricted Subsidiaries, provided that such Person’s primary business is a Telecommunications Business;

     (c) Temporary Cash Investments;

     (d) receivables owing to an Issuer or its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Issuer or its Restricted Subsidiary deems reasonable under the circumstances;

     (e) payroll, travel and similar advances to employees and other advances to customers and vendors, in each case, to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business of an Issuer or its Restricted Subsidiaries;

     (f) loans and advances to employees made in the ordinary course of business of an Issuer or its Restricted Subsidiaries, as the case may be, provided that such loans and advances do not exceed $2.0 million at any one time outstanding;

     (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to an Issuer or its Restricted Subsidiaries or in satisfaction of judgments;

     (h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “ — Certain Covenants — Limitation on Asset Sales”;

     (i) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of an Issuer or any of its Restricted Subsidiaries;

     (j) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

     (k) Investments in the notes, any Additional Notes or any Exchange Notes;

     (l) any Person where such Investment was acquired by the Company, an Issuer or any Restricted Subsidiary (1) in exchange for any other Investment or accounts receivable held by the Company, an Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Company, an Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

     (m) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company, an Issuer or any Restricted Subsidiary;

     (n) other Investments equal to the amount of net proceeds received by the Company or an Issuer (and of received by the Company, which proceeds are contributed to an Issuer or the Issuers) after the closing date from an Equity Sale or as a capital contribution, from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a direct or indirect Subsidiary of the Company, except to the extent such net proceeds are used to make Restricted Payments permitted pursuant to clause (a)(3)(B) of the “Limitation on Restricted Payments” covenant;

     (o) any Investment existing as of the Issue Date, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require an Issuer or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; and

     (p) other Investments made for Fair Market Value that do not exceed $10.0 million outstanding at any one time in the aggregate, when taken together with all other Investments made pursuant to this clause (p) since the Issue Date.

     “Permitted Liens” means:

     (a) Liens to secure Indebtedness permitted to be Incurred under clause (2) of the second paragraph of the covenant described under “ — Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock” and Hedging Obligations in respect of such Indebtedness owed to lenders under the Credit Facilities and their Affiliates (even if such lender ceases to be a party to the Credit Facilities);

     (b) Liens to secure Indebtedness permitted to be Incurred under clause (3) of the second paragraph of the covenant described under “ — Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”, provided that any such Lien may not extend to any Property of an Issuer or any of its Restricted Subsidiaries, other than the Property acquired, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such Property;

     (c) Liens for taxes, assessments or governmental charges or levies on the Property of an Issuer or any of its Restricted Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

     (d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of an Issuer or any of its Restricted Subsidiaries arising in the ordinary course of business and securing payment of obligations that are being contested in good faith and by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

     (e) Liens on the Property of an Issuer or any of its Restricted Subsidiaries Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties), in each case which are not Incurred in connection with the Incurrence of Indebtedness and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of such Issuer and its Restricted Subsidiaries taken as a whole;

     (f) Liens on Property at the time an Issuer or any of its Restricted Subsidiaries acquired such Property, including any acquisition by means of a merger or consolidation with or into such Issuer or any of its Restricted Subsidiaries; provided, however, that any such Lien may not extend to any other Property of such Issuer or any of its Restricted Subsidiaries; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by such Issuer or any of its Restricted Subsidiaries;

     (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary of an Issuer; provided, however, that any such Lien may not extend to any other Property of such Issuer or any of its other Restricted Subsidiaries that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

     (h) pledges or deposits by an Issuer or any of its Restricted Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Issuer or any of its Restricted Subsidiaries is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

     (i) minor survey exceptions, minor encumbrances, or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its Properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said Properties or materially impair their use in the operation of the business of such Person;

     (j) Liens in favor of an Issuer or any Restricted Subsidiary;

     (k) leases or subleases granted to, and any operating lease with, third persons in the ordinary course of business of an Issuer or any Restricted Subsidiary;

     (l) Liens securing reimbursement obligations with respect to letters of credit which encumber Property relating to such letters of credit and the products and proceeds thereof;

     (m) attachment or judgment Liens not giving rise to a Default or an Event of Default;

     (n) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to an indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of Property or assets of an Issuer or any Restricted Subsidiary on the Property to be disposed of, to the extent such dispositions are permitted hereunder;

     (o) Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

     (p) Liens on the Property of an Issuer or any of its Restricted Subsidiaries to secure any Refinancing, in whole or in part, of any Indebtedness secured by Liens referred to in clause (b), (f), (g) or (o) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the sum of (1) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause (b), (f), (g) or (o) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by an Issuer or such Restricted Subsidiary in connection with such Refinancing;

     (q) Liens securing Indebtedness in an aggregate principal amount not to exceed $50.0 million at any one time outstanding and permitted to be Incurred under paragraph (a) of the covenant described under “ — Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock” and Hedging Obligations in respect of such Indebtedness owed to lenders under a Credit Facility and their Affiliates (even if such lender ceases to be a party to such Credit Facility);

     (r) Liens granted to secure the notes pursuant to the covenant described under “ — Certain Covenant — Limitation on Liens”; and

     (s) Liens not otherwise permitted by clauses (a) through (r) above encumbering assets having an aggregate Fair Market Value not in excess of $5.0 million.

     “Permitted Refinancing Indebtedness” means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as

     (a) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

     (b) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

     (c) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced and

     (d) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being Refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of an Issuer or (y) Indebtedness of an Issuer or its Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary of such Issuer.

     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

     “Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries of an Issuer held by Persons other than such Issuer or a Wholly Owned Subsidiary of such Issuer. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

     “Professional Service Fee Agreements” means each of the Professional Service Fee Letter dated as of the Issue Date among Homebase, CCI, Richard Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc. and the Professional Service Fee Letter dated as of the Issue Date among Homebase, CCI, Richard Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc.

     “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, (1) a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors of the applicable Issuer after consultation with the independent certified public accountants of the Issuers, or (2) otherwise a calculation made in good faith by the Board of Directors of the applicable Issuer after consultation with the independent certified public accountants of the Issuers, as the case may be.

     “Pro Forma EBITDA” means, for any period, the EBITDA of the Issuers and their Restricted Subsidiaries on a consolidated combined basis, after giving effect to the following: if (a) since the beginning of such period, the Issuers or any of their Restricted Subsidiaries shall have made any Asset Sale, Investment (by merger or otherwise) in any Restricted Subsidiary of such Issuer (or any Person that becomes a Restricted Subsidiary of such Issuer) or an acquisition of Property, (b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition or (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of such Issuer or was merged with or into such Issuer or any Restricted Subsidiary of such Issuer since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, notwithstanding the definition of “pro forma”, EBITDA shall be calculated on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, “Cost Savings Measures”), which cost savings the Company reasonably believes in good faith would have been achieved during the period for which such calculation is being made as a result of acquisitions of Property, including the Acquisition, (regardless of whether such Cost Savings Measures could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC), provided that both (1) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officers’ Certificate delivered to the Trustee at the time of the consummation of an acquisition of Property and such Officers’ Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of such acquisition of Property to effect such Cost Savings Measures and (2) with respect to each acquisition of Property completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition of Property to effect the Cost Savings Measures identified in such Officers’ Certificate (regardless, however, of whether the corresponding cost savings have been achieved).

     “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

     “Public Equity Offering” means an underwritten public offering of common stock of the Company or any Parent as the case may be, pursuant to an effective registration statement under the Securities Act.

     “Public Market” means any time after (a) a Public Equity Offering has been consummated and (b) at least 15.0% of the total issued and outstanding common stock of the Company or any Parent, as the case may be, has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     “Purchase Money Indebtedness” means Indebtedness (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, mortgage financings, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed, and (b) Incurred to finance the acquisition, construction or lease by an Issuer or its Restricted Subsidiaries of such Property, including additions and improvements thereto; provided, however, that such Indebtedness is Incurred within 180 days after the acquisition, construction or lease of such Property by such Issuer or its Restricted Subsidiaries.

     “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

     “Repay” means, in respect of any Indebtedness, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Indebtedness. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “ — Certain Covenants — Limitation on Asset Sales” and clause (b) of the covenant described under “ — Certain Covenants — Limitation on Indebtedness and Issuance of Preferred Stock”, Indebtedness shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith, without the right on the part of the Issuers or any of their Subsidiaries, pursuant to an agreement in effect at the time of such Repayment, to cause such commitment to be reinstated or replaced with a substantially similar commitment.

     “Restricted Payment” means

     (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of an Issuer or any of its Restricted Subsidiaries (including any payment in connection with any merger or consolidation with or into such Issuer or any of its Restricted Subsidiaries), except for (1) any dividend or distribution that is made solely to such Issuer or any of its Restricted Subsidiaries, (2) any dividend or distribution made to the shareholders of a Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or any of its Restricted Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis or, (3) any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of such Issuer;

     (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of an Issuer or any Affiliate of an Issuer (other than from such Issuer or any of its Restricted Subsidiaries) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of such Issuer that is not Disqualified Stock);

     (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation (1) purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition) or (2) constituting Indebtedness of the type described in clause (4) of paragraph (b) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant;

     (d) any Investment (other than Permitted Investments) in any Person;

     (e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary of an Issuer to a Person other than such Issuer or another Restricted Subsidiary of such Issuer if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary of such Issuer, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by such Issuer and the other Restricted Subsidiaries of such Issuer; or

     (f) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Company or any of its Equity Investors (or any accruals relating to such fees and related expenses).

     “Restricted Subsidiary” means (a) any Subsidiary of an Issuer unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “ — Certain

Covenants — Designation of Restricted and Unrestricted Subsidiaries” and (b) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary as permitted pursuant to such covenant.

     “Sale and Leaseback Transaction” means any arrangement relating to Property now owned or hereafter acquired whereby an Issuer or any of its Restricted Subsidiaries transfers such Property to another Person (other than another Issuer or any Restricted Subsidiary) and such Issuer or any of its Restricted Subsidiaries, within two years of such transfer, leases it from such Person.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Senior Indebtedness” means

     (a) the notes;

     (b) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuers whether or not post-filing interest is allowed in such proceeding) in respect of (1) Indebtedness of the Issuers for borrowed money (including all monetary obligations of the Issuers under a Credit Facility) and (2) Indebtedness of the Issuers evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Issuers are responsible or liable;

     (c) all Capital Lease Obligations of the Issuers and all Attributable Indebtedness in respect of Sale and Leaseback Transactions entered into by the Issuers;

     (d) all obligations of the Issuers (1) for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction, (2) under Hedging Obligations or (3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Issuers and all obligations under any title retention agreement permitted under the Indenture; and

     (e) all obligations of other Persons of the type referred to in clauses (a), (b), (c) and (d) for the payment of which the Issuers are responsible or liable as Guarantor;

provided, however, that Senior Indebtedness shall not include

     (A) any Indebtedness of the Issuers that is by its terms subordinate or junior in right of payment to the notes or any other Indebtedness of the Issuers;

     (B) any Indebtedness Incurred in violation of the provisions of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (B) if the holders of such obligation or their representative and the Trustee shall have received an Officers’ Certificate of the Issuers to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

     (C) accounts payable or any other obligations of the Issuers to trade creditors created or assumed by the Issuers in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

     (D) any liability for Federal, state, local or other taxes owed or owing by the Issuers;

     (E) any obligation of the Issuers to any Subsidiary; or

     (F) any obligations with respect to any Capital Stock of the Issuers.

     “Significant Subsidiary” means any Restricted Subsidiary of an Issuer that would be a “significant subsidiary” of such Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

     “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, or any successor to the rating agency business thereof.

     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     “Stock Purchase Agreement” means the Stock Purchase Agreement dated as of January 15, 2004, by and between Pinnacle One Partners, L.P. and Homebase Acquisition Texas Corp., as the same may be amended from time to time.

     “Strategic Equity Investment” means an equity investment made by a Strategic Investor in the Company contributed to an Issuer in an aggregate amount of at least $25.0 million and that results in such Strategic Investor becoming the owner of at least 15.0% of the total issued and outstanding common stock of the Company.

     “Strategic Investor” means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80.0% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial investment in the Company in excess of $1.0 billion.

     “Subordinated Obligations” means, with respect to an Issuer or any Note Guarantor, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes (in the case of such Issuer) or to the Note Guarantee (in the case of such Note Guarantor) pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Indebtedness).

     “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

     “Telecommunications Asset” means any Property, including licenses and applications, bids and agreements to acquire licenses, or other authority to provide telecommunications services, previously granted, or to be granted, by the Federal Communications Commission, used or intended for use primarily in connection with a Telecommunications Business.

     “Telecommunications Business” means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business or other business contemplated by this prospectus, provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of an Issuer.

     “Temporary Cash Investments” means any of the following:

     (a) Investments in U.S. Government Obligations maturing within one year of such Investment;

     (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof or with First Mid-Illinois Bank & Trust, N.A., Mattoon,

Illinois or consistent with past practice or, otherwise having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated “A-3” or “A — “ or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

     (c) Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above;

     (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or with First Mid-Illinois Bank & Trust, N.A., Mattoon, Illinois or consistent with past practice or, otherwise with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

     (e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer’s option, provided that (1) the long-term debt of such State is rated “A-3” or “A — “ or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) and (2) such obligations mature within 180 days of the date of acquisition thereof;

     (f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (e) above entered into with any bank meeting the qualifications specified in clause (b) above; and

     (g) investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (a) through (f) above.

     “Transactions” means, collectively, the entering into and performing, as the case may be, of the following:

     (a) the amendment of the LLC Agreement (as contemplated by the definition of LLC Agreement) and the contribution by the Equity Investors of $89 million in cash in exchange for additional Class A Preferred Stock of the Company pursuant to the LLC Agreement,

     (b) the Purchase Agreement, the Registration Rights Agreement, the Indenture and any related agreements and the issuance of the notes pursuant to this offering circular,

     (c) the entering into of the Credit Agreement on the closing date and the borrowings by CCI and Texas Acquisition thereunder,

     (d) the repayment of all the outstanding Indebtedness of CCI under its old credit facility,

     (e) the Acquisition and the entering into the agreements contemplated by the Stock Purchase Agreement,

     (f) the payment of related fees and expenses and

     (g) all transactions related to or contemplated by the above clauses of this definition.

     “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     “Unrestricted Subsidiary” means any Subsidiary of an Unrestricted Subsidiary and any Subsidiary of an Issuer that is designated after the Issue Date as an Unrestricted Subsidiary of such Issuer as permitted or required pursuant to the covenant described under “ — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and not thereafter redesignated as a Restricted Subsidiary of such Issuer as permitted pursuant thereto.

     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

     “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     “Wholly Owned Subsidiary” means, at any time, a Restricted Subsidiary of an Issuer all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by such Issuer and its other Wholly Owned Subsidiaries.

Exchange Offer; Registration Rights

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is attached as an exhibit to the registration statement.

     Exchange Offer. The Issuers and the Note Guarantors and the Initial Purchasers entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of April 14, 2004, the date on which the notes were originally issued (the “Issue Date”). Pursuant to the Registration Rights Agreement, the Issuers and Homebase agreed, for the benefit of the Holders of the outstanding notes that they will, at their own expense, use their reasonable best efforts (1) to file a registration statement (the “Exchange Offer Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to a registered offer (the “Exchange Offer”) to exchange the outstanding notes for exchange notes of the Issuers (the “Exchange Notes”) having terms substantially identical to the outstanding notes (except that the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes will not apply to the Exchange Notes), within 195 days after the Issue Date and (2) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 270 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers will offer the Exchange Notes in exchange for surrender of the outstanding notes. The Issuers will keep the Exchange Offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least ten Business Days, after the date that notice of the Exchange Offer is mailed to Holders of the outstanding notes.

     For each outstanding note surrendered to the Issuers pursuant to the Exchange Offer, the Holder of such outstanding note will receive an Exchange Note issued in substitution therefor having a principal amount equal to that of the surrendered outstanding note. The Exchange Notes will be issued as substituted evidence of indebtedness and will not represent the incurrence of new indebtedness. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or, if no interest has been paid on such outstanding note, from the Issue Date, provided, that if an outstanding note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the Exchange Note received in exchange therefor will accrue from the date of such interest payment date.

     Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would generally be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of notes who is an “affiliate” of either of the Issuers or Homebase or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, any broker-dealer that acquired the outstanding notes for its own account as a result of market making or other trading activities (a “Participating Broker-Dealer”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Issuers and Homebase will be required to allow any Participating Broker-Dealer to use, for a period of not less than 90 days after the consummation of the Exchange Offer, the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     A Holder of outstanding notes who wishes to exchange such outstanding notes for Exchange Notes in the Exchange Offer will be required to make representations to the effect

     (1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business,

     (2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes,

     (3) that it is not an “affiliate” of either of the Issuers, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

     (4) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes,

     (5) if such Holder is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and

     (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

     Shelf Registration. The Issuers and the Note Guarantors will file a shelf registration statement covering resales of outstanding notes or Exchange Notes, as the case may be (a “Shelf Registration Statement”), if

     (1) because of any change in law or in applicable interpretations thereof by the staff of the SEC, the Issuers and Homebase are not permitted to effect such an Exchange Offer,

     (2) the Exchange Offer is not consummated within 300 days of the Issue Date,

     (3) under certain circumstances, the Initial Purchasers so request with respect to notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or

     (4) if certain Holders of outstanding notes are not permitted by applicable law to participate in the Exchange Offer or do not receive freely tradeable Exchange Notes in the Exchange Offer (other than, in either case, due solely to the status of such Holder as an affiliate of either of the Issuers or due to such Holder’s inability to make the representations referred to above).

     If any of these events occur, the Issuers and the Note Guarantors will, at their own expense, use their reasonable best efforts (a) as promptly as reasonably practicable, to file a Shelf Registration Statement covering resales of outstanding notes or Exchange Notes, as the case may be, and (b) to cause the Shelf Registration Statement to be declared effective under the Securities Act within 300 days after the Issue Date. After such Shelf Registration Statement is declared effective, the Issuers will use their reasonable best efforts to keep the Shelf

Registration Statement in effect until the earlier of two years from the Issue Date (or one year in the case of a shelf registration effected at the request of the Initial Purchasers) or such shorter period that will terminate when all the outstanding notes or Exchange Notes covered by the Shelf Registration Statement (1) have been sold pursuant thereto or (2) are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, the Issuers may suspend the availability of the Shelf Registration Statement for certain periods of time.

     The Issuers will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed, copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the Exchange Notes, as the case may be. A Holder of outstanding notes selling such outstanding notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Registration Rights Agreement (including certain indemnification obligations). In addition, each such Holder of outstanding notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth in the following paragraph.

     Additional Interest. Although the Issuers intend to file one or more registration statements described above, as required, there can be no assurance that any such registration statement will be filed, or if filed, that any thereof will become effective. From the date of a Registration Default (as defined below) to the date on which such Registration Default has been cured, additional interest will accrue on the Transfer Restricted Notes (as defined below) at the rate (a) prior to the 91st day of such period (for so long as such period is continuing), of 0.25% per annum and (b) thereafter (so long as such period is continuing), increasing by a rate of 0.25% per annum during each successive 90 day period that such Registration Default shall continue. Any such additional interest shall not exceed such respective rates for such respective periods, and shall not in any event exceed 1.0% per annum in the aggregate, regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest shall be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. All Registration Defaults shall be deemed cured upon consummation of the Exchange Offer.

     For purposes of the foregoing, each of the following events is a “Registration Default”: (1) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement has been filed with the SEC on or before the 195th day after the Issue Date; (2) the Exchange Offer is not consummated on or before the 300th day after the Issue Date; (3) if a Shelf Registration Statement is required to be filed under the Registration Rights Agreement, (A) the Shelf Registration Statement is not declared effective by the SEC on or before the 300th day after the Issue Date (or, in the case of a Shelf Registration Statement required to be filed in response to any change in applicable interpretations of the staff of the SEC, if later, on or before the 90th day after publication of such change) or (B) during the time the Issuers are required to use their reasonable best efforts to keep the Shelf Registration in effect, the Issuers shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 30 days in the aggregate in any consecutive twelve-month period.

     For purposes of the foregoing, “Transfer Restricted Notes” means each outstanding note until (1) the date on which such outstanding note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such outstanding note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such outstanding note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

BOOK ENTRY; DELIVERY AND FORM

The Global Exchange Note

     The exchange notes will initially be represented by one or more global notes in registered, global form without interest coupons, which we refer to collectively as the global exchange note. The global exchange note will initially be deposited with the trustee as a custodian for The Depositary Trust Company, or DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect direct participant as described below.

     We expect that pursuant to procedures established by DTC (i) upon the issuance of the global exchange note, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global exchange note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global exchange note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of direct participants) and the records of direct participants (with respect to interests of indirect participants). Ownership of beneficial interests in the global exchange note will be limited to persons who have accounts with DTC, who we refer to as direct participants, or persons who hold interests through direct participants, who we refer to as indirect participants. Holders may hold their interests in the global exchange note directly through DTC if they are direct participants in such system, or indirectly through organizations which are direct participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the global exchange note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global exchange note for all purposes under the indenture. No beneficial owner of an interest in the global exchange note will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the exchange notes.

     Payments of the principal of, premium (if any) and interest (including additional interest) on the global exchange note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global exchange note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global exchange note, will credit direct participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global exchange note as shown on the records of DTC or its nominee. We also expect that payments by direct participants to owners of beneficial interests in the global exchange note held through such direct participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such direct participants.

     Transfers between direct participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell exchange notes to persons in states that require physical delivery of the exchange notes, or to pledge such securities, such holder must transfer its interest in the global exchange note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more direct participants to whose account the DTC interests in the global exchange note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such direct participant or direct participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global exchange note for certificated securities, which it will distribute to its direct participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its direct participants and facilitate the clearance and settlement of securities transactions between direct participants through electronic book-entry changes in accounts of its direct participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global exchange note among direct participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee under the indenture will have any responsibility for the performance by DTC or its direct participants or indirect direct participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

     A beneficial interest in the global exchange note may not be exchanged for an exchange note in certificated form unless:

     (1) DTC (a) notifies the issuers that it is unwilling or unable to continue as depositary for the global exchange note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case the issuers thereupon fail to appoint a successor depositary within 90 days;

     (2) The issuers, at their option, notify the trustee in writing that they elect to cause the issuance of the exchange notes in certificated form; or

     (3) There shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default with respect to the exchange notes.

     In all cases, certificated exchange notes delivered in exchange for any global exchange note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                , 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Exchange of Notes

     The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently,

•	no gain or loss will be recognized by a holder upon receipt of an exchange note;

•	the holding period of the exchange note will include the holding period of the outstanding note; and

•	the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the outstanding note immediately before the exchange.

     In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS

     The validity of the exchange notes offered hereby will be passed upon for the issuers by King & Spalding LLP.

EXPERTS

     The consolidated financial statements of Consolidated Communications, Inc. at December 31, 2003, and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing. The combined financial statements of Illinois Consolidated Telephone Company and Related Businesses (as predecessor company to Consolidated Communications, Inc.) at December 30, 2002 and December 31, 2001 and for each of the years in the two year period ended December 30, 2002, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

     The financial statements of TXU Communications Ventures Company and Subsidiaries as of April 13, 2004, December 31, 2003 and 2002, and the period from January 1, 2004 to April 13, 2004 and each of the three years ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CCI ILLINOIS AND CCI TEXAS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

      The following unaudited pro forma condensed combined financial statements of CCI Illinois and CCI Texas are based on the historical financial statements of CCI and TXUCV, included elsewhere in this Form S-4 adjusted to give effect to the following transactions:

•	the contribution to Homebase by our equity investors in an aggregate amount of $89.0 million in cash in exchange for additional Class A preferred shares of Homebase, the distribution by CCI of $63.4 million to Homebase and the contribution by Homebase of $152.4 million to Texas Acquisition of aggregate proceeds of such distribution and contribution;

•	the offering of the notes;

•	the borrowing by CCI, a wholly-owned subsidiary of Illinois Holdings and Texas Acquisition a wholly owned subsidiary of Texas Holdings, of $437.0 million under a new credit facility;

•	the repayment of all the outstanding debt of CCI under its existing credit facility;

•	the acquisition, pursuant to the stock purchase agreement, by Texas acquisition of TXUCV from Pinnacle One, an indirect, wholly-owned subsidiary of TXU Corp., for $527.0 million in cash, subject to adjustment as described below; and

•	the payment of fees and expenses.

The purchase price was subject to adjustment as described under “— Stock Purchase Agreement” for, among other things, our assumption of $2.8 million of capital leases entered into by TXUCV with GECC and for TXUCV’s working capital on the closing date. The cash purchase price was reduced by the outstanding principal amount of these capital leases and increased to account for TXUCV’s working capital on the closing date. On August 10, 2004, we made an additional cash payment to TXU Corp. of $5.1 million, including interest, as a result of the final working capital adjustment. See “Description of Other Indebtedness — GECC Capital Leases”. All terms used but not defined in these pro forma financial statements have the meanings assigned to them in the other parts of the Form S-4.

     The unaudited pro forma Statements of Income were prepared to illustrate the estimated effects of the transactions. The pro forma statements of income for the fiscal year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the transactions as if they had occurred on January 1, 2003. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma Statements of Income do not purport to represent what the results of operations of each of CCI Illinois and CCI Texas would actually have been had the transactions in fact occurred as of such date or to project the results of operations for any future period.

     The acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Texas Acquisition. Texas Holdings and Texas Acquisition were each created for the sole purpose of acquiring TXUCV. Under the purchase method of accounting, the total purchase price will be allocated to the assets acquired and liabilities assumed of TXUCV based on the respective fair values.

     You should read the pro forma Statements of Income and the accompanying notes in conjunction with the information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes to those statements included elsewhere in this Form S-4.

CCI ILLINOIS AND CCI TEXAS COMBINED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Period Ending December 31, 2003
(dollars in thousands)

		Historical		Pro Forma
	CCI	TXU	TOTAL	Adjustments		Pro Forma
Operating Revenues
Telephone Operations	$90,282	$194,818	$285,100	$—		$285,100
Other operations	42,048	—	42,048	—		42,048
Miscellaneous, net	—	—	—	—		—

Total operating revenues	132,330	194,818	327,148	—		327,148
Operating Expenses
Cost of revenues	30,061	58,415	88,476	—		88,476
Selling, general and administrative	58,739	75,365	134,104	(5,032	) (1)	129,072
Restructing, asset impairment and other charges	—	248	248	—		248
Goodwill impairment charges	—	13,200	13,200	—		13,200
Depreciation and amortization	22,476	32,875	55,351	11,294	(2)	66,645

Total expenses	111,276	180,103	291,379	6,262		297,641
Other, net	(15)	821	806	—		806

Interest expense, net	(11,821)	(5,422)	(17,243)	(27,872	) (3)	(45,115)
Income (loss) before income taxes	9,218	10,114	19,332	(34,134)		(14,802)
Income taxes	3,717	12,455	16,172	(13,073	) (4)	3,099

Net income (loss)	$5,501	$(2,341)	$3,160	$(21,061)		$(17,901)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Statements of Income

CCI Illinois and CCI Texas
Notes to Unaudited Pro Forma Condensed Combined Statement of Income

1.	Selling, General and Administrative

     The pro forma adjustments to selling, general and administrative expenses reflect a reduction in costs resulting from the termination of TXUC employees and an incremental professional service fee of $3 million that will be paid to Richard A. Lumpkin, Providence Equity and Spectrum Equity pursuant to the new professional services agreement entered into in connection with the closing of the transactions. This fee and agreement are in addition to a professional services agreement related to CCI. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements.”

Effect of transaction related headcount reductions	$(8,032)
Incremental fee	3,000

$(5,032)

     The transaction related headcount reductions have been recognized in Accordance with EITF 95-3.

     Following the closing of the transactions, we expect to have increased ongoing costs to expand certain administrative functions, such as those related to SEC reporting and compliance.

2.	Depreciation and Amortization:

     Reflects the amortization of tangibles assets and intangible assets with definite lives over their useful lives. The useful life of a tangible or intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of CCI Texas. In estimating the useful lives of the tangible and intangible assets, CCI Texas considered many factors including:

the expected use of the assets by CCI Texas;

the expected useful life of another asset or group of assets to which the useful life of the tangible or intangible asset may relate;

any legal, regulatory or contractual provisions that may limit the useful life;

any legal, regulatory or contractual provisions that enable renewal or extensions of the asset’s legal or contractual life without substantial cost;

the effect of obsolescence, demand, competition and other economic factors; and

the level of maintenance expenditure required to obtain the future cash flows from the asset.

     Based on the assessment of these factors, CCI Texas assigned the average useful lives, which resulted in the following pro forma adjustments to general and administrative expenses:

		December 31, 2003
			Elimination of	Pro Forma
		Pro Forma	Historical	Adjustment to
		Depreciation and	Depreciation and	Depreciation and
	Useful Life	Amortization	Amortization	Amortization

Property, plant & equipment		$34,080	$32,875	$1,205
Software	4	2,035	—	2,035
Customer lists	13	8,054	—	8,054

		$44,169	$32,875	$11,294

3.	Interest Expense, net:

     The pro forma adjustments to interest expense, net are based on the amounts borrowed and the rates assumed to be in effect at the closing of the Texas transactions:

Interest expense of new credit facility and notes	$(41,825)
Amortization of deferred financing costs of new credit facility and notes	(2,694)

Pro forma interest expense	(44,519)
Elimination of historical interest expense, including amortization of deferred financing costs	16,138
Elimination of write off of deferred financing costs on terminated credit facility	509

Pro forma adjustment to interest expense	$(27,872)

Amounts outstanding under the term loan facilities A and B are expected to bear interest at 250 and 275 basis points above LIBOR, respectively. The interest rate on the notes is 9.75%.

Deferred financing costs of $19,772 were incurred in connection with the new term loans and the issuance of the notes. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. The terms of the term loan A, term loan B and senior notes are 6 years, 7.5 years and 8 years, respectively.

An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the year ended December 31, 2003 by $546.

4.	Income Taxes:

     The assumed effective tax rate of the pro forma adjustments is 40% for CCI Illinois and 38% for CCI Texas for the periods presented.

CCI ILLINOIS AND CCI TEXAS COMBINED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Period Ending June 30, 2004
(dollars in thousands)

		Historical		Pro Forma
	CCI	TXU	TOTAL	Adjustments		Pro Forma
Operating Revenues
Telephone Operations	$46,349	$93,364	$139,713	$—		$139,713
Other operations	20,746	—	20,746	—		20,746

Total operating revenues	67,095	93,364	160,459	—		160,459
Operating Expenses
Cost of revenues	14,690	26,325	41,015	—		41,015
Selling, general and administrative	30,784	35,428	66,212	(1,125	) (1)	65,087
Restructing, asset impairment and other charges	—	—	—	—		—
Goodwill impairment charges	—	—	—	—		—
Depreciation and amortization	11,456	17,209	28,665	4,875	(2)	33,540

Total expenses	56,930	78,962	135,892	3,750		139,642
Other, net	67	1,877	1,944	—		1,944
Interest expense, net	(10,889)	(8,889)	(19,778)	(2,647	) (3)	(22,425)

Income (loss) before income taxes	(657)	7,390	6,733	(6,397)		336
Income taxes	(263)	3,556	3,294	(2,378	) (4)	915

Net income (loss)	$(394)	$3,834	$3,439	$(4,019)		$(579)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Income

CCI Illinois and CCI Texas
Notes to Unaudited Pro Forma Condensed Combined Statement of Income

1.	Selling, General and Administrative

     The pro forma adjustments to selling, general and administrative expenses reflect a reduction in costs resulting from the termination of TXUC employees and an incremental professional service fee of $3 million that will be paid to Richard A. Lumpkin, Providence Equity and Spectrum Equity pursuant to the new professional services agreement entered into in connection with the closing of the transactions. This fee and agreement are in addition to a professional services agreement related to CCI. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements.”

Effect of transaction related headcount reductions	$(1,983)
Incremental fee	1,500

(483)
Eliminate historical incremental fee	(642)

$(1,125)

     The transaction related headcount reductions have been recognized in Accordance with EITF 95-3.

     Following the closing of the transactions, we expect to have increased ongoing costs to expand certain administrative functions, such as those related to SEC reporting and compliance.

2.	Depreciation and Amortization:

     Reflects the amortization of tangibles assets and intangible assets with definite lives over their useful lives. The useful life of a tangible or intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of CCI Texas. In estimating the useful lives of the tangible and intangible assets, CCI Texas considered many factors including:

•	the expected use of the assets by CCI Texas;

•	the expected useful life of another asset or group of assets to which the useful life of the tangible or intangible asset may relate;

•	any legal, regulatory or contractual provisions that may limit the useful life;

•	any legal, regulatory or contractual provisions that enable renewal or extensions of the asset’s legal or contractual life without substantial cost;

•	the effect of obsolescence, demand, competition and other economic factors; and

•	the level of maintenance expenditure required to obtain the future cash flows from the asset.

     Based on the assessment of these factors, CCI Texas assigned the average useful lives, which resulted in the following pro forma adjustments to general and administrative expenses:

		June 30, 2004
			Elimination of	Pro Forma
		Pro Forma	Historical	Adjustment to
		Depreciation and	Depreciation and	Depreciation and
	Useful Life	Amortization	Amortization	Amortization
Property, plant & equipment		$17,040	$15,052	$1,988
Software	4	1,018	435	583
Customer lists	13	4,027	1,723	2,304

		$22,085	$17,210	$4,875

3.	Interest Expense, net:

     The pro forma adjustments to interest expense, net are based on the amounts borrowed and the rates assumed to be in effect at the closing of the Texas transactions:

Interest expense of new credit facility and notes	$(20,820)
Amortization of deferred financing costs of new credit facility and notes	(1,348)

Pro forma interest expense	(22,168)
Elimination of historical interest expense, including amortization of deferred financing costs	15,098
Elimination of write off of deferred financing costs on terminated credit facility	4,423

Pro forma adjustment to interest expense	$(2,647)

Amounts outstanding under the term loan facilities A and B are expected to bear interest at 250 and 275 basis points above LIBOR, respectively. The interest rate on the notes is 9.75%.

Deferred financing costs of $19,772 were incurred in connection with the new term loans and the issuance of the notes. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. The terms of the term loan A, term loan B and notes are 6 years, 7.5 years and 8 years, respectively.

An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the six months ended June 30, 2004 by $273.

4.	Income Taxes:

     The assumed effective tax rate of the pro forma adjustments is 40% for CCI Illinois and 38% for CCI Texas for the periods presented.

CCI ILLINOIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

     The following unaudited pro forma condensed consolidated statements of income of CCI Illinois are based on the historical financial statements of CCI, included elsewhere in this Form S-4 adjusted to give effect to the transactions, or the Illinois transactions, set forth below. Separate financial statements for CCI Illinois are not provided in this Form S-4 because such financial statements would not be meaningful nor would such statements provide holders of the notes with any important financial information. Illinois Holdings conducts all of its business through CCI, shares of which constitute its only asset. The historical financial statements of CCI are adjusted to give effect to the following transactions.

•	the offering of the notes;

•	the borrowing by CCI, a wholly owned subsidiary of Illinois Holdings, of $170.0 million under a new credit facility;

•	the repayment of all the outstanding debt of CCI under its terminated credit facility;

•	the distribution of $63.4 million by CCI to Homebase as a result of the refinancing of exising borrowings; Homebase contributed these funds to Texas Acquisition in connection with the purchase of TXUCV; and

•	the payment of fees and expenses.

     All terms used but not defined in these pro forma financial statements have the meanings assigned to them in the other parts of the Form S-4.

     The unaudited pro forma income statements were prepared to illustrate the estimated effects of the Illinois transactions. The pro forma statements of income for the fiscal year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the Illinois transaction as if they had occurred on January 1, 2003. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma Statements of Income do not purport to represent that the results of operations of CCI Illinois would actually have been had the Illinois transactions in fact, occurred as of such date or to project the results of operations.

     You should read the pro forma Statements of Income and the accompanying notes in conjunction with the information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes to those statements included elsewhere in the Form S-4.

CCI ILLINOIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Period Ending December 31, 2003
(dollars in thousands)

	Historical	Pro Forma
	CCI	Adjustments		Pro Forma
Operating Revenues
Illinois telephone operations	$90,282	$—		$90,282
Other Illinois operations	42,048	—		42,048

Total operating revenues	132,330	—		132,330
Operating Expenses
Cost of revenues	30,061	—		30,061
Selling, general and administrative	58,739	—		58,739
Depreciation and amortization	22,476	—		22,476

Total expenses	111,276	—		111,276
Other, net	(15)	—		(15)
Interest expense, net	(11,821)	(5,106	) (1)	(16,927)

Income before income taxes	9,218	(5,106)		4,112
Income taxes	3,717	(2,042	) (2)	1,675

Net income	$5,501	$(3,064)		$2,437

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

CCI ILLINOIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD ENDING DECEMBER 31, 2003

1.	Interest Expense, Net

     The pro forma adjustments to interest expense, net are based on the amounts borrowed and the rates in effect at the closing of the transactions.

Interest expense of new credit facility and notes	$(16,046)
Amortization of deferred financing costs of new credit facility and notes	(1,021)

Pro forma interest expense	(17,067)
Elimination of historical interest expense, including amortization of deferred financing costs	11,457
Elimination of write off of deferred financing costs on terminated credit facility	504

Pro forma adjustment to interest expense	$(5,106)

     Amounts outstanding under the term loans A and B are expected to bear interest at 250 and 275 basis points above LIBOR, respectively. The interest rate on the notes is 9.75%.

     Deferred financing costs of $7,461 were incurred in connection with the new credit facility and issuance of notes. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. The terms of the term loan A, term loan B and the senior notes are 6 years, 7 1/2 years, and 8 years, respectively. Deferred financing costs of $4,371 as of December 31, 2003 were eliminated for the terminated credit facility of CCI upon the closing of the Illinois transactions.

     An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the year ended December 31, 2003 by $212.

2.	Income Taxes:

     The assumed effective tax rate of the pro forma adjustments is 40% for the periods presented.

CCI ILLINOIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Period Ending June 30, 2004
(dollars in thousands)

	Historical
	CCI	Adjustments		Pro Forma
Operating Revenues
Illinois telephone operations	$46,349	$—		$46,349
Other Illinois operations	20,746	—		20,746

Total operating revenues	67,095	—		67,095
Operating Expenses
Cost of revenues	14,690	—		14,690
Selling, general and administrative	30,784	—		30,784
Depreciation and amortization	11,456	—		11,456

Total expenses	56,930	—		56,930
Other, net	67	—		67
Interest expense, net	(10,889)	2,609	(1)	(8,280)

Income (loss) before income taxes	(657)	2,609		1,952
Income taxes	(263)	1,044	(2)	781

Net income (loss)	$(394)	$1,565		$1,171

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

CCI ILLINOIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD ENDING JUNE 30, 2004

1.	Interest Expense, Net

     The pro forma adjustments to interest expense, net are based on the amounts borrowed and the rates in effect at the closing of the transactions.

Interest expense of new credit facility and notes	$(7,920)
Amortization of deferred financing costs of new credit facility and notes	(511)

Pro forma interest expense	(8,431)
Elimination of historical interest expense, including amortization of deferred financing costs	6,669
Elimination of write off of deferred financing costs of terminated credit facility	4,371

Pro forma adjustment to interest expense	$2,609

     Amounts outstanding under the term loans A and B are expected to bear interest at 250 and 275 basis points above LIBOR, respectively. The interest rate on the notes is 9.75%.

     Deferred financing costs of $7,461 were incurred in connection with the new credit facility and issuance of notes. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. The terms of the term loan A, term loan B and the senior notes are 6 years, 7 1/2 years, and 8 years, respectively. Historical debt deferred financing costs of $4,371 were eliminated for the terminated credit facility of CCI upon the closing of the Illinois transactions.

     An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the six months ended June 30, 2004 by $106.

2.	Income Taxes:

     The assumed effective tax rate of the pro forma adjustments is 40% for the periods presented.

CCI TEXAS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

     The following unaudited pro forma condensed consolidated statements of income of CCI Texas are based on the historical financial statements of TXUCV, included elsewhere in this Form S-4 adjusted to give effect to the following transactions, or the Texas transactions:

•	the contribution to Homebase by our equity investors in an aggregate amount of $89.0 million in cash in exchange for additional Class A preferred shares of Homebase and the contribution to Texas Acquisition by Homebase of $152.4 million in cash of aggregate proceeds of such distribution and contribution;

•	the offering of the notes;

•	the borrowing by CCI, a wholly-owned subsidiary of Illinois Holdings and Texas Acquisition a wholly owned subsidiary of Texas Holdings, of $267.0 million under a new credit facility;

•	the acquisition, pursuant to the stock purchase agreement, by Texas acquisition of TXUCV from Pinnacle One, an indirect, wholly-owned subsidiary of TXU Corp., for $527.0 million in cash, subject to adjustment as described below; and

•	the payment of fees and expenses.

The purchase price was subject to adjustment as described under “— Stock Purchase Agreement” for, among other things, our assumption of $2.8 million of capital leases entered into by TXUCV with GECC and for TXUCV’s working capital on the closing date. The cash purchase price was reduced by the outstanding principal amount of these capital leases and increased to account for TXUCV’s working capital on the closing date. On August 10, 2004, we made an additional cash payment to TXU Corp. of $5.1M, including interest, as a result of the final working capital adjustment. See “Description of Other Indebtedness — GECC Capital Leases”. All terms used but not defined in these pro forma financial statements have the meanings assigned to them in the other parts of the Form S-4.

     The unaudited pro forma Statements of Income were prepared to illustrate the estimated effects of the Texas transactions. The pro forma statements of income for the fiscal year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the Texas transactions as if they had occurred on January 1, 2003. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma Statements of Income do not purport to represent what CCI Texas results of operations would actually have been had the Texas transactions in fact occurred as of such date or to project the results of operations for any future period.

     The acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Texas Acquisition. Texas Holdings and Texas Acquisition were each created for the sole purpose of acquiring TXUCV. Under the purchase method of accounting, the total purchase price will be allocated to the assets acquired and liabilities assumed of TXUCV based on the respective fair values.

     You should read the pro forma financial statements and the accompanying notes in conjunction with the information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Results of Operations” and the consolidated financial statements and the related notes to those statements included elsewhere in this Form S-4.

CCI TEXAS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Period Ending December 31, 2003
(dollars in thousands)

	Historical	Pro Forma
	TXU	Adjustments		Pro Forma
Operating Revenues
Operating revenues	$194,818	$—		$194,818
Operating Expenses
Network Operating Costs	58,415	—		58,415
Selling, general and administrative	75,365	(5,032	)(1)	70,333
Depreciation and amortization	32,875	11,294	(2)	44,169
Restructuring, asset impairment and other charges	248	—		248
Goodwill impairment charges	13,200	—		13,200

Total operating expenses	180,103	6,262		186,365
Interest expense, net	(5,422)	(22,766	)(3)	(28,188)
Other, net	821	—		821

Income (loss) before income taxes	10,114	(29,028)		(18,914)
Income taxes	12,455	(11,031	)(4)	1,424

Net loss	$(2,341)	$(17,997)		$(20,338)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

CCI Texas
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

1.	Selling, General and Administrative

     The pro forma adjustments to selling, general and administrative expenses reflect a reduction in costs resulting from the termination of TXUCV employees and an incremental professional service fee of $3 million that will be paid to Richard A. Lumpkin, Providence Equity and Spectrum Equity pursuant to the new professional services agreement entered into in connection with the closing of the transactions. This fee and agreement are in addition to a professional services agreement related to CCI. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements.”

Effect of transaction related headcount reductions	$(8,032)
Incremental fee	3,000

$(5,032)

     The transaction related headcount reductions have been recognized in Accordance with EITF 95-3.

     Following the closing of the transactions, we expect to have increased ongoing costs to expand certain administrative functions, such as those related to SEC reporting and compliance.

2.	Depreciation and Amortization:

     Reflects the amortization of tangibles assets and intangible assets with definite lives over their useful lives. The useful life of a tangible or intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of CCI Texas. In estimating the useful lives of the tangible and intangible assets, CCI Texas considered many factors including:

•	the expected use of the assets by CCI Texas;

•	the expected useful life of another asset or group of assets to which the useful life of the tangible or intangible asset may relate;

•	any legal, regulatory or contractual provisions that may limit the useful life;

•	any legal, regulatory or contractual provisions that enable renewal or extensions of the asset’s legal or contractual life without substantial cost;

•	the effect of obsolescence, demand, competition and other economic factors; and

•	the level of maintenance expenditure required to obtain the future cash flows from the asset.

     Based on the assessment of these factors, CCI Texas assigned the average useful lives, which resulted in the following pro forma adjustments to general and administrative expenses:

		December 31, 2003
			Elimination	Pro Forma
		Pro Forma	of Historical	Adjustment to
		Depreciation/	Depreciation/	Depreciation/
	Useful Life	Amortization	Amortization	Amortization
Property, plant and equipment		$34,080	$32,875	$1,205
Software	4	2,035	—	2,035
Customer lists	13	8,054	—	8,054

		$44,169	$32,875	$11,294

3.	Interest Expense, net:

     The pro forma adjustments to interest expense, net are based on the amounts borrowed and the rates assumed to be in effect at the closing of the Texas transactions:

Interest expense of new credit facility and notes	$(25,779)
Amortization of deferred financing costs of new credit facility and notes	(1,673)

Pro forma interest expense	(27,452)
Elimination of historical interest expense, including amortization of deferred financing costs	4,681
Elimination of write off of deferred financing costs on terminated credit facility	5

Pro forma adjustment to interest expense	$(22,766)

Amounts outstanding under the term loan facilities A and B are expected to bear interest at 250 and 275 basis points above LIBOR, respectively. The interest rate on the notes is 9.75%.

Deferred financing costs of $12,311 were incurred in connection with the new term loans and the issuance of the notes. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. The terms of the term loan A, term loan B and senior notes are 6 years, 7.5 years and 8 years, respectively.

An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the year ended December 31, 2003 by $334.

4.	Income Taxes:

     The assumed effective tax rate of the pro forma adjustments is 38% for the periods presented.

CCI TEXAS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Period Ending June 30, 2004
(dollars in thousands)

	Historical	Pro Forma
	TXU	Adjustments		Pro Forma
Operating Revenues
Operating revenues	$93,364	$—		$93,364
Operating Expenses
Network operating costs	26,325	—		26,325
Selling, general and administrative	35,428	(1,125	)(1)	34,303
Depreciation and amortization	17,209	4,875	(2)	22,084

Total operating expenses	78,962	3,750		82,712
Interest expense, net	(8,889)	(5,256	)(3)	(14,145)
Other, net	1,877	—		1,877

Income (loss) before income taxes	7,390	(9,006)		(1,616)
Income taxes	3,556	(3,422	)(4)	134

Net income (loss)	$3,834	$(5,584)		$(1,750)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income.

CCI Texas
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

1.	Selling, General and Administrative

     The pro forma adjustments to selling, general and administrative expenses reflect a reduction in costs resulting from the termination of TXUCV employees and an incremental professional service fee of $3 million that will be paid to Richard A. Lumpkin, Providence Equity and Spectrum Equity pursuant to the new professional services agreement entered into in connection with the closing of the transactions. This fee and agreement are in addition to a professional services agreement related to CCI. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements.”

Effect of transaction related headcount reductions	$(1,983)
Incremental fee	1,500

(483)
Eliminate historical incremental fee	(642)

$(1,125)

     The transaction related headcount reductions have been recognized in Accordance with EITF 95-3.

     Following the closing of the transactions, we expect to have increased ongoing costs to expand certain administrative functions, such as those related to SEC reporting and compliance.

2.	Depreciation and Amortization:

     Reflects the amortization of tangibles assets and intangible assets with definite lives over their useful lives. The useful life of a tangible or intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of CCI Texas. In estimating the useful lives of the tangible and intangible assets, CCI Texas considered many factors including:

the expected use of the assets by CCI Texas;

the expected useful life of another asset or group of assets to which the useful life of the tangible or intangible asset may relate;

any legal, regulatory or contractual provisions that may limit the useful life;

any legal, regulatory or contractual provisions that enable renewal or extensions of the asset’s legal or contractual life without substantial cost;

the effect of obsolescence, demand, competition and other economic factors; and

the level of maintenance expenditure required to obtain the future cash flows from the asset.

     Based on the assessment of these factors, CCI Texas assigned the average useful lives, which resulted in the following pro forma adjustments to general and administrative expenses:

		June 30, 2004
			Elimination	Pro Forma
		Pro Forma	of Historical	Adjustment to
		Depreciation/	Depreciation/	Depreciation/
	Useful Life	Amortization	Amortization	Amortization
Property, plant and equipment		$17,040	$15,052	$1,988
Software	4	1,018	435	583
Customer lists	13	4,027	1,723	2,304

		$22,085	$17,210	$4,875

3.	Interest Expense, net:

     The pro forma adjustments to interest expense, net are based on the amounts borrowed and the rates assumed to be in effect at the closing of the Texas transactions:

Interest expense of new credit facility and notes	$(12,900)
Amortization of deferred financing costs of new credit facility and notes	(837)

Pro forma interest expense	(13,737)
Elimination of historical interest expense, including amortization of deferred financing costs	8,429
Elimination of write off of deferred financing costs on terminated credit facility	52

Pro forma adjustment to interest expense	$(5,256)

     Amounts outstanding under the term loan facilities A and B are expected to bear interest at 250 and 275 basis points above LIBOR, respectively. The interest rate on the notes is 9.75%.

     Deferred financing costs of $12,311 were incurred in connection with the new term loans and the issuance of the notes. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. The terms of the term loan A, term loan B and notes are 6 years, 7.5 years and 8 years, respectively.

     An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the six months ended June 30, 2004 by $167.

4.	Income Taxes:

     The assumed effective tax rate of the pro forma adjustments is 38% for the periods presented.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements
Consolidated Financial Statements — Consolidated Communications, Inc.
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheet as of December 31, 2003	F-4
Consolidated Statement of Income for the year ended December 31, 2003	F-5
Consolidated Statement of Changes in Shareholder’s Equity for the year ended December 31, 2003	F-6
Consolidated Statement of Cash Flows for the year ended December 31, 2003	F-7
Notes to Consolidated Financial Statements	F-8
Combined Financial Statements — Illinois Consolidated Telephone Company and Related Businesses
Report of Independent Auditors	F-23
Combined Balance Sheets as of December 30, 2002 and December 31, 2001	F-24
Combined Statements of Income for the years ended December 30, 2002 and December 31, 2001	F-25
Combined Statements of Changes in Parent Company Investment for the years ended December 30, 2002 and December 31, 2001	F-26
Combined Statements of Cash Flows for the years ended December 30, 2002 and December 31, 2001	F-27
Notes to Combined Financial Statements	F-28
Consolidated Financial Statements — TXU Communications Ventures Company and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-45
Consolidated Balance Sheets as of April 13, 2004, December 31, 2003 and 2002	F-46
Consolidated Statements of Operations and Comprehensive Income (Loss) for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002 and 2001	F-48
Consolidated Statements of Shareholder’s Equity for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001	F-49
Consolidated Statements of Cash Flows for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001	F-50
Notes to Consolidated Financial Statements	F-51
Unaudited Financial Statements
Condensed Consolidated Financial Statements — Consolidated Communications, Inc.
Unaudited Condensed Consolidated Balance Sheet as of June 30, 2004	F-79
Unaudited Condensed Consolidated Statements of Income for the six months ended June 30, 2004 and 2003	F-81
Unaudited Condensed Consolidated Statements of Changes in Shareholder’s Equity for the six months ended June 30, 2004 and 2003	F-82
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2004 and 2003	F-83
Notes to Unaudited Condensed Consolidated Financial Statements	F-84
Condensed Consolidated Financial Statements — Consolidated Communications Ventures Company and Subsidiaries, formerly known as TXU Communications Ventures Company
Unaudited Condensed Consolidated Balance Sheet as of June 30, 2004	F-93
Unaudited Condensed Consolidated Statements of Income for the period from January 1, 2004 through April 13, 2004, from April 14, 2004 to June 30, 2004 and for the six months ended June 30, 2003	F-95
Unaudited Consolidated Statement of Shareholder’s Equity for the period from January 1, 2004 through April 13, 2004 and from April 14, 2004 through June 30, 2004	F-96
Unaudited Condensed Consolidated Statement of Cash Flows for the period from April 14, 2004 to June 30, 2004 and for the six months ended June 30, 2003	F-97
Notes to Unaudited Consolidated Financial Statements	F-98

CONSOLIDATED COMMUNICATIONS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2003
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Consolidated Communications, Inc.

      We have audited the accompanying consolidated balance sheet of Consolidated Communications, Inc. (CCI) as of December 31, 2003, and the related consolidated statements of income, shareholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of CCI’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCI at December 31, 2003, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois

March 8, 2004

CONSOLIDATED COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2003
(Amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$10,142
Accounts receivable, net of allowance of $1,837	18,701
Inventories	2,277
Prepaid expenses	1,991
Income taxes receivable	2,002
Deferred charges	1,138
Deferred tax assets	2,868
Other current assets	512

Total current assets	39,631
Property, plant, and equipment:
Land and buildings	15,487
Network and outside plant facilities	204,681
Furniture, fixtures and equipment	29,145
Work in process	2,639

251,952
Less: Accumulated depreciation	151,569

Net property, plant, and equipment	100,383
Goodwill	99,554
Customer lists	53,559
Tradenames	15,863
Other intangibles	4,197
Deferred financing costs and other noncurrent assets	4,408

Total intangibles and other assets	177,581

Total assets	$317,595

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$10,300
Accounts payable	5,518
Accrued liabilities	12,642
Advance billings and customer deposits	6,368

Total current liabilities	34,828
Long-term liabilities:
Long-term debt	170,100
Deferred income taxes	1,114
Pension and postretirement benefit obligations	12,595
Other long-term liabilities	972
Commitments and contingencies	—

Total long-term liabilities	184,781
Shareholder’s Equity:
Common stock — $.01 par value, 100 shares authorized, 100 shares issued and outstanding	—
Additional paid-in capital	93,000
Accumulated other comprehensive loss	(515)
Retained earnings	5,501

Total shareholder’s equity	97,986

Total liabilities and shareholder’s equity	$317,595

See accompanying notes.

CONSOLIDATED COMMUNICATIONS, INC.

CONSOLIDATED STATEMENT OF INCOME

December 31, 2003
(Amounts in thousands)

Operating revenues
Illinois telephone operations	$90,282
Other Illinois operations	42,048

Total operating revenues	132,330
Operating expenses
Cost of services and products	30,061
Selling, general, and administrative	58,739
Depreciation and amortization	22,476

Total operating expenses	111,276
Income from operations	21,054
Other income (expense):
Interest income	154
Interest expense	(11,975)
Other, net	(15)

Total other income (expense)	(11,836)

Income before income taxes	9,218
Income taxes	3,717

Net income	$5,501

See accompanying notes.

CONSOLIDATED COMMUNICATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

Year Ended December 31, 2003
(Amounts in thousands)

		Accumulated
	Comprehensive	Other	Additional		Total
	Income	Comprehensive	Paid-in	Retained	Shareholder’s
	(Loss)	Loss	Capital	Earnings	Equity

Balance at December 31, 2002	$—	$—	$—	$—	$—
Contributed equity	—	—	93,000	—	93,000
Net income	5,501	—	—	5,501	5,501
Change in fair value of cash flow hedges (net of $344 tax)	(515)	(515)	—	—	(515)

Comprehensive income	$4,986		—

Balance at December 31, 2003		$(515)	$93,000	$5,501	$97,986

See accompanying notes.

CONSOLIDATED COMMUNICATIONS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2003
(Amounts in thousands)

Cash flows from operating activities
Net income	$5,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,476
Deferred income taxes	3,388
Other deferred credits	616
Changes in net current assets and liabilities other than cash:
Accounts receivable and income taxes receivable	(6,387)
Inventories	(73)
Prepaid expenses	(592)
Accounts payable	(2,267)
Advance billings and customer deposits	1,061
Accrued liabilities	5,722
Other	(556)

Net cash provided by operating activities	28,889
Cash flows from investing activities
Property, plant, and equipment expenditures	(11,296)
Payment for acquisition	(284,834)
Investments	(2)

Net cash used in investing activities	(296,132)
Cash flows from financing activities
Proceeds from issuance of common stock	93,000
Proceeds from issuance of long-term debt	190,000
Repayment of long-term debt	(10,193)
Deferred financing costs and other noncurrent assets	(4,602)
Proceeds from sale of buildings	9,180

Net cash from financing activities	277,385

Net increase in cash and cash equivalents	10,142
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$10,142

Supplemental disclosures of cash flow information
Cash paid for:
Interest	$11,463

Income taxes	$2,000

See accompanying notes.

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003
(Amounts in thousands)

1.	Description of Business

      Consolidated Communications, Inc., or CCI, is a direct, wholly owned subsidiary of Consolidated Communications Holdings, Inc. or Illinois Holdings. Illinois Holdings, in turn, is a direct, wholly owned subsidiary of Homebase Acquisition, LLC, or Homebase. Homebase is owned equally by Central Illinois Telephone, Providence Equity Partners, and Spectrum Equity.

      Homebase, a Delaware limited liability company that was formed on June 26, 2002, entered into a sale and purchase agreement with McLeodUSA, Inc. in July 2002 and the transaction was concluded on December 31, 2002. CCI was formed on August 6, 2002 to acquire the outstanding stock and assets of certain lines of business. CCI commenced operations on December 31, 2002 with the acquisition of this highly integrated group of companies and lines of business. The businesses acquired are now held within separate wholly owned legal entities as follows:

      Illinois Consolidated Telephone Company (ICTC) provides a broad range of local exchange telecommunications services including local dialtone and central office based vertical services features, private line services, data services (including DSL), intraLATA toll and carrier access services. Operations are subject to regulation by the Illinois Commerce Commission and the Federal Communications Commission.

      Consolidated Communications Network Services, Inc. (CCNS) offers long distance, private line, and data services to residential and business accounts, primarily in ICTC’s service territory. CCNS is the Internet Service Provider for the vast majority of ICTC’s DSL customers.

      Consolidated Communications Operator Services, Inc. (CCOS) provides both live and automated local and long distance assistance as well as national directory assistance on a wholesale and retail basis. CCOS also provides specialized message center services and corporate and governmental attendant services.

      Consolidated Communications Public Services, Inc. (CCPS) primarily offers managed local and long distance automated calling from county jails and state prison facilities in Illinois. These inmate services include fraud control, customer service, call management, and technical field support.

      Consolidated Communications Business Systems, Inc. (CCBS) sells and installs telecommunications equipment, and performs cabling, wiring, and equipment maintenance services to business and residential customers within the ICTC service territory and to business customers in adjacent markets.

      Consolidated Communications Market Response, Inc. (CMR) is a full service teleservices business providing inbound and outbound telemarketing and backend fulfillment services to corporate clients from diverse industry segments.

      Consolidated Communications Mobile Services, Inc. (CCMS) provides one-way messaging service for both personal and business accounts. The basic paging service has been supplemented with complimentary mobile information services including Internet, 800 service, info text and voice mail.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of CCI and its wholly owned subsidiaries, Illinois Consolidated Telephone Company, Consolidated Communications Network Services, Inc., Consolidated Communications Operator Services, Inc., Consolidated Communications Public Services, Inc., Consolidated Communications Business Services, Inc., Consolidated Market Response, Inc.

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

and Consolidated Communications Mobile Services, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

Regulatory Accounting

      ICTC, an independent local exchange carrier, follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” which permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires ICTC to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-based regulation to another form of regulation.

     Cash Equivalents

      Cash equivalents consist of short-term, highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

      Accounts receivable consist primarily of amounts due to CCI from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, CCI requires deposits from customers to mitigate potential risk associated with receivables. CCI maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when CCI determines that the receivable will not be collected.

     Inventory

      Inventory consists mainly of copper and fiber cable that will be used for ICTC network expansion and upgrades and materials and equipment used in the maintenance and installation of telephone systems. Inventory is stated at the lower of average cost or market.

Goodwill and Other Intangible Assets

      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill and intangible assets that have indefinite useful lives are not

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

amortized but rather are tested annually for impairment. SFAS 142 also provides that assets which have finite useful lives be amortized over their useful lives. Tradenames have been determined to have indefinite lives, thus they are not being amortized. Software and customer lists are being amortized over their useful lives of five and ten years, respectively.

Property, Plant, and Equipment

      Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with the composite group remaining life methodology used for regulated telephone plant assets. When property applicable to non-regulated operations is sold or retired, the assets and related accumulated depreciation are removed from the accounts and the associated gain or loss is recognized.

      The provision for depreciation of regulated property and equipment is computed using rates and lives approved by the Illinois Commerce Commission. The provision is equivalent to an annual composite depreciation rate of 6.21% for 2003.

      The provision for depreciation of nonregulated property and equipment is recorded using the straight-line method based upon the following estimated useful lives:

Years

Buildings	15-20
Network and outside plant facilities	5-15
Furniture, fixtures, and equipment	3-10

      Depreciation of assets recorded under capital leases is included within depreciation and amortization expense.

Revenue Recognition

      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.

      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.

      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.

Advertising Costs

      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $1,839 in 2003.

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

Deferred Income Taxes

      Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Financial Instruments and Derivatives

      As of December 31, 2003, CCI’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt obligations. At December 31, 2003 the carrying value of these financial instruments approximated fair value.

      Derivative instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activity”. SFAS No. 133 provides comprehensive and consistent standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the consolidated balance sheet at fair value and establishes criteria for hedges of changes in fair values of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions and hedges of foreign currency exposures of net investments in foreign operations. To the extent that the derivatives qualify as a cash flow hedge, the gain or loss associated with the effective portion is recorded as a component of Other Comprehensive Loss. Changes in the fair value of derivatives that do not meet the criteria for hedges are recognized in the consolidated statement of income. Upon termination of interest rate swap agreements, any resulting gain or loss is recognized over the shorter of the remaining original term of the hedging instrument or the remaining life of the underlying debt obligation. Since CCI’s interest swap agreements are with major financial institutions, CCI does not anticipate any nonperformance by any counterparty. The fair value of CCI’s derivative instruments, comprising interest rate swaps, amounted to a liability of $859 at December 31, 2003.

Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement legal obligations when they are incurred. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. CCI adopted SFAS 143 on January 1, 2003, and the adoption of this new standard did not have a material effect on the 2003 consolidated financial statements.

      In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities”. Under SFAS 146, a liability for costs associated with an exit or disposal activity should be recognized when the liability is incurred. Previously, such a liability was recognized at the date of commitment to an exit plan. SFAS 146 also makes some changes to the timing of recognizing severance pay costs where benefit arrangements require employees to render future service beyond a minimum retention period. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. CCI adopted SFAS 146 on January 1, 2003, and the adoption of this new standard did not have a material effect on the 2003 consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others.” FIN 45 requires certain guarantees to be recorded at fair value, which differs from the practice previously adopted, which was generally to record a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make certain new disclosures in the financial statements. CCI is required to adopt the recognition and measurement provisions of FIN 45 on a prospective basis with

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

respect to guarantees issued or modified after December 31, 2002. CCI adopted FIN 45 on January 1, 2003, and the adoption did not have a material effect on its consolidated financial statements.

      Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, was issued by the FASB in January 2003. FIN 46 requires a company to consolidate a variable interest entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. FIN 46 is immediately effective for variable interest entities created on or after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 will become effective for the periods after March 15, 2004, except for Special Purpose Entities, to which the provisions apply as of December 31, 2003. CCI does not believe that the adoption of FIN 46 will have a significant impact on its consolidated financial position or results of operations.

3.	Acquisition

      On December 31, 2002, CCI acquired all of the outstanding common stock of Illinois Consolidated Telephone Company, McLeodUSA Public Services, Inc., and Consolidated Market Response, Inc, as well as substantially all of the assets of three other related telecom lines of business (or divisions) which were all owned by McLeodUSA and its affiliates. The purchase price for the businesses acquired totaled $284,834, including acquisition costs, and was funded with proceeds from the issuance of common stock and debt. CCI accounted for the acquisition using the purchase method of accounting; accordingly, CCI’s financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired, based on their respective fair values. The accompanying consolidated financial statements include the results of operations of the acquired businesses from the date of acquisition.

      The allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

Current assets	$25,802
Property, plant and equipment	112,811
Goodwill	99,554
Other intangible assets	80,626
Liabilities assumed	(33,959)

Net purchase price	$284,834

      In accordance with SFAS No. 142, the goodwill acquired will not be amortized but will be tested for impairment at least annually. Goodwill is expected to be deductible for income tax purposes.

4.	Goodwill and Other Intangible Assets

      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, goodwill and tradenames are not amortized but are subject to an annual impairment test, or to more frequent testing if circumstances indicate that they may be impaired. In 2003, CCI completed its annual impairment test and determined that there was no impairment.

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      At December 31, 2003, the carrying amounts of amortizable intangible assets and related accumulated amortization are as follows:

	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Customer lists	$59,517	$5,958	$53,559
Software	5,246	1,049	4,197

      During the year ended 2003, the aggregate amortization expense was $7,007. The estimated amortization expense for each of the next five years ended December 31 is as follows:

2004	$7,007
2005	7,007
2006	7,007
2007	7,007
2008	5,958

5.	Affiliated Transactions

      CCI entered into agreements on December 30, 2002 with Homebase’s equity partners, Richard A. Lumpkin, Chairman of CCI, and affiliates of Providence Equity and Spectrum Equity, in which they will be compensated an annual fee of $2,000, to be divided equally among them, for consulting, advisory and other professional services provided. Pursuant to these agreements, if CCI cannot pay the professional services fee in cash, or if earnings fall below a certain level, Homebase will pay the professional service fee in the form of additional Class A preferred shares, at a rate of one Class A share for each $1 of the professional service fee not paid in cash. During the fiscal year ended December 31, 2003, CCI paid an aggregate of $1,500 to the equity partners. The remaining $500 of the annual fee was accrued for at the end of the year and has subsequently been paid. These fees are included in selling, general and administrative expenses in the Consolidated Statement of Income.

      Agracel, Inc., or Agracel, is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 49.7%. In addition, Mr. Lumpkin is a director of Agracel. Agracel is the sole managing member and 50% owner of LATEL LLC. Mr. Lumpkin directly owns the remaining 50% of LATEL. Effective December 31, 2002, CCI sold five of its buildings and associated land to LATEL, LLC for the aggregate purchase price of $9,180, and then entered into an agreement to leaseback the same facilities for general office and warehouse functions. The initial term of the lease is for a one-year term, with the option to extend for an additional ten years in one-year increments. The lease is a triple net lease that requires CCI to continue to pay substantially all expenses associated with general maintenance and repair, utilities, insurance and taxes. CCI paid approximately $1,221 to LATEL during 2003 and has treated these payments as operating lease expense. CCI has the right to cancel the lease at any time by giving LATEL one-year prior written notice. There is no lease payable balance outstanding at December 31, 2003.

      Agracel is the sole managing member and 66.7% owner of MACC, LLC, or MACC. Mr. Lumpkin, together with his family, owns the remainder of MACC. In 1997, CMR entered into a lease agreement to rent office space for a period of five years. The parties extended the lease for an additional five years beginning October 14, 2002. CMR paid MACC annual rent expense in the amount of $123 in 2003.

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, LLC or SKL. SKL paid to CCI $74 in 2003 for use of office space, computers, telephone service and for other office related expenses.

      Mr. Lumpkin also has an ownership interest in First Mid-Illinois Bancshares, Inc. or First Mid-Illinois which provides general banking services, including depository, disbursement and payroll accounts, to CCI. The fees charged to CCI are based upon First Mid-Illinois’ standard schedule for large customers. Total fees paid for services provided totaled $2 in 2003. Several CCI entities provide telecommunications products and services to First Mid-Illinois. Those services, for which revenues totaled $437 in 2003, are based upon standard prices for strategic business customers.

      In November 2003, Homebase granted 975,000 shares of its common stock to certain CCI executives under its 2003 Restricted Share Plan. 25% of these shares will vest with the individuals every December 31, beginning December 31, 2004 through December 31, 2007. These consolidated financial statements do not include any expense relating to the grant of these shares.

6.	Income Taxes

      The components of the income tax provision charged to expense are as follows:

Deferred:
Federal	$3,252
State	465

Total deferred	3,717

Income tax expense	$3,717

      The following is a reconciliation between the statutory federal income tax rate for the year ended December 31, 2003 and CCI’s overall effective tax rate:

Statutory federal income tax rate	35.0%
State income taxes, net of federal benefit	5.0%
Other	0.3%

40.3%

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      Net deferred taxes consist of the following components as of December 31, 2003:

Current deferred tax assets:
Reserve for uncollectible accounts	$385
Accrued expenses	447
Deferred revenue and regulatory reserves	1,524
Accrued vacation pay deducted when paid	512

Total current deferred tax assets	2,868
Noncurrent deferred tax assets:
Net operating loss carryforwards	2,253
Derivative instruments	344
Pension and early retirement obligations	3,691

Total noncurrent deferred tax assets	6,288
Noncurrent deferred tax liabilities:
Goodwill and other intangibles	(1,641)
Property, plant and equipment	(5,761)

Total noncurrent deferred tax liabilities	(7,402)

Net noncurrent deferred tax liabilities	(1,113)

Net deferred income tax assets	$1,754

      In 2003, CCI generated a net operating loss carryforward approximating $5,634 that expires in 2023, if not utilized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences and net operating loss carryforwards become deductible or are utilized. Management believes it is currently more likely than not that CCI will realize the benefits of these deductible differences and net operating loss carryforwards. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

7.	Pension Costs and Other Postretirement Benefits

      ICTC maintains a noncontributory defined pension and death benefit plan covering substantially all of its hourly employees. The pension benefit formula used in the determination of pension cost is based on the highest five consecutive calendar years’ base earnings within the last ten calendar years immediately preceding retirement or termination. It is ICTC’s policy to fund pension costs as they accrue subject to any applicable Internal Revenue Code limitations. CCI uses a September 30 measurement date for its plan.

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      The change in pension benefit obligation for 2003 is as follows:

Projected benefit obligation at beginning of period	$49,637
Service cost	770
Interest cost	3,207
Benefits paid	(3,403)
Actuarial loss	5,317

Projected benefit obligation at end of period	$55,528

Accumulated benefit obligation	$51,070

      The changes in plan assets for 2003 relate to the following:

Fair value of plan assets at beginning of period	$45,446
Actual return on plan assets	7,804
Other proceeds	857
Benefits paid	(3,403)

Fair value of plan assets at end of period	$50,704

      The reconciliation of the funded status of the pension plans as of December 31, 2003 is as follows:

Funded status	$(4,824)
Unrecognized net actuarial loss	162

Net amount recognized as accrued benefit cost	$(4,662)

      The components of net periodic benefit cost for 2003 are as follows:

Service cost	$770
Interest cost	3,207
Expected return on plan assets	(3,507)

Net periodic benefit cost	$470

      Weighted-average actuarial assumptions used to determine benefit obligations at December 31, are as follows:

Discount rate	6.00%
Rate of compensation increases	3.50%

      Weighted-average actuarial assumptions used to determine the net periodic benefit cost for 2003 are as follows:

Discount rate	6.75%
Expected long-term rate of return on plan assets	8.00%
Rate of compensation increases	3.50%

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      The expected return on plan assets assumption considered the categories of the assets as well as the past return on the assets. The assets of the plan consist principally of equity and fixed income securities.

      CCI’s pension plan weighted-average asset allocation by category is as follows:

Equity securities	65%
Debt securities	35%

Total	100%

      CCI’s investment strategy at December 31, 2003 was to target its asset allocation percentage at 60% invested in equity funds and 40% invested in fixed income funds.

      CCI expects to contribute $915 to its pension plan in 2004.

      In addition to providing pension benefits, ICTC provides an optional retiree medical program to its salaried and union retirees and spouses under age 65 and life insurance coverage for the salaried retirees. All retirees are required to contribute to the cost of their medical coverage while the salaried life insurance is provided at no cost to the retiree. CCI uses a September 30 measurement date for its plan.

      The following postretirement benefit plan disclosures relate to ICTC and certain other subsidiaries of CCI. The changes in the postretirement benefit obligation for 2003 are as follows:

Benefit obligation at beginning of period	$7,966
Service cost	165
Interest cost	557
Plan participants’ contributions	135
Plan amendments	454
Benefits paid	(692)
Actuarial loss	366

Benefit obligation at end of period	$8,951

      The changes in plan assets for 2003 relate to the following:

Fair value of plan assets at beginning of period	$—
Employer contributions	557
Plan participant’s contributions	135
Benefits paid	(692)

Fair value of plan assets at end of period	$—

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      The reconciliation of the funded status of the postretirement benefit plan as of December 31, 2003 is as follows:

Funded status	$(8,951)
Employer contributions after measurement date and before fiscal year end	194
Unrecognized net actuarial loss	952
Unrecognized prior service cost	(128)

Net amount recognized at period-end	$(7,933)

      The components of postretirement benefit cost for 2003 are as follows:

Service cost	$165
Interest cost	557
Amortization of prior service costs	(3)
Recognized actuarial gain	(1)

Net periodic benefit cost	$718

      The postretirement benefit obligation is calculated assuming that health-care costs increased by 11.0% in 2003, and that the rate of increase thereafter (the health-care cost trend rate) will decline to 5.0% in 2009 and subsequent years. The health-care cost trend rate has a significant effect on the amounts reported for costs each year as well as on the accumulated postretirement benefit obligation. For example, a one percentage point increase each year in the health-care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2003, by approximately $447 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $50. A one percentage point decrease each year in the health-care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 31, 2003, by approximately $407 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $44. The weighted-average discount rate used in determining the benefit obligation was 6.0% in 2003.

8.	Employee Benefit Plan

      CCI sponsors a 401(k) defined contribution retirement savings plan made available to virtually all employees. Each employee may elect to defer a portion of his or her compensation, subject to certain limitations. During the year ended December 31, 2003, CCI matched employee contributions up to a maximum of 4% for hourly employees and matched employee contributions up to 2% for salaried employees. Total CCI contributions to the plan were $496 in 2003.

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

9.	Long-Term Debt

      Long-term debt consisted of the following at December 31, 2003:

Revolving loan	$—
Term loan A	110,400
Term loan B	70,000

180,400
Less: Current portion	10,300

$170,100

      CCI entered into a credit agreement, dated as of December 31, 2002, with various financial institutions which provides for aggregate borrowings of $195,000, consisting of a $5,000 revolving credit facility, a $120,000 Term Loan A facility and a $70,000 Term Loan B facility. Borrowings under the credit agreement are secured by substantially all of the assets of CCI.

      The term loans are due in quarterly installments which increase annually, with all borrowings under Term Loan A and Term Loan B due June 30, 2011 and September 30, 2012, respectively. Beginning June 30, 2009, the revolving credit facility is permanently reduced by $1,666 annually, with the facility expiring on June 30, 2011. Within 120 days after the end of CCI’s fiscal year, commencing with December 31, 2003, CCI shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. Excess cash flow is defined as EBITDA less fixed charges, less net change in working capital.

      At CCI’s election, borrowings bear interest at fluctuating interest rates based on (i) a “base rate” (the higher of the prime rate or 0.5% above the rate on overnight federal funds transactions) or (ii) the London Interbank Offered Rate, or LIBOR, plus, in either case, the applicable margin within the relevant range of margins provided in our credit agreement. The applicable margin is based upon CCI’s total leverage ratio. As of December 31, 2003, the margins for interest rates on LIBOR based loans was 3.5% on the Term Loan A component and 3.75% under the Term Loan B component. At December 31, 2003, the average rate, including swaps (see Note 10), of interest on our debt facilities was 6.05% per annum.

      The credit agreement contains various provisions and covenants which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issuance of capital stock as well as limitations on future capital expenditures. CCI has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage, debt service coverage and leverage ratios (all as defined in the credit agreement).

      Future maturities of long-term debt as of December 31, 2003 are as follows:

2004	$10,300
2005	11,600
2006	15,900
2007	17,900
2008	21,200
Thereafter	103,500

Total	$180,400

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

10.	Derivative Instruments

      CCI entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At December 31, 2003, CCI has interest rate swap agreements covering $100.0 million in aggregate principal at fixed LIBOR rates ranging from 3.03% to 3.40%.

      During 2003 there was no gain or loss related to the ineffective portion of hedging instruments in our interest expense. The accumulated loss on derivative instruments of $515, net of tax, is included in Other Comprehensive Loss at December 31, 2003.

11.	Environmental Remediation Liabilities

      Environmental remediation liabilities were $931 at December 31, 2003. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites and are undiscounted.

12.	Operating Leases

      CCI has entered into several operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $2,043 in 2003.

      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows:

Year

2004	$1,709
2005	419
2006	364
2007	312
2008	88
2009 and thereafter	697

Total	$3,589

13.	Business Segments

      CCI is viewed and managed as two separate, but highly integrated, reportable business segments, “Illinois Telephone Operations” and “Other Illinois Operations”. Illinois Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers, primarily in central Illinois. ICTC and CCNS are included in Illinois Telephone Operations during the period covered in these consolidated financial statements. All other entities comprise “Other Illinois Operations”. Services include operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income.

CONSOLIDATED COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      The business segment reporting information is as follows:

	Illinois	Other
	Telephone	Illinois
	Operations	Operations	Total

Operating revenues	$90,282	$42,048	$132,330
Cost of services and products	5,518	24,543	30,061

Gross margin	84,764	17,505	102,269
Operating expenses	49,231	9,508	58,739
Depreciation and amortization	16,488	5,988	22,476

Net operating income	$19,045	$2,009	$21,054

Total assets	$245,855	$71,740	$317,595

Goodwill	$78,443	$21,111	$99,554

Capital expenditures	$9,117	$2,179	$11,296

14. Consolidating Financial Information (unaudited)

Payments under the Company’s senior notes are unconditionally guaranteed, jointly and severally, by all of the Company’s wholly owned subsidiaries excluding ICTC, the regulated business (collectively the “Guarantors”). Financial information concerning the Guarantors as of and for the year ended December 31, 2003, is presented below for purpose of complying with the reporting requirements of the Guarantor Subsidiaries. The financial information concerning the Guarantors is being presented through condensed consolidating financial statements. Separate Guarantor financial statements have not been presented because management does not believe that such financials are material to investors.

A condensed consolidating balance sheet as of December 31, 2003 for CCI follows:

	Illinois Holdings	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Eliminations	Consolidated
Assets
Cash and cash equivalents	$9,094	$1	$1,047	$—	$10,142
Other current assets	2,410	12,662	14,417	—	29,489

Total current assets	11,504	12,663	15,464	—	39,631
Property, plant & equipment, net	—	4,212	96,171	—	100,383
Goodwill	—	34,196	65,358	—	99,554
Investment in subsidiaries	301,105			(301,105)	—
Other assets	4,986	36,600	36,441	—	78,027

Total assets	$317,595	$87,671	$213,434	$(301,105)	$317,595

Liabilities and Shareholders’ Equity
Current portion of long-term debt	10,300	—	—	—	10,300
Other current liabilities	39,299	(6,539)	(8,142)	—	24,618

Total current liabilities	49,599	(6,539)	(8,142)	—	34,918
Long-term debt, excluding current maturities	170,100	—	—	—	170,100
Other liabilities	—	—	14,681	—	14,681
Total shareholders’ equity	97,896	94,210	206,895	(301,105)	97,896

Total liabilities and shareholders’ equity	$317,595	$87,671	$213,434	$(301,105)	$317,595

A condensed consolidating statement of income for the year ened December 31, 2003 for CCI follows:

	Illinois Holdings	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Eliminations	Consolidated
Revenues	$—	$57,230	$78,968	$(3,868)	$132,330
Operating expenses	7,739	45,160	62,245	(3,868)	111,276

Income from operations	(7,739)	12,070	16,723	—	21,054
Equity in net income of subsidiaries	17,372	—	—	(17,372)	—
Other income (expense)	(11,862)	54	(28)	—	(11,836)

Income (loss) before income taxes	(2,229)	12,124	16,695	(17,372)	9,218
Income taxes (benefit)	(7,730)	4,853	6,594	—	3,717

Net income	$5,501	$7,271	$10,101	$(17,372)	$5,501

A condensed consolidating statement of cash flows for the year ened December 31, 2003 for CCI follows:

	Illinois Holdings	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Consolidated
Net cash provided by (used in) operating activities	$(4,212)	$11,382	$21,719	$28,889

Cash flows from investing activities
Capital expenditures	—	(364)	(10,932)	(11,296)
Payment for acquisition	(284,834)	—	—	(284,834)
Other, net	(2)	—	—	(2)

Net cash used in investing activities	(284,836)	(364)	(10,932)	(296,132)

Cash flows from financing activities
Proceeds from issuance of stock	93,000	—	—	93,000
Proceeds from long-term debt	190,000	—	—	190,000
Other, net	(5,615)	—	—	(5,615)

Net cash provided by financing activities	277,385	—	—	277,385

Net increase (decrease) in cash and cash equivalents	$(11,663)	$11,018	$10,787	$10,142

15.	Quarterly Financial Information (unaudited)

	March 31	June 30	September 30	December 31

Operating revenues	$31,772	$33,224	$33,741	$33,593
Cost of sales	7,226	7,574	7,762	7,499

Gross margin	24,546	25,650	25,979	26,094
Operating expenses	13,945	14,568	14,941	15,285
Depreciation and amortization	5,494	5,938	5,698	5,346

Net operating income	5,107	5,144	5,340	5,463
Other expenses, net	3,131	2,889	2,961	2,855
Income taxes	790	902	952	1,073

Net income	$1,186	$1,353	$1,427	$1,535

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Consolidated Communications, Inc.

      We have audited the accompanying combined balance sheets as of December 30, 2002 and December 31, 2001, of the corporations and lines of business listed in Note 1 (then owned by McLeodUSA Inc.), and the related combined statements of income, changes in parent company investment, and cash flows for each of the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at December 30, 2002 and December 31, 2001, of the corporations and lines of business listed in Note 1, and the combined results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 3 to the combined financial statements, effective January 1, 2002, the corporations and lines of business listed in Note 1 discontinued the amortization of goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

Chicago, Illinois

March 8, 2004

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

COMBINED BALANCE SHEETS

(Amounts in thousands)

	December 30	December 31
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$1,089	$3,253
Accounts receivable, net of allowances of $1,850 and $1,142 at December 30, 2002 and December 31, 2001, respectively	14,107	13,447
Inventories	2,204	3,009
Prepaid expenses	1,399	1,294
Deferred directory costs and other charges	369	1,151
Deferred tax assets	2,914	3,143
Other current assets	1,122	1,375

Total current assets	23,204	26,672
Investments	18	3,416
Property, plant, and equipment:
Land and buildings	24,162	23,825
Network and outside plant facilities	200,481	187,100
Furniture, fixtures and equipment	32,614	32,074
Work in process	3,330	2,553

	260,587	245,552
Less: Accumulated depreciation	155,526	145,046

Net property, plant, and equipment	105,061	100,506
Intangibles and other assets:
Goodwill	101,324	101,324
Other intangibles	6,463	16,603
Deferred charges and other assets	333	352

Total intangibles and other assets	108,120	118,279

Total assets	$236,403	$248,873

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$479	$329
Accounts payable	7,306	6,204
Accrued liabilities	6,725	10,329
Advance billings and customer deposits	5,307	4,854

Total current liabilities	19,817	21,716
Long-term liabilities:
Unamortized investment tax credits	320	585
Deferred income taxes	10,815	15,977
Pension benefit obligations and other postretirement obligations	9,471	8,965
Deferred compensation	—	2,178
Other long-term liabilities	903	500
Long-term debt, excluding current maturities	20,593	20,661
Long-term capital lease obligations	—	149
Commitments and contingencies	—	—

Total long-term liabilities	42,102	49,015
Parent company investment	174,484	178,142

Total liabilities and parent company investment	$236,403	$248,873

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

COMBINED STATEMENTS OF INCOME

Years Ended December 30, 2002 and December 31, 2001
(Amounts in thousands)

	2002	2001

Operating revenues
Illinois Telephone Operations	$76,745	$79,803
Other Illinois Operations	33,159	35,758

Total operating revenues	109,904	115,561
Operating expenses
Cost of services and products	17,840	19,713
Selling, general, and administrative	53,596	55,171
Depreciation and amortization	24,544	31,780

Total operating expenses	95,980	106,664
Income from operations	13,924	8,897
Other income (expense):
Interest income	6	50
Interest expense	(1,652)	(1,821)
Gain on sale of assets	—	5,208
Other, net	428	512

Total other income (expense)	(1,218)	3,949

Income before income taxes	12,706	12,846
Income taxes	4,670	6,290

Net income	$8,036	$6,556

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY INVESTMENT

Years Ended December 30, 2002 and December 31, 2001
(Amounts in thousands)

Balance at December 31, 2000	$191,571
Net income	6,556
Net settlement with parent	(19,985)

Balance at December 31, 2001	178,142
Net income	8,036
Net settlement with parent	(11,694)

Balance at December 30, 2002	$174,484

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

Years Ended December 30, 2002 and December 31, 2001
(Amounts in thousands)

	2002	2001

Cash flows from operating activities
Net income	$8,036	$6,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,544	31,780
Deferred income taxes	(4,933)	(4,160)
Other deferred credits, net	1,864	(1,166)
Changes in net operating assets and liabilities:
Accounts receivable	(660)	4,212
Inventories	805	(595)
Prepaid expenses	(105)	(495)
Accounts payable	1,102	(3,247)
Advance billings and customer deposits	453	119
Accrued income taxes and liabilities	(3,604)	2,586
Other	1,035	(1,336)

Net cash provided by operating activities	28,537	34,254
Cash flows from investing activities
Property, plant, and equipment expenditures	(14,137)	(13,057)

Net cash used in investing activities	(14,137)	(13,057)
Cash flows from financing activities
Capital lease obligations	—	(239)
Repayment of long-term debt	(68)	(73)
Deferred charges and other noncurrent assets	19	153
Settle intercompany receivables, net	(16,515)	(18,727)

Net cash used in financing activities	(16,564)	(18,886)

Net increase (decrease) in cash and cash equivalents	(2,164)	2,311
Cash and cash equivalents at beginning of year	3,253	942

Cash and cash equivalents at end of year	$1,089	$3,253

Non-cash investing and financing activities
Property, plant and equipment additions	$4,821	$—

Supplemental disclosures of cash flow information
Cash paid for interest	$1,643	$1,765

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

December 30, 2002 and December 31, 2001
(Amounts in thousands)

1.	Nature of Business

      Consolidated Communications, Inc., or CCI, is a direct, wholly owned subsidiary of Consolidated Communications Holdings, Inc. or Illinois Holdings. Illinois Holdings, in turn, is a direct, wholly owned subsidiary of Homebase Acquisition, LLC, or Homebase.

      Homebase, a Delaware limited liability company that was formed on June 26, 2002, entered into a sale and purchase agreement with McLeodUSA, Inc. in July 2002 and the transaction was concluded on December 31, 2002. CCI was formed on August 6, 2002 to acquire a highly integrated group of companies and lines of business as described below. The accompanying combined financial statements include the accounts of Illinois Consolidated Telephone Company and the Related Businesses (the Business). During the periods covered by these financial statements the Business operated under the ownership of McLeodUSA, Inc., or McLeodUSA. The Business comprised of the following entities and lines of business:

      Illinois Consolidated Telephone Company (ICTC) provides a broad range of local exchange telecommunications services including local dialtone and central office based vertical services features, private line services, data services (including DSL), intraLATA toll and carrier access services. Operations are subject to regulation by the Illinois Commerce Commission and the Federal Communications Commission.

      Consolidated Communications Operator Services provides both live and automated local and long distance assistance as well as national directory assistance on a wholesale and retail basis. CCOS also provides specialized message center services and corporate and governmental attendant services.

      McLeodUSA Public Services, Inc. primarily offers managed local and long distance automated calling from county jails and state prison facilities in Illinois. These inmate services include fraud control, customer service, call management, and technical field support.

      Consolidated Communications Business Systems sells and installs telecommunications equipment, and performs cabling, wiring, and equipment maintenance services to business and residential customers within the ICTC service territory and to business customers in adjacent markets.

      Consolidated Market Response, Inc. is a full service teleservices business providing inbound and outbound telemarketing and backend fulfillment services to corporate clients from diverse industry segments.

      Consolidated Communications Mobile Services provides one-way messaging service for both personal and business accounts. The basic paging service has been supplemented with complimentary mobile information services including Internet, 800 service, info text and voice mail.

      The Business has two reportable segments, Illinois Telephone Operations and Other Illinois Operations (see note 14, Business Segments). ICTC is represented in Illinois Telephone Operations while all other entities and lines of business are reflected in Other Illinois Operations.

2.	Basis of Preparation

      These combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the entities and businesses as if the Business had existed as an entity separate from McLeodUSA. The historical cost basis includes the allocation of goodwill and other intangible assets resulting from McLeodUSA’s purchase of the Business in 1997. As such, the accompanying combined financial statements are not intended to be a complete representation of the

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

assets, liabilities or the results of operations of the Business on a stand-alone basis. All material transactions between businesses included in these financial statements have been eliminated. Comprehensive income is equivalent to net income for all periods presented.

3.	Summary of Significant Accounting Policies

Regulatory Accounting

      ICTC, an independent local exchange carrier, follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” which permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires ICTC to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-based regulation to another form of regulation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

Cash Equivalents

      Cash equivalents consist of short-term, highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

      Accounts receivable consist primarily of amounts due to the Business from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Business requires deposits from customers to mitigate potential risk associated with receivables. The Business maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when we have determined that the receivable will not be collected.

Inventory

      Inventory consists mainly of copper and fiber cable that will be used for ICTC network expansion and upgrades as well as materials and equipment used in the maintenance and installation of telephone systems. All inventory is stated at the lower of average cost or market.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

Investments

      Investments primarily consist of the net cash surrender value of variable whole life insurance policies to cover deferred compensation liabilities for certain executives. These investments are carried at fair value. The deferred compensation arrangement was terminated in January 2002, and accordingly, proceeds received from the insurance policies were used to pay the deferred compensation obligations.

Intangible Assets and Goodwill

      Goodwill is stated at cost and was amortized using the straight-line method over thirty years. Effective January 1, 2002, the Business adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), at which time amortization ceased. Intangible assets are stated at cost and consist of customer relationships, tradenames, and software and are being amortized over their useful lives which range from five to ten years.

      The following table shows the Business’ net income for 2001, adjusted for the impact of SFAS 142:

2001

Net income as reported	$6,556
Add: Amortization of goodwill prior to the adoption of SFAS 142	4,541

Net income, as adjusted	$11,097

Property, Plant, and Equipment

      Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with the composite group remaining life methodology used for regulated telephone plant assets. When property applicable to non-regulated operations is sold or retired, the assets and related accumulated depreciation are removed from the accounts and the associated gain or loss is recognized.

      The provision for depreciation of regulated property and equipment is computed using rates and lives approved by the Illinois Commerce Commission. The provision is equivalent to annual composite depreciation rates of 5.59% and 6.00% for 2002 and 2001, respectively.

      The provision for depreciation of nonregulated property and equipment is recorded using the straight-line method based upon the following estimated useful lives:

Years

Buildings	15-20
Telecommunications networks	5-15
Furniture, fixtures, and equipment	3-10

      Depreciation of assets recorded under capital leases is included within depreciation and amortization expense.

     Revenue Recognition

      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.

      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.

      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.

     Advertising Costs

      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $1,758 and $865 in 2002 and 2001 respectively.

     Financial Instruments

      At December 30, 2002 and December 31, 2001, the Business’ financial instruments consist of cash and cash equivalents, accounts receivable and payable, long-term debt and capital lease obligations. The fair values of the financial instruments were not materially different from their carrying value except for long-term debt. The aggregate fair value of the Business’ long-term debt (including current maturities) was approximately $24,212 and $24,427 at December 30, 2002 and December 31, 2001, respectively. Fair values for the long-term debt were determined using discounted cash flow analyses based on the Business’ current incremental interest rates for similar instruments.

Deferred Income Taxes

      Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Stock-Based Compensation

      The Business follows the provisions of Accounting Principle Board Opinion No. 25, “Accounting for Stocks Issued to Employees” (APB No. 25) and related interpretations in accounting for its employee stock options.

      In September 1997, McLeodUSA granted 837,245 stock options to the Business’ employees at an exercise price of $24.50 per share. The aggregate intrinsic value of these options at the date of grant exceeded the aggregate exercise price by approximately $9,000. As a result, the Business has amortized the stock compensation expense over the four-year vesting period of the options. Compensation cost of $1,351 has been charged to income for the year-ended December 31, 2001, using the intrinsic value based method as prescribed by APB No. 25. There is no charge for stock-based compensation in 2002.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      Pro forma information regarding net income is required by FASB Statement No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), as amended by FASB Statement No. 148, “Accounting for Stock-based Compensation — Transition and Disclosure” (SFAS No. 148). Had compensation cost been determined based on the grant date fair value of awards granted during 2001, as prescribed by SFAS No. 123, reported net income would have been as follows:

2001

Net income as reported	$6,556
Add stock based compensation expense included in the determination of net income as reported, net of tax	838
Less stock-based compensation expense that would have been included in the determination of net income if the fair value method had been applied to awards, net of tax	1,331

Pro forma net income	$6,063

Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. The Business is required to adopt SFAS 143 on January 1, 2003, and it does not believe that the adoption of this new standard will have a material effect on the 2003 consolidated financial statements.

      In August 2001, the Financial Accounting Standards Board issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS 144, among other things, changes the criteria that have to be met in order to classify an asset held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. SFAS 144 was adopted for the Business’ 2002 accounting period and did not have a material impact on the combined financial statements.

      In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under SFAS 146, a liability for costs associated with an exit or disposal activity should be recognized when the liability is incurred. Previously, such a liability was recognized at the date of commitment to an exit plan. SFAS 146 also makes some changes to the timing of recognizing severance pay costs where benefit arrangements require employees to render future service beyond a minimum retention period. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Business is required to adopt SFAS 146 on January 1, 2003, and it does not believe that the adoption of this new standard will have a material effect on the 2003 consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others.” FIN 45 requires certain guarantees to be recorded at fair value, which is different from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make certain new disclosures in the financial statements; these disclosure requirements are effective for the Business’ 2002 reporting period. The Business is required to adopt the recognition and measurement provisions of FIN 45 on a prospective basis with respect to guarantees issued

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

or modified after December 31, 2002. The Business does not believe the adoption of FIN 45 will have a material effect on its 2003 consolidated financial statements.

      Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, was issued by the FASB in January 2003. FIN 46 requires a company to consolidate a variable interest entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. FIN 46 is immediately effective for variable interest entities created on or after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 will become effective for the periods after March 15, 2004, except for Special Purpose Entities, to which the provisions apply as of December 31, 2003. The Business has not yet determined the effect of adopting FIN 46, if any, on its statement of income or financial position.

4.	Affiliated Transactions

      McLeodUSA provided corporate communications, human resources, treasury and other general and administrative services that are charged at levels consistent with the cost allocation manual filed with the ICC. Allocations of the costs incurred were charged to ICTC and amounted to $910 and $2,003 in 2002 and 2001 respectively, which have been recorded in general and administrative expense.

5.	Gain on Sale of Assets

      ICTC sold approximately 2,750 local access lines in September 2001 to Fairpoint Communications. These two, non-contiguous geographically, high maintenance properties were non-strategic to our ongoing operations. Net proceeds of the sale amounted to $7,200 and the pre-tax gain recognized as a result of this asset disposition was $5,208.

6.	Goodwill and Intangible Assets

      Goodwill, for acquisitions completed prior to June 30, 2001, was amortized using the straight-line method over 30 years. Amortization expense for 2001 related to goodwill was $4,541. Effective January 1, 2002, the Business adopted SFAS 142. Accordingly, goodwill and other indefinite lived intangibles are no longer amortized but are subject to an annual impairment test. Other intangible assets will continue to be amortized over their useful lives. We have determined that software and customer lists have a useful life of five years. The Business’ tradenames have an estimated useful life of ten years. Amortization of tradenames will continue for the next five years. The amortization expense will be $1,360 during each of the next four years through 2006, and $1,022 in 2007.

7.	Income Taxes

      For federal income tax purposes, the Business was included in a consolidated tax return along with other companies in the McLeodUSA group during 2001 and 2002. For the purpose of these combined financial statements, the provision for income taxes has been computed on a stand-alone basis as if the Business had filed a separate return for the periods presented and was not a member of a group. However, due to the fact that the McLeodUSA group had a consolidated net operating loss, the Business did not make any cash payments for income taxes during 2002 and 2001. Therefore, income taxes that would be payable on a stand-alone basis have been settled as an increase in parent company investment.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      The components of the income tax provision charged to expense are as follows:

	2002	2001

Current:
Federal	$8,628	$9,372
State	1,240	1,343

Total Current	9,868	10,715
Deferred:
Federal	(4,297)	(3,619)
State	(636)	(541)

Total Deferred	(4,933)	(4,160)
Investment tax credit amortized	(265)	(265)

Total income tax expense	$4,670	$6,290

      The following is a reconciliation between the statutory federal income tax rate for each of the past two periods and the Business’ overall effective tax rate:

	2002	2001

Statutory federal income tax rate	34.0%	34.0%
State income taxes, net of federal benefit	4.8	6.2
Goodwill amortization for stock purchases	—	10.4
Other	(2.0)	(1.6)

Effective overall income tax rate	36.8%	49.0%

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      The temporary differences which give rise to significant portions of the net deferred tax liability at December 30, 2002 and December 31, 2001, are as follows:

	2002	2001

Current deferred income tax assets:
Accrued vacation	$582	$408
Reserve for uncollectible accounts	541	339
Accrued expenses	365	632
Deferred revenue and regulatory reserves	1,426	1,764

Total current deferred income tax assets	2,914	3,143

Noncurrent deferred income tax assets:
Pension and post retirement expense	3,771	3,659
Deferred compensation	—	1,316
Other	320	585

Total noncurrent deferred income tax assets	4,091	5,561

Noncurrent deferred income tax liabilities:
Depreciable property	(11,740)	(14,444)
Intangibles	(2,685)	(6,613)
Regulatory liabilities	(481)	(481)

Total noncurrent deferred income tax liability	(14,906)	(21,538)

Net noncurrent deferred income tax liability	(10,815)	(15,977)

Total net deferred tax liability	$(7,401)	$(12,834)

8.	Pension Costs and Other Postretirement Benefits

      ICTC maintains a noncontributory defined pension and death benefit plan covering substantially all of its hourly employees. The pension benefit formula used in the determination of pension cost is based on the highest five consecutive calendar years’ base earnings within the last ten calendar years immediately preceding retirement or termination. It is ICTC’s policy to fund pension costs as they accrue subject to any applicable Internal Revenue Code limitations.

      The changes in benefit obligation for 2002 and 2001 are as follows:

	2002	2001

Projected benefit obligation at beginning of period	$47,379	$42,547
Service cost	807	749
Interest cost	3,240	3,191
Benefits paid	(3,374)	(3,224)
Actuarial loss	1,585	4,116

Projected benefit obligation at end of period	$49,637	$47,379

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      The changes in plan assets for 2002 and 2001 relate to the following:

	2002	2001

Fair value of plan assets at beginning of period	$50,769	$54,018
Actual return on plan assets	(1,949)	(25)
Benefits paid	(3,374)	(3,224)

Fair value of plan assets at end of period	$45,446	$50,769

      The reconciliations of the funded status of the pension plans as of December 30, 2002 and December 31, 2001, are as follows:

	2002	2001

Funded status	$(4,191)	$3,390
Unrecognized net actuarial gain	(220)	(8,183)
Unrecognized prior service cost	2,536	3,018

Net amount recognized at period-end	$(1,875)	$(1,775)

      The components of net periodic benefit cost for 2002 and 2001 are as follows:

	2002	2001

Service cost	$807	$749
Interest cost	3,240	3,191
Expected return on plan assets	(3,940)	(4,203)
Amortization of prior service costs	482	482
Amortization of transitional (asset) or obligation	—	(39)
Immediate recognition of voluntary early retirement offer	—	525
Recognized actuarial gain	(223)	(725)

Net periodic benefit cost/(income)	$366	$(20)

      The assets of the plan consist principally of equity and fixed income securities. Actuarial assumptions used to calculate the projected benefit obligation included a discount rate of 6.75% and 7.0% for 2002 and 2001, respectively. Future compensation level increases were estimated to be 4.0% and 5.0% in 2002 and 2001, respectively. The assumed long-term rate of return on plan assets was 8.0% for 2002 and 2001, respectively.

      In addition to providing pension benefits, ICTC provides an optional retiree medical program to its salaried and union retirees and spouses under age 65 and life insurance coverage for the salaried retirees. All retirees are required to contribute to the cost of their medical coverage while the salaried life insurance is provided at no cost to the retiree.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

      The following postretirement benefit plan disclosures relate to ICTC and Related Businesses. The changes in the postretirement benefit obligation for 2002 and 2001 are as follows:

	2002	2001

Benefit obligation at beginning of period	$7,710	$5,553
Service cost	143	117
Interest cost	520	424
Benefits paid	(393)	(180)
Actuarial (gain) or loss	(14)	1,796

Benefit obligation at end of period	$7,966	$7,710

      The changes in plan assets for 2002 and 2001 relate to the following:

	2002	2001

Fair value of plan assets at beginning of period	$—	$—
Employer contributions	393	180
Benefits paid	(393)	(180)

Fair value of plan assets at end of period	$—	$—

      The reconciliations of the funded status of the postretirement benefit plan as of December 30, 2002 and December 31, 2001, are as follows:

	2002	2001

Funded status	$(7,966)	$(7,710)
Contributions made after measurement date and before fiscal year end	111	60
Unrecognized net actuarial gain	(1,018)	(1,030)
Unrecognized transition obligation	2,796	3,184
Unrecognized prior service cost	(1,519)	(1,694)

Net amount recognized at period-end	$(7,596)	$(7,190)

      The components of postretirement benefit cost for 2002 and 2001 are as follows:

	2002	2001

Service cost	$143	$117
Interest cost	520	424
Amortization of prior service costs	(174)	(174)
Amortization of transitional obligation	388	388
Recognized actuarial gain	(26)	(176)

Net periodic benefit cost	$851	$579

      The postretirement benefit obligation is calculated assuming that health-care costs increased by 12.0% in 2002 and 7.5% in 2001, and that the rate of increase thereafter (the health-care cost trend rate) will decline to 6.0% in 2008 and subsequent years. The health-care cost trend rate has a significant effect on the amounts reported for costs each year as well as on the accumulated postretirement benefit obligation. For example, a one percentage point increase each year in the health-care cost trend rate would increase

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

the accumulated postretirement benefit obligation as of December 30, 2002, by approximately $643 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $62. A one percentage point decrease each year in the health-care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 30, 2002, by approximately $529 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $50. The weighted-average discount rate used in determining the benefit obligation was 6.75% in 2002 and 7.0% in 2001.

9.	Employee Benefit Plan

      The Business provides a 401(k) defined contribution retirement savings plan made available to virtually all employees. Each employee may elect to defer a portion of his or her compensation subject to certain limitations. During the periods covered in this report, for all hourly employees participating in the plan, the Business matched employee contributions up to a maximum of 4%. For salaried employees during the same periods, McLeodUSA contributed a matching amount in McLeodUSA company stock. The Business’ contributions towards the hourly plan totaled $329 in 2002 and $341 in 2001.

10.	Long-Term Debt

      ICTC’s first mortgage bonds are collateralized by substantially all real and personal property. The Series K Bonds and Series L Bonds provide for early redemption by payment of the principal amount to be redeemed, any accrued interest and a make-whole amount as described in the indenture. As a result of the Series K Bond and Series L Bond issues, ICTC is restricted from declaring or paying any dividends or distributions, subject to certain exceptions, that would reduce the retained earnings balance below $915.

      CMR entered into a $1,250 mortgage on their building in Charleston, Illinois, on March 18, 1994. A floating interest rate was set at 100 basis points above the Harris Bank prime with a floor and cap of 5% and 9%, respectively. The note matures on March 18, 2004.

      Long-term debt consisted of the following at December 31:

	2002	2001

ICTC First mortgage bonds:
Series K, 8.620%, due September 1, 2022	$10,000	$10,000
Series L, 7.050%, due October 1, 2013	10,000	10,000
CMR mortgage bond	593	661

	$20,593	$20,661

      As disclosed in Note 15 below, the long-term debt balances were settled immediately following the acquisition of the Business by Homebase Acquisition LLC on December 31, 2002.

11.	Environmental Remediation Liabilities

      Environmental remediation liabilities are $931 and $500 at December 30, 2002 and December 31, 2001, respectively. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites and are undiscounted.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

12.	Operating Leases

      The Business has operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $1,195 and $1,538 in 2002 and 2001, respectively.

      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows:

Lease
Year	Payments

2003	$675
2004	457
2005	419
2006	364
2007	312
2008 and thereafter	815

Total	$3,042

13.	Capital Leases

      The Business has capital lease agreements for desktop computing equipment. The terms of these agreements range from 20 months to 39 months, with the remaining open leases expiring in 2003. The gross amount of assets recorded under capital leases was $605 and $1,298 at December 30, 2002 and December 31, 2001. The related accumulated amortization at December 30, 2002 and December 31, 2001, was $458 and $821, respectively. Lease payments related to these obligations totaled $357 during 2002. The minimum lease payments in 2003 under these existing agreements totaled $153.

14.	Business Segments

      The Business is viewed and managed as two separate, but highly integrated, reportable business segments, “Illinois Telephone Operations” and “Other Illinois Operations”. Illinois Telephone Operations consists of local telephone, long-distance and network access services, and data products provided to both residential and business customers in central Illinois. ICTC is included in Telephone Operations during the periods covered in these combined financial statements. All other entities and lines of business comprise “Other Illinois Operations”. Services include operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

upon revenue, gross margins, and net operating income. The business segment reporting information is as follows:

	2002

	Illinois	Other
	Telephone	Illinois
	Operations	Operations	Total

Operating revenues	$76,745	$33,159	$109,904
Cost of services and products	—	17,840	17,840

Gross margin	76,745	15,319	92,064
Operating expenses	46,947	6,649	53,596
Depreciation and amortization	20,074	4,470	24,544

Net operating income	$9,724	$4,200	$13,924

Total assets	$222,380	$14,023	$236,403
Goodwill	81,059	20,265	101,324
Capital expenditures	12,005	2,132	14,137

	2001

	Illinois	Other
	Telephone	Illinois
	Operations	Operations	Total

Operating revenues	$79,803	$35,758	$115,561
Cost of services and products	—	19,713	19,713

Gross margin	79,803	16,045	95,848
Operating expenses	47,776	7,395	55,171
Depreciation and amortization	25,013	6,767	31,780

Net operating income	$7,014	$1,883	$8,897

Total assets	$229,619	$19,254	$248,873
Goodwill	81,059	20,265	101,324
Capital expenditures	10,737	2,320	13,057

15. Condensed Combining Financial Information

Payments under the Company's senior notes are unconditionally guaranteed, jointly and severally, by all of the Company's wholly owned subsidiaries excluding ICTC, the regulated business (collectively the “Guarantors”). Financial information concerning the Guarantors as of and for the years ended December 31, 2002 and 2001 is presented below for purpose of complying with the reporting requirements of the Guarantor Subsidiaries. The financial information concerning the Guarantors is being presented through condensed consolidating financial statements. Separate Guarantor financial statements have not been presented because management does not believe that such financials are material to investors.

A condensed combining balance sheet as of December 30, 2002 follows:

	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Eliminations	Combined
Assets
Cash and cash equivalents	$—	$1,089	$—	$1,089
Other current assets	8,185	17,475	(3,545)	22,115

Total current assets	8,185	18,564	(3,545)	23,204
Property, plant & equipment, net	7,280	97,781	—	105,061
Goodwill	20,265	81,059	—	101,324
Other assets	1,857	4,957	—	6,814

Total assets	$37,587	$202,361	$(3,545)	$236,403

Liabilities and Shareholders’ Equity
Current portion of long-term debt	—	479	—	479
Other current liabilities	6,383	16,500	(3,545)	19,338

Total current liabilities	6,383	16,979	(3,545)	19,817
Long-term debt, excluding current maturities	593	20,000	—	20,593
Other liabilities	634	20,875	—	21,509
Total shareholders’ equity	29,977	144,507	—	174,484

Total liabilities and shareholders’ equity	$37,587	$202,361	$(3,545)	$236,403

A condensed combining statement of income for the year ened December 30, 2002 follows:

	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Combined
Revenues	$33,159	$76,745	$109,904
Operating expenses	25,541	70,439	95,980

Income from operations	7,618	6,306	13,924
Other income (expense)	60	(1,278)	(1,218)

Income (loss) before income taxes	7,678	5,028	12,706
Income taxes (benefit)	2,820	1,850	4,670

Net income	$4,858	$3,178	$8,036

A condensed combining statement of cash flows for the year ened December 30, 2002 follows:

	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Combined
Net cash provided by operating activities	$9,244	$19,293	$28,537

Cash flows from investing activities
Capital expenditures	(737)	(13,400)	(14,137)

Net cash used in investing activities	(737)	(13,400)	(14,137)

Cash flows from financing activities
Repayment of long-term debt	(68)	—	(68)
Other, net	(10,562)	(5,934)	(16,496)

Net cash used in financing activities	(10,630)	(5,934)	(16,564)

Net decrease in cash and cash equivalents	$(2,123)	$(41)	$(2,164)

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Amounts in thousands)

16.	Quarterly Financial Information (unaudited)

	2002

	March 31	June 30	September 30	December 31

Operating revenues	$27,155	$27,998	$27,610	$27,141
Cost of services and products	4,240	4,378	4,731	4,491

Gross margin	22,915	23,620	22,879	22,650
Operating expenses	13,330	12,592	12,539	15,135
Depreciation and amortization	6,135	6,136	6,136	6,137

Net operating income	3,450	4,892	4,204	1,378
Other expenses	(252)	(305)	(320)	(341)
Income taxes	1,183	2,127	1,639	1,316

Net income	$2,015	$2,460	$2,245	$(279)

	2001

	March 31	June 30	September 30	December 31

Operating revenues	$27,582	$29,074	$29,514	$29,391
Cost of services and products	4,764	4,961	5,068	4,920

Gross margin	22,818	24,113	24,446	24,471
Operating expenses	13,141	13,855	14,857	13,318
Depreciation and amortization	7,866	7,847	7,808	8,259

Net operating income	1,811	2,411	1,781	2,894

Other income(expense), net	(338)	(324)	(310)	4,921
Income taxes	114	629	112	5,435

Net income	$1,359	$1,458	$1,359	$2,380

17.	Subsequent Event

      Effective December 31, 2002, Homebase purchased the entities and lines of business that comprise the Business for a total consideration of $271,200 (excluding acquisition-related expenses) from McLeodUSA. As a result of the acquisition, the Business’ long-term debt of approximately $20,593 was immediately extinguished. These financial statements do not include any adjustments that would be required to reflect this acquisition transaction in the Business’ combined balance sheet.

A condensed combining balance sheet as of December 31, 2001 follows:

	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Eliminations	Combined
Assets
Cash and cash equivalents	$2,123	$1,130	$—	$3,253
Other current assets	8,240	16,527	(1,348)	23,419

Total current assets	10,363	17,657	(1,348)	26,672
Property, plant & equipment, net	5,541	94,965	—	100,506
Goodwill	20,265	81,059	—	101,324
Other assets	4,941	15,430	—	20,371

Total assets	$41,110	$209,111	$(1,348)	$248,873

Liabilities and Shareholders’ Equity
Current portion of long-term debt	—	329	—	329
Other current liabilities	5,046	17,689	(1,348)	21,387

Total current liabilities	5,046	18,018	(1,348)	21,716
Long-term debt, excluding current maturities	661	20,000	—	20,661
Other liabilities	6,334	22,020	—	28,354
Total shareholders’ equity	29,069	149,073	—	178,142

Total liabilities and shareholders’ equity	$41,110	$209,111	$(1,348)	$248,873

A condensed combining statement of income for the year ended December 31, 2001follows:

	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Combined
Revenues	$35,758	$79,803	$115,561
Operating expenses	29,043	77,621	106,664

Income from operations	6,715	2,182	8,897
Other income (expense)	70	3,879	3,949

Income (loss) before income taxes	6,785	6,061	12,846
Income taxes (benefit)	3,323	2,967	6,290

Net income	$3,462	$3,094	$6,556

A condensed combining statement of cash flows for the year ened December 31, 2001 follows:

	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Combined
Net cash provided by operating activities	$18,254	$16,000	$34,254

Cash flows from investing activities
Capital expenditures	(2,320)	(10,737)	(13,057)

Net cash used in investing activities	(2,320)	(10,737)	(13,057)

Cash flows from financing activities
Repayment of long-term debt	(73)	(239)	(312)
Other, net	(13,891)	(4,683)	(18,574)

Net cash provided by financing activities	(13,964)	(4,922)	(18,886)

Net increase in cash and cash equivalents	$1,970	$341	$2,311

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
Dallas, Texas

CONSOLIDATED FINANCIAL STATEMENTS

with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
TXU Communications Ventures Company
Irving, TX

     We have audited the accompanying consolidated balance sheets of TXU Communications Ventures Company and subsidiaries (the “Company”) as of April 13, 2004, December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), shareholder’s equity, and cash flows for the period from January 1, 2004 to April 13, 2004 and each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at April 13, 2004, December 31, 2003 and 2002, and the results of its operations and its cash flows for the period from January 1, 2004 to April 13, 2004 and each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note N to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

DELOITTE & TOUCHE LLP

Dallas, Texas
October 15, 2004

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 13,	December 31,
	2004	2003	2002
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$9,897	$11,464	$12,427
Accounts Receivable - net of allowance of $1,316 in 2004, $1,501 in 2003 and $5,021 in 2002	17,555	15,778	18,825
Short-Term Investments	117	125	125
Prepaid Federal Income Taxes	45	—	6,615
Materials and Supplies	1,003	1,102	2,379
Deferred Income Taxes	3,974	2,527	34,145
Assets Held for Sale	—	—	8,030
Other Current Assets	4,467	3,519	3,814

TOTAL CURRENT ASSETS	37,058	34,515	86,360

NONCURRENT ASSETS
Investments	36,862	36,118	35,260
Goodwill	304,336	304,336	317,536
Prepaid Pension Cost	—	997	3,669
Deferred Income Taxes	16,033	39,525	15,709
Other	831	961	771

TOTAL NONCURRENT ASSETS	358,062	381,937	372,945

PROPERTY, PLANT & EQUIPMENT
Plant in Service	341,238	333,607	326,243
Plant Under Construction	7,147	8,595	5,249

TOTAL PROPERTY, PLANT & EQUIPMENT	348,385	342,202	331,492
Less: Accumulated Depreciation	118,343	110,795	90,700

TOTAL PROPERTY, PLANT & EQUIPMENT-NET	230,042	231,407	240,792

TOTAL ASSETS	$625,162	$647,859	$700,097

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – (CONTINUED)

	April 13,	December 31,
	2004	2003	2002
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts Payable	$7,712	$9,223	$14,043
Accounts Payable-Affiliates	35	2,314	352
Advance Billing and Payments	4,163	2,954	3,438
Customer Deposits	752	739	788
Current Maturities of Long-Term Debt	2,847	98,247	2,999
Accrued Expenses	12,105	18,518	18,234
Liabilities Related to Assets Held for Sale	—	—	2,661
Other Current Liabilities	3,485	4,594	4,078

TOTAL CURRENT LIABILITIES	31,099	136,589	46,593

LONG-TERM DEBT, LESS CURRENT MATURITIES	—	2,136	163,203
OTHER LIABILITIES AND DEFERRED CREDITS
Accrued Postretirement and Pension Benefits	31,173	27,669	28,072
Deferred Income Taxes	33,513	54,486	39,458
Other Deferred Credits and Liabilities	5,868	5,856	5,145
Regulatory Liabilities	8,283	8,405	8,807

TOTAL OTHER LIABILITIES AND DEFERRED CREDITS	78,837	96,416	81,482

TOTAL LIABILITIES	109,936	235,141	291,278

MINORITY INTEREST	1,964	1,858	1,224

SHAREHOLDER’S EQUITY
Common Stock-No par value, 1,000 shares authorized, 1,000 shares issued and outstanding	—	—	—
Paid-In Capital	636,868	534,749	530,459
Accumulated Deficit	(117,463)	(119,246)	(116,905)
Accumulated Other Comprehensive Loss	(6,143)	(4,643)	(5,959)

TOTAL SHAREHOLDER’S EQUITY	513,262	410,860	407,595

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$625,162	$647,859	$700,097

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Period From January 1, 2004	Year Ended December 31,
	To April 13, 2004	2003	2002	2001
	(Dollars in thousands)
OPERATING REVENUES	$53,855	$194,818	$214,709	$207,451
OPERATING EXPENSES
Network Operating Costs	15,296	58,415	76,891	95,663
Selling, General and Administrative	24,138	75,365	109,401	88,671
Depreciation and Amortization	8,124	32,875	40,990	50,177
Restructuring, Asset Impairment and Other Charges	(12)	248	101,390	—
Goodwill Impairment Charges	—	13,200	18,000	—

TOTAL OPERATING EXPENSES	47,546	180,103	346,672	234,511

OPERATING INCOME (LOSS)	6,309	14,715	(131,963)	(27,060)
OTHER INCOME (EXPENSE):
Pre-payment Penalty on Extinguishment of Debt	(1,914)	—	—
Interest Expense	(1,275)	(5,422)	(7,669)	(11,625)
(Loss)/Gain on Sale of Property and Investments	(19)	(101)	558	6,158
Allowance for Funds Used During Construction	31	81	179	572
Partnership Income	1,174	2,693	2,332	3,151
Minority Interest	(106)	(872)	8,048	507
Other	56	(980)	489	101

TOTAL (EXPENSE) OTHER INCOME	(2,053)	(4,601)	3,937	(1,136)

INCOME (LOSS) BEFORE INCOME TAXES	4,256	10,114	(128,026)	(28,196)
Income Tax Expense (Benefit)	2,473	12,455	(38,261)	(6,304)
NET INCOME (LOSS)	1,783	(2,341)	(89,765)	(21,892)
OTHER COMPREHENSIVE INCOME (LOSS)
Minimum Pension Liability Adjustment, Net of Tax	(1,494)	1,316	(6,028)	—
Unrealized (Loss) Gain on Marketable Securities, Net of Tax	(6)	—	(136)	169

COMPREHENSIVE INCOME (LOSS)	$283	$(1,025)	$(95,929)	$(21,723)

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

	Common Stock		Paid In	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Loss
	(Dollars in thousands)
Balance, January 1, 2001	1,000	—	$495,701	$(5,248)	$36
Net Loss				(21,892)
Capital Contributions			27,784
Unrecognized Gain on Marketable Securities, Net of Tax					169

Balance, December 31, 2001	1,000	—	523,485	(27,140)	205
Net Loss				(89,765)
Capital Contributions			6,974
Minimum Pension Liability Adjustment, Net of Tax					(6,028)
Unrealized Loss on Marketable Securities, Net of Tax					(136)

Balance, December 31, 2002	1,000	—	530,459	(116,905)	(5,959)
Net Loss				(2,341)
Capital Contributions			4,290
Minimum Pension Liability Adjustment, Net of Tax					1,316

Balance, December 31, 2003	1,000	—	534,749	(119,246)	(4,643)
Net Income				1,783
Capital Contributions			102,119
Minimum Pension Liability Adjustment, Net of Tax					(1,494)
Unrealized Loss on Marketable Securities, Net of Tax					(6)

Balance, April 13, 2004	1,000	—	$636,868	$(117,463)	$(6,143)

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period From January 1, 2004	Year Ended December 31,
	To April 13, 2004	2003	2002	2001
		(Dollars in thousands)
OPERATING ACTIVITIES
Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(21,892)
Adjustments to Reconcile Net Income (Loss) to Cash
Provided by Operating Activities:
Pre-payment Penalty on Extinguishment of Debt	1,914	—	—	—
Deferred Income Tax	950	22,428	(38,908)	(9,368)
Depreciation and Amortization	8,124	32,875	40,990	50,177
Provision for Postretirement Benefits	3,007	3,583	9,160	838
Loss/(Gain) on Disposition of Property and Investments	19	101	(558)	(6,158)
Restructuring, Asset Impairment and Other Charges	(12)	248	101,390	—
Goodwill Impairment	—	13,200	18,000	—
Partnership Income	(1,174)	(2,693)	(2,332)	(3,151)
Allowance for Funds Used During Construction	(31)	(81)	(179)	(572)
Minority Interest	106	872	(8,048)	(507)
Provision for Bad Debt Losses	542	(804)	10,200	3,981
Changes in Operating Assets and Liabilities:
Accounts Receivable	(2,319)	3,851	1,349	(7,287)
Materials and Supplies	99	1,277	2,520	3,048
Prepaid Federal Income Tax	(45)	6,615	(4,664)	12,299
Other Assets	(1,164)	105	(2,075)	2,688
Accounts Payable	(1,051)	(2,858)	(15,003)	(14,520)
Accrued Expenses and Other Liabilities	(5,429)	(1,323)	12,637	(2,772)

Net Cash Provided by Operating Activities	5,319	75,055	34,714	6,804

INVESTING ACTIVITIES
Capital Expenditures	(6,735)	(18,189)	(27,374)	(66,976)
Business Assets Purchased				(2,467)
Proceeds From Sale-Leaseback Transactions	—	—	4,814	—
Proceeds From Investments	432	1,837	998	188
Proceeds From Sale of Assets	—	2,101	290	9,309

Net Cash Used in Investing Activities	(6,303)	(14,251)	(21,272)	(59,946)

FINANCING ACTIVITIES
Other Paid-In Capital	—	—	—	2,479
Proceeds From TXU Investment Company	—	4,290	6,974	27,784
Proceeds From Long-Term Obligations	18,000	5,895	23,319	40,620
Minority Interest Equity Distribution	—	(238)	—	—
Pre-payment Penalty on Extinguishment of Debt	(1,914)	—	—
Payments Made on Long-Term Obligations	(16,669)	(71,714)	(34,724)	(24,619)

Net Cash (Used in) Provided by Financing Activities	(583)	(61,767)	(4,431)	46,264

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,567)	(963)	9,011	(6,878)
CASH AND CASH EQUIVALENTS - BEGINNING	11,464	12,427	3,416	10,294

CASH AND CASH EQUIVALENTS - ENDING	$9,897	$11,464	$12,427	$3,416

SUPPLEMENTAL CASH FLOW INFORMATION:
Debt for Equity Swap with TXU Investment Co.	$102,119	$—	$—	$—
Interest Paid	$1,045	$6,045	$7,500	$11,820
Taxes Paid (Refunds) Received	$73	$(16,329)	$(153)	$(1,333)
Capital Leases	$—	$—	$4,761	$—

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TXU Communications Ventures Company (“TXUCV”) is a direct, wholly owned subsidiary of Pinnacle One Partners, L.P. (“Pinnacle One”). TXU Corp. owns a 100% voting interest in Pinnacle One. In May 2003, TXU Corp. acquired, for $150 million in cash, its joint venture partner’s interest in Pinnacle One under a put/call agreement that was executed in February, 2003. Also in May 2003, TXU Corp. finalized a formal plan to dispose of TXUCV by sale. On January 15, 2004, Consolidated Communications Acquisition Texas Corp. (“Texas Acquisition”), a subsidiary of Homebase Acquisition, LLC, and Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., entered into a stock purchase agreement providing for the purchase by Texas Acquisition of all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated in the agreement. The purchase transaction closed on April 14, 2004. By acquiring all the capital stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp’s telecommunications business, for a cash price of $527 million, subject to certain upward or downward adjustments (see Note O — Sale of TXUCV).

Principles of Consolidation — The consolidated financial statements include the accounts of TXUCV and its wholly owned subsidiaries, TXU Communications Services Company (“TXU Services”), TXU Communications Telephone Company (“TXUCV Telephone”), TXU Communications Telecom Services Company (“TXUCV Telecom”), TXU Communications Transport Company (“Transport Services”), Fort Bend Telephone Company (“Fort Bend Telephone”), Fort Bend Long Distance Company (“Fort Bend LD”), Fort Bend Wireless Company (“Fort Bend Wireless”), Telcon, Inc. (“Telcon”) and FBCIP, Inc. (“FBCIP”). Transport Services include East Texas Fiber Line, Inc. (“ETFL”), a 63%-owned affiliate. Fort Bend Telephone includes Fort Bend Cellular, Inc. (“Fort Bend Cellular”), a wholly owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

Description of Business — TXUCV is the parent company to TXU Services, TXUCV Telephone (now known as Consolidated Communications of Texas Company), TXUCV Telecom, Transport Services, Fort Bend Telephone (now known as Consolidated Communications of Fort Bend Company), Fort Bend LD, Fort Bend Wireless, Telcon and FBCIP.

TXUCV is a rural local exchange company that provides communications services to residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of April 13, 2004, TXUCV was the 18th largest local telephone company in the United States, based on industry sources, with approximately 171,000 local access lines and 11,000 digital subscriber lines, or DSL lines, in service. TXUCV’s main sources of revenue are its local telephone businesses in Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access and carrier access services, including access charges for the use of its network and its billing and collection system.

Each of the subsidiaries through which TXUCV operates its local telephone businesses is classified as a Rural Local Exchange Carrier, commonly referred to as an RLEC, under the Telecommunications Act of 1996. These subsidiaries are Fort Bend Telephone and TXUCV Telephone. For ease of reference, we refer to these subsidiaries as the Texas RLECs.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — CONTINUED

Description of Business — Continued

TXUCV also sells directory advertising and publishes yellow and white pages directories in and around our Texas RLECs’ service areas and provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports TXUCV’s long distance, Internet access and data services and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers. The transport network includes fiber owned by Transport Services, a wholly owned subsidiary of TXUCV, ETFL, a corporation in which TXUCV owns a 63% equity interest, and Fort Bend Fibernet, a partnership in which Transport Services is the managing partner and owns a 39% equity interest.

In addition, TXUCV holds equity interests in the following two cellular partnerships:

•  GTE Mobilnet of South Texas, which serves the greater Houston metropolitan area. TXUCV owns 2% of the equity of this partnership.

•  GTE Mobilnet of Texas RSA #17, which serves rural areas in and around Conroe, Texas. TXUCV owns 17% of the equity of this partnership.

San Antonio MTA, L.P., a wholly owned partnership of Cellco Partnership (doing business as Verizon Wireless), is the general partner for both partnerships.

Telcon and TXU Services provide information management, human resources, accounting, executive and other administrative services to TXUCV affiliate companies.

Fort Bend Cellular, Fort Bend Wireless, and FBCIP had no significant activity during the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003, 2002 and 2001.

Use of Estimates — The preparation of the TXUCV consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts disclosed in the consolidated financial statements. Due to the prospective nature of estimates, actual results could differ.

Accounting and Regulatory Guidelines — TXUCV Telephone and Fort Bend Telephone follow the accounting for regulated enterprises prescribed by SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, which permits rates (or tariffs) to be set to levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS 71 requires our Texas RLECs to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. Management believes the company is consistent in the application of these provisions and does not foresee regulatory, economic, or competitive changes in the near future that would necessitate a change in its method of accounting. In analyzing the effects of discontinuing the application of SFAS 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with accounting principles generally accepted in the United States and, therefore, any adjustments to telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — CONTINUED

Accounting and Regulatory Guidelines — Continued

There are two different forms of incentive regulation designated by the Texas Public Utility Regulatory Act: Chapter 58 and Chapter 59. Generally under either election, the access rates an ILEC may charge for basic local services cannot be increased from the amounts on the date of election without PUCT approval. Even with PUCT approval, increases can only occur in very specific situations. Pricing flexibility under Chapter 59 is extremely limited. In contrast, Chapter 58 allows greater pricing flexibility on non-basic network services, customer specific contracts and new services.

Initially, both Texas RLECs elected incentive regulation under Chapter 59 and fulfilled the applicable infrastructure requirements to maintain their election status. TXUCV Telephone made its election on August 17, 1997. Fort Bend Telephone made its election on May 12, 2000. On March 25, 2003, both Texas RLECs changed their election status from Chapter 59 to Chapter 58. The rate freezes for basic services with respect to the current Chapter 58 elections are due to expire on March 24, 2007.

In connection with the 2003 election by each of our Texas RLECs to be governed under an incentive network access rate regime, our Texas RLECs were obligated to fulfill certain infrastructure requirements. While our Texas RLECs have met the current infrastructure requirements, the PUCT could impose additional or other restrictions of this type in the future.

The FCC regulates levels of interstate network access charges by imposing price caps on Regional Bell Operating Companies and large Incumbent Local Exchange Companies (“ILECs”). These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Small ILECs may elect to base network access charges on price caps, but are not required to do so. Our Texas RLECs elected not to apply federal price caps. Instead, our RLECs employ rate-of-return regulation for their network interstate access charges, whereby they earn a fixed return on their investment over and above operating costs. The FCC determines the profits our RLECs can earn by setting the rate-of-return on their allowable investment base, which is currently 11.25%.

Our Texas RLECs also receive federal and state subsidy payments designed to preserve and advance widely available, quality telephone service at affordable prices in rural areas

Property, Plant, Equipment and Depreciation — Property, plant and equipment are stated at historical cost. Allowance for funds used during construction (“AFUDC”) is a cost accounting concept whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to telecommunications plant cost. Depreciation is generally computed on the straight-line method.

Cash and Cash Equivalents — Cash equivalents are short-term, highly liquid investments readily convertible to known amounts of cash and which are so near maturity, generally 30 days, that there is no significant risk of changes in value resulting from changes in market interest rates.

Investments — Investments in equity securities that have readily determinable fair values are categorized as available-for-sale securities and are carried at fair value. The unrealized gains or losses on securities classified as available-for-sale are included as a separate component of shareholder’s equity. TXUCV uses the equity method of accounting for investments where the ability to exercise significant influence over such entities exists.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — CONTINUED

Goodwill — Amounts paid for assets of other companies in excess of fair value are charged to goodwill. Prior to January 1, 2002, goodwill was amortized over its useful life, normally 15 to 40 years. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS No. 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. TXUCV adopted this standard as of January 1, 2002 and recognized no impairment as of the adoption date. TXUCV conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU Corp.’s decision in 2003 to sell TXUCV for a known price and TXUCV’s decision to exit the CLEC and Transport businesses, recognized on its consolidated financial statements, impairment losses of $13.2 million and $18 million, respectively for the years ended December 31, 2003 and 2002 (see Note N — Goodwill and Other Intangible Assets). No impairment tests were required for the period from January 1, 2004 to April 13, 2004, and consequently no impairment charges were recorded.

Impairment or Disposal of Long-Lived Assets — In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS No. 144 are generally effective for financial statements issued for fiscal years beginning after December 15, 2001. TXUCV adopted this standard as of January 1, 2002 and recognized no impairment as of the adoption date. TXUCV conducted an impairment test on October 1, 2002, as a result of TXUCV’s decision to exit certain businesses, and recognized on its consolidated financial statements, an impairment loss of $99.3 million for the year ended December 31, 2002 (see Note M — Restructuring and Impairment Charges). Impairment tests are conducted whenever events or changes in circumstances pertaining to TXUCV or its assets indicate that the carrying amount of TXUCV’s long-lived assets is not recoverable. No test was required during 2003 and for the period ended April 13, 2004.

Materials and Supplies — Inventories of materials and supplies are valued at the lower of cost or market. Cost is determined by a moving weighted average method.

Indefeasible Rights of Use (“IRU”) — TXUCV entered into several agreements that entitle it to a long-term lease, or an IRU, of local and long-haul dark fiber of another company. Generally, each agreement required TXUCV to pay an aggregate price consisting of an initial payment, followed by installments during the construction period based upon achieving certain milestones (e.g., commencement of construction, conduit installation and fiber installation). The final payment for each segment was made at the time of acceptance of the fiber for use by TXUCV.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — CONTINUED

Additionally, TXUCV entered into several agreements that entitle another party to a long-term lease, or an IRU, of certain local and long-haul dark fiber of TXUCV. In some cases, the agreement was classified as a service agreement, in which case revenue is recognized ratably over the life of the lease. In other cases an exchange of similar fiber was deemed to have occurred with another transport provider with similar fiber. In this case, no gain or loss was recognized on the exchange.

Pension and Postretirement Benefits — Pension benefits are provided for substantially all employees of TXUCV. TXUCV generally funds the pension plan to the extent that contributions are deductible for federal income tax purposes. TXUCV also has deferred compensation agreements with the former board of directors and certain key employees. Postretirement benefits expense is accrued on a current basis using actuarially determined cost estimates. In addition, employees may become eligible for certain health care and life insurance benefits after retirement.

Federal Income Taxes and Deferred Credits — TXUCV and its subsidiaries file a consolidated federal income tax return. ETFL files a separate federal income tax return. Federal income tax expense or benefit is allocated to each subsidiary based on separately determined taxable income or loss.

Income taxes are provided based on taxable income or loss as reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes. Investment tax credits (“ITC”) used to offset income tax for tax reporting purposes are deferred and amortized over the lives of the related assets for financial reporting.

Deferred federal income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. TXUCV records a valuation allowance related to its deferred income tax assets when, in the opinion of management, it is more likely than not that deferred tax assets would not be realized.

TXUCV has recorded a regulatory liability to recognize the cumulative effects of anticipated ratemaking activities. For financial statement purposes, deferred ITC and excess deferred federal income taxes related to depreciation of regulated assets are being amortized as a reduction of the provision for income taxes over the estimated useful or remaining lives of the related property, plant and equipment.

ETFL had no current or deferred federal income taxes at April 13, 2004 and December 31, 2003 and 2002.

Revenue Recognition - Revenues are generally recognized and earned when evidence of an arrangement exists, service has been rendered and collectibility is reasonably assured. Local telephone service revenue is recorded based on tariffed rates. Telephone network access and long distance service revenues are derived from access and toll charges and settlement arrangements. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Operating Segments – SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise. SFAS No. 131 defines an operating segment as a component of the organization (1) that engages in business activities from which it may earn revenues and incur expenses (2) whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about performance and resource allocation; and (3) for which discrete financial information is available. Notwithstanding this definition, SFAS No. 131 provides the criteria for aggregating segments with similar economic characteristics such as the nature of product and services, the nature of production processes, the type or class of customers, the distribution method for products or services, and the nature of regulatory environment. TXUCV identified two operating segments – ILEC and Transport Operations; however, Transport does not meet the quantitative threshold for separately reportable business segments.

Guarantees – In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. While TXUCV has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees do not represent significant commitments or contingent liabilities related to the indebtedness of others.

Recent Accounting Pronouncements – In January 2003, the FASB issued Interpretation No. 46 (“FIN No. 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No.46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. In December 2003, the FASB revised and re-released FIN No. 46 as “FIN No. 46(R)”. The provisions of FIN No. 46(R) were effective for TXUCV beginning in the first quarter of 2004 and the related disclosure requirements were previously effective immediately. The impact of this interpretation did not have a material effect on the financial condition or results of operations of TXUCV.

In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Act”) that will provide a prescription drug subsidy, beginning in 2006, to companies that sponsor postretirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” that provides guidance on the accounting and disclosure for the effects of the Act. The Company has determined that its postretirement prescription drug plan is actuarially equivalent and will begin reflecting the impact on July 1, 2004.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE B – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

	April 13,	December 31,		Estimated
	2004	2003	2002	Useful Life
	(Dollars in thousands)
Land	$4,228	$4,280	$4,433
Buildings	25,209	24,922	24,938	15-35years
Telephone Plant	264,352	258,000	242,934	5-30years
Furniture and Office Equipment	41,455	40,327	45,420	5-17years
Automotive and Other Equipment	5,994	6,078	8,518	3-7years
Construction in Progress	7,147	8,595	5,249

	348,385	342,202	331,492
Less: Accumulated Depreciation	118,343	110,795	90,700

	$230,042	$231,407	$240,792

Depreciation expense was $8.1 million, $32.8 million, $40.8 million and $36.5 million for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE C – LONG-TERM DEBT

Long-term debt consisted of the following:

	April 13,	December 31,
	2004	2003	2002
	(Dollars in thousands)
TXU Corp. Revolving Credit Facility	$—	$80,867	$144,066
CoBank Mortgage Notes	—	16,429	18,071
Capital Leases	2,847	3,087	4,009
Debentures Payable	—	—	56

	2,847	100,383	166,202
Less: Current Maturities	2,847	98,247	2,999

TOTAL LONG-TERM DEBT	$—	$2,136	$163,203

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE C – LONG-TERM DEBT – CONTINUED

After the 2000 formation of Pinnacle One, TXU Corp. provided a $200 million revolving credit facility (the “Revolver”) to TXUCV with a term of four years. Interest is payable by TXUCV at a rate equal to the London Interbank Offering Rate (“LIBOR”) plus 1.5%, in effect as of the beginning of each credit facility advance. The interest rate of each advance is calculated for one, two, three, or six-month periods, as elected by TXUCV, at the end of which the interest rate is reset to the current LIBOR rate plus 1.5%. The principal balance was effectively paid off on April 13, 2004 through TXU Corp.’s conversion of amounts outstanding under this arrangement into paid-in-capital and the credit facility was terminated as called for in the stock purchase agreement referenced in Note A above.

TXUCV was required to repay all of its outstanding indebtedness at or prior to the closing of the transactions, other than capital leases that are subject to purchase price adjustments and inter-company indebtedness relating to contracts that will continue following the closing of the transactions. As a consequence, all of the remaining CoBank notes were retired in April 2004 and a pre-payment penalty of $1.9 million was incurred.

The Capital Lease amount results from the two Master Lease Agreements with General Electric Capital Corporation (“GECC”), which are described below (see Note G – Capital Leases).

Scheduled principal maturities on long-term debt for the five years subsequent to April 13, 2004 are as follows (dollars in thousands):

2004	$711
2005	952
2006	1,010
2007	174

TOTAL	$2,847

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE D – INCOME TAXES

The provision (benefit) for income taxes consists of the following:

	Period From January 1, 2004	Year Ended December 31,
	To April 13, 2004	2003	2002	2001
		(Dollars in thousands)
Current:
U.S. Federal	$28	$(9,704)	$(3,018)	$(1,951)
State	455	324	(214)	83
Deferred:
U.S. Federal	1,833	21,435	(31,819)	(3,610)
State	157	610	(2,766)	(311)
Amortization of Investment Tax Credit	—	(210)	(231)	(301)
Amortization of Excess Deferred Taxes	—	—	(213)	(214)

INCOME TAX EXPENSE (BENEFIT)	$2,473	$12,455	$(38,261)	$(6,304)

The income tax expense (benefit) differs from amounts computed at statutory rates primarily because of basis adjustments and nondeductible change in the valuation reserve. The following is a reconciliation of the income tax expense (benefit) reported on the consolidated statements of operations:

	Period From January 1, 2004	Year Ended December 31,
	To April 13, 2004	2003	2002	2001
		(Dollars in thousands)
Income Tax Expense (Benefit) at U.S. Federal Statutory Rate	$1,488	$3,540	$(44,809)	$(10,101)
State Income Tax Expense (Benefit)	239	934	(3,841)	(355)
State Income Tax Refunds	—	—	(866)	—
Goodwill Amortization	—	—	—	4,752
Goodwill Impairment	(1)	4,704	6,300	—
Minority Interest	37	305	(2,817)	(177)
Amortization of Investment Tax Credit	—	(210)	(231)	(301)
Amortization of Excess Deferred Taxes	—	—	(214)	(214)
Increase in Valuation Reserve	157	3,084	9,080	(270)
Other	480	33	(929)	—
Other Permanent Differences	73	65	66	362

INCOME TAX EXPENSE (BENEFIT)	$2,473	$12,455	$(38,261)	$(6,304)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE D – INCOME TAXES – CONTINUED

Deferred income taxes reflect the net tax effects of deductible temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising TXUCV’s net deferred income taxes consist of the following:

	April 13,	December 31,
	2004	2003	2002
	(Dollars in thousands)
Deferred Tax Assets
Net Operating Losses	$8,649	$9,625	$19,437
Allowance for Uncollectible Accounts Receivable	500	570	1,831
Accrued Vacation	2,127	873	939
Postretirement Benefits	14,833	13,164	12,496
Deferred Franchise Tax	4,183	3,918	1,666
Prior Year Minimum Tax Credit	699	527	—
Other	1,347	1,084	129

TOTAL DEFERRED ASSETS	$32,338	$29,761	$67,873

Deferred Tax Liabilities
Franchise Tax	$—	$—	$(3,600)
Partnership Investment	(2,212)	(1,698)	(1,151)
Basis in Investment	(1,632)	(1,632)	(1,632)
Depreciation	(29,669)	(26,691)	(42,004)

TOTAL DEFERRED LIABILITIES	(33,513)	(30,021)	(48,387)

VALUATION ALLOWANCE	(12,331)	(12,174)	(9,090)
NET DEFERRED TAX (LIABILITY) ASSET	$(13,506)	$(12,434)	$10,396

TXUCV has established a valuation allowance relating to ETFL, Telcon, Fort Bend LD and TXUCV.

Telecom for net operating losses (“NOL”) and franchise taxes not expected to be realized in the future. TXUCV has determined that certain state net operating losses are not likely to be realized; therefore, TXUCV has established a valuation allowance against the expected future tax benefit of these certain state net operating losses.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE D – INCOME TAXES – CONTINUED

The net deferred tax liability is classified on the balance sheet as follows:

	April 13,	December 31,
	2004	2003	2002
	(Dollars in thousands)
Current Deferred Income Tax Asset	$3,974	$2,527	$34,145
Noncurrent Deferred Income Tax Asset	16,033	39,525	15,709
Noncurrent Deferred Income Tax Liability	(33,513)	(54,486)	(39,458)

NET DEFERRED TAX LIABILITY (ASSET)	$(13,506)	$(12,434)	$10,396

ETFL, a nonconsolidated subsidiary for federal income tax return purposes, has NOL carryforwards of approximately $8.7 million to offset against future taxable income. The NOLs expire from 2007 to 2024.

TXUCV and its subsidiaries, which file a consolidated federal income tax return, have NOL carryforwards of approximately $16.0 million to offset against future taxable income. The NOL may be carried forward for 20 years and will expire from 2022 to 2024, if not utilized.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE E – POSTRETIREMENT BENEFIT PLANS

Pension Plan

TXUCV provides pension benefits through the TXU Communications Retirement Plan (“Retirement Plan”), the TXU Communications Supplemental Retirement Plan (“Supplemental Plan”) and the TXU Deferred Compensation Plan for Emerging Businesses (“Deferred Compensation Plan”).

The Retirement Plan is a noncontributory defined benefit plan that provides benefits to substantially all employees. Benefit provisions are subject to collective bargaining. TXUCV’s funding policy for this plan is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws. Employees who became participants prior to January 1, 2002 earn benefits based on their length of service and final average pay. Employees who become participants on or after January 1, 2002 earn cumulative benefits based on their age and a percentage of their monthly pay.

Telcon, Fort Bend Telephone and Fort Bend LD elected to participate in the Retirement Plan effective January 1, 2002. Employees who became participants on or after January 1, 2002 earn cumulative benefits based on their age and a percentage of their monthly pay.

The Supplemental Plan is a noncontributory pay-as-you-go plan providing supplementary retirement benefits primarily to higher-level employees.

The Deferred Compensation Plan is a contributory salary deferral plan offered on a voluntary participation basis primarily to higher-level employees.

Changes to the projected benefit obligation, the fair value of assets and the underlying actuarial assumptions for the Retirement Plan and Supplemental Plan are shown below.

Health Care and Life Insurance Benefits: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services

TXUCV provides certain postretirement health care and life insurance benefits for employees who retire from TXUCV after reaching age 55 and accruing at least 15 years of service. Retirees share in the cost of health care benefits. Benefit provisions are subject to collective bargaining. Funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.

Historically, TXUCV used a December 31 measurement date for its plans; however, due to the sale of TXUCV, the Company additionally measured its plans at April 13, 2004.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE E – POSTRETIREMENTS BENEFIT PLANS – CONTINUED

Obligations and Funded Status are reflected as follows:

	Pension Benefits			Other Benefits
	April 13,	Dec. 31,		April 13,	Dec. 31,
	2004	2003	2002	2004	2003	2002
			(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of period	$56,966	$51,534	$45,838	$24,320	$18,701	$14,240
Service cost	928	2,973	3,321	400	1,205	1,129
Interest cost	1,125	3,480	3,232	472	1,486	1,002
Plan participants’ contributions	—	—	—	47	94	97
Amendments	—	—	407	—	—	—
Benefit vesting due to partial plan terminination	2,105	—	—	—	—	—
Actuarial loss	736	4,624	3,672	1,701	5,743	4,561
Curtailment	—	(3,250)	(2,388)	—	(1,933)	(1,606)
Assumption change	—	62	5	—	—	—
Benefits paid	(768)	(2,115)	(2,191)	(311)	(976)	(722)
Administrative expenses paid	(108)	(342)	(363)	—	—	—

Benefit obligation at end of period	60,984	56,966	51,533	26,629	24,320	18,701

Change in plan assets
Fair value of plan assets at beginning of period	40,399	35,468	41,397	—	—	—
Actual return on plan assets	1,105	5,667	(3,375)	—	—	—
Employer contribution	—	1,705	—	264	882	626
Plan participants’ contributions	—	—	—	47	94	97
Benefits paid	(763)	(2,099)	(2,191)	(311)	(976)	(723)
Administrative expenses paid	(108)	(342)	(363)	—	—	—

Fair value of plan assets at end of period	40,633	40,399	35,468	—	—	—

Funded status	(20,351)	(16,567)	(16,065)	(26,629)	(24,320)	(18,701)
Unrecognized net actuarial loss	19,687	17,255	19,291	9,251	7,665	4,153
Unrecognized prior service cost	302	309	443	—	—	—

Net amount recognized	$(362)	$997	$3,669	$(17,378)	$(16,655)	$(14,548)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE E – POSTRETIREMENTS BENEFIT PLANS – CONTINUED

Amounts recognized in the statement of financial position consist of:

	Pension Benefits			Other Benefits
	April 13,	Dec. 31,		April 13,	Dec. 31,
	2004	2003	2002	2004	2003	2002
			(Dollars in thousands)
(Accrued) Prepaid benefit cost	$(362)	$997	$3,669	$—	$—	$—
Accrued benefit liability	(10,324)	(7,921)	(10,176)	(17,378)	(16,655)	(14,548)
Intangible assets	311	318	453	—	—	—
Accumulated other comprehensive income	10,013	7,603	9,723	—	—	—

Net amount recognized	$(362)	$997	$3,669	$(17,378)	$(16,655)	$(14,548)

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	April 13,	Dec. 31,
	2004	2003	2002
Projected benefit obligation	$60,984	$56,966	$51,533
Accumulated benefit obligation	51,197	47,323	41,975
Fair value of plan assets	40,633	40,399	35,468

Components of Net Periodic Benefit Cost:

	Pension Benefits			Other Benefits
	Period From			Period From
	Jan. 1,			Jan. 1,
	2004			2004
	To April 13,	Dec. 31,		To April 13,	Dec. 31,
	2004	2003	2002	2004	2003	2002
			(Dollars in thousands)
Service cost	$928	$2,973	$3,321	$400	$1,205	$1,129
Interest cost	1,125	3,480	3,232	472	1,486	1,002
Expected return on plan assets	(994)	(3,066)	(3,478)	—	—	—
Amortization of prior service cost	7	28	41	—	—	—
Net actuarial loss recognition	298	873	289	116	298	—

Net periodic benefit cost	$1,364	$4,288	$3,405	$988	$2,989	$2,131

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE E – POSTRETIREMENT BENEFITS PLANS — CONTINUED

SFAS No. 87, “Employers’ Accounting for Pensions,” required TXUCV to record an additional minimum pension liability of $10.3, $7.9 million and $10.2 million at April 13, 2004 and December 31, 2003 and 2002, respectively. This liability represents the amount by which the accumulated benefit obligation exceeded the sum of the fair market value of plan assets and accrued amounts previously recorded. The additional minimum pension liability was offset by $0.3 million, $0.3 million and $0.5 million of intangible assets at April 13, 2004 and December 31, 2003 and 2002, respectively, and resulted in a $1.5 million charge, a $1.3 million credit, and a $6.0 million charge to comprehensive income, net of related tax benefit of $0.9 million, tax expense of $0.8 million and tax benefit of $3.7 million for the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003 and 2002, respectively. The intangible assets are included in other noncurrent assets in TXUCV’s consolidated balance sheet at April 13, 2004 and December 31, 2003 and 2002.

TXUCV recorded a reduction in earnings of $106,000 in 2003 and a credit to earnings of $243,000 in 2002 for pension and postretirement termination benefits due to a large reduction in workforce. There was no similar event for the period from January 1, 2004 to April 13, 2004. The 2003 reduction to earnings was due to a curtailment loss resulting from recognition of prior service costs for pension benefits. The December 31, 2002 credit was the net of a $494,000 curtailment gain recognized for postretirement healthcare and life insurance benefits offset by a $251,000 curtailment loss due to the recognition of prior service costs related to pension benefits.

Weighted-average assumptions used to determine benefit obligations at April 13, 2004 and December 31, 2003 and 2002 are as follows:

	Pension Benefits			Other Benefits
	April 13,	Dec. 31,		April 13,	Dec. 31,
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.25%	6.75%	6.25%	6.25%	6.75%
Rate of compensation increase	4.30%	4.30%	4.30%	—	—	—

Weighted-average assumptions used to determine net periodic benefit cost for the period ended April 13, 2004 and the year ended December 31, 2003 and 2002 are as follows:

	Pension Benefits			Other Benefits
	April 13,	Dec. 31,		April 13,	Dec. 31,
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.75%/ 6.50%*	7.25%	6.25%	6.75%	7.25%
Expected long-term return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	4.30%	4.30%	4.30%	—	—	—

*	6.75% from 1/1/2003 — 8/1/2003 6.5% from 8/1/2003 — 12/31/2004 for qualified plan only

The expected return on plan assets assumption was based on the categories of the assets and the past history of the return on the assets.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE E – POSTRETIREMENT BENEFITS PLANS — CONTINUED

Assumed health care cost trend rates at April 13, 2004 and December 31, 2003 and 2002:

	April 13,	Dec. 31,
	2004	2003	2002
Health care cost trend rate assumed for next year	10.00%	10.00%	11.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2009	2009	2009

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease
	(Dollars in thousands)
Effect on total of service and interest cost	$176	$(135)
Effect on postretirement benefit obligation	$4,061	$(3,215)

Plan Assets

The Company’s pension plan weighted-average asset allocations by asset category are as follows:

	Plan Assets
	April 13,	Dec. 31,
	2004	2003	2002
Asset Category
Equity securities	55%	55%	49%
Debt securities	40%	40%	47%
Other	5%	5%	4%

Total	100%	100%	100%

The Company’s investment strategy at April 13, 2004 was to target its allocation percentage at 50% equity funds and 50% fixed income funds.

The Company expects to contribute $2.9 million to its pension plan and $0.9 million to its other postretirement plan from April 14, 2004 through December 31, 2004.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE E – POSTRETIREMENT BENEFITS PLANS — CONTINUED

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension	Other
	Benefits	Benefits
	(Dollars in Thousands)
4/14 - 12/31/2004	$1,452	$647
2005	2,182	983
2006	2,353	1,095
2007	2,594	1,139
2008	2,790	1,239
Years 2009-2013	18,759	7,357

Deferred Compensation Agreements: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services

TXUCV has deferred compensation agreements with the former board of directors of TXUCV’s predecessor company, Lufkin-Conroe Communications, and certain former employees. The benefits are payable for up to 15 years and may begin as early as age 65 or upon the death of the participant.

TXUCV has purchased life insurance policies on certain former directors and key employees. The excess of the cash surrender value of life insurance policies over the notes payable balances related to these policies is reflected in TXUCV’s financial statements. These plans do not qualify under the Internal Revenue Code (“the Code”) and therefore, federal income tax deductions are allowed only when benefits are paid.

Payments relating to deferred compensation agreements were $0.1 million for the period from January 1, 2004 to April 13, 2004 and $0.4 million for the years ended December 31, 2003, 2002 and 2001. Accrued costs were $0.2 million for the period from January 1, 2004 to April 13, 2004 and $0.5 million for the years ended December 31, 2003 and 2002 and $0.1 million for the year ended December 31, 2001. Accrued liability amounted to $3.5 million at April 13, 2004, $3.4 million at December 31, 2003 and $3.3 million at December 31, 2002.

401(k) Plans

Nonbargaining: TXUCV Services, TXUCV Telephone, TXUCV Telecom, Transport Services, Telcon, Fort Bend Telephone and Fort Bend LD

TXUCV sponsors a 401(k) plan for all nonbargaining employees (“Nonbargaining TXUCV Plan”) who have completed 90 days of full-time service (or at least 1,000 hours of service in any year) and are age 21 or older. On December 31, 2001, the nonbargaining 401(k) plan covering Telcon, Fort Bend Telephone and Fort Bend LD was merged into this plan. The plan allows participants to contribute up to 15% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. TXUCV matches 100% of the first 3% of employee contributions. TXUCV’s matching contributions to the plan amounted to $0.3 million for the period from January 1, 2004 to April 13, 2004 and $0.5 million, $0.6 million and $0.6 million for 2003, 2002 and 2001, respectively. TXUCV recognized a $0.5 million loss in 2003 resulting from a partial plan termination of the 401(k) plan in which affected participants became fully vested in accrued benefits.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE E – POSTRETIREMENT BENEFIT PLANS – CONTINUED

Bargaining: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services

TXUCV sponsors a 401(k) plan for all bargaining employees (“Bargaining TXUV Plan”) who have completed one year of full-time service (or at least 1,000 hours of service in any year) and are age 21 or older. For the period from January 1, 2004 to April 13, 2004 and years 2003 and 2002, the plan allowed participants to contribute up to 15% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. Beginning in 2002, TXUCV matched 50% of the first 3% of employee contributions, in accordance with the terms of the collective bargaining agreement. In 2001, TXUCV matched 40% of the first 3% of employee contributions. TXUCV’s matching contributions to the plan amounted to $30,000 for the period from January 1, 2004 to April 13, 2004 and $0.1 million for years 2003, 2002 and 2001.

Nonbargaining: Telcon, Fort Bend Telephone and Fort Bend LD

TXUCV sponsored a 401(k) plan for all employees who had completed at least one month of full-time service and who were at least 21 years of age. Effective December 31, 2001, the plan was merged into the 401(k) savings plan for nonbargaining employees of TXUCV. Participants’ accounts and participation eligibility were transferred to the TXUCV plan effective January 1, 2002. Employees who became eligible on or after January 1, 2002 participated in the Nonbargaining TXUCV plan. The plan allowed participants to contribute up to 8% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. TXUCV matched 50% of the first 8% of eligible employee contributions. TXUCV’s matching contributions to the plan amounted to $0.7 million for 2001.

The plan provided for discretionary TXUCV-paid profit sharing contributions of up to 15% of each eligible employee’s total compensation. Discretionary profit sharing contributions to the plan, which were accrued during the year and paid following the close of the year, amounted to $0.2 million for 2001.

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“The Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. TXUCV sponsors retiree medical programs for certain of its locations. In May 2004, the FASB issued guidance for the accounting and disclosure effects of the Act. TXUCV has determined that its postretirement prescription drug plan is actuarially equivalent and will begin reflecting the impact on July 1, 2004.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE F – OPERATING LEASES

TXUCV is the lessor of fiber optic systems, agreements to lease capacity to customers over fiber optic lines. The leases, accounted for as operating leases, provide for minimum future rentals to be received for the remainder of the lease period and in the aggregate as follows:

As of	Fiber Optic
April 13, 2004	Systems
(Dollars in thousands)
4/14 - 12/31/2004	$827
2005	1,131
2006	1,103
2007	1,103
2008	1,103

$5,267

Following is a summary of property on lease:

	April 13,	December 31,
	2004	2003	2002
	(Dollars in thousands)
Fiber Optic System	$222	$222	$245

Less: Accumulated Depreciation	10	6	—

	$212	$216	$245

NOTE G – CAPITAL LEASES

TXUCV leases certain furniture, fixtures, equipment and leasehold improvements at its current corporate headquarters in Irving pursuant to two Master Lease Agreements with between TXUCV and GECC.

The leasehold improvement lease had an initial term of 30 months that ended on October 1, 2004. At the termination of the initial term of this lease, TXUCV elected to purchase the scheduled leasehold improvement for $1.1 million.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE G – CAPITAL LEASES – CONTINUED

At the termination of the initial term of the second lease for furniture, fixtures and equipment, TXUCV elected to extend the term of the agreement until April 1, 2007, at which time the company will have an option to purchase the equipment for its then fair market value.

During the period from January 1, 2004 to April 13, 2004, TXUCV paid a total of $0.2 million to GECC pursuant to these capital leases. As of April 13, 2004 the outstanding principal amount of these capital leases was $2.8 million. These leases require Texas Acquisition to maintain a specified debt rating. Texas Acquisition is not in compliance with this covenant, although we are not aware of the delivery of any notice of default. Upon a default under these leases, GECC may take possession of the scheduled equipment and require TXUCV to pay certain stipulated loss amounts. These capital lease obligations have been classified as current liabilities on the balance sheet.

NOTE H – INVESTMENTS IN NONAFFILIATED COMPANIES

Marketable equity securities have been categorized as available for sale and, as a result, are stated at fair value. Unrealized gains and losses are included as a component of accumulated other comprehensive income until realized.

For the purpose of determining gross unrealized gains and losses, marketable securities include the following at April 13, 2004 and December 31, 2003 and 2002:

	Cost			Fair Value			Unrealized Gain			Realized Gain
	4/13/04	2003	2002	4/13/04	2003	2002	4/13/04	2003	2002	4/13/04	2003	2002
	(Dollars in thousands)
Other Marketable
Equity Securities	$11	$11	$11	$117	$125	$125	$106	$114	$114	$—	$—	$230

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE H – INVESTMENTS IN NONAFFILIATED COMPANIES — CONTINUED

The following investments are accounted for using the equity method:

	Percentage Owned			Investment Amount
	April 13,	December 31,		April 13,	December 31,
	2004	2003	2002	2004	2003	2002
				(Dollars in Thousands)
GTE Mobilnet of South Texas Limited Partnership	2.34%	2.34%	2.34%	$24,045	$23,384	$22,332
GTE Mobilnet of Texas RSA #17 Limited Partnership	17.02%	17.02%	17.02%	$3,731	$3,794	$3,629
Fort Bend Fibernet Limited Partnership	39.06%	39.06%	39.06%	$187	$139	$731

The following investments are accounted for using the cost method:

	April 13,	December 31,
	2004	2003	2002
	(Dollars in thousands)
CoBank, ACB Stock	$1,452	$1,347	$1,230
Rural Telephone Bank Stock	$5,921	$5,921	$5,921

The CoBank stock represents purchases of CoBank stock as required by the CoBank loan agreement and patronage distributions from CoBank in the form of stock. Although there is no CoBank loan balance outstanding at April 13, 2004, TXUCV will begin receiving annual refunds of a portion of this stock only when its stock balance reaches 11.5% of the five-year moving average of CoBank loan balance. The CoBank stock is owned by TXUCV, now known as Consolidated Communications Ventures Company.

Fort Bend Telephone owns 5,921 shares of $1,000 par value Class C Rural Telephone Bank, which is stated at original cost plus a gain recognized at conversion of Class B to Class C stock.

NOTE I – MINORITY INTEREST

During 1990, Transport Services, in a joint venture with Eastex Celco (“ETC”), formed ETFL. Transport Services and ETC own 63% and 37%, respectively, of the outstanding stock of ETFL.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE J – TRANSACTIONS WITH RELATED PARTIES

Following is a summary of transactions with related parties:

	April 13,	December 31,
	2004	2003	2002	2001
	(Dollars in thousands)
Prepaid to Oncor for Transmission Fees	$886	$—	$—
Accounts Payable - TXU	$35	$2,314	$352
Accounts Payable - Oncor	$—	$245	$117
Long-Term Debt Payable - TXU	$—	$80,867	$144,066
Capital Contributions - Pinnacle	$102,119	$4,290	$6,974	$27,784
Interest Expense Paid to TXU	$636	$3,597	$5,059	$8,501
Billings From Oncor for Transmission Line Fees	$1,139	$1,458	$1,324	$1,184
Billings From TXU for Management Fees	$2,350	$2,647	$3,331	$5,594
Billings From TXU for Services	$660	$1,487	$2,427	$1,885

NOTE K – COMMITMENTS AND CONTINGENCIES

TXUCV and its subsidiaries are subject to various claims and lawsuits, including property damage claims, which arise from time to time in the normal course of business. It is the opinion of management and counsel that the disposition or ultimate determination of such claims and lawsuits will not have a material effect on the financial position, results of operations or liquidity of TXUCV, since TXUCV has insurance to cover such claims.

On November 25, 2002, TXUCV entered into a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell (“SWB”). The agreement requires TXUCV to make monthly purchases of at least $33,000 from SWB on a take-or-pay basis. The agreement also provides for an early termination charge of 45% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of April 13, 2004, the potential early termination charge is approximately $0.6 million.

TXUCV is also a party to another take-or-pay agreement with Grande Communications to provide certain directory assistance-related services to the TXUCV. The agreement which was entered into on August 28, 2001, for an initial 12-month term, has an automatic 12-month renewal provision with a minimum monthly commitment of $8,950. This agreement is still in effect at April 13, 2004.

TXUCV has executed various building space leases, with terms ranging from 36 to 84 months and monthly payments ranging from $0.1 million to $0.3 million. All but one of the leases contains provisions for escalation of the monthly payments. TXUCV’s consolidated financial statements for the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003 and 2002 include $0 million, $0.6 million, and $0.3 million of charges, respectively, representing obligations on leased facilities that were sublet to unrelated parties for amounts less than the related obligations. TXUCV also has executed several equipment leases with varying terms up to 36 months and monthly payments totaling approximately $0.1 million.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE K – COMMITMENTS AND CONTINGENCIES — CONTINUED

The future minimum payments required by capital and operating leases for the next five years are as follows (dollars in thousands):

4/14 - 12/31/2004	$2,827
2005	$3,451
2006	$2,747
2007	$1,546
2008	$1,368
Thereafter	$3,038

Rent expense on operating leases was $1.0 million for the period from January 1, 2004 to April 13, 2004, $4.1 million for the year ended December 31, 2003, $3.6 million for the year ended December 31, 2002 and $2.3 million for the year ended December 31, 2002.

NOTE L – FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each of the material financial instruments for which it is practicable to estimate the value:

Cash, Cash Equivalents and Short-Term Investments – Cash, cash equivalents and short-term investments are valued at their carrying amounts, which are reasonable estimates of their fair value because of the short maturity of those instruments.

Long-Term Investments – The fair value of investments is estimated based on the quoted market price for that investment. Other investments for which there are no quoted market prices because the stocks are not publicly traded are carried at cost since reasonable estimates of fair value could not be made without incurring excessive costs. These investments include $1.5 million of CoBank stock and $5.9 million of Rural Telephone Bank stock.

Long-Term Debt – The fair value of TXUCV’s long-term debt, including current maturities, is estimated based on the current rates offered to TXUCV for debt of the same remaining maturities.

The carrying amounts and estimated fair values of TXUCV’s material financial instruments are as follows:

	Carrying Amount			Fair Value
	April 13,	Dec. 31,		April 13,	Dec. 31,
	2004	2003	2002	2004	2003	2002
	(Dollars in thousands)
Long-Term Investments For Which It Is Not Practicable To Estimate Fair Value	$36,862	$34,585	$33,884	$36,862	$34,585	$33,884
Debt	$2,847	$100,383	$166,202	$2,663	$102,077	$166,202
Cash Surrender Value of Life Insurance Policies	$1,526	$1,533	$1,376	$1,526	$1,533	$1,376

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE M – RESTRUCTURING AND IMPAIRMENT CHARGES

Beginning in 1999, TXUCV began operating a CLEC in a number of local markets within Texas. In late 2001, TXUCV decided to refocus its business strategy on the Texas RLECs. In December 2002, TXUCV made a decision to hold its CLEC and Transport assets for sale. TXUCV examined the value of the assets held for sale based on third party sale negotiations and similar recent sales transactions and recorded an impairment charge of $90.9 million ($56.6 million after taxes and minority interest). In addition, TXUCV recorded restructuring charges of $2.1 million under the provisions of Emerging Issues Task Force Abstract 94-3.

Impairment Charges

	CLEC	Transport	Total
	(Dollars in thousands)
PPE Net Book Value	$27,512	$70,831	$98,343
Estimated Cost of Sale	232	360	592

	27,744	71,191	98,935
Less: Estimated FMV	947	7,083	8,030

Assets Held For Sale Impairment Charges	$26,797	64,108	$90,905

Restructuring Charges

Employee Separations	$736
Facility Closure Costs	916
Other Contractual Commitments	417

Total	$2,069

Employee separation restructuring charges relate to 55 affected employees. These restructuring costs were all paid in 2003.

Earlier in 2002, TXUCV recorded impairment charges of $8.4 million related to certain CLEC information technology and collocation assets. The evaluation occurred in conjunction with exiting certain unprofitable activities and decommissioning non-strategic collocation sites. The information technology assets were fully written-off and taken out of service. The collocation assets were valued at fair market value based on third party pricing. This impairment occurred prior to the decision to hold those assets for sale.

Assets Held for Sale

In late 2001, TXUCV decided to refocus its business strategy on the Texas RLECs. During the subsequent 18 months, TXUCV systematically exited certain less profitable CLEC markets, ceased service to residential customers and focused solely on business customers within limited geographic markets. In December 2002, TXUCV decided to exit the CLEC business entirely and placed its CLEC assets and customer base for sale. In March 2003, TXUCV sold the majority of its remaining CLEC assets and customer base to Texas-based Grande Communications for $1.2 million. TXUCV also anticipated selling its Transport Services activities in the near term and as a result, the assets and liabilities related to the CLEC and Transport assets held for sale were presented separately in the assets and liabilities sections of the consolidated balance sheets at December 31, 2002. The assets

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE M – RESTRUCTURING AND IMPAIRMENT CHARGES — CONTINUED

Assets Held for Sale — Continued

held for sale consisted of $8.0 million of property, plant and equipment recorded at fair market value based on the estimated sales price. The liabilities represented estimated costs to sell of $0.6 million and restructuring charges of $2.1 million.

In June 2003, in light of the decision to sell the entire company, TXUCV decided that it would no longer attempt to sell the transport network separately. Consequently, in accordance with the provisions of SFAS No. 144, these assets were reclassified from assets held for sale to assets held and used and are reported on the consolidated balance sheet at the lower of fair market value or adjusted carrying amount. The resulting $0.3 million loss on long-lived assets converted to held and used is reflected in TXUCV’s results of operations for the year ended December 31, 2003.

NOTE N – GOODWILL AND OTHER INTANGIBLE ASSETS

Amounts paid for assets of other companies in excess of fair value are recorded as goodwill. Goodwill was amortized over its useful life, normally 15 to 40 years through December 31, 2001.

SFAS No. 142 became effective for TXUCV on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of TXUCV goodwill ($13.6 million in 2001) ceased effective January 1, 2002.

In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. TXUCV completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill at that time. In conjunction with TXUCV’s decision to exit the CLEC and Transport businesses, additional evaluations were performed as of October 1, 2003 and 2002, TXUCV’s annual impairment test date. The testing, utilizing the discounted cash flow methodology, resulted in an impairment charge of $13.2 million and $18 million for the years ended December 31, 2003 and 2002, respectively. There were no impairment charges for the period from January 1, 2004 to April 13, 2004.

There were no changes in the carrying amount of goodwill for the period from January 1, 2004 to April 13, 2004. Changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 is summarized as follows (in thousands):

	2003	2002
Balance, January 1	$317,536	$335,536
Less impairment	13,200	18,000

Balance, December 31	$304,336	$317,536

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE N – GOODWILL AND OTHER INTANGIBLE ASSETS — CONTINUED

The table below reflects what reported net income would have been in the 2001 period, exclusive of goodwill amortization expense recognized for consolidated entities in those periods compared to the period from January 1, 2004 to April 13, 2004, 2003, 2002 and 2001:

	April 13,	December 31,
	2004	2003	2002	2001
	(Dollars in Thousands)
Reported Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(21,892)
Add: Goodwill Amortization	—	—	—	8,419

Proforma Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(13,473)

NOTE O – SALE OF TXUCV

On January 15, 2004, Consolidated Communications Acquisition Texas Corp. (“Texas Acquisition”), a subsidiary of Homebase Acquisition, LLC, and Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., entered into a stock purchase agreement providing for the purchase by Texas Acquisition of all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated by that agreement. By acquiring the capital stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp.’s telecommunications business, which includes the following:

•	Fort Bend Telephone (now known as Consolidated Communications of Fort Bend Company) and TXUCV Telephone (now known as Consolidated Communications of Texas Company), two RLECs, which together serve markets in Conroe, Katy and Lufkin, Texas;

•	TXUCV’s investments in the cellular partnership (see Note H – Investments in Nonaffiliated Companies);

•	a telephone directory publishing business; and

•	a transport services business.

The cash purchase price for the sale of TXUCV’s capital stock was $527.0 million, subject to the following adjustments:

The purchase price was reduced by $2.8 million, the outstanding principal amount of the capital lease obligations between TXUCV and GECC.

The purchase price assumed $4.6 million of cash on the balance sheet of TXUCV at closing and was adjustable upward (or downward) by the amount cash on the balance sheet at closing greater than (or less than) $4.6 million.

The purchase price was also adjustable upward (or downward) to the extent that TXUCV’s working capital was greater than (or less than) negative $2.8 million. At April 13, 2004, TXUCV’s adjusted working capital (as defined in the stock purchase agreement) was negative $3.9 million. As a result of differences in assumed working capital (including cash) and other balances and related actual balances at April 13, 2004, Homebase Acquisition, LLC made an additional cash payment to TXU Corp. of $5.1 million.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

NOTE O – SALE OF TXUCV — CONTINUED

TXUCV was required to repay all of its outstanding indebtedness at or prior to the closing of the transactions, other than capital leases that were subject to the purchase price adjustment described above and affiliate indebtedness relating to contracts that continued following the closing of the transaction. Accordingly, all indebtedness deemed to be affected by the stock purchase agreement was reflected in the current liabilities section of TXUCV’s balance sheet as of December 31, 2003 and subsequently extinguished prior to or as of April 13. 2004. In addition, Pinnacle One was to bear the first $5.1 million of any severance and similar expenses associated with work force reductions occurring between the date of the signing of the stock purchase agreement on January 15, 2004 and the closing of the transactions.

The stock purchase agreement contained customary representations and warranties, covenants and indemnification provisions. Most representations and warranties expire on the later of the first anniversary of the closing of the transactions and April 30, 2005.

TXU Corp. agreed to guarantee the payment obligations of Pinnacle One for up to the purchase price and further agreed to guarantee certain tax indemnification obligations up to, and in excess of, the purchase price.

The stock purchase agreement further provided that certain agreements and arrangements between TXU Corp. and TXUCV and its subsidiaries, and all the related liabilities and obligations of TXUCV and its subsidiaries automatically terminate in their entirety effective as of the closing without any further actions by the parties and thereby be deemed voided, cancelled and discharged in their entirety.

NOTE P – SUBSEQUENT EVENTS

The sale of TXUCV to Texas Acquisition closed on April 14, 2004. In association with the close of the sale, Texas Acquisition and other subsidiaries of Homebase Acquisition, LLC issued $200 million of Senior Notes and entered into a new $437 million credit facility.

The initial terms of the two GECC leases expired on October 1, 2004. As provided under the terms of the lease agreements, TXUCV, now known as Consolidated Communications Ventures Company, elected to purchase the leasehold improvements under one lease for $1.1 million and extend the term of the furniture, fixtures and equipment under the second lease through April 1, 2007.

F-71

CONSOLIDATED COMMUNICATIONS, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2004 for the Six Months Ended June 30, 2004 and 2003

Consolidated Communications, Inc.

Condensed Consolidated Balance Sheet
(Amounts in Thousands, except share amounts)

Unaudited
June 30,
2004
Assets
Current assets:
Cash and cash equivalents	$13,761
Accounts receivable, net of allowances	16,800
Inventories	1,706
Prepaid expenses	2,184
Prepaid income taxes	2,279
Deferred directory costs and other charges	814
Deferred tax assets	2,868
Other current assets	1,156

Total current assets	41,568
Property, plant, and equipment:
Land and buildings	14,920
Network and outside plant facilities	208,235
Furniture, fixtures and equipment	29,336
Work in process	4,317

256,808
Less: Accumulated depreciation	158,631

Net property, plant, and equipment	98,177
Intangibles and other assets:
Goodwill	99,554
Tradenames	15,863
Other intangibles	60,855
Other assets	1,080

Total intangibles and other assets	177,352

Total assets	$317,097

Consolidated Communications, Inc.

Condensed Consolidated Balance Sheet
(Amounts in Thousands, except share amounts)

Unaudited
June 30
2004
Liabilities and Shareholders’s Equity
Current liabilities:
Current portion of long-term debt obligations	$7,135
Accounts payable	5,254
Accrued liabilities	12,036
Advance billings and customer deposits	5,559

Total current liabilities	29,984
Long-term liabilities:
Deferred income taxes	1,114
Pension and other postretirement benefit obligations	12,137
Other long-term liabilities	931
Long-term debt, excluding current maturities	237,865

Total long-term liabilities	252,047
Shareholder’s Equity
Common stock, $.01 par value, 100 shares authorized, issued and outstanding	—
Additional paid in capital	29,600
Retained earnings	5,107
Accumulated other comprehensive loss	359

Total Shareholder’s Equity	35,066

Total liabilities and shareholder’s equity	$317,097

See accompanying notes.

Consolidated Communications, Inc.

Condensed Consolidated Statements of Income
(Amounts in Thousands)
(Unaudited)

	Six months ended June 30,
	2004	2003
Operating revenues
Illinois Telephone Operations	$46,349	$44,905
Other Illinois Operations	20,746	20,091

Total operating revenues	67,095	64,996
Operating expenses
Cost of services and products	14,690	14,800
Selling, general, and administrative	30,784	28,513
Depreciation and amortization	11,456	11,432

Total operating expenses	56,930	54,745
Income from operations	10,165	10,251
Other income (expense):
Interest income	151	84
Interest expense	(11,040)	(6,105)
Other, net	67	1

Total other income (expense)	(10,822)	(6,020)

Income (loss) before income taxes	(657)	4,231
Income taxes (benefit)	(263)	1,692

Net income (loss)	$(394)	$2,539

See accompanying notes.

Consolidated Communications, Inc.

Condensed Consolidated Statements of Changes in Shareholder’s Equity
(Amounts in Thousands)
(Unaudited)

		Accumulated
		Other	Additional		Total
	Comprehensive	Comprehensive	Paid-in	Retained	Shareholder’s
	Income (Loss)	Loss	Capital	Earnings	Equity
Balance at January 1, 2004	$—	$(515)	$93,000	$5,501	$97,986
Net loss	(394)	—	—	(394)	(394)
Distributions	—	—	(63,400)	—	(63,400)
Change in fair value of cash flow hedges, net of tax	874	874	—	—	874

Comprehensive income	$480

Balance at June 30, 2004		$359	$29,600	$5,107	$35,066

See accompanying notes.

Consolidated Communications, Inc.

Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)
(Unaudited)

	Six months ended June 30,
	2004	2003
Cash flows from operating activities
Net income (loss)	$(394)	$2,539
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,456	11,432
Deferred income taxes	—	(1,577)
Other deferred credits, net	(499)	(233)
Changes in net operating assets and liabilities:	—
Accounts receivable	1,901	(3,355)
Inventories	571	40
Prepaid expenses & other current assets	(810)	(833)
Accounts payable	(264)	(3,462)
Advance billings and customer deposits	(809)	(2,152)
Accrued liabilities	(606)	8,812
Other	(520)	(139)

Net cash provided by operating activities	10,026	11,072
Cash flows from investing activities
Property, plant, and equipment expenditures	(6,146)	(6,874)
Payment for acquisition	—	(284,834)
Other, net	(123)	64

Net cash used in investing activities	(6,269)	(291,644)
Cash flows from financing activities
Proceeds from (payments to) investors	(63,400)	93,000
Proceeds from long-term obligations	245,000	190,000
Proceeds from sale of buildings	—	9,180
Repayment of long-term debt	(180,400)	(4,800)
Other, net	(1,338)	1,088

Net cash provided by (used in) financing activities	(138)	288,468

Net increase (decrease) in cash and cash equivalents	3,619	7,896
Cash and cash equivalents at beginning of year	10,142	—

Cash and cash equivalents at end of year	$13,761	$7,896

See accompanying notes.

Consolidated Communications, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

1. Description of Business

Consolidated Communications, Inc., or CCI, is a direct, wholly owned subsidiary of Consolidated Communications Holdings, Inc., or Illinois Holdings. Illinois Holdings, in turn, is a direct, wholly owned subsidiary of Homebase Acquisition, LLC, or Homebase. Homebase is owned equally by Central Illinois Telephone LLC, Providence Equity Partners IV, L.P. and Spectrum Equity IV, L.P.

CCI is a highly integrated group of telecommunications companies doing business primarily in east central Illinois. The companies are collectively referred to as CCI Illinois and are viewed and managed as two separate reportable business segments, Illinois Telephone Operations and Other Illinois Operations. Illinois Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers, primarily in central Illinois. All other products and services comprise Other Illinois Operations. Services include operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services and paging services.

2. Presentation of Interim Financial Statements

CCI Illinois operates its business through, and receives all of its income from, CCI and its consolidated subsidiaries. The accompanying unaudited interim financial statements of CCI have been prepared in accordance with SEC guidelines and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These interim financial statements reflect all adjustments that are, in the opinion of management, necessary to a fair statement of the results for the periods presented. All such adjustments are of a normal recurring nature. Operating results for the periods presented are not necessarily indicative of the results for the full year. These statements should be read in conjunction with the financial statements and notes for the year ended December 31, 2003, which are included as part of this prospectus.

Consolidated Communications, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

3. Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights, defined as variable interest entities, and to determine when and which business enterprise should consolidate the variable interest entity as the “primary beneficiary”. This new model applies when either (1) the equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without additional financial support. In addition, FIN 46 requires additional disclosures. The adoption of this interpretation did not have a material adverse effect on the financial condition or results of operations of CCI.

In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, that provides guidance on the accounting and disclosure for the effects of this Act. CCI Illinois has determined that our post-retirement prescription drug plan is actuarially equivalent and intends to reflect the impact beginning on July 1, 2004.

4. Acquisition

On April 14, 2004, Homebase through its wholly owned subsidiary Consolidated Communications Acquisition Texas, Inc., or Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P., or Pinnacle One, for $527,000, subject to adjustment. On August 10, 2004, Homebase paid an additional $5,100, including interest, as a result of the final working capital adjustments contemplated by the stock purchase agreement. TXUCV’s capital stock was subsequently contributed to CCI Texas. By acquiring all of the capital stock of TXUCV, Homebase acquired substantially all of the telecommunications assets of TXU Corp., including two rural local exchange carriers, or RLECs, that together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services business that provides connectivity to customers within Texas and minority interests in cellular partnerships. TXUCV will operate as Consolidated Communications Ventures Company, or CCV.

In connection with the closing of the acquisition, CCI Illinois and CCI Texas, an entity affiliated through common ownership, issued $200,000 in aggregate principal amount of 9 ¾% Senior Notes due 2012, and subsidiaries of CCI

Consolidated Communications, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

Illinois and CCI-Texas entered into a new $437,000 bank credit facility, repaid their old credit facility and entered into certain related transactions. The indenture governing the notes and the new credit facility contain customary covenants, events of default and other provisions.

5. Goodwill and Other Intangible Assets

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill and tradenames are not amortized but are subject to an annual impairment test, or to more frequent testing if circumstances indicate that they may be impaired. In 2003, CCI completed its annual impairment test and determined that there was no impairment.

At June 30, 2004, the carrying amounts of amortizable intangible assets and related accumulated amortization are as follows:

	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Customer lists	$59,517	$8,938	$50,579
Deferred financing costs	6,806	203	6,603
Software	5,246	1,573	3,673

	$71,569	$10,714	$60,855

For the six months ended June 30, 2004, the aggregate amortization expense was $3,707. The estimated amortization expense for each of the next five years ended December 31 is as follows:

July 1 – December 31, 2004	$3,989
2005	7,979
2006	7,979
2007	7,979
2008	6,930

Consolidated Communications, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

6. Long-Term Debt

Long-term debt consisted of the following at June 30, 2004:

Senior Secured Credit Facility
Revolving loan	$—
Term Loan A	50,000
Term Loan B	120,000
9 ¾% Senior Notes	75,000

245,000
Less: Current portion	7,135

$237,865

Senior Secured Credit Facility

CCI and Texas Acquisition entered into a credit agreement dated April 14, 2004 with various financial institutions, which provides for aggregate borrowings of $467,000 consisting of a $122,000 term loan A facility, a $315,000 term loan B facility and a $30,000 revolving credit facility. CCI has borrowed approximately $50,000 under the term loan A facility and approximately $120,000 under the term loan B facility. Texas Acquisition has borrowed approximately $72,000 under the term loan A facility and $195,000 under the term loan B facility. The revolving credit facility is available to either borrower in the same proportion as borrowings under the term loan facilities. Borrowings under the credit facility are secured by substantially all of the assets of CCI, other than Illinois Consolidated Telephone Company, a wholly owned subsidiary of CCI, or ICTC, which security is contingent upon obtaining the consent of the Illinois Commerce Commission, or ICC, for ICTC to guarantee $195,000 of total borrowings under the credit facility.

The term loans are due in quarterly installments, which increase annually, with all borrowings under the term loan A and term loan B due April 14, 2010, and October 14, 2011, respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of CCI’s fiscal year, commencing on December 31, 2004, CCI shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. In addition, subject to certain exceptions, CCI is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any insurance or condemnation proceeds not reinvested within a required time period, 100% of the net proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.

At CCI’s election, borrowings bear interest at fluctuating interest rates based on: (i) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit or 0.5% above the Federal Funds rate); or (ii) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the

Consolidated Communications, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

credit agreement. The applicable margin is based upon CCI’s total leverage ratio. As of June 30, 2004, the margins for interest rates on LIBOR based loans was 2.5% on the term loan A component and 2.75% under the term loan B component. At June 30, 2004 the weighted average rate, including swaps, of interest on our term debt facilities was 4.74% per annum. Interest is payable at least quarterly.

The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as limitations on future capital expenditures. CCI has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.

Senior Notes

On April 14, 2004, Illinois Holdings issued $75,000 of 93/4% Senior Notes due on April 1, 2012. The notes pay interest semi-annually on April 1 and October 1. The notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price will be, as a percentage of the principal amount, plus accrued interest to the redemption date:

Redemption Period (from April 14, 2004)	Price
Day 1 through Day 360	107.313%
Day 361 through Day 540	109.750%

Up to 35% of the notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007. Some or all of the notes may be redeemed on or after April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100.00% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control, as such term is defined in the indenture governing the notes. The indenture contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business.

Future maturities of long-term debt as of June 30, 2004 are as follows:

2004	3,532
2005	7,277
2006	8,884
2007	9,397
2008	10,934
Thereafter	204,976

Total	$245,000

Consolidated Communications, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

7. Derivative Instruments

CCI entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At June 30, 2004, CCI has interest rate swap agreements covering $85,000 in aggregate principal at fixed LIBOR rates ranging from 2.99% to 3.35%.

During the six months ended June 30, 2004, there is no gain or loss related to the ineffective portion of hedging instruments in our interest expense.

8. Guarantees

Homebase has guaranteed borrowings under the credit facility of CCI on a limited, non-recourse basis with recourse only to a first priority security interest in the outstanding shares of capital stock of Illinois Holdings for which the notes will have a second priority security interest.

Texas Holdings and certain of its existing and future direct and indirect subsidiaries, or the Texas Subsidiary Guarantors, have unconditionally guaranteed the obligations of Texas Acquisition on a joint and several basis. Texas Holdings, Texas Acquisition and the Texas Subsidiary Guarantors have guaranteed the obligations of CCI on a joint and several basis. Illinois Holdings and certain of its existing and future direct and indirect subsidiaries (with the exception of ICTC’s guarantee of $195,000 of the borrowings, which is subject to obtaining the consent of the ICC) or the Illinois Subsidiary Guarantors, have unconditionally guaranteed the obligations of Texas Acquisition on a joint and several basis. Illinois Holdings, CCI and the Illinois Subsidiary Guarantors have guaranteed the obligations of Texas Acquisition on a joint and several basis.

The obligations and guarantees (other than the guarantee by Homebase) are secured by substantially all of the assets of each borrower and each guarantor. Illinois Holding is severally liable with respect to payment of and interest on 37.5% of each $1,000 principal amount of the notes and Texas Holdings will be severally liable with respect to payment of and interest on 62.5% of each $1,000 principal amount of notes. CCI and Texas Acquisition have each guaranteed the others obligations on a senior unsecured basis. In addition, Homebase Acquisition, LLC, the parent of both CCI and Texas Acquisition, has provided a non-recourse guarantee of the several obligations of each of CCI and Texas Acquisition, which is limited in recourse to a second priority pledge of the common stock of the issuers.

Payments under the Company’s senior notes are unconditionally guaranteed, jointly and severally, by all of the Company’s wholly owned subsidiaries excluding ICTC, regulated business (collectively the “Guarantors”). Financial information concerning the Guarantors as of and for the six months period ended June 30, 2004, is presented below for purpose of complying with the reporting requirements of the Guarantor Subsidiaries. The financial information concerning the Guarantors is being presented through condensed consolidating financial statements. Separate guarantor financial statements have not been presented because management does not believe that such financials are material to investors.

A condensed consolidating balance sheet as of June 30, 2004 for CCI follows:

	Illinois Holdings	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Eliminations	Consolidated

Assets
Cash and cash equivalents	$12,006	$71	$1,684	$—	$13,761
Other current assets	3	11,499	11,099	5,206	27,807

Total current assets	12,009	11,570	12,783	5,206	41,568
Property, plant & equipment, net	—	5,889	92,288	—	98,177
Goodwill	—	34,196	65,358		99,554
Investment in subsidiaries	300,965			(300,965)	—
Other assets	6,238	35,696	39,617	(3,753)	77,798

Total assets	$319,212	$87,351	$210,046	$(299,512)	$317,097

Liabilities and Shareholders’ Equity
Current portion of long-term debt	7,135	—	—	—	7,135
Other current liabilities	38,032	(5,190)	(11,446)	1,453	22,849

Total current liabilities	45,167	(5,190)	(11,446)	1,453	29,984
Long-term debt, excluding current maturities	237,865	—	—	—	237,865
Other liabilities	1,114	—	13,068	—	14,182
Total shareholders’ equity	35,066	92,541	208,424	(300,965)	35,066

Total liabilities and shareholders’ equity	$319,212	$87,351	$210,046	$(299,512)	$317,097

A condensed consolidating statement of income for the six months ened June 30, 2004 for CCI follows:

	Illinois Holdings	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Eliminations	Consolidated

Revenues	$—	$28,569	$40,969	$(2,443)	$67,095
Operating expenses	335	24,934	34,104	(2,443)	56,930

Income from operations	(335)	3,635	6,865	—	10,165
Equity in net income of subsidiaries	5,849	—	—	(5,849)	—
Other income (expense)	(10,909)	20	67	—	(10,822)

Income (loss) before income taxes	(5,395)	3,655	6,932	(5,849)	(657)
Income taxes (benefit)	(5,001)	1,473	3,265	—	(263)

Net income (loss)	$(394)	$2,182	$3,667	$(5,849)	$(394)

A condensed consolidating statement of income for the six months ened June 30, 2003 for CCI follows:

	Illinois Holdings	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Eliminations	Consolidated

Revenues	$—	$27,723	$39,207	$(1,934)	$64,996
Operating expenses	294	21,921	34,464	(1,934)	54,745

Income from operations	(294)	5,802	4,743	—	10,251
Equity in net income of subsidiaries	5,090	—	—	(5,090)	—
Other income (expense)	(6,151)	121	10	—	(6,020)

Income (loss) before income taxes	(1,355)	5,923	4,753	(5,090)	4,231
Income taxes (benefit)	(3,894)	2,212	3,374	—	1,692

Net income	$2,539	$3,711	$1,379	$(5,090)	$2,539

A condensed consolidating statement of cash flows for the six months ened June 30, 2004 for CCI follows:

	Illinois Holdings	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Consolidated

Net cash provided by operating activities	$(5,843)	$7,924	$7,945	$10,026

Cash flows from investing activities
Capital expenditures	—	(1,795)	(4,351)	(6,146)
Payment for acquisition	—	—	—	—
Other, net	—	288	(411)	(123)

Net cash used in investing activities	—	(1,507)	(4,762)	(6,269)

Cash flows from financing activities
Payments to investors	(63,400)	—	—	(63,400)
Proceeds from long-term debt	245,000	—	—	245,000
Repayment of long-term debt	(180,400)	—	—	(180,400)
Other, net	(1,338)	—	—	(1,338)

Net cash provided by financing activities	(138)	—	—	(138)

Net increase in cash and cash equivalents	$(5,981)	$6,417	$3,183	$3,619

A condensed consolidating statement of cash flows for the six months ened June 30, 2003 for CCI follows:

	Illinois Holdings	Guarantor Subsidiaries	ICTC (Non-Guarantor)	Consolidated

Net cash provided by operating activities	$(1,010)	$5,248	$6,834	$11,072

Cash flows from investing activities
Capital expenditures	—	(491)	(6,383)	(6,874)
Payment for acquisition	(284,834)	—	—	(284,834)
Other, net	—	(476)	540	64

Net cash used in investing activities	(284,834)	(967)	(5,843)	(291,644)

Cash flows from financing activities
Proceeds from investors	93,000	—	—	93,000
Proceeds from long-term debt	190,000	—	—	190,000
Repayment of long-term debt	(4,800)	—	—	(4,800)
Proceeds from sale of buildings	9,180	—	—	9,180
Other, net	1,088	—	—	1,088

Net cash provided by financing activities	288,468	—	—	288,468

Net increase in cash and cash equivalents	$2,624	$4,281	$991	$7,896

Consolidated Communications, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

9. Pension Costs and Other Postretirement Benefits

Components of the defined pension net periodic cost for the six months ended June 30 are as follows:

	2004	2003
Service Cost	$290	$385
Interest Cost	1,209	1,604
Expected Return on plan assets	(1,323)	(1,754)

Net periodic benefit cost	$177	$235

Components of the postretirement periodic cost for the six months ended June 30 are as follows:

	2004	2003
Service Cost	$62	$83
Interest Cost	210	279
Amortization of prior service costs	(1)	(2)
Recognized actuarial gain	—	(1)

Net periodic benefit cost	$271	$359

Consolidated Communications, Inc.

Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

10. Business Segments

The business segment reporting information as follows:

	Illinois	Other
	Telephone	Illinois
	Operations	Operations	Total
Six months ended June 30, 2004:
Operating revenues	$46,349	$20,746	$67,095
Cost of services and products	2,250	12,440	14,690

Gross margin	44,099	8,306	52,405
Operating expenses	25,431	5,353	30,784
Depreciation and amortization	8,768	2,688	11,456

Net operating income	$9,900	$265	$10,165

Capital expenditures	$5,260	$886	$6,146

Six months ended June 30, 2003:
Operating revenues	$44,940	$20,056	$64,996
Cost of services and products	2,612	12,188	14,800

Gross margin	42,328	7,868	50,196
Operating expenses	24,256	4,257	28,513
Depreciation and amortization	8,829	2,603	11,432

Net operating income	$9,243	$1,008	$10,251

Capital expenditures	$6,383	$491	$6,874

As of June 30, 2004:
Goodwill	$78,443	$21,111	$99,554

Total assets	$243,892	$73,205	$317,097

As of December 31, 2003:
Goodwill	$78,443	$21,111	$99,554

Total assets	$245,855	$71,740	$317,595

CONSOLIDATED COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES

Dallas, Texas

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2004 and 2003

Consolidated Communications Ventures Company

Condensed Consolidated Balance Sheet
(Amounts in thousands, except share amounts)

Unaudited
June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$26,854
Accounts receivable, net of allowances	14,908
Short-Term Investments	23
Inventories	977
Deferred tax assets	3,938
Other current assets	8,239

Total current assets	54,939
Intangibles and other assets:
Investments	37,088
Goodwill	242,152
Other Intangible Assets	122,687
Deferred Income Taxes	16,201
Other	1,657

Total intangibles and other assets	419,785

Property, plant, and equipment:
Plant in service	340,016
Plant under construction	7,012

347,028
Less: Accumulated depreciation	89,743

Net property, plant, and equipment	257,285
Total assets	$732,009

Consolidated Communications Ventures Company

Condensed Consolidated Balance Sheet
(Amounts in thousands, except share amounts)

Unaudited
June 30, 2004
Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$14,898
Accounts payable -affiliates	—
Advance billings and customer deposits	2,754
Current maturities of long-term debt	11,489
Accrued expenses	20,087

Total current liabilities	49,228
Long-term debt less current maturities	383,115
Other liabilities and deferred credits
Accrued postretirement and pension benefits	50,443
Deferred income taxes	85,492
Other deferred credits and liabilities	6,730
Regulatory liabilities	—

Total other liabilities and deferred credits	142,665

Total liabilities	575,008

Minority interest	2,128

Shareholder’s equity
Common stock — no par value, 1,000 shares authorized, issued and outstanding	—
Paid in capital	152,458
Retained earnings	2,050
Accumulated other comprehensive income	365

Total shareholder’s equity	154,873

Total liabilities and shareholder’s equity	$732,009

See accompanying notes.

Consolidated Communications Ventures Company

Condensed Consolidated Statements of Income
(Amounts in Thousands)
(Unaudited)

		Predecessor
	Period from	Period from
	April 14, 2004 through	January 1, 2004 through	Six months ended
	June 30, 2004	April 13, 2004	June 30, 2003
OPERATING REVENUES	$39,509	$53,855	$101,268
OPERATING EXPENSES
Cost of Services and Products	11,029	15,296	29,282
Selling, General and Administrative	11,300	24,128	45,700
Depreciation and Amortization	9,086	8,124	16,720

Total Operating Expenses	31,415	47,548	91,702
Income from Operations	8,094	6,307	9,566
Other income (expense):
Interest Income	12	40	417
Pre-Payment Penalty on Extinguishment of Debt	—	(1,914)	—
Interest Expense	(5,745)	(1,282)	(3,094)
Partnership Income	748	1,174	616
Minority Interest	(164)	(106)	(393)
Other	188	37	(718)

TOTAL OTHER (EXPENSE) INCOME	(4,961)	(2,051)	(3,172)
INCOME BEFORE INCOME TAXES	3,133	4,256	6,394
Income Tax Expense	1,083	2,473	1,890

NET INCOME	2,050	1,783	4,504
OTHER COMPREHENSIVE INCOME
Minimum Pension Liability Adjustment, Net of Tax	—	(1,494)	—
Change in Fair Value of Cash Flow Hedges, Net of Tax	416	—	—
Unrealized Loss on Marketable Securities, Net of Tax	(51)	(6)	(7)

COMPREHENSIVE INCOME	$2,415	$283	$4,497

See accompanying notes

Consolidated Communications Ventures Company

Consolidated Statement of Shareholder’s Equity
(Amounts in Thousands)
(Unaudited)

	Common Stock				Accumulated
					Other
			Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Earnings (Deficit)	Income (Loss)	Total
Balance, January 1, 2004	1,000	—	534,749	(119,246)	(4,643)	410,860
Net Income				1,783		1,783
Capital Contributions			102,119			102,119
Minimum Pension Liability Adjustment, Net of Tax					(1,494)	(1,494)
Unrealized Loss on Marketable Securities, Net of Tax					(6)	(6)

Balance April 13, 2004	1,000	—	636,868	(117,463)	(6,143)	513,262
Effect of acquisition			(636,868)	117,463	6,143	(513,262)
Net Income				2,050		2,050
Capital Contributions			152,458			152,458
Change in Fair Value of Cash Flow Hedges, Net of Tax					416	416
Unrealized Loss on Marketable Securities, Net of Tax					(51)	(51)

Balance June 30, 2004	1,000	$—	$152,458	$2,050	$365	$154,873

See accompanying notes.

Consolidated Communications Ventures Company

Consolidated Statements of Cash Flows
(Amounts in Thousands)
(Unaudited)

	Period from	Period from
	April 14, 2004 through	January 1, 2004	Six months ended
	June 30, 2004	through April 13, 2004	June 30, 2003
OPERATING ACTIVITIES
Net Income (Loss)	$2,050	$1,783	$4,504
Adjustments to Reconcile Net Income to Cash Provided
by (Used in) Operating Activities:
Deferred Income Tax	842	950	1,383
Depreciation and Amortization	9,086	8,124	16,720
Provision for Postretirement Benefits	1,126	3,007	2,356
Partnership Income	(748)	(1,174)	(616)
Minority Interest in Net Income of Subsidiary	164	106	393
Provision for Bad Debt Losses	435	542	656
Other Charges	—	1,890	505
Changes in Operating Assets and Liabilities:
Accounts Receivable	2,212	(2,319)	(1,154)
Inventories	26	99	393
Other assets	986	(1,209)	3,677
Accounts Payable	3,103	(1,051)	(4,236)
Accrued Expenses and Other Liabilities	3,198	(5,429)	(2,756)

Net Cash Provided by Operating Activities	22,480	5,319	21,825

INVESTING ACTIVITIES
Capital Expenditures	(3,629)	(6,735)	(7,985)
Acquisition, net of cash acquired of $9,897	(523,944)	—	—
Other, net	43	432	562

Net Cash Used in Investing Activities	(527,530)	(6,303)	(7,423)

FINANCING ACTIVITIES
Proceeds from TXU Investment Company	—	18,000	4,290
Capital Contributions from new investors	152,458	—	—
Proceeds from Long-Term Obligations	392,000		1,767
Payments made on Long-Term Obligations	(243)	(16,669)	(28,943)
Payment of Deferred Financing Costs	(12,311)
Other, net	—	(1,914)	—

Net Cash Provided by (used in) Financing Activities	531,904	(583)	(22,886)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	26,854	(1,567)	(8,484)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	—	11,464	12,427

CASH AND CASH EQUIVALENTS — END OF PERIOD	$26,854	$9,897	$3,943

See accompanying notes.

Consolidated Communications Ventures Company

Notes to Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

1. Description of Business

Consolidated Communications Ventures Company, or CCV, is a direct wholly owned subsidiary of Consolidated Communications Texas Acquisition, or Texas Acquisition. Texas Acquisition, in turn is a wholly owned subsidiary of Consolidated Communications Texas Holdings, or Texas Holdings. Texas Holdings and its consolidated subsidiaries are referred to as CCI-Texas. Texas Holdings is a wholly owned subsidiary of Homebase Acquisition, LLC, or Homebase. Homebase is owned equally by Central Illinois Telephone LLC, Providence Equity Partners IV, L.P. and Spectrum Equity IV, L.P.

On April 14, 2004, Homebase, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P., or Pinnacle One, an indirect wholly owned subsidiary of TXU Corp., and subsequently contributed the capital stock to CCI Texas. The results of operations presented herein for all periods prior to the date of the acquisition are referred to as the results of operations of the predecessor.

CCI Texas is an established rural local exchange company that provides communications services to residential and business customers in Texas. CCI Texas’ main source of revenues is its two Rural Local Exchange Carrier, or RLEC, properties in Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance services, dial-up and high-speed Internet access, carrier access and billing and collection services. CCI Texas also operates complementary businesses, including publishing telephone directories and offering wholesale transport services on a fiber optic network. CCI Texas identified two operating segments, ILEC and Transport Operations. However, Transport Operations does not meet the quantitative threshold for Separately Reportable Business Segments.

2. Presentation of Interim Financial Statements

CCI Texas operates its business through, and receives all of its income from, CCV and its consolidated subsidiaries. The accompanying unaudited interim financial statements of CCV have been prepared in accordance with SEC guidelines and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the periods presented. All such adjustments are of a normal recurring nature. Operating results for the periods presented are not necessarily indicative of the results for the full year. These statements should be read in conjunction with the financial statements and notes for the period ended April 13, 2004 and for the year ended December 31, 2003, which are included as part of this prospectus.

Consolidated Communications Ventures Company

Notes to Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

3. Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights, defined as variable interest entities, and to determine when and which business enterprise should consolidate the variable interest entity as the “primary beneficiary”. This new model applies when either (1) the equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without additional financial support. In addition, FIN 46 requires additional disclosures. The adoption of this interpretation did not have a material adverse effect on the financial condition or results of operations of CCV.

In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that provides guidance on the accounting and disclosure for the effects of this Act. CCV has determined that its post-retirement prescription drug plan is actuarially equivalent and intends to reflect the impact beginning on July 1, 2004.

4. Acquisition

On April 14, 2004 Homebase, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One for $527,000, subject to adjustment. On August 10, 2004 Homebase paid an additional $5,100, including interest, as a result of the final working capital adjustments contemplated by the stock purchase agreement. TXUCV’s capital stock was subsequently contributed to CCI Texas. By acquiring the capital stock of TXUCV, Homebase acquired substantially all of the telecommunications assets of TXU Corp., including two RLECs, which together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services

Consolidated Communications Ventures Company

Notes to Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

business that provides connectivity to customers within Texas and minority interests in cellular partnerships. TXUCV now operates as CCV.

In connection with the closing of the acquisition, CCI Illinois, an entity affiliated through common ownership, and CCI Texas issued $200,000 in aggregate principal amount of 9 3/4% Senior Notes due 2012, and subsidiaries of CCI Illinois and CCI Texas entered into a new $437,000 bank credit facility, repaid their old credit facility and entered into certain related transactions. The indenture governing the notes and the new credit facility contain customary covenants, events of default and other provisions. See Note 7.

CCI Texas accounted for the acquisition using the purchase method of accounting; accordingly, CCV’s financial statements reflect the allocation of the total purchase price to the net tangible and net intangible assets acquired based on their respective fair values. The purchase price, including acquisition costs and net of cash acquired was allocated to assets acquired and liabilities assumed is as follows:

Current assets	$45,547
Property, plant and equipment	260,554
Goodwill	242,153
Other assets	152,227
Liabilities assumed	(176,536)

Net purchase price	$523,944

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the $242,153 in goodwill recorded as part of the acquisition will not be amortized and will be tested for impairment at least annually. The goodwill is not deductible for tax purposes.

The unaudited pro forma results of operations data for the six month periods ended June 30, 2004 and 2003 as if the Acquisition had occurred on January 1, 2003 are as follows (in thousands):

	Six months ended June 30

	2004	2003

Total revenues	$93,364	$101,268

Income from operations	$10,652	$6,717

Pro forma net loss	$(1,751)	$(4,162)

The above results may not be representative of future periods.

5. Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is subject to an annual impairment test, or to more frequent testing if circumstances indicate that it may be impaired.

Consolidated Communications Ventures Company

Notes to Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

At June 30, 2004, the carrying amounts of amortizable intangible assets and related accumulated amortization are as follows:

	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Customer lists	$104,700	$1,723	$102,977
Deferred financing costs	12,311	308	12,003
Software	8,142	435	7,707

	$125,153	$2,466	$122,687

For the six months ended June 30, 2004, the aggregate amortization expense was $2,466. The estimated amortization expense for each of the next five years ended December 31 is as follows:

Period from July 1, 2004 through December 31, 2004	$5,930
2005	11,763
2006	11,763
2007	11,763
2008	10,308

6. Pension and Postretirement Benefits

Components of the defined pension net periodic cost for the six months ended June 30 are as follows:

	2004	2003
Service Cost	$1,512	$1,487
Interest Cost	1,910	1,740
Expected Return on plan assets	(1,731)	(1,533)
Amortization of prior service costs	7	14
Net actuarial loss recognition	298	436

Net periodic benefit (cost)	$1,996	$2,144

Consolidated Communications Ventures Company

Notes to Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

Components of the postretirement periodic cost for the six months ended June 30 are as follows:

	2004	2003
Service Cost	$653	$603
Interest Cost	807	743
Net actuarial loss recognition	116	149

Net periodic benefit cost	$1,577	$1,495

7. Long-Term Debt and Capital Leases

Long-term debt consisted of the following at June 30, 2004:

Senior Secured Credit Facility
Revolving loan	$—
Term Loan A	72,000
Term Loan B	195,000
9 3/4% Senior Notes	125,000
Capital Leases	2,604

394,604
Less: Current portion	11,489

$383,115

Senior Secured Credit Facility

Texas Acquisition and Consolidated Communications, Inc., or CCI, a wholly owned subsidiary of Consolidated Communications Illinois Holdings, Inc., or Illinois Holdings, entered into a credit agreement dated April 14, 2004 with various financial institutions, which provides for aggregate borrowings of $467,000, consisting of a $122,000 from term loan A facility, a $315,000 term loan B facility and a $30,000 revolving credit facility. Texas Acquisition has borrowed approximately $72,000 under the term loan A facility and $195,000 under the term loan B facility. CCI has borrowed the remaining $50,000 under the term loan A facility and $150,000 under the term loan B facility. The revolving credit facility is available to either borrower in the same proportion as borrowings under the term loan facilities. Borrowings under the credit facility are secured by substantially all of the assets of Texas Acquisition and CCI, other than Illinois Consolidated Telephone Company, a wholly owned subsidiary of CCI, or ICTC, which security is contingent upon obtaining the consent of the Illinois Commerce Commission, or ICC, for ICTC to guarantee $195,000 of total borrowings under the credit facility.

The term loans are due in quarterly installments, which increase annually, with all borrowings under the term loan A and term loan B due April 14, 2010 and October 14, 2011 respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of Texas Acquisitions’s fiscal year, commencing on December 31, 2004, Texas Acquisition shall be obligated to repay the loans in an amount equal to 50%

Consolidated Communications Ventures Company

Notes to Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. In addition, subject to certain exceptions, Texas Acquisition is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any insurance or condemnation proceeds not reinvested within a required time period, 100% of the net proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.

At Texas Acquisition’s election, borrowings bear interest at fluctuating interest rates based on: (i) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit or 0.5% above the Federal Funds rate); or (ii) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the credit agreement. The applicable margin is based upon CCV’s total leverage ratio. As of June 30, 2004, the margins for interest rates on LIBOR based loans was 2.5% on the term loan A component and 2.75% under the term loan B component. At June 30, 2004 the weighted average rate, including the effect of interest rate swaps, of interest on our term debt facilities was 4.61% per annum. Interest is payable at least quarterly.

The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as limitations on future capital expenditures. The company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.

Senior Notes

On April 14, 2004, Texas Holdings issued $125,000 of 93/4% Senior Notes due on April 1, 2012. The notes pay interest semi-annually on April 1 and October 1. The notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price will be, as a percentage of the principal amount, plus accrued interest to the redemption date:

Redemption Period (from April 14, 2004)	Price
Day 1 through Day 360	107.313%
Day 361 through Day 540	109.750%

Up to 35% of the notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007. Some or all of the notes may be redeemed on or after April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100.00% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control as such term is defined in the indenture governing the notes. The indenture

Consolidated Communications Ventures Company

Notes to Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business.

CCV leases certain furniture, fixtures, equipment and leasehold improvements at CCV’s current corporate headquarters in Irving, TX pursuant to two Master Lease Agreements between CCI Texas and GECC. As of June 30, 2004, the outstanding principal amount of the capital leases was $2,604. Future maturities of long-term debt and capital leases as of June 30, 2004 is as follows:

	Total	2004	2005	2006	2007	2008	Thereafter
Long term debt	$392,000	$5,234	$10,719	$13,016	$13,753	$15,966	$333,312
Capital leases	2,604	1,417	527	563	97	—	—

Total long-term debt and capital lease payments	$394,604	$6,651	$11,246	$13,579	$13,850	$15,966	$333,312

The leasehold improvement lease had an initial term of 30 months that ended on October 1, 2004. At the termination of the initial term of this lease, CCV elected to purchase the scheduled leasehold improvements for $1.1 million.

At the termination of the initial term of the second lease for furniture, fixtures and equipment, CCV elected to extend the term of the agreement until April 1, 2007, at which time TXUCV will have an option to purchase the equipment for its then fair market value.

During the period from January 1, 2004 to April 13, 2004, CCV paid a total of $0.2 million to GECC pursuant to these capital leases. As of April 13, 2004 the outstanding principal amount of these capital leases was $2.8 million. These leases require Texas Acquisition to maintain a specified debt rating. Texas Acquisition is not in compliance with this covenant, although we are not aware of the delivery of any notice of default. Upon a default under these leases, GECC may take possession of the scheduled equipment and require CCV to pay certain stipulated loss amounts. These capital lease obligations have been classified as current liabilities on the balance sheet.

7. Derivative Instruments

CCV entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At June 30, 2004, CCV has interest rate swap agreements covering $135,000 in aggregate principal at fixed LIBOR rates ranging from 3.26% to 3.31%.

During the six months ended June 30, 2004, there was no gain or loss related to the ineffective portion of hedging instruments in our interest expense.

8. Guarantees

Homebase has guaranteed borrowings under the credit facility of Texas Acquisition on a limited, non-recourse basis with recourse only to a first priority security interest in the outstanding shares of capital stock of Texas Holdings for which the notes will have a second priority security interest.

Texas Holdings and certain of its existing and future direct and indirect subsidiaries, or the Texas Subsidiary Guarantors, have unconditionally guaranteed the obligations of Texas Acquisition on a joint and several basis. Texas Holdings, Texas Acquisition and the Texas Subsidiary Guarantors have guaranteed the obligations of CCI on a joint and several

Consolidated Communications Ventures Company

Notes to Consolidated Financial Statements
(Amounts in Thousands)
(Unaudited)

basis. Illinois Holdings and certain of its existing and future direct and indirect subsidiaries (with the exception of ICTC’s guarantee of $195,000 of the borrowings, which is subject to obtaining the consent of the ICC) or the Illinois Subsidiary Guarantors, have unconditionally guaranteed the obligations of Texas Acquisition on a joint and several basis. Illinois Holdings, CCI and the Illinois Subsidiary Guarantors have guaranteed the obligations of Texas Acquisition on a joint and several basis.

The obligations and guarantees (other than the guarantee by Homebase) are secured by substantially all of the assets of each borrower and each guarantor. Illinois Holding is severally liable with respect to payment of and interest on 37.5% of each $1,000 principal amount of the notes and Texas Holdings will be severally liable with respect to payment of and interest on 62.5% of each $1,000 principal amount of notes. CCI and Texas Acquisition have each guaranteed the others obligations on a senior unsecured basis. In addition, Homebase Acquisition, LLC, the parent of both CCI and Texas Acquisition, has provided a non-recourse guarantee of the several obligations of each of CCI and Texas Acquisition, which is limited in recourse to a second priority pledge of the common stock of the Texas Holdings and Illinois Holdings.

9. Acquisition Related Expenses

In 2004, CCV recorded $5.9 million in costs related to the severance of certain employees in connection with EITF 95-3, of which $5.3 million has been paid. The remaining liability for severance costs at June 30, 2004 was $0.6 million.

$200,000,000

Consolidated Communications Illinois Holdings, Inc.
Consolidated Communications Texas Holdings, Inc.

Offer to exchange outstanding 9 ¾% Senior Notes due 2012 for an equal amount of 9 ¾% Senior
Notes due 2012, which have been registered under the Securities Act of 1933, as amended

PROSPECTUS

Until       , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Homebase Acquisition, LLC, or Homebase, is a Delaware limited liability company subject to the applicable provisions of the Delaware Limited Liability Company Act, or the LLCA, related to the indemnification of directors and officers. As of the date of the registration statement, Section 18-108 of the LLCA provides as follows:

Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

     Homebase’s Second Amended and Restated Limited Liability Company Agreement, or the LLC Agreement, provides that Homebase will indemnify the equity investors, their respective officers, directors, stockholders, members, partners, representatives or agents or any director, employee or agent of Homebase or any of its subsidiaries, to the fullest extent permitted by applicable law, for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted in good faith on behalf of Homebase and in a manner reasonably believed to be within the scope of authority conferred on such person by the LLC Agreement. No such person is entitled to be indemnified, however, for any loss, damage or claim incurred by such person’s gross negligence or willful misconduct. This indemnity shall be provided out of and to the extent of Homebase’s assets only.

     In addition, Homebase maintains insurance policies insuring Homebase’s directors and officers against certain acts and omissions, including liabilities under the Securities Act.

     Consolidated Communications Illinois Holdings, Inc., or Illinois Holdings, and Consolidated Communications Texas Holdings, Inc., or Texas Holdings, and, together with Illinois Holdings, the Issuers, are Delaware corporations subject to the applicable provisions of the Delaware General Corporation Law, or the DGCL, related to the limitation of director liability, indemnification of directors and officers and insurance against director and officer liability maintained by a corporation on behalf of directors and officers. Subsection (b)(7) of Section 102 of the DGCL permits a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of the directors fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL for unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (4) for any transaction from which the director derived an improper personal benefit. Each of the Issuer’s restated certificates of incorporation, or, collectively, the Issuers’ Certificates, limits the liability of its directors in a manner consistent with Subsection (b)(7) of Section 102 of the DGCL.

     Subsection (a) of Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful. Each of the Issuer’s amended and restated by-laws, or, collectively, the Issuers’ By-Laws, provides indemnification in a manner consistent with Subsection (a) of Section 145 of the DGCL.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of a corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper. Each of the Issuer’s By-Laws provides indemnification in a manner consistent with Subsection (b) of Section 145 of the DGCL.

     The Issuers’ By-Laws further provide that any indemnification (unless ordered by a court) will be made by the applicable Issuer unless a determination is reasonably and promptly made (i) by such Issuer’s Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or Disinterested Directors, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of such Issuer, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his or her conduct was unlawful.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. The Issuers’ By-Laws are substantially consistent with the foregoing. In addition, the Issuers currently maintain insurance policies insuring the Issuers’ directors and officers against certain acts and omissions, including liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

A list of exhibits filed with this registration statement is in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in this registration statement.

Item 22. Undertakings

     The undersigned registrants hereby undertake:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which are registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 25th day of October, 2004.

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.

By:	/s/ Robert J. Currey

Name:	Robert J. Currey
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes each of Robert J. Currey and Steven L. Childers his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Currey Robert J. Currey	Director, President and Chief Executive Officer (Principal Executive Officer)	October 25, 2004

/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 25, 2004

/s/ Richard A. Lumpkin Richard A. Lumpkin	Chairman of the Board of Directors	October 25, 2004

/s/ Mark A. Pelson Mark A. Pelson	Director	October 25, 2004

/s/ Kevin J. Maroni Kevin J. Maroni	Director	October 25, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 26th day of October, 2004.

CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.

By:	/s/ Robert J. Currey

Name:	Robert J. Currey
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes each of Robert J. Currey and Steven L. Childers his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert J. Currey Robert J. Currey	Director, President and Chief Executive Officer (Principal Executive Officer and Director)	October 26, 2004

/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 26, 2004

/s/ Richard A. Lumpkin Richard A. Lumpkin	Chairman of the Board of Directors	October 26, 2004

/s/ Mark A. Pelson Mark A. Pelson	Director	October 26, 2004

/s/ Kevin J. Maroni Kevin J. Maroni	Director	October 26, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 26th day of October, 2004.

HOMEBASE ACQUISITION, LLC.

By:	/s/ Robert J. Currey

Name:	Robert J. Currey
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes each of Robert J. Currey and Steven L. Childers his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert J. Currey Robert J. Currey	Director Chief Executive Officer (Principal Executive Officer)	October 26, 2004

/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 26, 2004

/s/ Richard A. Lumpkin Richard A. Lumpkin	Chairman of the Board of Directors	October 26, 2004

/s/ Mark A. Pelson Mark A. Pelson	Director	October 26, 2004

/s/ Kevin J. Maroni Kevin J. Maroni	Director	October 26, 2004

EXHIBIT INDEX

Exhibit
Number			Description of Exhibit

2.1		—	Stock Purchase Agreement, dated January 15, 2004, between Pinnacle One Partners, L.P. and Consolidated Communications Acquisitions Texas Corp. (f/k/a Homebase Acquisition Texas Corp.)

3.1		—	Restated Certificate of Incorporation of Consolidated Communications Illinois Holdings, Inc.

3.2	*	—	Amended and Restated By-Laws of Consolidated Communications Illinois Holdings, Inc.

3.3		—	Restated Certificate of Incorporation of Consolidated Communications Texas Holdings, Inc.

3.4	*	—	Amended and Restated By-Laws of Consolidated Communications Texas Holdings, Inc.

3.5		—	Certificate of Formation of Homebase Acquisition, LLC

3.6		—	Certificate of Amendment to Certificate of Formation of Homebase Acquisition, LLC

3.7		—	Second Amended and Restated Limited Liability Company Agreement of Homebase Acquisition, LLC, dated January 15, 2004

4.1		—
Indenture, dated April 14, 2004, by and among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc., Homebase Acquisition, LLC and Wells Fargo Bank, N.A., as Trustee, with respect to the 9¾ % Senior Notes due 2012 and the 9¾ % Senior Notes due 2012.

4.2		—	Form of 9¾ % Senior Note due 2012.

4.3		—
Registration Rights Agreement, dated April 14, 2004, among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc., Homebase Acquisition, LLC and Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

5.1		—	Opinion of King & Spalding LLP

10.1		—
Amended and Restated Credit Agreement, dated October 22, 2004, among Homebase Acquisition, LLC, Consolidated Communications Illinois Holdings, Inc. and Consolidated Communications Texas Holdings, as Parent Guarantors, Consolidated Communications, Inc. and Consolidated Communications Acquisition Texas Corp., as Co-Borrowers, the lenders referred to therein and Citicorp North America, Inc., as Administrative Agent

10.2		—
Pledge & Guarantee Agreement, dated April 14, 2004, among Homebase Acquisition, LLC, as Pledgor, Citicorp North America, Inc., as Collateral Agent for the First Priority Secured Parties, and Wells Fargo Bank, N.A., as Collateral Agent for the Second Priority Secured Parties

10.3		—
Pledge Agreement, dated April 14, 2004, among Consolidated Communications Texas Holdings, Inc., Consolidated Communications Illinois Holdings, Inc., Consolidated Communications, Inc., Consolidated Communications Acquisition Texas, Inc., as Subsidiary Guarantors, and Citicorp North America, Inc., as Collateral Agent

10.4		—
Security Agreement, dated April 14, 2004, among Consolidated Communications Texas Holdings, Inc., Consolidated Communications Illinois Holdings, Inc., Consolidated Communications, Inc., Consolidated Communications Acquisition Texas, Inc., as Subsidiary Guarantors, and Citicorp North America, Inc., as Collateral Agent

10.5		—
CCI Illinois Borrower Group Guarantee, dated April 14, 2004, among Consolidated Communications Illinois Holdings, Inc., Consolidated Communications, Inc. and certain subsidiaries of Consolidated Communications, Inc. and Citicorp North America, Inc., as Administrative Agent

10.6		—
CCI Texas Borrower Group Guarantee, dated April 14, 2004, among Consolidated Communications Texas Holdings, Inc., Consolidated Communications Acquisition Texas, Inc. and certain subsidiaries of Consolidated Communications Acquisition Texas, Inc. and Citicorp North America, Inc., as Administrative Agent

10.7		—
Professional Services Fee Subordination Agreement, dated April 14, 2004, among Providence Equity Partners IV, Inc., Appelgate & Collatos, Inc. and Richard A. Lumpkin and Citicorp North America, Inc., as Administrative Agent

10.8		—
Professional Services Fee Agreement, dated April 14, 2004, among Consolidated Communications Acquisition Texas, Inc., Mr. Richard A. Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc.

Exhibit
Number		Description of Exhibit

10.9	—	Professional Services Fee Agreement, dated April 14, 2004, among Consolidated Communications, Inc., Mr. Richard A. Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc.

10.10	—
Services and Facilities Agreement, dated December 31, 2002, among Consolidated Communications, Inc., Illinois Consolidated Telephone Company, Consolidated Communications Market Response, Inc., Consolidated Communications Public Services, Inc., Consolidated Communications Operator Services, Inc., Consolidated Communications Mobile Services, Inc., Consolidated Communications Business Services, Inc. and Consolidated Communications Network Services, Inc.

10.11	—	Lease Agreement, dated December 31, 2002, between LATEL, LLC and Consolidated Market Response, Inc.

10.12	—	Lease Agreement, dated December 31, 2002, between LATEL, LLC and Illinois Consolidated Telephone Company

10.13	—	Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company

10.14	—	Amendment No. 1 to Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company, dated March 18, 2002

10.15	—	Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company

10.16	—	Amendment No. 1 to Master Lease Agreement, dated February 25, 2002, between General Electric Capital Corporation and TXU Communications Ventures Company, dated March 18, 2002

10.17	—	Homebase Acquisition, LLC 2003 Restricted Share Plan

10.18	—	Form of Grant of Restricted Share Award

12.1	—	Computation of Ratio of Earnings to Fixed Charges

21.1	—	List of Subsidiaries of Homebase Acquisition, LLC, Consolidated Communications Illinois Holdings, Inc. and Consolidated Communications Texas Holdings, Inc.

23.1	—	Consent of King & Spalding LLP (included in Exhibit 5.1)

23.2	—	Consent of Ernst & Young LLP

23.3	—	Consent of Deloitte & Touche LLP

24.1	—	Powers of Attorney (included on signature pages for each registrant)

25.1	—	Statement of Eligibility of Trustee on Form T-1

99.1	—	Form of Letter of Transmittal

99.2	—	Form of Notice of Guaranteed Delivery

99.3	—	Form Letter to Broker-Dealers

99.4	—	Form of Letter to Clients

99.5	—	Form of Exchange Agent Agreement

* To be filed by amendment.